Exhibit 99.5

BASE PROSPECTUS

TÜRKİYE VAKIFLAR BANKASI T.A.O.

US$7,000,000,000

Global Medium Term Note Program

Türkiye Vakıflar Bankası T.A.O., a Turkish banking institution organized as a public joint stock company registered with the İstanbul Trade Registry under number 776444 (the “Bank” or “Issuer”), has established this US$7,000,000,000 Global Medium Term Note Program (the “Program”), under which it may from time to time issue notes (the “Notes”) denominated in any currency agreed between the Issuer and the relevant Dealer(s) (as defined below) or investor(s).

Notes may be issued in bearer or registered form (respectively, “Bearer Notes” and “Registered Notes”); provided that Notes may be offered and sold within the United States only in registered form. As of the time of each issuance of Notes under the Program, the maximum aggregate nominal amount of all Notes outstanding under the Program will not exceed US$7,000,000,000 (or its equivalent in other currencies calculated as described in the Programme Agreement described herein), subject to increase as described herein.

The Notes may be issued on a continuing basis to: (a) one or more of the Dealers specified under “Overview - The Program” and any additional Dealer(s) appointed under the Program from time to time by the Issuer (each a “Dealer”), which appointment may be for a specific issue or on an ongoing basis, and/or (b) one or more investor(s) purchasing Notes (or beneficial interests therein) directly from the Issuer.

INVESTING IN THE NOTES INVOLVES RISKS. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS SET FORTH UNDER “RISK FACTORS” FOR A DISCUSSION OF CERTAIN OF THESE RISKS.

The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities or “blue sky” laws of any state of the United States of America (the “United States” or “U.S.”), the United Kingdom or any other jurisdiction. The Notes may not be offered or sold in the United States or to, or for the account or the benefit of, a U.S. person (as defined in Regulation S under the Securities Act (“Regulation S”)) (“U.S. Person”) except to “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Securities Act (“Rule 144A”) in a transaction satisfying the conditions of Rule 144A or unless another exemption from the registration requirements of the Securities Act is available, and in each case in accordance with all applicable securities laws of each state of the United States and all other jurisdictions. See “Summary Information Relating to Notes in Global and Definitive Form” for a description of the manner in which Notes will be issued. The Notes are subject to certain restrictions on transfer (see “Transfer and Selling Restrictions”).

This base prospectus (this “Base Prospectus”) has been approved by the Central Bank of Ireland, as competent authority under Directive 2003/71/EC as amended (including the amendments made by Directive 2010/73/EU) (the “Prospectus Directive”). The Central Bank of Ireland only approves this Base Prospectus as meeting the requirements imposed under Irish and European Union (the “EU”) law pursuant to the Prospectus Directive. Application will be made to the Irish Stock Exchange plc (the “ Irish Stock Exchange”) for certain Notes issued within 12 months after the date of this Base Prospectus to be admitted to the official list of the Irish Stock Exchange (the “Official List”) and to trading on its regulated market (the “Main Securities Market”). Such approval relates only to the Notes that are to be admitted to trading on a regulated market for the purposes of Directive 2004/39/EC (“MiFID”) and/or that are to be offered to the public in any member state of the European Economic Area (a “Member State”). Except to the extent stated otherwise in the applicable Final Terms, references in this Base Prospectus to any Notes being “listed” (and all related references) shall mean that such Notes have been admitted to the Official List and to trading on the Main Securities Market. The Main Securities Market is a regulated market for the purposes of MiFID.

Application has been made to the Capital Markets Board (the “CMB”) of the Republic of Turkey (“Turkey”), in its capacity as competent authority under Law No. 6362 (the “Capital Markets Law”) relating to capital markets, for the issuance and sale of the Notes by the Bank to real persons and legal entities domiciled outside of Turkey. The Notes cannot be sold in or outside of Turkey before the necessary approvals (including the issuance certificate (ihraç belgesi)) and (to the extent required by applicable law or regulation) an approved tranche issuance certificate (tertip ihraç belgesi) are obtained from the CMB. The CMB approval relating to the issuance based upon which any offering of the Notes might be conducted was obtained on January 8, 2016, and (to the extent required by applicable law or regulation) a tranche issuance certificate (tertip ihraç belgesi) is required to be obtained from the CMB before any sale and issuance of a Tranche of Notes. The maximum debt instrument amount that the Bank can issue under such approval is US$5,000,000,000 (or its equivalent in other currencies) in aggregate; provided that the aggregate outstanding nominal amount of the debt instruments denominated in Turkish Lira issued by the Bank (whether under this approval or otherwise) may not exceed TL 4,300,000,000. It should be noted that, regardless of the outstanding Note amount, unless the Bank obtains new approvals from the Banking Regulation and Supervision Agency (the “BRSA”) and the CMB, the aggregate debt instrument amount to be issued under such approval cannot exceed US$5,000,000,000 (or its equivalent in other currencies). The Notes issued under the Program prior to the date of the above-described CMB approval were issued under previously existing CMB approvals.

Under current Turkish tax law, withholding tax may apply to payments of interest on the Notes issued under the Program. See “Taxation - Certain Turkish Tax Considerations.”

Notice of the aggregate nominal amount of a Tranche of Notes, interest (if any) payable in respect of such Notes, the issue price of such Notes and certain other information that is applicable to such Tranche will be set out in a final terms document (for each Tranche, its “Final Terms”). With respect to each Series of Notes to be listed on the Irish Stock Exchange or any other European Economic Area regulated market, the applicable Final Terms will be filed with the Central Bank of Ireland and delivered to the Irish Stock Exchange (and/or, to the extent so required, such other stock exchange). Copies of Final Terms in relation to a Tranche of Notes to be listed on the Irish Stock Exchange will also be published on the Issuer’s website at www.vakifbank.com/investor-relations.aspx?pageID=625. As used herein, “Tranche” means Notes the Conditions and terms and conditions of which are identical in all respects, as described more particularly in “Terms and Conditions of the Notes.”

The Program provides that Notes may be listed or admitted to trading, as the case may be, on such other or further stock exchanges or markets as may be agreed between the Issuer and the relevant Dealer(s). The Issuer may also issue unlisted Notes and/or Notes not admitted to trading on any market.

The Program has been rated “BBB-” (for long-term) and “F3” (for short-term) by Fitch Ratings Limited (“Fitch”) and Notes issued under the Program are expected to be rated “Baa3” (for long-term) and “P-3” (for short-term) by Moody’s Investors Service Limited (“Moody’s” and, together with Fitch, the “Rating Agencies”). The Rating Agencies have also issued ratings in respect of the Bank, as set out on page 123 of this Base Prospectus. Certain other ratings issued by Standard & Poor’s Credit Market Services Europe Limited (“Standard & Poor’s”) are also disclosed in this Base Prospectus and, for the purposes of this paragraph, Standard & Poor’s is also a “Rating Agency.” As of the date of this Base Prospectus, each of the Rating Agencies is established in the EU and is registered under Regulation (EC) No. 1060/2009 (as amended) (the “CRA Regulation”). As such, each of the Rating Agencies is included in the list of credit rating agencies published by the European Securities and Markets Authority (the “ESMA”) on its website (at https://www.esma.europa.eu/supervision/credit-rating-agencies/risk) in accordance with the CRA Regulation. Notes may be either rated (including by any one or more of the rating agencies referred to above) or unrated. Where a Tranche of Notes is rated (other than an unsolicited rating), such rating will be disclosed in the applicable Final Terms and (if rated by Fitch and/or Moody’s) will not necessarily be the same as the rating assigned to the Program and/or the Notes by Fitch or Moody’s, as the case may be. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agency.

Arranger

BofA Merrill Lynch

Dealers

ABC (BSC)	Erste Group	NBAD
Barclays	First Gulf Bank	Scotiabank
BNP PARIBAS	Goldman Sachs International	SMBC Nikko
BofA Merrill Lynch	HSBC	Société Générale Corporate & Investment Banking
Citigroup	ING	Standard Chartered Bank
Commerzbank	J.P. Morgan	UniCredit Bank
Deutsche Bank	Natixis	Wells Fargo Securities

The date of this Base Prospectus is April 18, 2016

This Base Prospectus constitutes a base prospectus for: (a) the purpose of Article 5.4 of the Prospectus Directive and (b) the purpose of giving information with regard to the Bank and the Notes that, according to the particular nature of the Bank and the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the Bank and of the rights attaching to the Notes.

This document does not constitute a prospectus for purposes of Section 12(a)(2) of, or any other provision of or rule under, the Securities Act.

This Base Prospectus is to be read in conjunction with all documents that are deemed to be incorporated herein by reference (see “Documents Incorporated by Reference”). In addition, this Base Prospectus is to be read in conjunction with any supplement to this Base Prospectus (including any documents incorporated by reference into any such supplement) published after the date hereof in accordance with Article 16 of the Prospectus Directive. This Base Prospectus shall be read and construed on the basis that such documents are incorporated into, and form part of, this Base Prospectus.

Copies of Final Terms will be available from the registered office of the Bank and the specified office set out below of each of the Paying Agents (as defined below).

RESPONSIBILITY STATEMENT

The Bank accepts responsibility for the information contained in this Base Prospectus and the applicable Final Terms for each Tranche of Notes issued under the Program. To the best of the knowledge and belief of the Bank, having taken all reasonable care to ensure that such is the case, the information contained in this Base Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Bank, having made all reasonable enquiries, confirms that: (a) this Base Prospectus (including the information incorporated herein by reference) contains all information that in its view is material in the context of the issuance and offering of the Notes (or beneficial interests therein), (b) the information contained in, or incorporated by reference into, this Base Prospectus is true and accurate in all material respects and is not misleading, (c) any opinions, predictions or intentions expressed in this Base Prospectus (or any of the documents incorporated herein by reference) on the part of the Bank are honestly held or made by the Bank and are not misleading in any material respects, and there are no other facts the omission of which would make this Base Prospectus or any of such information or the expression of any such opinions, predictions or intentions misleading in any material respect, and (d) all reasonable enquiries have been made by the Bank to ascertain such facts and to verify the accuracy of all such information and statements.

Neither this Base Prospectus nor any other information supplied in connection with the Program or the issue of any Notes constitutes an offer of, or an invitation by or on behalf of the Bank, the Arranger or the Dealers to subscribe for or purchase any Notes (or beneficial interests therein). This Base Prospectus is intended only to provide information to assist potential investors in deciding whether or not to subscribe for or purchase Notes (or beneficial interests therein) in accordance with the terms and conditions of the applicable Series of Notes.

No person is or has been authorized by the Issuer in connection with the offering of the Notes (or beneficial interests therein) to give any information or make any representation regarding the Bank, the Arranger, the Dealers or the Notes other than as contained in this Base Prospectus. Any such representation or information must not be relied upon as having been authorized by the Bank, the Arranger or the Dealers. Neither the delivery of this Base Prospectus nor the offering, sale or delivery of any Notes (or beneficial interests therein) shall in any circumstances imply that the information contained herein is correct at any time subsequent to the date hereof (or, if such information is stated to be as of an earlier date, subsequent to such earlier date) or that any other information supplied in connection with the Program is correct as of any time subsequent to the date indicated in the document containing the same.

To the fullest extent permitted by law, none of the Dealers or the Arranger accept any responsibility for the contents hereof or any information incorporated by reference into this Base Prospectus or any other information provided by the Issuer in connection with the Program or for any statement that is inconsistent with the contents hereof made, or purported to be made, by the Arranger or a Dealer or on its behalf in connection with the Issuer or the issue and offering of the Notes (or beneficial interests therein). Each Dealer and the Arranger accordingly disclaims all and any liability whether arising in tort,

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contract or otherwise (except as referred to above) that it might otherwise have in respect hereof. Neither this Base Prospectus nor any financial statements are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of the Issuer, the Arranger or the Dealers that any recipient of this Base Prospectus or any financial statements should invest in the Notes. Each potential investor in the Notes should determine for itself the relevance of the information contained herein and its investment in the Notes should be based upon such investigation as it deems necessary. None of the Dealers or the Arranger undertakes to review the financial condition or affairs of the Issuer during the life of the arrangements contemplated by this Base Prospectus nor to advise any investor or potential investor in the Notes of any information coming to the attention of any of the Dealers or the Arranger.

Neither this Base Prospectus nor any other information supplied in connection with the Program or any Notes: (a) is intended to provide the basis of any credit or other evaluation or (b) should be considered as a recommendation by the Issuer, the Arranger or any of the Dealers that any recipient of this Base Prospectus or any other information supplied in connection with the Program or any Notes should invest in the Notes. Each investor contemplating investing in the Notes should make its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness, of the Issuer and its own determination of the suitability of any such investment in light of its own circumstances, with particular reference to its own investment objectives and experience, and any other factors that might be relevant to it in connection with such investment, in each case based upon such investigation as it deems necessary.

The Notes might not be suitable investments for all investors. Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

•                  have sufficient knowledge and experience to make a meaningful evaluation of the applicable Notes, the merits and risks of investing in such Notes and the information contained in or incorporated by reference into this Base Prospectus or any applicable supplement,

•                  have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the applicable Notes and the impact such investment will have on its overall investment portfolio,

•                  have sufficient financial resources and liquidity to bear all of the risks of an investment in the applicable Notes, including where the currency for principal and interest payments is different from the potential investor’s currency,

•                  understand (either alone or with the help of a financial adviser) thoroughly the terms of the applicable Notes and be familiar with the behavior of financial markets, and

•                  be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment in the Notes and its ability to bear the applicable risks.

None of the Bank, the Arranger, the Dealers or any of their respective representatives is making any representation to any offeree or purchaser of Notes (or beneficial interests therein) issued under the Program regarding the legality of any investment by any such offeree or purchaser under applicable legal investment or other laws. Each potential investor should consult its legal advisers to determine whether and to what extent: (a) the Notes (or beneficial interests therein) are legal investments for it, (b) its interest in the Notes can be used as collateral for various types of borrowing and (c) other restrictions apply to its purchase or pledge of any Notes (or beneficial interests therein). Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of the investment in the Notes under any applicable risk-based capital or similar rules. Each potential investor should consult its own advisers as to the legal, tax, business, financial and related aspects of an investment in the Notes.

GENERAL INFORMATION

This Base Prospectus may be submitted on a confidential basis in the United States to a limited number of QIBs under Rule 144A and “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that are institutions (“Institutional Accredited Investors”) for informational use solely in connection with the consideration of the investment in certain Notes issued under the Program. The use of this Base Prospectus for any other purpose in the United

States or by U.S. persons is not authorized. This Base Prospectus may not be copied or reproduced in whole or in part, nor may it be distributed or any of its contents disclosed to anyone other than the prospective investors to whom it is originally submitted by the Issuer or a Dealer.

Bearer Notes are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to United States persons, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

The Notes have not been and will not be registered under the Securities Act or under the securities or “blue sky” laws of any state of the United States or any other U.S. jurisdiction. Each investor, by purchasing a Note (or a beneficial interest therein), agrees (or will be deemed to agree) that the Notes (or beneficial interests therein) may be reoffered, resold, pledged or otherwise transferred only upon registration under the Securities Act or pursuant to the exemptions from the registration requirements thereof described under “Transfer and Selling Restrictions.” Each investor also will be deemed to have made certain representations and agreements as described therein. Any resale or other transfer, or attempted resale or other attempted transfer, of the Notes (or a beneficial interest therein) that is not made in accordance with the transfer restrictions may subject the transferor and/or transferee to certain liabilities under applicable securities laws. Furthermore, purchasers of IAI Registered Notes (or beneficial interests therein) from the Bank will be required to execute and deliver an investment letter substantially in the form set out in the Agency Agreement (an “IAI Investment Letter”).

The distribution of this Base Prospectus and the offer and/or sale of the Notes (or beneficial interests therein) in certain jurisdictions might be restricted by law. The Issuer, the Arranger and the Dealers do not represent that this Base Prospectus may be lawfully distributed, or that any Notes (or beneficial interests therein) may be lawfully offered, in any such jurisdiction and do not assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by the Issuer that is intended to permit a public offering of any Notes (or beneficial interests therein) or distribution of this Base Prospectus in any jurisdiction in which action for that purpose is required. Accordingly: (a) no Notes (or beneficial interests therein) may be offered or sold, directly or indirectly, and (b) neither this Base Prospectus nor any advertisement or other offering material may be distributed or published, in any jurisdiction, in each case except under circumstances that will result in compliance with all applicable laws and regulations. Persons into whose possession this Base Prospectus or any Notes (or beneficial interests therein) may come must inform themselves about, and observe, any such restrictions on the distribution of this Base Prospectus and the offering and sale of Notes (or beneficial interests therein). In particular, there are restrictions on the distribution of this Base Prospectus and the offer and/or sale of Notes (or beneficial interests therein) in (inter alia) the United States, the European Economic Area (including the United Kingdom), Turkey, Switzerland, the People’s Republic of China (the “PRC”), the Hong Kong Special Administrative Region of the PRC, Japan and Singapore. See “Transfer and Selling Restrictions.”

This Base Prospectus has been prepared on a basis that would permit an offer of Notes (or beneficial interests therein) with a denomination of less than €100,000 (or its equivalent in any other currency) only in circumstances where there is an exemption from the obligation under the Prospectus Directive to publish a prospectus. As a result, any offer of Notes (or beneficial interests therein) in any Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”) must be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes (or beneficial interests therein). Accordingly, any person making or intending to make an offer of Notes (or beneficial interests therein) in that Relevant Member State may only do so in circumstances in which no obligation arises for the Issuer, the Arranger or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the Issuer, the Arranger nor any Dealer has authorized, nor do they authorize, the making of any offer of Notes (or beneficial interests therein) in circumstances in which an obligation arises for the Issuer, the Arranger or any Dealer to publish or supplement a prospectus for such offer.

The Issuer has obtained the CMB approval (dated January 8, 2016 No. 298833736-105.03.01-E. 162 (the “CMB Approval”) and the BRSA approval (dated December 25, 2015 No. 43890421-101.02.01[21.2]-E.18300) (the “BRSA Approval” and together with the CMB Approval, the “Program Approvals”) required for the issuance of Notes under the Program. The maximum debt instrument amount that the Issuer can issue under the Program Approvals is US$5,000,000,000 (or its equivalent in other currencies) in aggregate; provided that the aggregate outstanding nominal amount of the debt instruments denominated in Turkish Lira issued by the Issuer (whether under this approval or otherwise) may not exceed TL 4,300,000,000. It should be noted that, regardless of the outstanding Note amount, unless the Issuer obtains new approvals from the BRSA and the CMB, the aggregate debt instrument amount to be issued under the Program Approvals cannot exceed US$5,000,000,000 (or its equivalent in other currencies). In addition to the Program Approvals, (to the extent required by applicable law or regulation) a tranche issuance certificate (tertip ihraç belgesi) bearing the approval of the CMB in respect of each Tranche of Notes is also required to be obtained by the Issuer prior to the issue date (each an “Issue Date”) of such Tranche of Notes, which date will be as specified in the applicable Final Terms. In order to make any offer, sale and issue of any Notes under the Program, the Issuer is required to maintain or obtain (as applicable) all necessary authorizations and approvals of the CMB and the BRSA and, consequently, the scope of the Program Approvals might be amended and/or new approvals from the CMB and/or the BRSA might be obtained from time to time. Pursuant to the Program Approvals, the offer, sale and issue of Notes under the Program has been authorized and approved in accordance with Decree 32 on the Protection of the Value of the Turkish Currency (as amended from time to time, “Decree 32”), the Banking Law numbered 5411 (the “Banking Law”) and its related legislation and regulations and the Capital Markets Law and the Communiqué on Debt Instruments Serial II, No. 31.1 (the “Communiqué on Debt Instruments”) of the CMB or its related regulations. The Notes issued under the Program prior to the date of the CMB Approval were issued under previously existing CMB approvals.

In addition, the Notes (or beneficial interests therein) may only be offered or sold outside of Turkey in accordance with the Program Approvals. Under the CMB Approval, the CMB has authorized the offering, sale and issue of Notes on the condition that no transaction that qualifies as a sale or offering of Notes (or beneficial interests therein) in Turkey may be engaged in. Notwithstanding the foregoing, pursuant to the BRSA decisions dated May 6, 2010 No. 3665 and dated September 30, 2010 No. 3875 and in accordance with Decree 32, residents of Turkey: (a) in the secondary markets only, may purchase or sell Notes (or beneficial interests therein) denominated in a currency other than Turkish Lira in offshore transactions on an unsolicited (reverse inquiry) basis, and (b) both in the primary and secondary markets, may purchase or sell Notes (or beneficial interests therein) denominated in Turkish Lira in offshore transactions on an unsolicited (reverse inquiry) basis. Further, pursuant to Article 15(d)(ii) of Decree 32, Turkish residents may purchase or sell Notes (or beneficial interests therein) offshore on an unsolicited (reverse inquiry) basis; provided that (for each of clauses (a) and (b)) such purchase or sale is made through licensed banks authorized by the BRSA or licensed brokerage institutions authorized pursuant to the CMB regulations and the purchase price is transferred through such licensed banks. As such, Turkish residents should use such licensed banks or licensed brokerage institutions while purchasing the Notes (or beneficial interests therein) and transfer the purchase price through such licensed banks. Monies paid for purchases of Notes are not protected by the insurance coverage provided by the Savings Deposit Insurance Fund of Turkey (Tasarruf Mevduatı Sigorta Fonu) (the “SDIF”).

In connection with the issue of any Tranche of Notes, one or more relevant Dealer(s) named as the stabilization manager(s) in the applicable Final Terms (the “Stabilization Manager(s)”) (or persons acting on behalf of any Stabilization Manager(s)) may over-allot such Notes or effect transactions with a view to supporting the market price of such Notes at a level higher than that which might otherwise prevail; however, there is no assurance that the Stabilization Manager(s) (or persons acting on behalf of any Stabilization Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Tranche of Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the Issue Date of the relevant Tranche of Notes and 60 days after the date of the allotment of the relevant Tranche of Notes. Any stabilization action or over-allotment must be conducted by the relevant Stabilization Manager(s) (or persons acting on behalf of any Stabilization Manager(s)) in accordance with all applicable laws and rules. Notwithstanding anything herein to the contrary, the Issuer may not (whether through over-allotment or otherwise) issue more Notes than have been authorized by the CMB.

Other than the Program Approvals and the Central Bank of Ireland’s approval under the Prospectus Directive (each as described herein), the Notes have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any other U.S., Turkish, Irish or other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the offering of the Notes or the accuracy or determined the adequacy of the information contained in this Base Prospectus. Any representation to the contrary might be unlawful.

Pursuant to the Communiqué on Debt Instruments, the Notes are required to be issued in an electronically registered form in the Central Registry Agency of Turkey (Merkezi Kayıt Kuruluşu) (the  “CRA”) and the interests therein recorded in the CRA; however: (a) upon the Issuer’s request, the CMB may resolve to exempt the Notes from this registration requirement if the Notes are to be issued outside Turkey, or (b) applicable laws or regulations might change after the date hereof such that the relevant requirement ceases to exist. Further to the Issuer’s submission of an exemption request to the

CMB, such exemption has been granted by the CMB to the Issuer in the CMB Approval. As a result, this requirement will not be applicable to the Notes issued pursuant to the CMB Approval. Notwithstanding such exemption, the Issuer is required to notify the CRA within three İstanbul business days from the applicable Issue Date of a Tranche of Notes of the amount, Issue Date, ISIN (if any), interest commencement date, maturity date, interest rate, name of the custodian and currency of such Notes and the country of issuance.

Reference is made to the “Index of Terms” for the location of the definitions of certain terms defined herein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Base Prospectus contains statements that might be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 relating to the Group’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to the Group’s businesses). When used in this Base Prospectus, the words “anticipates,” “estimates,” “expects,” “believes,” “intends,” “plans,” “aims,” “seeks,” “may,” “might,” “will,” “should” and any similar expression generally identify forward-looking statements. Forward-looking statements appear in a number of places throughout this Base Prospectus, including (without limitation) under “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Group and its Business” and include, but are not limited to, statements regarding:

•                  strategy and objectives,

•                  trends affecting the Group’s results of operations and financial condition,

•                  asset portfolios,

•                  loan loss reserves,

•                  capital spending,

•                  legal proceedings, and

•                  the Group’s potential exposure to market risk and other risk factors.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements.

The Issuer has identified certain of the risks inherent in these forward-looking statements and these are set out under “Risk Factors.” Risks inherent in these forward-looking statements include, but are not limited to, those in relation to:

•                  the interests of the Bank’s controlling shareholders,

•                  counterparty credit risk,

•                  any growth in the Group’s loan portfolio and industry and borrower concentrations therein,

•                  changes in market interest rates and exchange rates,

•                  liquidity and deposit concentration risks,

•                  access to capital,

•                  operational risks,

•                  the policies of the Turkish government,

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•                  the Group’s ability to retain key members of staff,

•                  the Group’s risk management activities,

•                  competition in the Turkish banking sector,

•                  changes to Turkish law and regulations, including changes to capital adequacy requirements, and

•                  the Turkish economy.

The Issuer has based these forward-looking statements on the current view of its management with respect to future events and financial performance. Although the Issuer’s management believes that the expectations, estimates and projections reflected in these forward-looking statements are reasonable as of the date of this Base Prospectus, if one or more of the risks or uncertainties inherent in these forward-looking statements materialize(s) or if any of the Issuer’s underlying assumptions prove to be incomplete or inaccurate, then the Issuer’s actual results of operation might vary from those expected, estimated or predicted and those variations might be material.

There might be other risks, including some risks of which the Issuer is unaware, that could adversely affect the Group’s results or the accuracy of forward-looking statements in this Base Prospectus. Therefore, potential investors should not consider the factors discussed under “Risk Factors” to be a complete discussion of all potential risks or uncertainties of investing in the Notes.

Potential investors should not place undue reliance upon any forward-looking statements. Any forward-looking statements contained in this Base Prospectus speak only as of the date of this Base Prospectus. Without prejudice to any requirements under applicable laws and regulations, the Issuer expressly disclaims any obligation or undertaking to disseminate after the date of this Base Prospectus any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations thereof or any change in events, conditions or circumstances on which any such forward-looking statement is based.

U.S. INFORMATION

The Notes (or beneficial interests therein) may be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons only in registered form and in transactions exempt from registration under the Securities Act in reliance upon Rule 144A or any other applicable exemption. Each investor in Registered Notes that is a U.S. Person or is in the United States is hereby notified that the offer and sale of any Notes (or beneficial interests therein) to it might be being made in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act provided by Rule 144A or under Section 4(a)(2) of the Securities Act.

Each investor in the Notes will be deemed, by its acceptance or purchase of any such Notes (or beneficial interests therein), to have made certain representations and agreements intended to restrict the resale or other transfer of such Notes (or beneficial interests therein) as set out in “Transfer and Selling Restrictions.”

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Presentation of Financial Information

The Bank and its Turkish subsidiaries are required to maintain their books of account and prepare statutory financial statements in accordance with the BRSA Accounting and Reporting Regulation related to the procedures and principles regarding banks’ accounting practices (the “BRSA Accounting and Reporting Regulation”). The Bank’s consolidated and unconsolidated annual statutory financial statements as of and for the years ended December 31, 2013, 2014 and 2015 (the “BRSA Financial Statements”) have been prepared and presented in accordance with the BRSA Accounting and Reporting Regulation.

The Bank’s BRSA Financial Statements are filed with the Borsa İstanbul A.Ş. (“Borsa İstanbul”) and are used for determinations of the Bank’s and the Group’s compliance with Turkish regulatory requirements established by the BRSA, including for the calculation of capital adequacy ratios. The Bank’s foreign subsidiaries maintain their books of account and prepare their financial statements in accordance with the generally accepted accounting principles and the related rules applicable in the countries in which they operate. The consolidated and unconsolidated BRSA Financial Statements incorporated by reference into this Base Prospectus for the year ended December 31, 2013 were audited by KPMG Akis Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş. (the Turkish member firm of KPMG International, a Swiss cooperative) (“KPMG”) and those for the years ended December 31, 2014 and 2015 were audited by Başaran Nas Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş., a member of Pricewaterhouse Coopers (“PwC”). The comparative information in the consolidated and unconsolidated BRSA Financial Statements as of and for the year ended December 31, 2014 was audited by KPMG. The BRSA Financial Statements incorporated by reference in this Base Prospectus, all of which are in English, were prepared as convenience translations of the Turkish language BRSA Financial Statements (which translations the Bank confirms were direct and accurate). The English language BRSA Financial Statements incorporated by reference herein were not prepared for the purpose of their incorporation by reference in this Base Prospectus.

Except to the extent stated otherwise, the financial data for the Group included herein have been extracted from the Group’s BRSA Financial Statements without material adjustment. Potential investors in the Notes should note that this Base Prospectus also includes certain financial information for the Bank only, which has been extracted from the Bank’s unconsolidated BRSA Financial Statements without material adjustment. Such financial information is identified as being of “the Bank” in the description of the associated tables or information (rather than for the Group on a segmented basis). Such Bank-only financial information is (inter alia) presented in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Group and its Business” and “Selected Statistical and Other Information.”

Though the Group is not required by Turkish law to prepare financial statements in accordance with International Financial Reporting Standards, including International Accounting Standards (“IAS”) as promulgated by the International Accounting Standards Board (“IASB”) (collectively, “IFRS”) and interpretations issued by the Interpretations Committee of IASB, as international investors are generally unfamiliar with the BRSA Accounting and Reporting Regulation, other regulations of the BRSA regarding accounting records of banks, circulars and pronouncements published by the BRSA and the Turkish Accounting Standards, which is applied to the extent matters are not regulated under Turkish laws, the Group publishes annual and semi-annual financial statements in Turkish Lira that have been prepared and presented in accordance with IFRS (the “IFRS Financial Statements”).

While the BRSA Accounting and Reporting Regulation has been converging with IFRS over recent years, such regulation still differs in certain respects from IFRS, and the Group does not prepare, and the Bank is not providing in this Base Prospectus, any reconciliation between IFRS and the BRSA Accounting and Reporting Regulation or the BRSA Financial Statements. For a description of some of the more significant accounting differences between the BRSA Accounting and Reporting Regulation and IFRS, see Appendix A.

Non-GAAP Measures of Financial Performance

To supplement the Group’s consolidated financial statements presented in accordance with the BRSA Accounting and Reporting Regulation, the Group uses certain ratios and measures included in this Base Prospectus that would be considered non-GAAP financial measures as these measures are not defined under the BRSA Accounting and Reporting Regulation. A body of generally accepted accounting principles such as IFRS or the BRSA Accounting and Reporting Regulation is commonly referred to as “GAAP.” A non-GAAP financial measure is defined as one that measures historical or future financial performance, financial position or cash flows but that excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. These non-GAAP financial measures are not a substitute for GAAP measures.

For the Group, these non-GAAP measures include (without limitation): common equity Tier 1 regulatory capital/risk-weighted assets, net interest margin, total regulatory capital/risk-weighted assets, core capital adequacy ratio, total capital adequacy ratio, core capital (Tier 1), deductions from capital, value at credit risk, value at operational risk, supplementary capital, total risk weighted assets, non-performing loans (each an “NPL”), NPLs to total gross cash loans, deposits to total assets (total deposits including bank deposits), cash loans (net of provisions) to total assets, total loans (net of provisions) to total assets, loan losses reserves to NPLs, provision for loan losses to total loans, net interest earnings, loans to deposits ratio, net fee and commission income to total operating profit, free capital ratio, NPLs to net cash loans to customers, NPLs to total gross cash loans and non-cash loans, allowance for possible loan losses as a percentage of NPLs, net interest income as a percentage of average interest earning assets, operating expenses (excluding foreign exchange losses) as a percentage of total average assets, return on average shareholders’ equity excluding minority interest, average shareholders’ equity excluding minority interest/average total assets, average time deposits of customers, average obligations under repurchase agreements, average loans and advances from banks, equity to assets ratio, return on average equity, average balance, average yield, average rate paid, total average assets, total average liabilities, cost of risk ratio, average yield for investment securities, average yield for loans and advances to customers, operating expenses to total average assets, adjusted net interest margin, net yield, adjusted net interest income as a percentage of average interest-earning assets, cost-to-income ratio, cost-to-income ratio if income were calculated without subtracting impairment losses, operating expenses as a percentage of total assets, liquid assets as a percentage of total deposits, return on average total assets, return on average shareholders’ equity, average spread, the amount of net allowances charged to operating expenses, the increase of operating expenses if impairment losses and foreign exchange losses are excluded, average total assets, average shareholders’ equity, average shareholders’ equity as a percentage of average total assets and non-recurring items in income statement. Refer to the “Overview - The Group,” “Summary Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Statistical and Other Information” and “The Group and its Business” sections of this Base Prospectus for an additional discussion of the specific adjustments applied in reconciliation to the directly comparable measures.

The non-GAAP measures included in this Base Prospectus are not in accordance with or an alternative to measures prepared in accordance with the BRSA Accounting and Reporting Regulation and might be different from similarly-titled measures reported by other companies. The Bank’s management believes that this information, along with comparable measures under the BRSA Accounting and Reporting Regulation, is useful to investors because it provides a basis for measuring the organic operating performance in the periods presented. These measures are used in internal management of the Group, along with the most directly comparable financial measures under the BRSA Accounting and Reporting Regulation, in evaluating the Group’s operating performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with the BRSA Accounting and Reporting Regulation.

The Bank’s management believes that these non-GAAP measures, when considered in conjunction with measures under the BRSA Accounting and Reporting Regulation, enhance investors’ and management’s overall understanding of the Group’s financial performance. In addition, because the Group has historically reported certain non-GAAP results to investors, the Bank’s management believes that the inclusion of non-GAAP measures provides consistency in the Group’s financial reporting.

Currency Presentation and Exchange Rate Information

Unless otherwise indicated:

(a) references to “Turkish Lira” or “TL” are references to the Turkish currency,

(b) references to “US$,” “$,” “U.S. dollars” or “Dollars” are to United States dollars,

(c) references to “Pounds Sterling” or “£” are to the lawful currency of the United Kingdom,

(d) references to “euro” or “€” are to the single currency of the participating Member States of the European Union (the “EU”) that was adopted pursuant to the Treaty of Rome of March 27, 1957, as amended by the Single European Act 1986 and the Treaty of European Union of February 7, 1992, as amended, and

(e) “Renminbi” and “RMB” refer to the lawful currency of the PRC, which (for the purposes of this Base Prospectus) excludes the Hong Kong Special Administrative Region of the PRC, the Macao Special Administration Region of the PRC and Taiwan.

No representation is made that the Turkish Lira, Dollar or euro amounts in this Base Prospectus could have been or could be converted into euro, U.S. dollars or Turkish Lira, as the case may be, at any particular rate or at all. For a discussion of the effects on the Group of fluctuating exchange rates, see “Risk Factors - Risks relating to the Group and its

Business - Foreign Exchange and Currency Risk” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Certain Defined Terms, Conventions and Other Considerations in Relation to the Presentation of Information in this Base Prospectus

Capitalized terms that are used but not defined in any particular section of this Base Prospectus have the meaning attributed thereto in “Terms and Conditions of the Notes” or any other section of this Base Prospectus.

In this Base Prospectus, “Bank” means Türkiye Vakıflar Bankası T.A.O. on a stand-alone basis and “Group” means the Bank and its subsidiaries (and, with respect to consolidated accounting information, entities that are consolidated into it). As used herein, “Series” means a Tranche of Notes together with any other Tranche(s) of Notes: (a) that are expressed in their terms to be consolidated and form a single series and (b) the terms and conditions of which are identical in all respects except for their respective Issue Dates and, in certain circumstances, Interest Commencement Dates (unless such Series is a Series of Zero Coupon Notes) and/or Issue Prices, each as specified in the applicable Final Terms.

In this Base Prospectus, any reference to Euroclear Bank SA/NV (“Euroclear”), Clearstream Banking S.A. (“Clearstream, Luxembourg”) and/or the Depository Trust Company (“DTC” and, together with Euroclear and Clearstream, Luxembourg, the “Clearing Systems”) shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system specified in the applicable Final Terms or as may otherwise be approved by the Bank and the Fiscal Agent.

In this Base Prospectus, any reference to “law” shall (unless the context otherwise requires) be deemed to include regulations and other legal requirements.

Certain figures and percentages included in this Base Prospectus have been subject to rounding adjustments; accordingly, figures shown in the same category presented in different tables might vary slightly and figures shown as totals in certain tables might not be an arithmetic aggregation of the figures that precede them.

In this Base Prospectus, all average balance sheet amounts are derived from the average of the opening and closing balances for the applicable period except to the extent specifically set forth herein.

All of the information contained in this Base Prospectus concerning the Turkish market and the Bank’s competitors has been obtained (and extracted without material adjustment) from publicly available information. Certain information under the heading “Book-Entry Clearance Systems” has been extracted from information provided by the clearing systems referred to therein. Where third-party information has been used in this Base Prospectus, the source of such information has been identified. The Bank confirms that all such information has been accurately reproduced and, so far as it is aware and is able to ascertain from the relevant published information, no facts have been omitted that would render the reproduced information inaccurate or misleading. Without prejudice to the generality of the foregoing statement, third-party information in this Base Prospectus, while believed to be reliable, has not been independently verified by the Bank or any other party.

The language of this Base Prospectus is English. Certain legislative references and technical terms have been cited in their original language in order that the correct technical meaning may be ascribed to them under applicable law. In particular, but without limitation, the titles of Turkish legislation and the names of Turkish institutions referenced herein have been translated from Turkish into English. The translation of these titles and names are direct and accurate.

All data relating to the Turkish banking sector in this Base Prospectus have been obtained from the BRSA’s website at www.bddk.org.tr, the Banks Association of Turkey’s website at www.tbb.org.tr or the website of the Interbank Card Centre (Bankalararası Kart Merkezi) at www. http://www.bkm.com.tr/bkm, and all data relating to the Turkish economy, including statistical data, have been obtained from the website of the Turkish Statistical Institute (Türkiye İstatistik Kurumu) (“TurkStat”) at www.turkstat.gov.tr, the website of the Central Bank of Turkey (Türkiye Cumhuriyet Merkez Bankası) (the “Central Bank”) at www.tcmb.gov.tr, the website of the Undersecretariat of the Treasury of Turkey (the “Turkish Treasury”) at www.hazine.gov.tr or the European Central Bank’s at www.ecb.int. Such data have been extracted from such websites without material adjustment, but may not appear in the exact same form on such websites or elsewhere. Such websites do not, and should not be deemed to constitute a part of, or be incorporated into, this Base Prospectus.

In the case of the presented statistical information, similar statistics may be obtainable from other sources, although the underlying assumptions and methodology, and consequently the resulting data, may vary from source to source. Where information has been sourced from a third party, such publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed.

Information regarding the Bank’s shareholders (including ownership levels and agreements) in this Base Prospectus has been based upon public filings and announcements by such shareholders.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents that have previously been published and have been filed with the Central Bank of Ireland shall be incorporated into, and form part of, this Base Prospectus:

•                                          the independent auditors’ audit reports and audited unconsolidated BRSA Financial Statements of the Bank for each of the years ended December 31, 2013, 2014 and 2015,

•                                          the independent auditors’ audit reports and audited consolidated BRSA Financial Statements of the Group for each of the years ended December 31, 2013, 2014 and 2015,

•                                          the independent auditors’ audit reports and audited consolidated IFRS Financial Statements of the Group for each of the years ended December 31, 2013 and 2014,

•                                          the terms and conditions of the Notes contained in the previous base prospectus dated April 3, 2013 (on pages 160 to 190 (inclusive) thereof) prepared by the Bank in connection with the Program (the “2013 Conditions”),

•                                          the terms and conditions of the Notes contained in the previous base prospectus dated April 8, 2014 (on pages 167 to 199 (inclusive) thereof) prepared by the Bank in connection with the Program (the “2014 Conditions”), and

•                                          the terms and conditions of the Notes contained in the previous base prospectus dated April 17, 2015 (on pages 168 to 201 (inclusive) thereof) prepared by the Bank in connection with the Program (the “2015 Conditions”).

Any documents themselves incorporated by reference in the documents incorporated by reference into this Base Prospectus shall not form part of this Base Prospectus.

The BRSA Financial Statements incorporated by reference in this Base Prospectus, all of which are in English, were prepared as convenience translations of the Turkish language BRSA Financial Statements (which translations the Bank confirms were direct and accurate).

Copies of documents incorporated by reference in this Base Prospectus can be obtained without charge from the registered office of the Bank and from the Bank’s website: (a) with respect to the Bank’s BRSA Financial Statements, http://www.vakifbank.com.tr/tas-bank-only.aspx?pageID=644, (b) with respect to the Group’s BRSA Financial Statements, http://www.vakifbank.com.tr/tas-consolidated.aspx?pageID=646, (c) with respect to the Group’s IFRS Financial Statements, http://www.vakifbank.com.tr/ifrs-reports.aspx?pageID=639, (d) with respect to the 2013 Conditions, http://www.vakifbank.com.tr/base-prospectus-relating-to-us-3000000000-global-medium-note-programme.aspx?pageID=897, (e) with respect to the 2014 Conditions, http://www.vakifbank.com.tr/base-prospectus-relating-to-us-5000000000-global-medium-note-programme.aspx?pageID=1011, and (f) with respect to the 2015 Conditions, http://www.vakifbank.com.tr/base-prospectus-relating-to-us-7000000000-global-medium-note-programme.aspx?pageID=1128.

The contents of any website referenced in this Base Prospectus do not form part of (and are not incorporated into) this Base Prospectus.

x

AVAILABLE INFORMATION

TO PERMIT COMPLIANCE WITH RULE 144A IN CONNECTION WITH ANY RESALES OR OTHER TRANSFERS OF NOTES (OR BENEFICIAL INTERESTS THEREIN) THAT ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT, THE BANK HAS AGREED IN THE DEED POLL THAT IT WILL, DURING ANY PERIOD IN WHICH IT IS NEITHER SUBJECT TO AND IN COMPLIANCE WITH SECTION 13 OR 15(D) OF THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), NOR EXEMPT FROM REPORTING PURSUANT TO RULE 12g3-2(b) THEREUNDER, FURNISH UPON REQUEST TO ANY HOLDER OR BENEFICIAL OWNER OF SUCH NOTES, OR ANY PROSPECTIVE PURCHASER DESIGNATED BY ANY SUCH HOLDER OF SUCH NOTES OR BENEFICIAL OWNER, THE INFORMATION SPECIFIED IN, AND MEETING THE REQUIREMENTS OF, RULE 144A(d)(4) UNDER THE SECURITIES ACT.

TABLE OF CONTENTS

OVERVIEW	13
RISK FACTORS	22
USE OF PROCEEDS	52
SUMMARY FINANCIAL AND OTHER INFORMATION	53
CAPITALIZATION OF THE GROUP	56
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	57
SELECTED STATISTICAL AND OTHER INFORMATION	84
THE GROUP AND ITS BUSINESS	103
RISK MANAGEMENT	124
MANAGEMENT	129
OWNERSHIP	136
RELATED PARTY TRANSACTIONS	138
THE TURKISH BANKING SECTOR	139
TURKISH REGULATORY ENVIRONMENT	141
SUMMARY INFORMATION RELATING TO NOTES IN GLOBAL AND DEFINITIVE FORM	167
APPLICABLE FINAL TERMS	171
TERMS AND CONDITIONS OF THE NOTES	184
BOOK-ENTRY CLEARANCE SYSTEMS	218
SUBSCRIPTION AND SALE	233
TRANSFER AND SELLING RESTRICTIONS	234
ENFORCEMENT OF JUDGMENTS AND SERVICE OF PROCESS	246
OTHER GENERAL INFORMATION	247

APPENDIX A     SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN IFRS AND THE BRSA ACCOUNTING AND REPORTING REGULATION

OVERVIEW

This overview may not contain all of the information that may be important to prospective investors in the Notes. This entire Base Prospectus, including the more detailed information regarding the Bank’s business and the financial statements incorporated by reference into this Base Prospectus, should be read carefully. Investing in the Notes involves risks. The information set forth under “Risk Factors” should be carefully considered. Certain statements in this Base Prospectus are forward-looking statements that also involve uncertainties as described under “Cautionary Statement Regarding Forward-Looking Statements.”

The Group

The following text should be read in conjunction with, and is qualified in its entirety by, the detailed information and the financial statements (including the notes thereto) appearing elsewhere in (or incorporated by reference into) this Base Prospectus.

The Bank is a full service commercial and retail bank with its headquarters in İstanbul, Turkey, and is controlled indirectly by the Turkish government through foundations and non-affiliated foundations managed by the General Directorate of Foundations (T.C. Vakıflar Genel Müdürlüğü) (the “GDF”); however, as noted in “Ownership - Potential Transfer to the Turkish Treasury of the GDF’s Shares in the Bank” below, the Turkish government might acquire direct ownership of the Bank’s shares currently held by the GDF in the future. As of December 31, 2015, the Bank was the seventh largest Turkish bank in terms of loans, assets and deposits and sixth in terms of branch network according to the BRSA. According to the BRSA, the Bank’s market share in total assets was 7.76% as of December 31, 2015 and its lending market share was 8.28% as of the same date.

The Bank provides retail, commercial and investment banking services through a network (as of December 31, 2015) of 917 full service branches distributed throughout Turkey and three branches abroad. The Bank’s branch network covers all of the 81 cities in Turkey, including (as of December 31, 2015) 126 branches in Ankara, 235 branches in İstanbul and 73 branches in İzmir. As of December 31, 2015, the Bank had five corporate centers, one in Ankara, three in İstanbul and one in Kocaeli. These branches are included in the calculation of the İstanbul/Ankara/Kocaeli branch network. Corporate centers serve the Bank’s corporate customers and can also be considered as full service branches as these branches can extend retail loans or residential mortgage loans to executives or partners of corporate clients.

Internationally, the Bank (as of December 31, 2015) has one subsidiary in Austria, one subsidiary in the Turkish Republic of Northern Cyprus, one branch in New York City, one branch in Erbil (in the Republic of Iraq) and one branch in Bahrain. In addition, the Bank offers its services through alternative distribution channels (“ADCs”), including automated teller machines (“ATMs”), a call center and internet banking. The call center and internet banking served over 7.7 million customers during 2015. See “The Group and its Business-Alternative Distribution Channels.” The Bank had 15,410 employees as of December 31, 2015, and as of the same date the Bank had approximately 17.7 million retail customers, over 3,300 corporate clients, over 15,900 state and state-related clients, over 14,200 commercial clients and over 881,000 small and medium enterprise (“SME”) clients.

As of December 31, 2015, the Group had total assets of TL 189,586 million (TL 163,551 million as of the end of the previous year), total cash loans of TL 125,051 million (TL 106,035 million as of the end of the previous year) and shareholders’ equity (including minority interests) of TL 17,003 million (TL 14,961 million as of the end of the previous year).

The Bank was founded on April 13, 1954 under the special law numbered 6219 “Türkiye Vakıflar Bankası Türk Anonim Ortaklığı Kanunu” (The Law Establishing Türkiye Vakıflar Bankası Turkish Joint Stock Company) (the “Vakıfbank Law”). The Bank’s initial purpose was the management of the cash revenues and expenditures of certain governmental charitable foundations that were set up during the Ottoman Empire. The Bank was established in Ankara and quickly began conducting banking activities with branch offices in İstanbul, Ankara and İzmir.

In 1956, after conducting studies and surveys in the major economic centers across Turkey, the Bank expanded by opening an additional 10 branches. In 1957, the Bank made its first venture towards broadening its services with the establishment of Güneş Sigorta A.Ş., a non-life insurance subsidiary. Over the next 20 years, the Bank continued to expand its geographic presence in Turkey by opening new branches throughout Turkey, including in other important commercial and industrial regions. By 1977, the Bank had 206 branch offices.

The Bank is controlled by the GDF, the head of which is appointed by the Turkish Prime Minister. As of December 31, 2015, 58.45% of the Bank’s shares were held by foundations managed by the GDF, 25.20% were publicly traded, 16.10% were held by the Vakıfbank Pension Fund, 0.19% were held by other affiliated and registered foundations and approximately 0.06% were held by individuals, legal entities and non-affiliated foundations. As noted above, the shares in the Bank held by the GDF might become owned directly by the Turkish government. See “Ownership — Potential Transfer to the Turkish Treasury of the GDF’s Shares in the Bank.”

The Bank’s registered office and the business address of the Bank’s executive management and its Board is Sultan Selim Mahallesi, Eski Büyükdere Caddesi, No: 59, Kaǧıthane, İstanbul, 34415, Turkey. Its telephone number is +90 212 398 1515. Its registration number is 776444.

For information on the Bank’s ratings, see “The Group and its Business - Credit Ratings.”

Organization

The Bank has four principal business departments - Retail Banking, Commercial Banking, International Banking and Treasury and Investment Banking. In addition, the Bank (including through its subsidiaries and other companies in which the Bank has an interest) provides brokerage, insurance, fund and portfolio management and overseas banking services. In 2010, the Bank was the first Turkish state-controlled bank to implement a private banking business to serve high net worth individuals.

Retail Banking

Retail banking has long been the Bank’s primary focus. The Bank currently provides a broad range of retail banking and financial services to its retail customers, including Turkish Lira and foreign currency deposits, loans (including auto and mortgage loans), credit and debit cards, investment accounts, utility payments and payroll services. The Bank’s primary target market for its retail banking operations is middle-income individuals, including managers and employees in state-controlled entities, private sector employees and retirees. SME lending (handled through the Bank’s Commercial Banking department) is a core part of the Bank’s business and provides important cross-selling opportunities with the Bank’s Retail Banking department (for example, the owners and employees of the Bank’s SME customers).

Commercial Banking

The Bank’s Commercial Banking department, which includes groups focusing on corporate, commercial and SME customers, is responsible for the Bank’s relationships with corporate entities (whether multinationals, large Turkish corporations or SMEs) and state-controlled bodies. While the Commercial Banking department places particular emphasis on foreign currency-denominated transactions and trade finance facilities, its product portfolio also includes project finance loans, collection services, cash transfer services, business-to-business activities, foreign exchange services, corporate finance services, electronic banking services, cash management services and investment services.

International Banking

The Bank focuses on international operations to maintain market share, for product and risk differentiation, to gain a greater presence in global financial markets and to meet the changing needs of existing and potential clients. This department also conducts activities generating long-term resources and funding for the Bank from international financial markets through syndicated loans, bond issuances, “future flow” transactions and other products.

Treasury and Investment Banking

The Treasury and Investment Banking department is comprised of two divisions, Treasury and Investment Banking. The Treasury division’s main goals are to diversify and enhance the quantity and quality of the Bank’s funding sources and to maintain its position as a market maker in the Turkish money markets. The Bank aims to achieve these goals through its centralized Treasury management, which oversees the funding of the commercial, retail and investment banking activities of the Bank as well as its treasury activities. The Investment Banking division seeks to achieve high trading volumes in equities, mutual funds and government securities to improve the Bank’s market share in capital markets transactions and further contribute to the overall financial results of the division.

Key Strengths

The Bank’s management believes that the Group has a number of key strengths that enable the Group to compete effectively in the Turkish banking sector. The Bank’s management sees these key strengths as being:

•                  a broad customer base with cross-selling potential, including: (a) a retail franchise of approximately 17.7 million customers (including 2.4 million payroll clients) with a leading market position among the Turkish middle class according to the BRSA market share data and (b) a commercial banking practice focused on the SME sector with over 881,000 clients (such figures as of December 31, 2015),

•                  access to and understanding of state-related companies as a result of long-standing relationships,

•                  a comprehensive range of banking products especially in key growth product segments, such as retail and SME lending,

•                  brand name recognition and customer service,

•                  nationwide branch network and alternative distribution channels, including a strong presence and competitive advantage in Anatolia and increased focus on the Marmara region (primarily through branch openings in İstanbul), and

•                  profitability supported by cost control and the customer deposit base.

Advantages of being a State-Controlled Bank. The Bank’s management believes that the Group has a number of advantages arising from its relationship with the Turkish state. These advantages include:

•                  an ownership structure that provides the stability of a state-controlled entity as well as the flexibility of a private sector institution,

•                  preferential access to subordinated debt or capital from the Turkish state; it being understood that there is no commitment on the part of the Turkish state to provide any such amounts,

•                  lower cost and more reliable funding from state-controlled entity deposits, and

•                  state-guaranteed special multinational borrowings from the World Bank (US$215 million as of December 31, 2015), the European Investment Bank (“EIB”) (€724 million as of December 31, 2015) and KfW Development Bank (€300 million as of December 31, 2015), which are unconditionally guaranteed by the Turkish Treasury.

Strategy

The Group’s overall strategic objective is to become one of the leading banking groups in Turkey in terms of assets, loans and deposits by leveraging its existing franchise and customer base. The key elements of the Group’s strategy are set out below:

•                  focus on the rapidly growing retail and SME sectors as key growth prospects,

•                  improve cross-selling ratio to all client segments,

•                  continue diversifying its deposit base, and

•                  improve overall operations and systems.

Prospective investors in the Notes should refer to “The Group and its Business - Strategy” for more detail on the key strategies outlined above.

Risk Factors

Investing in the Notes entails certain risks. Before investing in the Notes, investors should carefully review “Risk Factors” below, which sets out certain risks relating to political, economic and legal circumstances, the Turkish banking industry, the Group and its business, the Group’s relationship with the Bank’s principal shareholders and the Notes themselves. Potential investors should not consider the factors discussed under “Risk Factors” to be a complete set of all potential risks or uncertainties of investing in the Notes.

The Program

The following summary does not purport to be complete and is taken from, and is qualified in its entirety by, the remainder of this Base Prospectus and, in relation to the Conditions of any particular Tranche of Notes, the applicable Final Terms. The summary only relates to the types of Notes that are currently described in full in this Base Prospectus in accordance with Commission Regulation 809/2004. Other types of Notes can be issued by the Issuer under the Program, and where any such Notes are: (a) admitted to trading on the Main Securities Market or another regulated market for the purposes of MiFID or (b) otherwise offered to the public in the European Economic Area in circumstances that require the publication of a prospectus under the Prospectus Directive, a supplement to this Base Prospectus or a new prospectus will be prepared and published by the Issuer.

The following constitutes a general description of the Program for the purposes of Article 22.5(3) of Commission Regulation (EC) No 809/2004 implementing the Prospectus Directive.

Issuer:	Türkiye Vakıflar Bankası T.A.O.

Description:	Global Medium Term Note Program

Arranger:	Merrill Lynch International (the “Arranger”)

Dealers:	Arab Banking Corporation B.S.C.
Barclays Bank PLC
BNP Paribas
Citigroup Global Markets Limited
Commerzbank Aktiengesellschaft
Deutsche Bank AG, London Branch
Erste Group Bank AG
First Gulf Bank P.J.S.C.
Goldman Sachs International
HSBC Bank plc
ING Bank N.V., London Branch
J.P. Morgan Securities plc
Merrill Lynch International
National Bank of Abu Dhabi PJSC
Natixis
Scotiabank Europe plc
SMBC Nikko Capital Markets Limited
Société Générale
Standard Chartered Bank
UniCredit Bank AG
Wells Fargo Securities International Limited

and any other Dealer(s) appointed in accordance with the Programme Agreement.

Risk Factors:

There are certain factors that may affect the Issuer’s ability to fulfill its obligations under the Notes. In addition there are certain risk factors that are material for the purpose of assessing the market risks associated with the Notes. For a discussion of certain risk factors relating to Turkey, the Bank and the Notes that prospective investors should carefully consider prior to making an investment in the Notes, including certain risks relating to the structure of particular Series of Notes and certain market risks, see “Risk Factors.”

Certain Restrictions:

Each issue of Notes denominated in a currency in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply will only be issued in circumstances that comply therewith from time to time (see “Transfer and Selling Restrictions”) including the following restriction applicable at the date of this Base Prospectus:

Notes having a maturity of less than one year: Notes having, on the Issue Date thereof, a maturity of less than one year will, if the proceeds of the issue are accepted in the United Kingdom, constitute deposits for the purposes of the prohibition on accepting deposits contained in Section 19 of the Financial Services and Markets Act 2000 unless they are issued to a limited class of professional investors and have a denomination of at least £100,000 or its equivalent.

Fiscal Agent:	The Bank of New York Mellon, London Branch

Representation of Noteholders:	There is no trustee.

Program Size:

Up to US$7,000,000,000 (or its equivalent in other currencies calculated as described in the Programme Agreement) outstanding as of the time of each issuance of Notes under the Program. The Issuer may increase the amount of the Program in accordance with the terms of the Programme Agreement.

Distribution:	Notes may be distributed by way of private or (other than in the United States) public placement and in each case on a syndicated or non-syndicated basis.

Currencies:

Each Series of Notes may be denominated in euro, Sterling, U.S. dollars, RMB, yen, Turkish Lira, Norwegian Krone, Czech Koruna, Romanian Leu, Singapore Dollar, Polish Zloty or, subject to any applicable legal or regulatory restrictions, any other currency agreed between the Issuer and the relevant Dealer(s) and set out in the applicable Final Terms.

Payments of principal and interest on a Note denominated in Turkish Lira will (subject to the following paragraph) be made by the Bank in Turkish Lira; however, if such Note is not represented by a Global Note held by DTC (or a nominee thereof), the holder of such Note (or a beneficial interest therein) may make an irrevocable election to receive an individual forthcoming payment in U.S. dollars. See Condition 7.8 in “Conditions of the Notes.”

Payments of principal and interest on a Note denominated in a specified currency (the “Specified Currency”) other than U.S. dollars for which DTC is the clearing system will be made by the Bank in such Specified Currency to the Exchange Agent but will be paid (after conversion by the Exchange Agent) to the investors in such Note in U.S. dollars; however, if an investor wishes to receive such payment in the applicable Specified Currency, then it may make an affirmative election to receive payment on such Note in the applicable Specified Currency. See Condition 7.8 in “Conditions of the Notes.”

Payment in respect of Notes denominated in Renminbi may be made in U.S. dollars if a RMB Currency Event is specified in the applicable Final Terms and a RMB Currency Event occurs. See Condition 7.11 in “Conditions of the Notes.”

Maturities:

Each Series of Notes will have such maturity as may be agreed between the Issuer and the relevant Dealer(s), subject to such minimum or maximum maturities as may be allowed or required from time to time by the relevant central bank (or equivalent body) or any laws or regulations applicable to the Issuer or the relevant Specified Currency.

Issue Price:	Notes will be issued on a fully-paid basis and may be issued at an issue price that is at par or at a discount to, or premium over, par (for each Note, its “Issue Price”).

Form of Notes:

Each Series of Notes may be issued in bearer or registered form as set out in the applicable Final Terms. Registered Notes will not be exchangeable for Bearer Notes and vice versa. See “Summary Information Relating to Notes in Global and Definitive Form.”

Each Series of Notes issued under the Program may be fixed rate notes (“Fixed Rate Notes”), floating rate notes (“Floating Rate Notes”) or zero coupon notes (“Zero Coupon Notes”).

Fixed Rate Notes:

For each Series of Fixed Rate Notes, interest will be payable on such date or dates as may be agreed between the Issuer and the relevant Dealer(s) or investor(s) and on redemption and will be calculated on the basis of such Day Count Fraction as may be agreed between the Issuer and such Dealer(s) or investor(s).

Floating Rate Notes:	Each Series of Floating Rate Notes will bear interest at a rate determined:

(a)                                 on the same basis as the floating rate under a notional interest rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the 2006 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., and as amended and updated as of the Issue Date of the first Tranche of the Notes of the relevant Series),

(b) on the basis of a reference rate appearing on the agreed screen page of a commercial quotation service, or

(c) on such other basis as may be agreed between the Issuer and the relevant Dealer(s) or investor(s).

The margin (if any) relating to a Tranche of Floating Rate Notes will be agreed between the Issuer and the relevant Dealer(s). Floating Rate Notes may also have a maximum interest rate, a minimum interest rate or both.

Interest on Floating Rate Notes in respect of each Interest Period, as agreed prior to issue by the Issuer and the relevant Dealer(s) or investor(s) and set out in the applicable Final Terms, will be payable on such Interest Payment Dates, and will be calculated on the basis of such Day Count Fraction (as such term is used in Condition 6.6), as set out in the applicable Final Terms.

Zero Coupon Notes:	Zero Coupon Notes will be offered and sold at a discount to their nominal amount and will not bear interest.

Redemption:

The applicable Final Terms for a Tranche will indicate either that the relevant Notes cannot be redeemed prior to their stated maturity (other than for taxation reasons or as a result of an acceleration due to an Event of Default) or that such Notes also will be redeemable: (a) at the option of the Noteholders following a Change of Control and/or (b) at the option of the Issuer and/or the Noteholders, upon giving notice to the applicable Noteholders or the Issuer, as the case may be, on a date or dates specified prior to such stated maturity, in each case at a price or prices as may be agreed between the Issuer and the relevant Dealer(s) or investor(s) and set out in the applicable Final Terms.

Denomination of Notes:

Each Series of Notes will be issued in such denominations as may be agreed between the Issuer and the relevant Dealer(s) or investor(s) and set out in the applicable Final Terms, except that the minimum denomination of each Note will be: (a) such minimum amount as may be allowed or required from time to time by the relevant central bank (or equivalent body) or any applicable laws or regulations and (b) equal to, or greater than, €100,000 (or, if the Notes are denominated in a currency other than euro, the equivalent amount in such currency as of the applicable Issue Date).

Notes having a maturity of less than one year may be subject to restrictions on their denomination and distribution. See “Certain Restrictions - Notes having a maturity of less than one year” above.

Taxation; Payment of Additional Amounts:

All payments in respect of the Notes by or on behalf of the Bank will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of a Relevant Jurisdiction unless the withholding or deduction of the Taxes is required by law. In that event, the Bank will (subject to certain exceptions) pay such additional amounts as may be necessary in order that the net amounts received by the relevant Noteholder after the withholding or deduction will equal the respective amounts that would have been receivable in respect of the relevant Note in the absence of the withholding or deduction. See “Taxation — Certain Turkish Tax Considerations” and “Terms and Conditions of the Notes — Condition 8.2.”

All payments in respect of the Notes will be made subject to any withholding or deduction required pursuant to FATCA, as provided in Condition 7.1; it being understood that, in accordance with Condition 9.1, no additional amount will be payable by the Bank in respect of any such withholding or reduction. See “Terms and Conditions of the Notes — Condition 9.”

Negative Pledge:

Subject to certain exceptions, the Conditions (except, for any Series, as altered in the Final Terms for such Series) provide that so long as any Note remains outstanding, the Bank will not create or have outstanding any Security Interest upon, or with respect to, any of its present or future business, undertaking, assets or revenues (including any uncalled capital) to secure any Relevant Indebtedness unless the Bank, in the case of the creation of a Security Interest, before or at the same time and, in any other case, promptly, takes any and all action necessary to ensure that: (a) all amounts payable by it under the Notes are secured by the Security Interest equally and ratably with the Relevant Indebtedness, (b) such Security Interest is terminated, (c) such other arrangement (whether or not it includes the giving of a Security Interest) is provided for the benefit of the Noteholders as is approved by an Extraordinary Resolution of the Noteholders or (d) such Security Interest is provided as is approved by an Extraordinary Resolution (which is defined in the Agency Agreement as a resolution duly passed by not less than three-fourths of the votes cast) of the Noteholders of each Series. See “Terms and Conditions of the Notes — Condition 4.”

Certain Covenants:

The Conditions (except, for any Series, as altered in the Final Terms for such Series) provide that the Bank agrees to certain covenants, including covenants limiting transactions with affiliates. See “Terms and Conditions of the Notes — Condition 5.”

Events of Default:

The Notes will be subject to certain Events of Default including (among others) non-payment, breach of obligations, cross-acceleration and certain bankruptcy and insolvency events. See “Terms and Conditions of the Notes — Condition 11.”

Status of the Notes:

The Notes and any relevant Coupons will (except to the extent provided otherwise in the applicable Final Terms) be senior, direct, unconditional and (subject to the negative pledge in Condition 4) unsecured obligations of the Bank and rank and will rank at least pari passu, without any preference among themselves, with all outstanding unsecured and unsubordinated obligations of the Bank, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights. The Notes will be issued pursuant to the Turkish Commercial Code (Law No. 6102), the Capital Markets Law and the Communiqué on Debt Instruments.

Rating:

The Program has been rated “BBB-” (for long-term) and “F3” (for short-term) by Fitch and Notes issued under the Program are expected to be rated “Baa3” (for long-term) and “P-3” (for short-term) by Moody’s. Series of Notes may be rated or unrated. Where a Series of Notes is rated, such rating will be disclosed in the applicable Final Terms and will not necessarily be the same as the rating (if any) assigned to the Program by the relevant rating agency. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization.

ERISA:

Subject to certain conditions, the Notes may be invested in by an “employee benefit plan” as defined in and subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” as defined in and subject to Section 4975 of the Code or any entity whose underlying assets include “plan assets” of any of the foregoing. See

“Certain Considerations for ERISA and other U.S. Employee Benefit Plans.”

Listing and Admission to Trading:

An application has been made to the Irish Stock Exchange for certain Notes issued under the Program within 12 months after the date of this Base Prospectus to be admitted to its Official List and trading on the Main Securities Market.

Each Series of Notes may be listed or admitted to trading, as the case may be, on other or further stock exchanges or markets as may be agreed between the Issuer and the relevant Dealer(s) in relation to such Series. Notes that are neither listed nor admitted to trading on any market may also be issued. The Final Terms for a Tranche will state whether or not the relevant Notes are to be listed and/or admitted to trading and, if so, on which stock exchange(s) and/or market(s).

Governing Law:

The Notes and the Agency Agreement, and any non-contractual obligations arising out of or in connection with the Notes or the Agency Agreement, are or will be (as applicable) governed by, and construed in accordance with, English law.

Selling Restrictions:

There are restrictions on the offer, sale and transfer of the Notes (or beneficial interests therein) in (inter alia) Turkey, the United States, the European Economic Area (including the United Kingdom and Switzerland), the PRC, the Hong Kong Special Administrative Region of the PRC, Japan and Singapore, and there will be such other restrictions as may be required in connection with the offering and sale of a particular Tranche of Notes. See “Transfer and Selling Restrictions.”

United States Selling Restrictions:

Regulation S, Category 2, Rule 144A and Section 4(a)(2). Bearer Notes will be issued in compliance with rules identical to those provided in: (a) U.S. Treasury Regulation §1.163-5(c)(2)(i)(D) (“TEFRA D”) or (b) U.S. Treasury Regulation §1.163-5(c)(2)(i)(C) (“TEFRA C”) such that the Bearer Notes will not constitute “registration required obligations” under Section 4701(b) of the Code, as specified in the applicable Final Terms. Such rules impose certain additional restrictions on transfers of the Bearer Notes (or, for Bearer Global Notes, beneficial interests therein).

RISK FACTORS

An investment in the Notes involves risk. Investors assume the risk that the Bank might become insolvent or otherwise be unable to make all payments due in respect of the Notes. There is a wide range of factors that individually or together could result in the Bank becoming unable to make all payments due in respect of the Notes. It is not possible to identify all such factors or to determine which factors are most likely to occur as the Bank might not be aware of all relevant factors and certain factors that it currently deems not to be material might become material as a result of the occurrence of future events of which the Bank does not have knowledge as of the date of this Base Prospectus. The Bank has identified in this Base Prospectus a number of factors that could materially adversely affect its ability to make payments due under the Notes.

In addition, factors that are material for the purpose of assessing the market risks associated with the Notes are also described below.

Prospective investors should also read the detailed information set out elsewhere in this Base Prospectus and reach their own views prior to making any investment decision. The following is a description of the principal risks associated with the Notes and the Group’s business as of the date of this Base Prospectus; however, the Bank does not represent that the risks set out in the statements below are exhaustive or that other risks might not arise in the future. If potential investors are in doubt about the contents of this Base Prospectus, then they should consult with an appropriate professional advisor to make their own legal, tax, accounting and financial evaluation of the merits and risks of investments in the Notes.

Risks relating to the Group and its Business

Control by Government — The Bank is controlled by the Turkish government, whose interests might not be aligned with the interests of the Bank or its creditors

The Bank is controlled as of the date hereof by a group of foundations that together hold 58.45% of the Bank’s outstanding share capital. As a result, the GDF (as the supervisory authority of these foundations) has the power (together with the Prime Minister) to elect a majority of the Bank’s board of directors and to determine the outcome of almost all matters to be decided by a vote of the Bank’s shareholders. In addition, the Prime Minister (including through its right to appoint the Bank’s general manager) exercises significant influence over the Bank. As noted in “Ownership” below, the Turkish government might acquire direct ownership of the Bank’s shares held by the GDF in the future. The interests of the controlling shareholders and/or government may differ from those of the Bank and its creditors and they may prevent or delay the Bank from making certain decisions, may take certain actions that would benefit them or may take certain actions that fail to protect the interests of the Bank’s other constituencies, including investors in the Notes. See “Ownership.”

Counterparty Credit Risk — The Group is exposed to its counterparties’ credit risk

As a large and diverse financial organization, the Group is subject to a broad range of general credit risks, including with respect to its retail, corporate and commercial customers and other third parties with obligations to the Group. These parties include borrowers of loans from the Group, issuers whose securities are held by the Group, trading and hedging counterparties, customers of letters of credit provided by the Group and other financial counterparties of the Group, any of which might default in their obligations to the Group due to bankruptcy, lack of liquidity, economic downturns, operational failures or other reasons, as a result of which the Group could suffer material credit losses. See “Risk Management.”

The Group might not correctly assess the creditworthiness of credit applicants or other counterparties (or their financial conditions might change) and, as a result, the Group could suffer material credit losses. While the Group seeks to mitigate credit risk, including through diversification of its assets and requiring collateral for many of its loans, such efforts might be insufficient to protect the Group against material credit losses. For example, if the value of the collateral securing the Group’s credit portfolio is insufficient (including through a decline in its value after the original taking of such collateral), then the Group will be exposed to greater credit risk and an increased risk of non-recovery if the related credit exposure fails to perform. Estimates of the value of non-cash collateral are inherently uncertain and are subject to change as a result of market and other conditions, which might lead to increased risk if such values decline. In addition, determining the amount of provisions and other reserves for probable credit losses involves the use of estimates and assumptions and an assessment of other factors that involve a great deal of judgment. As a result, the level of provisions and other reserves that the Group has set aside (which take account of collateral where loans are secured) might not be sufficient and the Group might have to create significant additional provisions for probable credit losses in future periods.

Loan Growth — The rapid growth of the Group’s loan portfolio subjects it to the risk that it might not be able to maintain asset quality

The significant and rapid increase in the Group’s loan portfolio (including a significant portion of unseasoned loans) over recent years has increased the Group’s credit exposure and requires continued monitoring by the Group’s management of its lending policies, credit quality and adequacy of provisioning levels through the Group’s risk management program. The Group’s total performing loans were TL 125,050,745 thousand as of December 31, 2015, an increase of 17.93% compared to TL 106,035,014 thousand as of December 31, 2014, which itself was an increase of 20.08% compared to TL 88,304,046 thousand as of December 31, 2013. The amount of the Group’s non-performing loans was TL 5,138,113 thousand as of December 31, 2015 compared to TL 4,181,965 thousand as of December 31, 2014 and TL 3,736,465 thousand as of December 31, 2013. The ratio of non-performing loans to total gross cash loans was 3.95% as of December 31, 2015 compared to 3.79% as of December 31, 2014 and 4.06% as of December 31, 2013. The Group intends to increase its loan portfolio further, particularly with SMEs (loans to which grew by 19.47% in 2015) and retail customers, and any such increase could further increase the credit risk faced by the Group. Negative developments in the Turkish economy or in Turkey’s principal export markets could affect these borrowers more than large companies, resulting in higher levels of NPLs and, as a result, higher levels of provisioning. Any failure by the Group to manage the growth of its loan portfolio or the credit quality of its creditors within prudent risk parameters or to monitor and regulate the adequacy of its provisioning levels could have a material adverse effect on the Group’s business, financial condition, prospects and/or results of operations.

Loan Concentrations — The Group’s loan portfolio has significant industry and borrower concentrations, which renders it susceptible to any deterioration in the financial condition of such industries and borrowers

Total cash loans to the Bank’s twenty largest group customers as of December 31, 2013, 2014 and 2015 represented 13.22%, 14.52% and 16.47%, respectively, of its performing cash loans. As of December 31, 2015, the Bank’s cash exposure to its single largest group customer was TL 1,777,954 thousand, constituting 1.44% of total gross loans to customers and equal to 10.60% of its total shareholders’ equity.

In terms of industry concentration, the retail and consumer, manufacturing, trade and construction sectors accounted for 29.29%, 14.00%, 12.86% and 10.35%, respectively, of the Group’s performing cash loan portfolio as of December 31, 2015. A downturn in any of these sectors, individually or in the aggregate, might adversely affect the financial condition of these borrowers and might result in, among other things, a decrease of funds that such customers hold on deposit with the Bank, a default on their obligations owed to the Group and/or a need for the Group to increase its provisions in respect of such obligations.

Interest Rate Risk — The Group might be negatively affected by volatility in interest rates, which could lead to a deterioration of the Group’s net interest margin and/or increase mark-to-market losses

The Group’s interest spread (which is the difference between the interest rates that the Group earns on its interest-earning assets and the interest rates that it pays on its interest-bearing liabilities) as well as the Group’s net interest margin (which is its net interest income divided by its total average interest-earning assets) will be affected by changes in market interest rates. Sudden changes in interest rates or significant volatility in interest rates could result in a decrease in the Group’s net interest income and/or net interest margin. As a result of declining market interest rates, a globalization of markets and increased competition, the Group’s net interest margin has generally declined in recent years and might be volatile in future periods. This volatility will require the Group to develop and enhance continuously its risk management systems.

The degree of the Group’s exposure to interest rate risk is largely a function of the relative tenors of its interest-earning assets and interest-bearing liabilities, its ability to re-price (and the timing of any such re-pricing of) its interest-earning assets and interest-bearing liabilities (e.g., whether their interest rates are determined on a fixed or floating basis) and its ability to hedge against interest rate risk. For example, an increase in interest rates could cause interest expense on deposits (which are typically short-term and reset interest rates frequently) to increase more significantly and/or quickly than interest income from loans (which are short-, medium- and long-term), resulting in a potential reduction in net interest income and net interest margin. See “Risk Management.”

An increase in interest rates (such as the large increases that the Central Bank implemented in its January 2014 meeting to combat the increase in Turkey’s current account deficit) might reduce the demand for loans from the Group and might result in mark-to-market losses on certain of its securities holdings, reducing net income and/or shareholders’ equity. On the other hand, a decrease in the general level of interest rates might affect the Group through, among other things, increased pre-payments on its fixed rate loan portfolio and increased competition for deposits. As interest rates are highly sensitive to many factors beyond the Group’s control, including national monetary policies and domestic and international economic and political conditions, the Group might be unable to mitigate effectively the adverse effect of such movements.

If the Group is unable for any reason to re-price its interest-earning assets and interest-bearing liabilities in a timely or effective manner, or if interest rates rise as a result of economic conditions or other reasons, and its interest-earning assets and interest-bearing liabilities are not match-funded or hedged, then the Group’s net interest margin will be affected, which could have a material adverse effect on the Group’s business, financial condition and/or results of operations. As long as the Turkish financial markets remain volatile and subject to uncertainty, mismatch between the Group’s short-term liabilities (e.g., deposits) and long-term assets could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Foreign Exchange and Currency Risk — The Group is exposed to foreign currency exchange rate fluctuations, which could have a material adverse effect on the Group

The Group is exposed to the effects of fluctuation in foreign currency exchange rates, principally the U.S. dollar and euro against the Turkish Lira, which can have an impact on its financial position and/or results of operations. These risks are both systemic (i.e., the impact of exchange rate volatility on the markets generally, including on the Group’s borrowers) and unique to the Group (i.e., due to the Group’s own net currency positions) and these fluctuations might have a negative effect on the value of the Group’s assets and/or the Group’s business, financial condition and/or results of operations. For example, from a systemic perspective, if the Turkish Lira were to depreciate materially against the U.S. dollar or the euro (which represent a significant portion of the foreign currency debt of the Group’s corporate and commercial customers), then it would be more difficult for the Group’s customers with income primarily or entirely denominated in Turkish Lira to repay their foreign currency-denominated debt. As of December 31, 2015, 32.60% of the Group’s total loans and advances to customers, of which 65.82% was in U.S. dollars and 34.10% was in euro, as well as a significant portion of its off-balance sheet commitments such as letters of credit, were foreign currency-risk-bearing.

In nominal terms, between December 31, 2014 and December 31, 2015, the Turkish Lira depreciated against the U.S. dollar by 25.41%. In particular, the value of the Turkish Lira depreciated against major currencies in 2015 largely due to the increased risk perception in global markets regarding the market’s expectation of the U.S. Federal Reserve’s increase of the U.S. federal funds rate and the uncertainty resulting from the general elections in Turkey held on June 7, 2015 and November 1, 2015 and other political events described under “Risks relating to Turkey - Political Developments.” Against these developments, the Central Bank prepared a roadmap to react to a possible rate hike by the U.S. Federal Reserve. The roadmap, which has as its base case a normalization process by the U.S. Federal Reserve, proposes the implementation of tight liquidity for the Turkish Lira, a balanced foreign exchange liquidity and financial sector policies that are supportive of a tighter monetary policy. In December 2015, the U.S. Federal Reserve raised the U.S. federal funds rate by 0.25%. While the impact of such increase (and any future rate increases) is uncertain, this initial step towards normalization reduced some volatility, permitting the Turkish Lira and certain other emerging market currencies to appreciate. In the first quarter of 2016, the Turkish Lira appreciated against the U.S. dollar by 3.19%. In this context, instead of responding to the U.S. Federal Reserve’s actions by changing the interest rates and implementing the roadmap, the Central Bank tightened further the liquidity of the Turkish Lira. Having declined to 7.99% in March 2015, the Central Bank’s average funding rate increased initially to 8.28% in April 2015 and then climbed to 8.81% as of the end of 2015. The Central Bank’s average funding rate further increased to 9.14% in February 2016, but then subsequently decreased to below 9% in March 2016 due to the U.S. Federal Reserve’s dovish stance in its March 2016 meeting.

The Central Bank’s monetary policy is subject to a number of uncertainties, including global macroeconomic conditions and political conditions in Turkey. As global conditions have been volatile in the beginning of 2016, including as a result of, among other factors, expectations regarding slower growth in China and low commodity and oil prices, monetary policy remains subject to uncertainty. On March 24, 2016, the Central Bank took its first step towards normalization and reduced the upper limit of its interest rate corridor by 25 basis points to 10.50% due to the reduction in the need for a wide interest rate corridor in line with the easing of global volatility. The Central Bank held its one-week repo rate at 7.50% and its overnight borrowing rate at 7.25%. The Central Bank announced that it plans to maintain its tight liquidity stance as a result of the improving trend in the underlying core inflation rate. The fluctuations of foreign currency exchange rates and increased volatility of the Turkish Lira might adversely affect the Group’s customers and the Turkish economy in general; thus these might have a negative effect on the value of the Group’s assets and/or the Group’s business, financial condition and/or results of operations

These and other domestic and international circumstances might result in continued or increasing volatility in the value of the Turkish Lira. Any actions taken by the Central Bank or Turkish government to protect the value of the Turkish Lira (such as increased interest rates or capital controls) might adversely affect the financial condition of Turkey as a whole, including its inflation rate, and might have a negative effect on the Group’s business, financial condition and/or results of operations.

A significant portion of the Group’s assets and liabilities (including off-balance sheet commitments such as letters of credit) is denominated in, or indexed to, foreign currencies, primarily U.S. dollars and euro. If the Turkish Lira is devalued or depreciates, then (when translated into Turkish Lira) the Group would incur currency translation losses on its liabilities denominated in, or indexed to, foreign currencies (such as the Group’s U.S. dollar-denominated long-term loans and other debt) and would experience currency translation gains on its assets denominated in (or indexed to) foreign currencies. Therefore, if the Group’s liabilities denominated in (or indexed to) foreign currencies exceed its assets denominated in, or indexed to, foreign currencies, including any financial instruments entered into for hedging purposes, then a devaluation or depreciation of the Turkish Lira could adversely affect the Group’s financial condition even if the value of these assets and liabilities has not changed in their original currency. As of December 31, 2015, the Group’s foreign currency risk-bearing assets exceeded its foreign currency liabilities (including off balance sheet items) by TL 1,900,534 thousand, which was 1.00% of its total liabilities and 11.18% of its total shareholders’ equity, and the Group generally maintained a long position during 2015.

The Group seeks to manage the above-described gap between its foreign currency-denominated assets and liabilities by (among other things) matching the volumes and maturities of its foreign currency-denominated loans against its foreign currency-denominated funding or by entering into currency hedges. Although regulatory limits prohibit the Bank and the Group from having a net currency short or long position of greater than 20% of the total capital used in the calculation of its regulatory capital adequacy ratios, if the Bank or the Group is unable to manage the gap between its foreign currency-denominated assets and liabilities, then volatility in exchange rates could lead to operating losses, which could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

In addition, the Group’s lending operations depend significantly upon the Group’s capacity to match the cost of its foreign currency-denominated (or indexed) liabilities with the rates charged by the Group on its foreign currency-denominated (or indexed) assets. A significant devaluation or depreciation of the Turkish Lira might affect the Group’s ability to attract customers on such terms or to charge rates indexed to the foreign currencies and could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Liquidity Risk — The Group might have difficulty borrowing funds on acceptable terms, if at all

Liquidity risk is the risk that a company will be unable to meet its obligations, including funding commitments, as they fall due. This risk is inherent in banking operations and can be heightened by a number of enterprise-specific factors, including over-reliance upon a particular source of funding (such as short-term deposits), changes in credit ratings or market-wide dislocation. Perceptions of counterparty risk between banks (such as during the recent global crisis) can also increase significantly, which can lead to reductions in banks’ access to traditional sources of liquidity such as the debt markets and asset sales. The Group’s access to these wholesale sources of liquidity might be restricted or available only at a high cost and the Group might have difficulty extending and/or refinancing its existing wholesale financing such as syndicated loans and eurobonds. In addition, the Group’s significant reliance upon deposits as a funding source makes it susceptible to changes in customer perception of the strength of the banking sector in general and the Group in particular, and the Group could be materially and adversely impacted by substantial customer withdrawals of deposits.

The Group’s customer deposits are its primary source of funding, although the Group also obtains funding through loans from other banks and through the sale of securities in the capital markets. The Bank relies primarily on short-term liabilities in the form of deposits (typically deposits with terms of less than three months) as its source of funding and has a mix of short-, medium- and long-term assets in the form of retail, consumer and corporate loans, mortgages and credit cards, which might result in asset versus liability maturity gaps and ultimately liquidity concerns in the event of a banking crisis or similar event. The rate of growth of loans and advances to the Group’s customers has in recent years outpaced the rate of growth of deposits from the Group’s customers, leading to a trend of increases in the Group’s loan-to-deposit ratio, which was 106.34%, 113.52% and 111.64% as of December 31, 2013, 2014 and 2015. Accordingly, the Group has funded this growth in loans through the sale of securities and the use of borrowing facilities in addition to deposits and it might do so in the future.

Among its customer deposits, the Bank has historically benefitted from rules requiring state-related entities to deposit some or all of their funds exclusively with state-controlled banks such as the Bank (as of December 31, 2015, approximately 31.75% of the Bank’s deposit base was sourced from the public sector); however, these rules have become less strict in recent years. Under Turkish law, approximately 44.81% of such public sector-sourced deposits held by the Bank as of such date were permitted to be transferred to other banks in Turkey, including private banks, whereas the balance must be held with state-controlled banks such as the Bank. Any withdrawal of all or a material portion of such deposits or a change in law that permits Turkish state-controlled entities to deposit additional such amounts with non-state-controlled banks might require the Bank to seek additional sources of funding (whether in the form of deposits or wholesale funding), which might not be available on terms the Bank considers commercially acceptable or at all. Any failure to obtain any replacement funding might negatively impact the Bank’s ability to maintain or grow its loan portfolio or otherwise increase its overall cost of funding, any of which might have a material adverse effect on the Group’s business, results of operations, prospects or financial condition.

If deposit growth does not fully fund the growth in loans and other assets, then the Group would become increasingly dependent upon other sources of financing, including long-term funding via syndicated loans, “future flow” transactions and eurobonds. If any member of the Group were to seek to raise long-term financing but were to be unable to do so at an acceptable price, or at all, then such funds would need to be raised in the short-term money market, thereby reducing the Group’s ability to diversify funding sources and adversely affecting the length of the Group’s funding profile.

The Group might expand its activities in commercial banking, which is constituted in considerable part by project financing and granting commercial loans. Project financing loans are often denominated in foreign currency and generally have longer maturities than traditional funding provided to corporations. Such longer maturities might exacerbate any liquidity mismatch (that is, a mismatch between the maturities of the Group’s assets and liabilities) between the Group’s deposit and other funding and its loans. The need to rely upon shorter-term funds, or the inability to raise financing via the capital or long-term loan markets, might adversely impact the Group’s liquidity profile and could have a material adverse effect on the Group’s business, financial condition and/or results of operations. See “Risk Management.”

In the event of a liquidity crisis affecting the Group, any liquidity mismatch might require the Group to liquidate some of its assets. Any liquidation of the Group’s assets in such circumstances might be executed at prices below the level that the Group believes to be their intrinsic values.

A rising interest rate environment could compound the risk of the Group not being able to access funds at favourable rates or at all. As central banks unwind the expansive liquidity that has been provided during the recent global crisis, competition among banks and other borrowers for the reduced global liquidity might result in increased costs of funding. This and other factors could lead creditors to form a negative view of the Group’s liquidity, which could result in lower credit ratings, higher borrowing costs and/or less access to funds. In addition, the Group’s ability to raise or access funds might be impaired by factors that are not specific to its operations, such as general market conditions, disruptions of the financial markets or negative views about the prospects of the sectors to which the Group lends. While the Group aims to maintain at any given time an adequate level of liquidity reserves, strains on liquidity caused by any of these factors or otherwise (including as a result of the requirement to repay any indebtedness, whether on a scheduled basis or as a result of an acceleration due to a default, change of control or other event) could adversely affect the Group’s business, financial condition and/or results of operations. For example, in case of a liquidity crisis, wholesale funding would likely become more difficult to obtain, which might adversely affect borrowing using certain capital market instruments (such as “future flow” transactions and eurobonds). See also “-Foreign Currency Borrowing and Refinancing Risk” below.

Investment Portfolio Risk — Members of the Group invest in securities for long- and medium-term periods, which could lead to significant losses

In addition to trading activities, members of the Group invest in securities for long- and medium-term periods for their own account, including investments in Turkish government securities and (to a limited extent) securities issued by

Turkish and foreign corporations. The Group has historically made significant investments in high-yielding Turkish government securities, resulting in a material percentage of the Group’s net income being derived from these investments. The share of securities as a percentage of interest-earning assets was 16.54% as of December 31, 2015. In addition to the credit risks of its investments in securities, the value of the portfolio is subject to market risks, including the risk that possible declines in interest rates might reduce interest income on any new investments whereas possible increases in interest rates might result in a decline in the market value of the securities held by the Group, whether or not the Group is required to record such losses in its financial statements, either of which could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

While securities (including trading securities) issued by the Turkish government represent substantially all of the Group’s securities portfolio (95.36% as of December 31, 2015), and the Group thus does not have significant direct exposure to the credit risk of foreign governments, the disruptions to the capital markets caused by investors’ concerns over the fiscal deficits in certain countries such as Cyprus, Greece, Ireland, Italy, Portugal and Spain have had and might continue to have a material negative impact on the valuation of securities and thus on the market value of the Group’s securities portfolio. See “Risks relating to Turkey — Government Default” below.

Foreign Currency Borrowing and Refinancing Risk — The Group relies to an extent upon foreign currency-denominated debt, which might result in difficulty in refinancing or might increase its cost of funding, particularly if the Group and/or Turkey suffer(s) a ratings downgrade

While the Group’s principal source of funding comes from deposits, these funds are short-term by nature and thus do not enable the Group to match fund its medium- and long-term assets. In addition, price competition for wholesale deposits has made such deposits less attractive. As a result, the Group has raised (and likely will seek to continue to raise) longer term funds from syndicated loans, “future flow” transactions, bond issuances, bilateral loans and other transactions, many of which are denominated in foreign currencies. As of December 31, 2015: (a) the Group’s total foreign currency-denominated loans and advances from banks and subordinated liabilities constituted 13.57% of its consolidated total liabilities and (b) 77.90% of the Group’s foreign currency-denominated funding (including subordinated liabilities) was sourced from “future flow” transactions, eurobond issuances, syndicated loans and bilateral loans (71.81% as of December 31, 2014). To date, the Bank has been successful in extending, at a relatively low cost, the maturity profile of its funding base, even during times of volatility in international markets, although this might not continue in the future (including if investor confidence in Turkey decreases as a result of political, economic or other factors). Particularly in light of the historical volatility of emerging market financings, the Group: (i) might have difficulty extending and/or refinancing its existing foreign currency-denominated indebtedness, hindering its ability to avoid the interest rate risk inherent in maturity mismatches of assets and liabilities, and (ii) is susceptible to devaluations of the Turkish Lira (which would thus increase the amount of Turkish Lira that it would need to make payments on its foreign currency-denominated obligations). Should these risks materialize, these circumstances could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

A downward change in the ratings published by rating agencies of either Turkey or members of the Group might increase the costs of new indebtedness and/or the refinancing of the Group’s existing indebtedness, including to the extent that such a downgrade is perceived as a deterioration of the capacity of the Group to pay its debt.

These risks might increase as the Group seeks to increase medium- and long-term lending to its customers, including mortgages and project financings, the funding for much of which is likely to be made through funds borrowed in foreign currency. Should the Group be unable to continue to borrow funds on acceptable terms, if at all, this could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Reduction in Earnings on Investment Portfolio — The Group might be unable to sustain the level of earnings on its securities portfolio obtained during recent years

The Group has historically generated a significant portion of interest income from its securities portfolio, with interest and similar income derived from the Group’s securities portfolio in 2013, 2014 and 2015 accounting for 17.12%, 17.67% and 14.83%, respectively, of its total interest income (and 13.35%, 13.61% and 11.84%, respectively, of its gross operating income before deducting interest expense and fee and commission expense). The Group also has obtained large realized gains from the sale of securities in its available-for-sale portfolio. The CPI-linked securities in the Bank’s investment portfolio have been providing high real yields compared to other government securities, which also have been generating high nominal yields in a high inflation environment, but their impact on the Bank’s earnings will vary as inflation rates change.

While the contribution of income from the Group’s securities portfolio has been significant over recent years, such income might not be as large in coming years. As securities in its portfolio are repaid, the Group might not be able to re-invest in assets with a comparable return. In addition, the robust trading gains earned during the global financial crisis as a result of the high level of volatility in financial markets might not continue. As such, the Group might experience declining levels of earnings from its securities portfolio. If the Group is unable to sustain its levels of earnings from its securities portfolio, then this could have a material adverse effect on its business, financial condition and/or results of operations. In addition, as the Group’s investment portfolio is heavily concentrated in Turkish government securities, see also “Risks relating to Turkey — Government Default” below.

Trading Activities Risk — Members of the Group engage in market trading activities, including hedging, that could lead to significant losses

Members of the Group engage in various trading activities as both agent and (to a limited extent) principal, and the Group derives a proportion of its income from trading profits. The Group’s proprietary trading involves a degree of risk and future results will in part depend largely upon market conditions that are outside of the Group’s control. Trading risks include (among others) the risk of unfavorable market price movements relative to the Group’s long or short positions, a decline in the market liquidity of such instruments, volatility in market prices, interest rates or foreign currency exchange rates relating to these positions and the risk that the instruments with which the Group chooses to hedge certain positions do not track the market value of those positions and exchange rates. The Group could incur significant losses from its trading activities, which could have a material adverse effect on its business, financial condition and/or results of operations.

Access to Capital — The Group might have difficulty raising capital on acceptable terms, if at all

By law, each of the Bank and the Group is required to maintain certain capital adequacy ratios in connection with its banking business. Such capital ratios depend in part upon the level of risk-weighted assets. The Bank’s management expects that continued growth in Turkey’s economy and further penetration of banking services will result in increased lending (both in absolute terms as well as proportionately in comparison to the Group’s zero risk-weighted investment in Turkish government securities). As a result, the Bank’s management expects that there will be a continuing increase in the Group’s risk-weighted assets, which might adversely affect the Group’s capital adequacy ratios (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Adequacy”). Changes relating to Basel III and other regulatory requirements might also impact the manner in which the Group calculates its capital ratios and might impose higher capital requirements (see “Turkish Regulatory Environment — Basel III”). Additionally, it is possible that the Group’s capital levels could decline due to, among other things, credit losses, increased credit reserves, currency fluctuations or dividend payments. In addition, the Group might need to raise additional capital in the future to ensure that it has sufficient capital to support future growth in its assets. Should the Group desire or be required to raise additional capital, that capital might not be available at all or at a price that the Group considers to be reasonable. If any or all of these risks materialize, then this could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Correlation of Financial Risks — The occurrence of a risk borne by the Group could exacerbate or trigger other risks that the Group faces

The exposure of the Group’s business to a market downturn in Turkey or the other markets in which it operates, or any other risks, could exacerbate or trigger other risks that the Group faces. For example, if the Group incurs substantial trading losses due to a market downturn in Turkey, then its need for liquidity could rise sharply while its access to such liquidity and/or capital could be impaired. In addition, in conjunction with a market downturn, the Group’s customers could incur substantial losses of their own, thereby weakening their financial condition and increasing the credit risk of the Group’s exposure to such customers. If this or any other combination of risks occurs, then this could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Operational Risk — The Group might be unable to monitor and prevent losses arising from fraud and/or operational errors or disruptions

The Group employs substantial resources to develop and operate its risk management processes and procedures; however, similar to other banking groups, the Group is susceptible to, among other things, fraud by employees, customers or other third parties, failure of internal processes and systems (including to detect fraud or unlawful transactions), unauthorized transactions by employees and other operational errors (including clerical or record-keeping errors and errors resulting from faulty computer or telecommunications systems). The Group’s risk management and expanded control capabilities are also limited by the information tools and techniques available to the Group. The Group is also subject to service interruptions from time to time caused by third party service providers (such as telecommunications operators) or events such as natural disasters. Such events might result in interruption to services to the Group’s branches and/or impact customer service. In addition, given the Group’s high volume of transactions, fraud or errors might be repeated or compounded before they are discovered and rectified.  Furthermore, a number of banking transactions are not fully automated, which might further increase the risk that human error or employee tampering will result in losses that might be difficult for the Group to detect quickly or at all. If the Group is unable to successfully monitor and prevent these or any other operational risks, or obtain sufficient insurance to cover these risks, then this could have a material adverse effect on the Group’s reputation, business, financial condition and/or results of operations.

Notwithstanding anything in this risk factor, this risk factor should not be taken as implying that the Bank will be unable to comply with its obligations as a company with securities admitted to the Official List.

Money Laundering and/or Terrorist Financing — The Group is subject to risks associated with money laundering or terrorist financing

The Group is required to comply with applicable anti-money laundering and anti-terrorist financing laws and regulations and has adopted various policies and procedures, including internal control and “know-your-customer” procedures, aimed at preventing use of the Group for money laundering or terrorist financing. In addition, while the Group reviews its correspondent banks’ internal policies and procedures with respect to such matters, the Group to a large degree relies upon its correspondent banks to maintain and properly apply their own appropriate anti-money laundering and anti-terrorist financing procedures. Such measures, procedures and compliance might not be completely effective in preventing third parties from using the Group (and its correspondent banks) as a conduit for money laundering (including illegal cash operations), terrorist financing or other criminal activities without the Group’s (and its correspondent banks’) knowledge. If the Group is associated with, or even accused of being associated with, money laundering, terrorist financing or other criminal activities, then its reputation could suffer and/or it could become subject to criminal or regulatory fines, sanctions and/or legal enforcement (including being added to any “blacklists” that would prohibit certain parties from engaging in transactions with the Group), any one of which could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Absence of Governmental Support — The Group’s non-deposit obligations are generally not guaranteed by the Turkish or any other government and there might not be any governmental or other support in the event of illiquidity or insolvency

The non-deposit obligations of the Group are not guaranteed or otherwise supported by the Turkish or any other government; provided that the Turkish Treasury may guarantee certain loans to the Bank from official lenders such as the World Bank, the European Investment Bank and KfW Development Bank. While rating agencies and others have occasionally included in their analysis of certain banks a view that systemically important banks would likely be supported by the banks’ home governments in times of illiquidity and/or insolvency (examples of which sovereign support have been seen, and strained, in other countries during the recent global financial crisis), this might not be the case for Turkey in general or the Group in particular. Notwithstanding that the Bank is state-controlled, investors in the Notes should not place any reliance upon the possibility of the Group being supported by any governmental or other entity at any time, including by providing liquidity or helping to maintain the Group’s operations during periods of material market volatility. See “Turkish Regulatory Environment-The SDIF” for information on the limited government-provided insurance for the Bank’s deposit obligations.

Leverage Risk — The Group might become over-leveraged

One of the principal causes of the recent global financial crisis was the excessive level of debt prevalent in various sectors of the global economy, including the financial sectors of many countries. While there were many reasons for this over-leverage, important factors included the low cost of funding, the over-reliance by creditors (particularly investors in structured transactions) on the analysis provided by rating agencies (which reliance was often encouraged by regulatory and other requirements that permitted capital to be applied based upon the debt’s rating) and the failure of risk management systems to identify adequately the correlation of risks and price risk accordingly. If the Group becomes over-leveraged as a result of these or any other reasons, then it might be unable to satisfy its obligations in times of financial stress, and such failure could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Personnel — The Group’s success depends upon retaining key members of its senior management and its ability to recruit, train and motivate qualified staff

The Group is dependent upon its senior management to implement its strategy and operate its day-to-day business. In addition, corporate, retail and other relationships of members of senior management are important to the conduct of the Group’s business. In a rapidly emerging and developing market such as Turkey, demand for highly trained and skilled staff, particularly in the Group’s İstanbul headquarters, is very high and requires the Group to re-assess continually its compensation and employment policies. If members of the Group’s senior management were to leave, particularly if they were to join competitors, then those employees’ relationships that have benefited the Group might not continue with the Group. In addition, the Group’s success depends, in part, upon its ability to attract, retain and motivate qualified and experienced banking and management personnel. The Group’s failure to recruit and retain necessary personnel or manage its personnel successfully could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Dependence upon Information Technology Systems — The Group’s operations could be adversely affected by interruptions to or the improper functioning of its information technology systems

The Group’s business, financial performance and ability to meet its strategic objectives (including rapid credit decisions, product rollout and growth) depend to a significant extent upon the functionality of its information technology (“IT”) systems and its ability to increase systems capacity. The proper functioning of the Group’s financial control, risk management, credit analysis and reporting, accounting, customer service and other IT systems, as well as the communication networks between its branches and main data processing centers, are critical to the Group’s business and its ability to compete. For example, the Group’s ability to process credit card and other electronic transactions for its customers is an essential element of its business.

Any failure, interruption or breach in security of the Group’s IT systems could result in failures or interruptions in the Group’s risk management, general ledger, deposit servicing, loan organization and/or other important operations. Although the Group has developed back-up systems and a fully-equipped disaster recovery center, and might continue some of its operations through the Bank’s branches in case of emergency, if the Group’s IT systems failed, even for a short period of time, then it could be unable to serve some or all of its customers’ needs on a timely basis and could thus lose business. Likewise, a temporary shutdown of the Group’s IT systems could result in costs that are required for information retrieval and verification. In addition, the Group’s failure to update and develop its existing IT systems as effectively as its competitors might result in a loss of the competitive advantages that the Group believes its IT systems provide. Such failures or interruptions might occur and/or the Group might not adequately address them if they do occur. A disruption (even short-term) to the functionality of the Group’s IT systems, delays or other problems in increasing the capacity of the Group’s IT systems or increased costs associated with such systems could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Risk Management Strategies — The Group’s efforts to control and manage risk might be inadequate

In the course of its business activities, the Group is exposed to a variety of risks, including credit risk, market risk, liquidity risk and operational risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Management.” Although the Group invests substantial time and effort in risk management strategies and techniques, it might nevertheless fail to manage risk adequately in some circumstances. If circumstances arise that the Group has not identified or anticipated adequately, or if the security of its risk management systems is compromised, then the

Group’s losses could be greater than expected, which could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Some of the Group’s methods of managing risk are based upon the use of historical market data, which might not always accurately predict future risk exposures that could be significantly greater than historical measures indicate. If its measures to assess and mitigate risk prove insufficient, then the Group might experience material unexpected losses that could have a material adverse effect on the Group’s business, financial condition and/or results of operations. For example, assets held by the Group that are not traded on public markets might be assigned values that the Group calculates using mathematical risk-based models, which models might not accurately measure the actual risks of such assets, resulting in potential losses that the Group has not anticipated.

International Operations — Adverse changes in the regulatory and economic environment in Turkey or other jurisdictions in which the Group operates could have a material adverse effect on the Group

While a substantial majority of the Group’s operations are in Turkey, it also (as of the date of this Base Prospectus) maintains operations in countries such as the United States, Bahrain, Austria, the Republic of Iraq and the Turkish Republic of Northern Cyprus. The Group’s operations outside of Turkey are subject to differing regulatory environments and domestic economic conditions and require the Group to engage in transactions in relevant local currencies such as the euro. Adverse changes in the regulatory environments, tax and/or other laws, economic and political conditions, relevant exchange rates and/or other circumstances in Turkey or the other jurisdictions in which the Group operates could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Related Party Transactions - The Group intends to continue its dealings with its shareholders and other related parties although these might give rise to apparent or actual conflicts of interest

The Banking Law places limits on a Turkish bank’s exposure to related parties. The Group is within the limits of the Banking Law in terms of its exposure to its related parties. All credits with respect to, and services provided to, its related parties are made on an arm’s-length basis and all credit decisions with respect to its related parties are required to be approved by the Bank’s Board of Directors (the “Board”). Although the Group intends to continue to enter into transactions with related parties on terms similar to those that would be offered to an unaffiliated third party, such transactions create the potential for, or could result in, conflicting interests. See “Related Party Transactions.”

Corporate Governance — Independent directors constitute a minority of the Bank’s directors

On January 3, 2014, the CMB issued the Communiqué No. II-17.1 on Corporate Governance (the “Corporate Governance Communiqué”), which provides certain mandatory and non-mandatory corporate governance principles as well as rules regarding related party transactions and investor relations department. Some provisions of the Corporate Governance Communiqué are applicable to all companies incorporated in Turkey and listed on the Borsa İstanbul, while some others are applicable solely to companies whose shares are traded in certain markets of the Borsa İstanbul. The Corporate Governance Communiqué provides specific exemptions and/or rules applicable to banks that are traded on Borsa İstanbul. The intent of the Corporate Governance Communiqué is to enhance Turkish corporate governance standards in a number of ways. The Bank is also subject to the corporate governance principles stated in the banking regulations and the regulations for capital markets that are applicable to banks. The Bank should state under its annual activity report whether it is in compliance with the principles applicable to it under the Corporate Governance Communiqué or not.

As of the date of this Base Prospectus, the Bank is in compliance with all of the mandatory principles of the Corporate Governance Communiqué. In case of any non-compliance, explanations regarding such non-compliance should also be included in such report. Should the Bank fail to comply with any mandatory obligations, then it might be subject to sanctions from the CMB.

According to the Corporate Governance Communiqué, publicly traded banks are also required to appoint at least three independent board members to their boards of directors, who may be selected from the members of the audit committee; provided that at least one member should meet the mandatory qualification required for board members as set out under the applicable legislation. As of the date of this Base Prospectus, the Bank has three directors that it considers to be independent (including the board members of the audit committee, who are deemed to be independent board members according to the Corporate Governance Communiqué). These independent directors constitute a minority of the board of directors. As a result, the decisions made by the Bank’s directors might be the same as the views of the Bank’s management and thus the Bank’s Board might not present an independent voice to balance against the views of the Bank’s management. See “Management.”

Turkish Disclosure Standards — Turkish disclosure standards differ in certain significant respects from those in certain other countries, potentially resulting in a lesser amount of information being available

Historically, the reporting, accounting and financial practices applied by Turkish banks have differed in certain respects from those applicable to banks in the EU, the United States or in other similar economies. There is less publicly available information on businesses in Turkey than is regularly published by similar businesses in the EU, the United States or in other similar markets and any information that is published might only be presented in Turkish.

The BRSA’s rules require Turkish banks to publish their annual and quarterly financial reports on their websites. In addition, banks that are listed on the Borsa İstanbul, such as the Bank, are also required to publish their financial statements on a quarterly basis and to disclose any significant development that is likely to have an impact on investors’ decisions and/or that would be likely to have a significant effect on the price of the issuer’s securities (both through the Turkish government’s Public Disclosure Platform’s website and the bank’s own website). Annual financial reports comprise audited financial statements and activity reports, and quarterly financial reports comprise reviewed financial statements, interim management reports and corporate governance compliance reports. In recent years, many Turkish banks (including the Bank) have also prepared financial statements using IFRS for certain reporting periods, with their financial statements being available first under the BRSA Accounting and Reporting Regulation and subsequently being made available in IFRS financial statements. Most Turkish banks, including the Bank, have English versions of their financial statements available on their websites. Nonetheless, investors might not have access to the same depth of disclosure relating to the Bank as they would for investments in banks in the EU, the United States and certain other markets.

Competition in the Turkish Banking Sector — Intense competition in the Turkish banking sector could have a material adverse effect on the Group

The Group faces significant and continuing competition from other participants in the Turkish banking sector, including both state-controlled and private banks in Turkey as well as many subsidiaries and branches of foreign banks and joint ventures between Turkish and foreign shareholders. A small number of these banks dominate the banking industry in Turkey. According to the BRSA sector data, as of December 31, 2015, there was a total of 52 banks (including domestic and foreign banks, including participation banks, but excluding the Central Bank) licensed to operate in Turkey, with the top seven banking groups in Turkey (including the Group), three of which were state-controlled (including the Group), holding 71.3% of the Turkish banking sector’s total loan portfolio in Turkey (excluding participation banks), 70.4% of the total bank assets (excluding participation banks) in Turkey and 73.8% of the total customer deposits in Turkey.

Foreign financial institutions have shown a strong interest in competing in the banking sector in Turkey. UniCredito Italiano, BNP Paribas, Sberbank, Citigroup, ING, Bank Hapoalim, Bank Audi sal, Burgan Bank, Rabobank, Intesa Sanpaolo,  Bank of Tokyo Mitsubishi UFJ and Qatar National Bank (the “QNB”) are among the many non-Turkish financial institutions that have purchased or made investments in Turkish banks or opened their own Turkish offices; however, some of such institutions have (or might) put some or all of their investments in Turkish banks up for sale as a result of their own financial circumstances and priorities. The Bank’s management believes that further entries into the sector by foreign competitors, either directly or in collaboration with existing Turkish banks, could increase competition in the market. Similarly, the expansion of foreign banks’ presence in Turkey, in addition to direct investment, might lead to further competitive pressures.

Competition has been particularly strong in certain sectors where state-controlled banks and foreign-owned banks have been active, such as SME lending and general purpose loans, for which some banks have lent funds at rates below those considered commercially viable by the Group. Competition has also increased for fee-generating products and services, including in cash management and trading, as banks increasingly seek additional revenue sources as a result of volatile net interest margins and increased capital requirements. Competitors might direct greater resources and be more effective in the development and/or marketing of new or technologically-advanced products and services that might compete directly with the Group’s products and services, adversely affecting the acceptance of the Group’s products and/or leading to adverse changes in the spending and saving habits of the Group’s customer base. The Group might not be able to maintain its market share or profitability if it is not able to match its competitors’ pricing, keep pace with the competitors’ development of new products and services and/or successfully market its own products and services. Increased competition might affect the Group’s growth, reduce the average interest rates that the Group can charge its customers or otherwise have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Pressure on Profitability — The Group’s profitability might be negatively affected as a result of regulatory requirements, competition and other factors

The Group’s profitability might be negatively affected in the short-term and possibly in future periods as a result of a number of factors that generally impact the Turkish banking sector, including a slowdown of economic growth in Turkey and volatility in interest rates (see “-Reduction in Earnings on Investment Portfolio” and “-Interest Rate Risk” elsewhere in this section), increased competition (particularly as it impacts net interest margins (see “-Competition in the Turkish Banking Sector” above)) and Central Bank and governmental actions, including those that seek: (a) to limit the growth of Turkish banks and/or the Turkish economy through various conventional and unconventional policy measures, including increased reserve requirements, increased general provisioning requirements, increased capital requirements and higher risk-weighting for general purpose loans, or (b) to impose limits or prohibitions on fees and commissions charged to customers or otherwise affect payments received by the Group from its customers (see “-Banking Regulatory Matters” and “Risks relating to Turkey - High Current Account Deficit” below).

Banking Regulatory Matters — The activities of the Group are highly regulated and changes to applicable laws or regulations, the interpretation or enforcement of such laws or regulations or the failure to comply with such laws or regulations could have an adverse impact on the Group’s business

The Group is subject to a number of banking, consumer protection, competition, antitrust and other laws and regulations designed to maintain the safety and financial soundness of banks, ensure their compliance with economic and other obligations and limit their exposure to risk. These laws and regulations include Turkish laws and regulations (and in particular those of the BRSA), as well as laws and regulations of other countries in which the Group operates. These laws and regulations increase the cost of doing business and limit the Group’s activities. See “Turkish Regulatory Environment” for a description of the Turkish banking regulatory environment and “The Turkish Banking Sector” below.

Turkish banks’ capital adequacy requirements will be further affected by Basel III, which includes requirements regarding regulatory capital, liquidity, leverage ratio and counterparty credit risk measurements, which are being phased in through 2019. In 2013, the BRSA announced its intention to adopt the Basel III requirements and, as published in the Official Gazette dated September 5, 2013 and numbered 28756, adopted the Regulation on Equities of Banks (the “2013 Equity Regulation”) and amendments to the Regulation on the Measurement and Evaluation of the Capital Adequacy of Banks (the “2012 Capital Adequacy Regulation”), both of which entered into effect on January 1, 2014. The 2013 Equity Regulation introduced core Tier 1 capital and additional Tier 1 capital as components of Tier 1 capital, whereas the amendments to the 2012 Capital Adequacy Regulation: (a) introduced a minimum core capital adequacy standard ratio (4.5%) and a minimum Tier 1 capital adequacy standard ratio (6.0%) to be calculated on a consolidated and non-consolidated basis (which are in addition to the previously existing requirement for a minimum total capital adequacy ratio of 8.0%) and (b) changed the risk weights of certain items that are categorized under “other assets.” The 2013 Equity Regulation also introduced new Tier 2 rules and determined new criteria for debt instruments to be included in a bank’s Tier 2 capital.

In 2013, the BRSA published the Regulation on the Capital Maintenance and Countercyclical Capital Buffer, which entered into effect on January 1, 2014 and regulates the procedures and principles regarding the calculation of additional core capital amounts. In this context, the BRSA further published: (a) its decision dated December 18, 2015 (No. 6602) regarding the procedures for and principles on calculation, application and announcement of a countercyclical capital buffer and (b) its decision dated December 24, 2015 (No. 6619) regarding the determination of such countercyclical capital buffer. Pursuant to these decisions, the countercyclical capital buffer for Turkish banks’ exposures in Turkey was initially set at 0% of a bank’s risk-weighted assets in Turkey (effective as of January 1, 2016); however, such ratio might fluctuate between 0% and 2.5% as announced from time to time by the BRSA. Any increase to the countercyclical capital buffer ratio is to be effective one year after the relevant public announcement, whereas any reduction is to be effective as of the date of the relevant public announcement.

The Regulation on the Measurement and Evaluation of Leverage Levels of Banks, through which the BRSA seeks to constrain leverage in the banking system and ensure maintenance of adequate equity on a consolidated and non-consolidated basis against leverage risks (including measurement error in the risk-based capital measurement approach), was published in the Official Gazette dated November 5, 2013 and numbered 28812 and entered into effect on January 1, 2014 (with the exception of certain provisions that entered into effect on January 1, 2015).

The Regulation on Measurement of the Liquidity Coverage Ratios of Banks (the “ Regulation on Liquidity Coverage Ratios”) was published in the Official Gazette dated March 21, 2014 and numbered 28948 in order to ensure that a bank maintains an adequate level of unencumbered, high-quality liquid assets that can be converted into cash to meet its liquidity needs for a 30 calendar day period. According to this regulation, the liquidity coverage ratios of banks is not permitted to fall below 100% on an aggregate basis and 80% on a foreign currency-only basis; however, pursuant to the BRSA decision dated December 26, 2014 No. 6143 (the “BRSA Decision on Liquidity Ratios”), for the period between January 5, 2015 to December 31, 2015, such ratios were applied as 60% and 40%, respectively, and pursuant to the BRSA Decision on Liquidity Ratios, such ratios have (and shall be) applied as increased in increments of ten percentage points for each year from January 1, 2016 until January 1, 2019. If the Bank and/or the Group is unable to maintain its capital adequacy, liquidity and leverage ratios above the minimum levels required by the BRSA or other regulators (whether due to the inability to obtain additional capital on acceptable economic terms, if at all, sell assets (including subsidiaries) at commercially reasonable prices, or at all, or for any other reason), then this could have a material adverse effect on the Group’s business, financial condition and/or results of operations. See “Turkish Regulatory Environment” below for a further discussion on Basel III.

The BRSA published a Regulation on the Measurement and Evaluation of the Capital Adequacy of Banks in the Official Gazette dated October 23, 2015 and numbered 29511 (the “2015 Capital Adequacy Regulation”), which entered into force on March 31, 2016 and at such time replaced the 2012 Capital Adequacy Regulation. The 2015 Capital Adequacy Regulation sustains the capital adequacy ratios introduced by the former regulation, but changes the risk weights of certain items. The 2015 Capital Adequacy Regulation also increased the risk weights of foreign currency-denominated claims on the Central Bank in the form of required reserves from 0% to 50%. The BRSA also amended certain regulations and communiqués as published in the Official Gazette dated October 23, 2015 No. 29511 and January 20, 2016 No. 29599 in accordance with the Basel Committee’s Regulatory Consistency Assessment Programme (“RCAP”), which is conducted by the Bank for International Settlements (“BIS”), with a view to monitor Turkey’s compliance with Basel regulations. The amendments related to internal systems and internal capital adequacy ratios entered into force on January 20, 2016 and the revisions to the 2013 Equity Regulation and the 2015 Capital Adequacy Regulation entered into force on March 31, 2016.

In February 2016, the BRSA published a regulation (the “D-SIBs Regulation”) regarding systemically important banks (“D-SIBs”), which introduced additional capital requirements for D-SIBs in line with the requirements of Basel III. See “Capital Adequacy — Basel Committee — Basel III” below.

As a result of the recent global financial crisis, policy makers in Turkey, the EU and other jurisdictions in which the Group operates have enacted or proposed various new laws and regulations, and there is still uncertainty as to what impact these changes might have. In addition, the Turkish government (including the BRSA or the Central Bank) has introduced (and might introduce in the future) new laws and regulations that impose limits with respect to fees and commissions charged to customers, increase the monthly minimum payments required to be paid by holders of credit cards, increase reserves, increase provision requirements for loans, limit mortgage loan-to-value ratios or otherwise introduce rules that will negatively affect the Group’s business and/or profitability (e.g., see “Turkish Regulatory Environment — Consumer Loan, Provisioning and Credit Card Regulations”). The Group might not be able to pass on any increased costs associated with such regulatory changes to its customers, particularly given the high level of competition in the Turkish banking sector (see “The Turkish Banking Sector — Competition”). Accordingly, the Group might not be able to sustain its level of profitability in light of these regulatory changes and the Group’s profitability might be materially adversely impacted until (if ever) such changes could be incorporated into the Group’s pricing (and even then such changes might affect the Group’s profitability as increased pricing for customers could reduce customer demand for many of the Group’s products).

Such measures could also limit or reduce growth of the Turkish economy and consequently the demand for the Group’s products and services. Furthermore, as a consequence of certain of these changes, the Group might be required to increase its capital reserves and might need to access more expensive sources of financing to meet its funding requirements. Any failure by the Group to adopt adequate responses to these or future changes in the regulatory framework could have an adverse effect on the Group’s business, financial condition and/or results of operations. Finally, non-compliance with regulatory requirements or laws (including those relating to sanctions, anti-money laundering and anti-bribery) could expose the Group to potential liabilities and fines and/or damage its reputation.

The Bank is also subject to competition and antitrust laws. The Bank from time to time has been, and might in the future be, subject to investigations by the Turkish Competition Board (Rekabet Kurulu) (the “Competition Board”) some of which have resulted in material fines. See “The Group and its Business - Legal Proceedings.”

Turkish Banking Sector — The Turkish banking sector has experienced significant volatility in the past and might experience significant volatility in the future

The significant volatility in the Turkish currency and foreign exchange markets experienced in 1994, 1998 and 2001, combined with the short foreign exchange positions held by many Turkish banks at those times, affected the profitability and liquidity of certain Turkish banks. In 2001, this resulted in the collapse of several financial institutions. Following this crisis, the government made structural changes to the Turkish banking system to strengthen the private (i.e., non-governmental) banking sector and allow it to compete more effectively against the state-controlled banks Türkiye Halk Bankası A.Ş. (“Halkbank”), T.C. Ziraat Bankası A.Ş. (“Ziraat”) and the Bank (which were three of the top 10 banks in the Turkish market based upon total assets as of December 31, 2015 according to the Banks Association of Turkey). Notwithstanding such changes, the Turkish banking sector remains subject to volatility. If the general macro-economic conditions in Turkey, and the Turkish banking sector in particular, were to suffer another period of volatility, then this might result in further bank failures, reduced liquidity and weaker public confidence in the Turkish banking sector, which could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Dependence upon Banking and Other Licenses — Group members might be unable to maintain or secure the necessary licenses for carrying on their business

All banks established in Turkey require licensing by the BRSA. The Bank and, to the extent applicable, each of its subsidiaries have a current Turkish and/or other applicable license for all of its banking and other operations. The Vakıfbank Law specifically regulates the banking activities of the Group. The Bank’s management believes that the Bank and each of its subsidiaries is currently in compliance with its existing material license and reporting obligations; nevertheless, if it is incorrect, or if any member of the Group were to suffer a future loss of a license, breach the terms of a license or fail to obtain any further required licenses, then this could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Proposed Changes to the Vakıfbank Law — A bill to transfer ownership of the Bank has been proposed and may be subject to further amendment or addition

On October 20, 2014, the Council of Ministers presented to the Turkish parliament a bill regarding “Amendments on Banking Law and Certain Laws and Decrees” (the “Bill regarding the Vakıfbank Law”), which proposed certain amendments to the Vakıfbank Law. These proposed amendments included provisions that would: (a) permit the transfer to the Turkish Treasury of the Bank’s Class A and B shares that are owned by foundations managed and represented by the GDF (but not Class B shares held by non-affiliated foundations), (b) provide: (i) the Vakıfbank Pension Fund, which holds Class C shares, (ii) certain foundations holding Class B shares and (iii) other individuals and legal entities holding Class C  shares the right to apply to the Bank for the Turkish Treasury to acquire their shares, and (c) align the laws applicable to the Bank with those applicable to other state-controlled banks (e.g., Ziraat and Halkbank).

Under Turkish law, bills that have not been enacted during the current term of Parliament become ineffective. As the term of the applicable Parliament ended without enactment of the Bill regarding the Vakıfbank Law, it ceased to be effective; however, the new government or members of Parliament might repropose the Bill regarding the Vakıfbank Law (or a similar law). If it is so re-proposed, the Bill regarding the Vakıfbank Law would be subject to the political process and further amendment or addition and might not be adopted for some time (if at all). See “Ownership - Potential Transfer to the Turkish Treasury of the GDF’s Shares in the Bank.”

Risks relating to Turkey

Most of the Bank’s and its Turkish subsidiaries’ operations are conducted, and substantially all of their customers are located, in Turkey. In addition, much of the business of the Group’s non-Turkish subsidiaries is related to Turkey. Accordingly, the Group’s ability to recover on loans, and its business, financial condition and results of operations, are substantially dependent upon the political and economic conditions prevailing in Turkey. The proportion of the Group’s net income derived from its Turkish operations was 99.14%, 98.13% and 99.75% in 2013, 2014 and 2015, respectively.

Global Financial Crisis and Eurozone Crisis — Turkey and the Group have been, and might continue to be, subject to risks arising from the recent global financial crisis and continuing eurozone crisis

The recent global financial crisis and related economic slowdown has significantly impacted the Turkish economy and the principal external markets for Turkish goods and services. During the global financial crisis, Turkey suffered reduced domestic consumption and investment and a sharp decline in exports, which led to an increase in unemployment. Turkey’s GDP contracted by 7.0% in the fourth quarter of 2008 and declined 4.8% in 2009 but, following the implementation of fiscal and monetary measures during 2009, began to recover in the fourth quarter of 2009 and has since continued to expand, albeit at low levels in recent years (source: Turkstat). While unemployment levels have also improved since the depth of the financial crisis, they remain elevated. There can be no assurance that the unemployment rate will continue to improve, or even that it will not increase in the future. Continuing high levels of unemployment might affect the Group’s retail customers and business confidence, which could impair its business strategies and have a material adverse effect on its business, financial condition and/or results of operations.

Concerns about a sovereign debt crisis in Greece and certain other European countries have also undermined investor confidence in recent years and resulted, and might continue to result, in a general deterioration of the financial markets. In particular, the economic distress and bank closures in Greece and its negotiations with its international creditors have had significant impact on European and other markets and, notwithstanding the recent agreements with creditors on certain matters, the economic conditions in Greece and/or its further negotiations with its creditors might continue to affect markets.

Although there has been a degree of economic recovery in some markets in the eurozone, recent economic performance in Europe has been weak and has prompted further European Central Bank (“ECB”) stimulus. Since the implementation of negative interest rates by the ECB in June 2014, an increasing number of central banks in Europe have taken their policy rates below zero. In January 2016, the Bank of Japan also adopted negative interest rates. There is uncertainty in the markets as to the possible impact of these policies.

Any deterioration in the condition of the global, European or Turkish economies, or continued uncertainty around the potential for such deterioration, could have a material adverse effect on the Group’s business and customers in a number of ways, including, among others, the income, wealth, employment, liquidity, business, prospects and/or financial condition of the Group’s customers, which, in turn, could reduce the Group’s asset quality and/or demand for the Group’s products and services and negatively impact the Group’s growth plans. The Group’s business, financial condition and/or results of operations might also continue to be adversely affected by conditions in the global and Turkish financial markets as long as they remain volatile and subject to disruption and uncertainty.

In addition, the Group operates in countries outside of Turkey (such as Austria, the United States, Bahrain, the Republic of Iraq and the Turkish Republic of Northern Cyprus). Such jurisdictions also have been adversely impacted by the global financial crisis. The Group’s intention is to continue expanding its foreign operations and, in the event that there are further financial crises affecting such jurisdictions or any other financial shock (such as the recent sharp decline in oil prices, which negatively affects the Russian and certain other economies), this might result in the Group’s foreign operations not growing or performing at the same rate or levels as they had prior to the recent global financial crisis. Should the Group’s non-Turkish operations fail to grow at past rates, perform at past levels or meet growth expectations, the Group’s business, financial condition and/or results of operations could be materially adversely affected.

In addition, any withdrawal by a Member State from the EU and/or European Monetary Union, any significant changes to the structure of the European Monetary Union or any uncertainty as to whether such a withdrawal or change might occur might have a material adverse effect on the Group’s business, financial condition and/or results of operations, including as a result of volatility in European economies and/or the euro.

Political Developments — Political developments in Turkey might negatively affect the Group’s business, financial condition and/or results of operations

Negative changes in the government and political environment, including the inability of the government to devise or implement appropriate economic programs, might adversely affect the stability of the Turkish economy and, in turn, the Group’s business, financial condition and/or results of operations. Unstable coalition governments have been common, and Turkey has had numerous, short-lived governments, with political disagreements frequently resulting in early elections, which has resulted in political and economic uncertainty.

Beginning in 2013, Turkish politics have been particularly volatile with political protests and disputes affecting market and economic conditions. Such political instability and related events, including investigations, might have resulted in increased perceptions of political risk for investors and companies operating in Turkey. These circumstances, which coincided with the U.S. Federal Reserve’s decision to reduce monthly asset purchases, contributed to significant declines in the value of the Turkish stock market and the Turkish Lira. While these circumstances have receded and the Bank’s management does not believe that these events have had a material long-term negative impact on Turkey’s economy or the Group’s business, financial condition and/or results of operation, it is possible that these or other political circumstances could have such a result and/or a negative impact on investors’ perception of Turkey, the strength of the Turkish economy and/or the value and/or price of an investment in the Notes.

Elections were held on June 7, 2015 resulting in no party receiving a majority of the members of parliament. The parties with seats in parliament could not form a coalition within the period provided in the Turkish Constitution; therefore, early elections were held on November 1, 2015. In this election, the Justice and Development Party (AKP) received approximately 49% of the vote and a significant majority of the members of parliament, thus enabling it to form a single-party government. Notwithstanding this, social and political conditions remain challenging, including with increased tension resulting from Turkey’s conflict with the People’s Congress of Kurdistan (formerly known as the PKK) (an organization that is listed as a terrorist organization by states and organizations including Turkey, the EU and the United States). The events surrounding any future elections and/or the results of such elections could contribute to the volatility of Turkish financial markets and/or have an adverse effect on investors’ perception of Turkey, including with respect to the independence of Turkey’s institutions, Turkey’s ability to adopt macroeconomic reforms, support economic growth and manage domestic social conditions. Perceptions of political risk have also increased as a result of increased violence in Turkey, including relating to terrorist attacks (see “Terrorism and Conflicts”), the refugee crisis, tensions with Russia and media reporting. There can be no assurance that the political situation in Turkey will not deteriorate. Furthermore, certain regulatory actions, investigations, allegations of past or current wrongdoing and similar actions might increase perceptions of political conflict or instability. Actual or perceived political instability in Turkey and/or other political circumstances (and related actions, rumors and/or uncertainties) could have a material adverse effect on the Group’s business, financial condition and/or results of operations and/or on the market price of the Notes.

Turkish Economy — The Turkish economy is subject to significant macro-economic risks

Since the early 1980s, the Turkish economy has undergone a transformation from a highly protected and regulated system to a more open market system. Although the Turkish economy has generally responded positively to this transformation, it has experienced severe macro-economic imbalances, including significant current account deficits and a considerable level of unemployment. While the Turkish economy has been significantly stabilized due, in part, to support from the International Monetary Fund, Turkey might experience a further significant economic crisis in the future, which could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Since the implementation of fiscal and monetary measures in 2009, Turkey’s GDP has been growing, albeit at lower levels in recent years (source: Turkstat). In January 2016, the government announced a three year medium-term economic program from 2016 to 2018. Under this program, the government set growth targets of 4.5% for 2016 and 5.0% for each of 2017 and 2018, as well as a gradual decrease in the net public debt to GDP ratio, according to the Ministry of Development. There can be no assurance that these targets will be reached, that the Turkish government will implement its current and proposed economic and fiscal policies successfully or that the economic growth achieved in recent years will continue considering external and internal circumstances, including the Central Bank’s efforts to curtail inflation and simplify monetary policy, the current account deficit and macroeconomic and political factors, such as changes in oil prices and uncertainty related with the conflicts in Iraq and Syria (See “Terrorism and Conflicts”). Any of these developments might cause Turkey’s economy to experience macro-economic imbalances, which might impair the Group’s business strategies and/or have a material adverse effect on the Group’s business, financial condition and/or results of operations. For more details on recent developments in Turkey’s economy, see “Global Financial Crisis and Eurozone Crisis” and the discussion of increases in interest rates in “High Current Account Deficit.”

The Group’s banking and other businesses are significantly dependent upon its customers’ ability to make payments on their loans and meet their other obligations to the Group. If the Turkish economy suffers because of, among other factors, a reduction in the level of economic activity, devaluation of the Turkish Lira, inflation or an increase in domestic interest rates, then a greater portion of the Group’s customers might not be able to repay loans when due or meet their other requirements to the Group, which would increase the Group’s past due loan portfolio and could materially reduce its net income and capital levels. In addition, a slowdown or downturn in the Turkish economy would likely result in a decline in the demand for the Group’s products. The occurrence of any or all of the above could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

High Current Account Deficit — Turkey’s high current account deficit might result in further governmental efforts to decrease economic activity

In 2011, Turkey’s current account deficit was US$74.4 billion, which decreased to US$48.0 billion in 2012, according to the Central Bank. The decline in the current account deficit in 2012 was largely the result of coordinated measures initiated by the Central Bank, the BRSA and the Turkish Ministry of Finance to lengthen the maturity of deposits, reduce short-term capital inflows and curb domestic demand. The main aim of these measures was to slow growth in the current account deficit by controlling the rate of loan growth. Following these macro-prudential measures, the overall loan growth and retail loan growth in the banking sector declined, with annual growth rates of 19.7% and 8.1%, respectively, in 2015 as compared to 29.9% and 29.7%, respectively, in 2011.

The decline in the current account deficit experienced in 2012 came to an end in early 2013 as a result of the recovery in domestic demand, with the deficit in 2013 rising to US$63.6 billion. To combat this increase, a package of macro-prudential measures issued by the BRSA to limit domestic demand, the Central Bank’s tight monetary policy and increases in taxes, combined with the depreciation of the Turkish Lira and reduced oil prices, contributed to a decrease in the current account deficit to US$43.6 billion and US$32.1 billion in 2014 and 2015, respectively, as a result of their negative effect on domestic demand and GDP.

If the value of the Turkish Lira relative to the U.S. dollar and other relevant trading currencies changes, then the cost of importing oil and other goods and services and the value of exports might both change in a corresponding fashion, resulting in potential increases or decreases in the current account deficit. As an increase in the current account deficit might erode financial stability in Turkey, the Central Bank closely monitors the U.S. Federal Reserve’s actions and takes (and has taken) certain actions to maintain price and financial stability. In December 2015, the U.S. Federal Reserve raised the U.S. federal funds rate by 0.25%. While the impact of such increase (and any future rate increases) is uncertain, this initial step towards normalization reduced some volatility, permitting the Turkish Lira and certain other emerging market currencies to appreciate. In this context, instead of responding to the U.S. Federal Reserve’s actions by changing the interest rates, the Central Bank tightened further the liquidity of the Turkish Lira. See “Foreign Exchange and Currency Risk.”

Although Turkey’s economic growth dynamics depend to some extent upon domestic demand, Turkey is also dependent upon foreign trade. Thus, a significant decline in the economic growth of any of Turkey’s major trading partners, such as the EU, could have an adverse impact on Turkey’s balance of trade and adversely affect Turkey’s economic growth. In 2015, exports to the EU decreased by 7% in U.S. dollar terms due to the decline in the euro against the U.S. dollar (source: Turkstat). Regional conflicts and sanctions implemented against Russia and sanctions implemented by Russia against Turkey as a result of the conflict in Syria have negatively affected Turkey’s exports, with its exports to its neighboring countries in the south falling significantly. See “Terrorism and Conflicts” below. While diversification in the export markets towards other regional countries has partially offset the negative impact of declines in demand from certain countries, the EU remains Turkey’s largest export market. A decline in demand for imports from the EU, Russia or neighboring countries could have a material adverse effect on Turkish exports and Turkey’s economic growth and result in an increase in Turkey’s current account deficit.

Turkey is an energy import-dependent country and recorded US$33.3 billion of net energy imports in 2015, which declined from US$48.8 billion in 2014 due largely to the decline in the price of oil (source: Turkstat). It should be noted that Turkey’s current account deficit benefited from the recent declines in the price of oil, which was partially offset by the weak performance of exports; however, this might be reversed. Although the government has been heavily promoting new domestic energy projects, these have not yet significantly decreased the need for imported energy and thus any geopolitical development concerning energy security and prices could have a material impact on Turkey’s current account balance.

If the current account deficit widens more than anticipated, financial stability in Turkey might deteriorate. Financing the high current account deficit might be difficult in the event of a global liquidity crisis and/or declining interest or confidence of foreign investors in Turkey, and a failure to reduce the current account deficit could have a negative impact on Turkey’s sovereign credit ratings. Any such difficulties might lead the Turkish government to seek to raise additional revenue to finance the current account deficit or to seek to stabilise the Turkish financial system, and any such measures might adversely affect the Group’s business, financial condition and/or results of operations.

Potential Overdevelopment — Certain sectors of the Turkish economy might have been or become overdeveloped, which might result in a negative impact on the Turkish economy

Certain sectors of the Turkish economy might have been (or might become) overdeveloped, including in particular the construction of luxury residences, shopping centers, office buildings, hotels and other real estate-related projects and various renewable energy-related projects. For example, significant growth in the number of hotels is projected to occur over the coming years in anticipation of a continuing growth in international tourism, which might or might not in fact occur. Any such overdevelopment might lead to a rapid decline in prices of these and other properties or the failure of some of these projects. Even if this does not occur, the pace of development of such projects might decline in coming years as developers and project sponsors seek to reduce their risk, which might negatively affect the growth of the Turkish economy. Should any of such events occur, then this could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Emerging Market Risks — International investors might view Turkey negatively based upon adverse events in other emerging markets

Emerging markets such as Turkey are subject to greater risk of being perceived negatively by investors based upon external events than are more-developed markets, and financial turmoil in any emerging market (or global markets generally) could disrupt the business environment in Turkey. Moreover, financial turmoil in one or more emerging market(s) tends to adversely affect prices for securities in other emerging market countries as investors move their money to countries that are perceived to be more stable and economically developed. An increase in the perceived risks associated with investing in emerging economies could dampen capital flows to Turkey and adversely affect the Turkish economy. As a result, investors’ interest in the Notes (and thus their market price) might be subject to fluctuations that might not necessarily be related to economic conditions in Turkey or the financial performance of the Group.

Investors’ interest in Turkey might be negatively affected by events in other emerging markets or the global economy in general (for example, volatility in the emerging markets, monetary policies in the United States and the eurozone, continued violence in Syria and Iraq or a slowdown in China’s growth), which could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Inflation Risk — Turkey’s economy has been subject to significant inflationary pressures in the past and might become subject to significant inflationary pressures in the future

The Turkish economy has experienced significant inflationary pressures in the past with year-over-year consumer price inflation rates as high as 69.7% in the early 2000s; however, weak domestic demand and declining energy prices in 2009 caused the domestic year-over-year consumer price index to decrease to 6.5% at the end of 2009, which then increased to 10.5% in 2011, which was the highest level in five years. Consumer price inflation was 7.4%, 8.2% and 8.8% in 2013, 2014 and 2015, respectively, with producer price inflation during those years of 7.0%, 6.4% and 5.7%, respectively. The volatility of global prices of major commodities such as oil, cotton, corn and wheat might increase supply-side inflation pressures throughout the world and might result in Turkish inflation exceeding the Central Bank’s inflation target. The increase in inflation was principally due to the pass- through to consumers of exchange rates, an increase in food prices and increases in taxes. Notwithstanding that the consumer price inflation exceeded the Central Bank’s inflation target of 5.0%, the Central Bank has again set the inflation target at 5.0% for 2016. Inflation-related measures that may be taken by the Turkish government and the Central Bank could have an adverse effect on the Turkish economy. If the level of inflation in

Turkey were to continue to fluctuate or increase significantly, then this could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

Terrorism and Conflicts — Turkey and its economy are subject to internal and external unrest and the threat of terrorism

Turkey is located in a region that has been subject to ongoing political and security concerns. Political uncertainty within Turkey and in certain neighboring countries, such as Armenia, Georgia, Iran, Iraq and Syria, has historically been one of the risks associated with an investment in Turkish securities. Regional instability has also resulted in a significant  influx of displaced persons in Turkey, which has created certain conflicts and humanitarian challenges. In recent years, political instability has at times increased markedly in a number of countries in the Middle East, North Africa and Eastern Europe, such as Ukraine, Libya, Tunisia, Egypt, Syria, Iraq, Jordan, Bahrain and Yemen. Unrest in those countries might have political implications in Turkey or otherwise have a negative impact on the Turkish economy, including through both financial markets and the real economy. For example, heightened tensions between Turkey and Iran could impact the Turkish economy, lead to higher energy prices in Turkey and further negatively affect Turkey’s current account deficit. Such impacts could occur (inter alia) through a lower flow of foreign direct investment into Turkey, capital outflows and/or increased volatility in the Turkish financial markets. In addition, certain sectors of the Turkish economy (such as construction, iron and steel) have operations in (or are otherwise active in) the Middle East, North Africa and Eastern Europe and may experience material negative effects, including the Group’s operations in such regions.

The ongoing conflict in Syria has been the subject of significant international attention and is inherently volatile and its impact and resolution are difficult to predict. In early October 2012, Turkish territory was hit by shells launched from Syria, some of which killed Turkish civilians. On October 4, 2012, the Turkish Parliament authorized the government for one year to send and assign military forces in foreign countries should such action be considered appropriate by the government, which authorization has been periodically extended. Elevated levels of conflict have arisen in Iraq and Syria as militants of the Islamic State of Iraq and Syria (“ISIS”) seized control of key Iraqi cities, which has caused a significant displacement of people. Turkey has been one of the countries that have taken a significant number of Syrian refugees, which has had, and might continue to have, a negative economic, political and social impact on Turkey. On March 19, 2016, Turkey signed an agreement with the EU in an effort to control the irregular flow of refugees from Turkey to EU. In August and September 2014, a U.S.-led coalition began an anti-ISIS aerial campaign in northern Iraq and Syria. Recent developments in Iraq also raise concerns as Iraq is one of Turkey’s largest export markets, ranking third in 2015 according to TurkStat. At the end of July 2015, Turkey joined the U.S.-led coalition and initiated air strikes against ISIS in Syria and against the People’s Congress of Kurdistan (also known as PKK) (an organization that is listed as a terrorist organization by states and organizations including Turkey, the EU and the United States) in northern Iraq. Since July 2015, Turkey has been subject to a number of bombings, including in tourist-focused centers in İstanbul and in the city center in Ankara, which have resulted in several casualties. Such incidents might continue to occur.

In late 2015, Russian war planes started air strikes in Syria in support of the Syrian government. On November 24, 2015, Turkey shot down a Russian military aircraft near the Syrian border claiming a violation of Turkey’s airspace, which has resulted in a deterioration in the relationship between Turkey and Russia, which led to Russia implementing certain sanctions against Turkey. While the long-term impact of these events on Turkey’s economic and geopolitical circumstances is unpredictable, heightened tensions between Turkey and Russia over Syria might materially negatively affect the Turkish economy, including through any negative impact on Turkey’s tourism revenues or its access to Russian energy supplies (according to Turkstat and the November 2015 natural gas report of the Turkish Energy Market Regulatory Board (Enerji Piyasası Düzenleme Kurulu), Russia was one of the largest trading partners of Turkey and its largest supplier of natural gas in 2015). Any such negative impacts might have a material adverse effect on the Group’s business, financial condition and/or results of operations and on the price of the Notes.

In early 2014, political unrest and demonstrations in Ukraine led to a change in the national government. While the United States and the EU recognized the new government, Russia claimed that that new government was illegitimate and was violating the rights of ethnic Russians living in the Crimean peninsula and elsewhere in Ukraine. Escalating military activities in Ukraine and Russia’s annexing of the Crimea combined with Ukraine’s very weak economic conditions to create great uncertainty in Ukraine and the global markets. In addition, the United States and the EU have implemented increasingly impactful sanctions against certain Russian entities, persons and sectors, including Russian financial, oil and defense companies, as a result of the conflict. While not directly impacting Turkey’s territory, these disputes could materially negatively affect Turkey’s economy, including through its impact on the global economy and the impact it might have on Turkey’s access to Russian energy supplies.

Turkey has also experienced problems with domestic terrorist and ethnic separatist groups as well as other political unrest within its territory. In particular, Turkey has been in conflict for many years with the PKK. Turkey has from time to time been the subject of terrorist attacks, including bombings in recent years in its tourist and commercial centers in İstanbul, Ankara and various coastal towns and (especially in the southeast of Turkey) attacks against its armed forces. In July 2015, following a suicide bombing in a Turkish town bordering Syria, Turkey started to carry out air strikes against the PKK in northern Iraq, which marked the beginning of a period with elevated tension. The PKK has since been suspected of further bombings in Turkey, and the clashes between Turkish security forces and the PKK have intensified in the southeastern part of Turkey. The intensifying conflict with the PKK might negatively impact political and social stability in Turkey, including as a result of the reduced revenues from tourism following heightened terrorist activity and its coverage in the international media.

Such circumstances have had and might continue to have a material adverse effect on the Turkish economy and/or the Group’s business, financial condition and/or results of operations.

Earthquakes — Turkey is subject to the risk of significant seismic events

A significant portion of Turkey’s population and most of its economic resources are located in a first-degree earthquake risk zone and Turkey has experienced a large number of earthquakes in recent years, some quite significant in magnitude. For example, in October 2011, the eastern part of the country was struck by an earthquake measuring 7.2 on the Richter scale, causing significant property damage and loss of life.

The Bank maintains earthquake insurance but does not have the wider business interruption insurance or insurance for loss of profits, as such insurance is not generally available in Turkey. In the event of future earthquakes, effects from the direct impact of such events on the Group and its employees, as well as measures that could be taken by the government (such as the imposition of taxes), could have a material adverse effect on the Group’s business, financial condition and/or results of operations. In addition, an earthquake or other large-scale disaster might have an adverse impact on the Group’s customers’ ability to honor their obligations to the Group.

Government Default — The Group has a significant portion of its assets invested in Turkish government debt or lent to governmental entities, making it highly dependent upon the continued credit quality of, and payment of its debts by, the Turkish government

The Group has a significant exposure to Turkish governmental and state-controlled entities, representing a large majority of its total securities portfolio (including its trading portfolio). For example, as of December 31, 2015, 95.36% of the Group’s total securities portfolio (13.08% of its total assets and equal to 145.88% of its shareholders’ equity) was invested in securities issued by the Turkish government and 3.60% of the Group’s total assets were used to make loans to Turkish governmental and state-controlled entities. In addition to any direct losses that the Group might incur, a default, or the perception of increased risk of default, by Turkish governmental entities in making payments on their debt or a possible downgrade in Turkey’s credit rating would likely have a significant negative impact on the value of the government debt held by the Group and the Turkish banking system generally and might have a material adverse effect on the Group’s business, financial condition and/or results of operations. Similarly, enforcing rights against governmental entities might be subject to structural, political or practical limitations.

Risks relating to the Structure of a Particular Issue of Notes

A range of Notes may be issued under the Program. A number of these Notes may have features that contain particular risks for potential investors. Set out below is a description of some of such features.

Optional Redemption - If the Issuer has the right to redeem any Notes at its option, this might limit the market value of the Notes concerned and an investor might not be able to reinvest the redemption proceeds in a manner that achieves a similar effective return

An optional redemption feature of Notes is likely to limit their market value. During any period when the Bank may elect to redeem Notes, the market value of those Notes generally will not rise substantially above the price at which they can be redeemed. This might similarly be true prior to any redemption period.

To the extent Notes have an optional redemption feature, the Bank can be expected to redeem Notes when its cost of borrowing is lower than the interest rate on such Notes. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Notes being redeemed and might only be able to do so at a significantly lower rate (or through taking on a greater credit risk). Reinvestment risk should be an important element of an investor’s consideration in investing in Notes with a redemption feature.

Change of Interest Basis - If the Bank has the right to convert the interest rate on a Series of Notes from a fixed rate to a floating rate, or vice versa, this might affect the secondary market and the market value of such Notes

If the Final Terms for a Series of Notes indicates that the Bank may elect to convert the interest rate on such Series from a fixed rate to a floating rate, or from a floating rate to a fixed rate, then this might affect the secondary market and the market value of such Notes since the Bank might be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the Bank converts such Notes from a fixed rate to a floating rate in such circumstances, then the spread on such Notes might be less favourable than then-prevailing spreads on comparable securities tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Notes. If the Issuer so converts a Series from a floating rate to a fixed rate in such circumstances, then the fixed rate might be lower than then-prevailing market rates.

Potential Price Volatility - Notes that are issued at a substantial discount or premium might experience price volatility in response to changes in market interest rates

The market values of securities issued at a substantial discount (such as Zero Coupon Notes) or premium to their principal amount tend to fluctuate more in relation to general changes in interest rates than do prices for more conventional interest-bearing securities. Generally, the longer the remaining term of such securities, the greater the price volatility as compared to more conventional interest-bearing securities with comparable maturities.

Risks relating to Notes denominated in Renminbi

Notes may be denominated in Renminbi (“Renminbi Notes”). An investment in Renminbi Notes involves particular risks, including:

Renminbi Convertibility - Renminbi is not freely convertible and there are significant restrictions on remittance of Renminbi into and outside the PRC, which may adversely affect the liquidity of investments in Renminbi Notes

Renminbi is not freely convertible as of the date of this Base Prospectus. The government of the PRC (the “PRC Government”) continues to regulate conversion between Renminbi and foreign currencies despite significant reduction in the control by the PRC Government in recent years over trade transactions involving the import and export of goods and services and other frequent routine foreign exchange transactions. These transactions are known as current account items. Participating banks in Hong Kong and a number of other jurisdictions (the “Applicable Jurisdictions”) have been permitted to engage in the settlement of current account trade transactions in Renminbi.

On October 13, 2011, the People’s Bank of China (the “PBoC”) promulgated the “Administrative Measures on Renminbi Settlement of Foreign Direct Investment” (the “PBoC FDI Measures”) as part of the implementation of the PBoC’s detailed foreign direct investment (“FDI”) accounts administration system. The system covers almost all aspects in relation to FDI, including capital injections, payments for the acquisition of PRC domestic enterprises, repatriation of dividends and other distributions, as well as Renminbi-denominated cross-border loans. On June 14, 2012, the PBoC further issued the implementing rules for the PBoC FDI Measures, which provide more detailed rules relating to cross-border Renminbi direct investments and settlement. Under the PBoC FDI Measures, special approval for FDI and shareholder loans from the PBoC, which was previously required, is no longer necessary. In some cases however, post-event filing with the PBoC is still necessary.

On July 5, 2013, the PBoC promulgated the “Circular on Policies related to Simplifying and Improving Cross-Border Renminbi Business Procedures,” which sought to improve the efficiency of the cross-border Renminbi settlement process and facilitate the use of cross-border Renminbi settlement by banks and enterprises.

On December 3, 2013, the Ministry of Commerce of the PRC (“MOFCOM”) promulgated the “Circular on Issues in relation to Cross-border Renminbi Foreign Direct Investment” (the “MOFCOM Circular”), which became effective on January 1, 2014, to further facilitate FDI by simplifying and streamlining the applicable regulatory framework. Pursuant to the MOFCOM Circular, written approval from the appropriate office of MOFCOM and/or its local counterparts specifying “Renminbi Foreign Direct Investment” and the permitted capital contribution amount is required for each FDI transaction.

Unlike previous MOFCOM regulations on FDI, the MOFCOM Circular removes the approval requirement for foreign investors who intend to change the currency of their existing capital contribution from a foreign currency to Renminbi. In addition, the MOFCOM Circular clearly prohibits FDI funds from being used for any investments in securities and financial derivatives (except for investments in PRC listed companies by strategic investors) or for entrustment loans in the PRC.

As the MOFCOM Circular and the PBoC FDI Measures are relatively new circulars, they will be subject to interpretation and application by the relevant authorities in the PRC.

There is no assurance that: (a) the PRC Government will continue to liberalize control over cross-border remittance of Renminbi in the future, (b) any pilot schemes for Renminbi cross-border utilization will not be discontinued or (c) new regulations in the PRC will not be promulgated which have the effect of restricting or eliminating the remittance of Renminbi into or outside the PRC. In the event that funds cannot be repatriated outside the PRC in Renminbi, this may affect the overall availability of Renminbi outside the PRC and the ability of the Issuer to source Renminbi to finance its obligations under Renminbi Notes.

Renminbi Availability - There is only limited availability of Renminbi outside the PRC, which may affect the liquidity of Renminbi Notes and the Issuer’s ability to source Renminbi outside the PRC to service Renminbi Notes

As a result of the restrictions imposed by the PRC Government on cross-border Renminbi fund flows, the availability of Renminbi outside the PRC is limited. The PBoC has established a Renminbi clearing and settlement mechanism for participating banks in the Applicable Jurisdictions through settlement agreements with certain banks (each an “RMB Clearing Bank”) to act as the RMB clearing bank in the Applicable Jurisdictions. Notwithstanding these arrangements, the current size of Renminbi-denominated financial assets outside the PRC is limited.

There are restrictions imposed by the PBoC on Renminbi business participating banks in relation to cross-border Renminbi settlement, such as those relating to direct transactions with PRC enterprises. Furthermore, Renminbi business participating banks do not have direct Renminbi liquidity support from the PBoC. These banks are only allowed to square their open positions with the relevant RMB Clearing Bank after consolidating the Renminbi trade position of banks outside the Applicable Jurisdictions that are in the same bank group of the participating banks concerned with their own trade position , and the relevant RMB Clearing Bank only has access to onshore liquidity support from  the PBoC for the purpose of squaring open positions of participating banks for limited types of transactions, including open positions resulting from conversion services for corporations in relation to cross-border trade settlements. The relevant RMB Clearing Bank is not obliged to square for participating banks any open positions resulting from foreign exchange transactions or conversion services. Where onshore liquidity support from the PBoC is not available, the participating banks will need to source Renminbi from outside the PRC to square such open positions.

Although it is expected that the offshore Renminbi market will continue to grow in depth and size, its growth is subject to many constraints as a result of PRC laws and regulations on foreign exchange. There is no assurance that new PRC regulations will not be promulgated or the settlement agreements will not be terminated or amended so as to have the effect of restricting availability of Renminbi outside the PRC. The limited availability of Renminbi outside the PRC may affect the liquidity of investments in the Renminbi Notes. To the extent that the Issuer is required to source Renminbi outside the PRC to service the Renminbi Notes, there is no assurance that the Issuer will be able to source Renminbi on satisfactory terms, if at all.

Although the Issuer’s primary obligation is to make all payments with respect to Renminbi Notes in Renminbi, where a Renminbi Currency Event is specified in the applicable Final Terms, in the event access to Renminbi becomes restricted to the extent that, by reason of RMB Inconvertibility, RMB Non-Transferability or RMB Illiquidity (each as defined in Condition 7.11), the Issuer is unable to make any payment in respect of the Renminbi Note in Renminbi, the terms of such Renminbi Notes will permit the Issuer to make payment in U.S. dollars converted at the prevailing spot rate of exchange, all as provided in Condition 7.11. The value of these Renminbi payments in U.S. dollar terms may vary with the prevailing exchange rates in the market place.

Renminbi Exchange Rate Risks - An investment in Renminbi Notes is subject to exchange rate risks

The value of the Renminbi against the U.S. dollar and other foreign currencies fluctuates from time to time and is affected by changes in the PRC and international political and economic conditions and by many other factors. All payments of interest and principal with respect to Renminbi Notes will be made in Renminbi unless a RMB Currency Event is specified in the applicable Final Terms and a RMB Currency Event occurs, in which case payment will be made in U.S. dollars. As a result, the value of these Renminbi payments in U.S. dollar or other foreign currency terms may vary with the prevailing exchange rates in the marketplace. If the value of the Renminbi depreciates against the U.S. dollar or other foreign currencies, then the value of any investment in Renminbi Notes in terms of the U.S. dollar or other applicable foreign currency will decline.

Renminbi Interest Rate Risk - An investment in fixed rate Renminbi Notes is subject to interest rate risks

The PRC Government has gradually liberalized its regulation of interest rates in recent years. Further liberalization may increase interest rate volatility. If a Renminbi Note carries a fixed interest rate, then the trading price of such Renminbi Notes will vary with the fluctuations in Renminbi interest rates. If an investor in Renminbi Notes tries to sell such Renminbi Notes, then it may receive an offer that is less than the amount invested.

Renminbi Payment Mechanics - Payments in respect of Renminbi Notes will be made to investors in the manner specified in the Conditions

Investors might be required to provide certification and other information (including Renminbi account information) in order to be allowed to receive payments in Renminbi in accordance with the Renminbi clearing and settlement system for participating banks in Hong Kong or such other RMB settlement centre(s) as may be specified in the applicable Final Terms. All Renminbi payments to investors in respect of the Renminbi Notes will be made solely: (a) for so long as the Renminbi Notes are represented by Global Notes held with a common depositary (a “Common Depositary”) or common safekeeper (a “Common Safekeeper”), as the case may be, for Euroclear and Clearstream, Luxembourg or any alternative clearing system, by transfer to a Renminbi bank account maintained in Hong Kong or any such other RMB settlement centre(s) in accordance with prevailing Euroclear and/or Clearstream, Luxembourg rules and procedures or the rules and procedures of such alternative clearing system, or (b) for so long as the Renminbi Notes are in definitive form, by transfer to a Renminbi bank account maintained in Hong Kong or such other RMB settlement centre(s) in accordance with prevailing rules and regulations. Other than as described in Condition 7.11, the Issuer cannot be required to make payment by any other means (including in any other currency or by transfer to a bank account in the PRC).

Risks relating to the Notes generally

Set out below is a description of material risks relating to the Notes generally.

Unsecured Obligations - The Notes will constitute unsecured obligations of the Bank

The Bank’s obligations under the Notes will (subject to Condition 4) constitute unsecured obligations of the Bank. The ability of the Bank to pay such obligations will depend upon, among other factors, its liquidity, overall financial strength and ability to generate asset flows, which could be affected by (inter alia) the circumstances described in these “Risk Factors.”

Effective Subordination - Claims of Noteholders under the Notes will be effectively subordinated to those of certain other creditors

While Notes issued with the terms and conditions set out in this Base Prospectus (the “Conditions”) will rank pari passu with all of the Bank’s other unsecured and unsubordinated indebtedness, they will be effectively subordinated to the Bank’s secured indebtedness and securitizations, if any, to the extent of the value of the assets securing such transactions, and will be subject to certain preferential obligations under Turkish law (including, without limitation, liabilities that are preferred by reason of reserve and/or liquidity requirements required by law to be maintained by the Bank with the Central Bank, claims of individual depositors with the Bank to the extent of any amount that such depositors are not fully able to recover from the SDIF, claims that the SDIF might have against the Bank and claims that the Central Bank might have against the Bank with respect to certain loans made by it to the Bank). In addition: (a) creditors of the Bank benefiting from collateral provided by the Bank will have preferential rights with respect to such collateral (e.g., creditors in a covered bond program) and (b) creditors of a foreign branch of the Bank might have preferential rights with respect to the assets of such branch. Any such preferential claims might reduce the amount recoverable by the Noteholders on any dissolution, winding up or liquidation of the Bank and might result in an investor in the Notes losing all or some of its investment.

No Secondary Market - There is no secondary trading market for the Notes and an active trading market might not develop or be sustained in the future

There is no active trading market for investments in the Notes. If investments in the Notes are traded after their initial issuance, then they might trade at a discount to their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions and the Bank’s financial condition. Although an application will be made to the Irish Stock Exchange for certain Notes issued within 12 months after the date of this Base Prospectus to be listed on the Official List and to be admitted to trading on the Main Securities Market, such application might not be accepted and/or an active trading market might not develop or, if developed, it might not be sustained. This is particularly the case for Notes that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors. These types of Notes generally would have a more limited secondary market and more price volatility than conventional debt securities. If an active trading market for investments in the Notes is not developed or maintained, then the market or trading price and liquidity of investments in the Notes might be adversely affected.

Market Price Volatility - The market price of an investment in the Notes might be subject to a high degree of volatility

The market price of an investment in the Notes could be subject to significant fluctuations in response to actual or anticipated variations in the Bank’s operating results, adverse business developments, changes to the regulatory environment in which the Group operates, changes in financial estimates by securities analysts and the actual or expected sale by the Group of other Notes or debt securities, as well as other factors, including the trading market for notes issued by Turkey. In addition, in recent years the global financial markets have experienced significant price and volume fluctuations that, if repeated in the future, could adversely affect the market price of an investment in the Notes without regard to the Bank’s financial condition or results of operations.

The market price of an investment in the Notes also will be influenced by economic and market conditions in Turkey and, to varying degrees, economic and market conditions in emerging markets generally. Although economic conditions differ in each country, the reaction of investors to developments in one country might cause capital markets in other countries to fluctuate. Developments or economic conditions in other emerging market countries have at times significantly affected the availability of credit to the Turkish economy and resulted in considerable outflows of funds and declines in the amount of foreign investments in Turkey. Crises in other emerging market countries might diminish investor interest in securities of Turkish issuers, including the Bank’s, which could adversely affect the market price of an investment in the Notes.

Redemption for Taxation Reasons — Unless provided otherwise in the applicable Final Terms, the Bank will have the right to redeem a Series of Notes upon the occurrence of certain changes requiring it to pay withholding taxes in excess of levels,if any applicable, to interest or other payments on such Series on the original Issue Date of such Series

The withholding tax rate on interest payments in respect of bonds issued by Turkish legal entities outside of Turkey varies depending upon the original maturity of such bonds as specified under Decree No. 2009/14592 dated January 12, 2009, which was amended by Decree No. 2010/1182 dated December 20, 2010 and Decree No. 2011/1854 dated April 26, 2011 (together, the “Tax Decrees”). Pursuant to the Tax Decrees: (a) with respect to bonds with a maturity of less than one year, the withholding tax rate on interest is 10%, (b) with respect to bonds with a maturity of at least one and less than three years, the withholding tax rate on interest is 7%, (c) with respect to bonds with a maturity of at least three and less than five years, the withholding tax rate on interest is 3%, and (d) with respect to bonds with a maturity of five years and more, the withholding tax rate on interest is 0%. Also, in the case of early redemption, the redemption date might be considered to be the maturity date and (if so) withholding tax rates could apply accordingly.

Unless provided otherwise in the applicable Final Terms, the Bank will have the right to redeem a Series of Notes at any time (including in the case of Floating Rate Notes) prior to their maturity date if, as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (as defined in Condition 9.2), or any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective on or after the date on which agreement is reached to issue the first Tranche of the relevant Series of Notes (which shall, for the avoidance of doubt, be the date on which the applicable Final Terms is signed by the Bank), on the next Interest Payment Date the Bank would: (a) be required to: (i) pay additional amounts as provided or referred to in Condition 9 and (ii) make any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of the Relevant Jurisdiction at a rate in excess of the prevailing applicable rates on the date on which agreement is reached to issue the first Tranche of the relevant Series of Notes, and (b) such requirement cannot be avoided by the Bank taking reasonable measures available to it. Upon such a redemption, investors in such Series of Notes might not be able to reinvest the amounts received at a rate that will provide an equivalent rate of return as their investment in the redeemed Notes and, in the case of any Floating Rate Notes, the redemption could take place on any day during an Interest Period.

This redemption feature is also likely to limit the market value of the Notes at any time when the Bank has the right to redeem them as provided above, as the market value at such time will generally not rise substantially above the price at which they can be redeemed. This might similarly be true in the period before such time when any relevant change in law or regulation is yet to become effective.

Credit Ratings - Credit ratings assigned to the Issuer or any Notes might not reflect all risks associated with an investment in those Notes and might be lowered, suspended or withdrawn

The expected initial credit rating(s) of a Tranche of Notes (if any) will be set out in the relevant Final Terms for such Tranche. Any relevant rating agency may lower, suspend or withdraw its rating if, in the sole judgment of the relevant rating agency, the credit quality of the applicable Notes has declined or is in question. If any credit rating assigned to any Series is lowered, suspended or withdrawn, then the market price of the applicable Notes might decline. One or more independent credit rating agencies might assign credit ratings to the Issuer and/or the Notes. The ratings might not reflect the potential impact of all risks related to the structure, market, additional factors discussed above, and other factors that might affect the value or market price of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and might be revised, suspended or withdrawn by the rating agency at any time by the assigning rating organization. Similar ratings on different types of notes do not necessarily mean the same thing. Ratings also do not address the marketability of investments in the Notes or any market price. Any change in the credit ratings of the Notes or the Bank could adversely affect the price that a subsequent purchaser will be willing to pay for investments in the Notes. The significance of each rating should be analyzed independently from any other rating.

In general, European regulated investors are restricted under the CRA Regulation from using credit ratings for regulatory purposes, unless such ratings are issued by a credit rating agency established in the EU and registered under the CRA Regulation (and such registration has not been withdrawn or suspended). Such general restriction also applies in the case of credit ratings issued by non-EU credit rating agencies, unless the relevant credit ratings are endorsed by an EU-registered credit rating agency or the relevant non-EU rating agency is certified in accordance with the CRA Regulation (and such endorsement action or certification, as the case may be, has not been withdrawn or suspended). The list of registered and certified rating agencies published by the ESMA on its website in accordance with the CRA Regulation is not conclusive evidence of the status of the relevant rating agency included in such list, as there might be delays between certain supervisory measures being taken against a relevant rating agency and the publication of the updated ESMA list. Certain information with respect to the credit rating agencies and ratings is set out on the cover of this Base Prospectus.

Majority Decisions — The Conditions of the Notes contain provisions that permit their modification without the consent of all investors in the applicable Series

The Conditions of the Notes contain provisions for calling meetings of Noteholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all holders of the Notes of a Series, including Noteholders who did not attend and vote at the relevant meeting and Noteholders who voted in a manner contrary to the majority. As a result, decisions might be taken by the Noteholders of a Series that are contrary to the preferences of any particular Noteholder.

Transfer Restrictions - Transfers of interests in the Notes will be subject to certain restrictions and interests in Global Notes can only be held through a Clearing System

Although the CMB has issued the CMB Approval authorizing the issuance of Notes pursuant to Decree 32, the Capital Markets Law, the Communiqué on Debt Instruments and other related legislation as debt securities to be offered outside of Turkey and this Base Prospectus has been approved by the Central Bank of Ireland as described herein, the Notes have not been and are not expected to be registered: (a) under the Securities Act or any applicable state’s or other jurisdiction’s securities laws or (b) with the SEC or any other applicable state’s or other jurisdiction’s regulatory authorities. The offering of the Notes (or beneficial interests therein) will be made pursuant to exemptions from the registration requirements of the Securities Act and from other securities laws. Accordingly, reoffers, resales, pledges and other transfers of interests in the Notes will be subject to certain transfer restrictions. Each investor is advised to consult its legal advisers in connection with any such reoffer, resale, pledge or other transfer. See “Transfer and Selling Restrictions.”

Because transfers of interests in the Global Notes can be effected only through book entries at DTC, Clearstream, Luxembourg and/or Euroclear (as applicable) for the accounts of their respective participants and accountholders, the liquidity of any secondary market for investments in the Global Notes might be reduced to the extent that some investors are unwilling or unable to invest in Notes held in book-entry form in the name of a participant or accountholder in Clearstream, Luxembourg, Euroclear or DTC, as applicable. The ability to pledge interests in the Notes (or beneficial interests therein) might be limited due to the lack of a physical certificate. In the event of the insolvency of Clearstream, Luxembourg, Euroclear, DTC or any of their respective participants or accountholders in whose name interests in the Notes are recorded, the ability of beneficial owners to obtain timely or ultimate payment of principal and interest on the Notes might be impaired.

Further Issues — The Bank may issue further Notes of any Series, which would dilute the applicable existing Noteholders’ share of the total issuance

As permitted by Condition 17, the Bank may from time to time without the consent of the Noteholders of a Series create and issue further Notes of that Series; provided that such further Notes will be required to be fungible with the existing Notes of such Series for U.S. federal income tax purposes as a result of their issuance being a “qualified reopening” under U.S. Treasury Regulation §1.1275-2(k). To the extent that the Bank issues further Notes of a Series, the existing Noteholders’ share of such Series (e.g., for voting) will be diluted.

Enforcement of Judgments - It might not be possible for investors to enforce foreign judgments against the Bank or its management

The Bank is a public joint stock company organized under the laws of Turkey (specifically, under the Banking Law). Certain of the directors and officers of the Bank reside inside Turkey and all or a substantial portion of the assets of such persons might be, and substantially all of the assets of the Bank are, located in Turkey. As a result, it might not be possible for investors in the Notes to effect service of process upon such persons outside Turkey or to enforce against them in the courts of jurisdictions other than Turkey any judgments obtained in such courts that are predicated upon the laws of such other jurisdictions.

In addition, under the International Private and Procedure Law of Turkey (Law No. 5718), a judgment of a court established in a country other than Turkey may not be enforced in Turkish courts in certain circumstances. There is no treaty between the United Kingdom and Turkey providing for reciprocal enforcement of judgments; however, Turkish courts have rendered at least one judgment confirming de facto reciprocity between the United Kingdom and Turkey with respect to the enforcement of judgments of their respective courts. Nevertheless, since de facto reciprocity is decided by the relevant court on a case-by-case basis, there is uncertainty as to the enforceability of court judgments obtained in the United Kingdom by Turkish courts. The same might apply for judgments obtained in other jurisdictions. For further information, see “Enforcement of Judgments and Service of Process.”

Change in Law — The value or market price of the Notes could be adversely affected by a change in English law or administrative practice

The Conditions of the Notes are based upon English law in effect as of the date of this Base Prospectus. No assurance can be given as to the impact of any possible judicial decision or change to English law or administrative practice after the date of this Base Prospectus and any such change could materially adversely affect the ability of the Issuer to make payments under the Notes or the value of any Notes affected by such change.

Stub Amounts of Beneficial Interests in Bearer Global Notes - Investors holding interests in Bearer Global Notes in denominations that are not a Specified Denomination might be adversely affected if definitive Notes are subsequently required to be issued

In relation to any issue of Notes represented by a Bearer Global Note and having denominations consisting of a minimum specified denomination plus one or more higher integral multiples of another smaller amount (a “Specified Denomination”), it is possible that interests in such Notes may be traded in amounts in excess of the minimum Specified Denomination that are not integral multiples of such minimum Specified Denomination. In such a case, a Noteholder who, as a result of trading such amounts, holds an amount that is less than the minimum Specified Denomination in his account with the relevant clearing system: (a) would not be able to sell the remainder of such holding without first purchasing a principal amount of Notes at or in excess of the minimum Specified Denomination such that its holding amounts to a Specified Denomination and (b) may not receive a definitive Note in bearer form in respect of such holding (should definitive Notes replace the applicable Bearer Global Note) and would need to purchase or sell a principal amount of Notes at or in excess of the minimum Specified Denomination such that its holding amounts to a Specified Denomination.

If definitive Notes in bearer form are issued, then the applicable investors should be aware that interests in a Bearer Global Note that are not an integral multiple of the minimum Specified Denomination might be illiquid and difficult to trade.

Reliance upon Clearing System Procedures — Investors in the Global Notes will be subject to the rules of the applicable clearing system and their ability to exercise rights relating to the Notes directly might be limited

Except for any Notes originally issued in definitive form, the Notes will be represented on issue by one or more Global Notes that may be deposited with a Common Safekeeper or Common Depositary for Euroclear and/or Clearstream, Luxembourg or may be deposited with a nominee for DTC. Except in the circumstances described in the applicable Global Note, investors in a Global Note will not be entitled to receive Notes in definitive form. Each of DTC, Euroclear and Clearstream, Luxembourg and their respective direct and indirect participants will maintain records of the beneficial interests in each Global Note held through it. While the Notes are represented by a Global Note, investors will be able to trade their beneficial interests therein only through the relevant clearing systems and their respective participants.

Except in certain circumstances described in Condition 7.9 with respect to non-U.S. dollar payments for Global Notes for which DTC is the clearing system, while any Notes are represented by Global Notes, the Bank will discharge its payment obligations thereunder by making payments through the relevant clearing systems. A holder of a beneficial interest in a Global Note must rely upon the procedures of the relevant clearing system and its participants to receive payments in respect of their interests in the related Notes. The Bank will have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in any Global Note. Holders of beneficial interests in a Global Note will not have a direct right to vote in respect of the Notes so represented. Instead, such holders will be permitted to act only to the extent that they are enabled by the relevant clearing system and its participants to appoint appropriate proxies.

Exchange Rate Risks and Exchange Controls — If an investor holds Notes that are not denominated in the investor’s home currency, then such investor will be exposed to movements in exchange rates adversely affecting the value of his holding; in addition, the imposition of exchange controls in relation to any Notes could result in an investor not receiving payments on those Notes

Except as described otherwise herein, the Bank will pay principal and interest on the Notes in the Specified Currency, which presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the Specified Currency. These include the risk that exchange rates might significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that the Turkish government and/or authorities with jurisdiction over the Investor’s Currency might impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease: (a) the Investor’s Currency-equivalent yield on the Notes, (b) the Investor’s Currency-equivalent value of the interest and principal payable on the Notes and (c) the Investor’s Currency-equivalent market value of the Notes.

Government and monetary authorities might impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate and/or the ability of the Issuer to convert and/or transfer currency. If this occurs, particularly if it directly affects the Bank’s payments on the Notes, then any investor in the Notes might receive less interest or principal than expected, or no interest or principal, and/or might receive payment in a currency other than the applicable Specified Currency. An investor might also not be able to convert (at a reasonable exchange rate or at all) amounts received in the applicable Specified Currency into the Investor’s Currency, which could materially adversely affect the market value of the Notes. There might also be tax consequences for investors (including U.S. investors as discussed in “Taxation — Certain U.S. Federal Income Tax Consequences).”

Settlement Currency — In certain circumstances, investors might need to open a bank account in the Specified Currency or payment might be made in a currency other than as elected by a Noteholder or the currency in which payment is made might affect the value of the Notes or such payment to the relevant Noteholder

In the case of Turkish Lira-denominated Notes held other than through DTC, unless a USD Payment Election is specified as being applicable in applicable Final Terms and an election to receive payments in U.S. dollars as provided in Condition 7.8 is made, holders of such Notes might need to open and maintain a Turkish Lira-denominated bank account, and no assurance can be given that Noteholders will be able to do so either in or outside of Turkey. For so long as such Notes are in global form, any Noteholder who does not maintain such a bank account will be unable to transfer Turkish Lira funds (whether from payments on, or the proceeds of any sale of, such Notes) from its account at a clearing system to which any such payment is made.

For Notes denominated in a Specified Currency other than U.S. dollars that are held through DTC, if a Noteholder wishes to receive payment in that Specified Currency, then it might need to open and maintain a bank account in the Specified Currency. Any Noteholder who does not maintain such a bank account will be unable to receive payments on such Notes in the Specified Currency. Absent an affirmative election to receive such payments in the Specified Currency, the Exchange Agent will convert any such payment made by the Issuer in the Specified Currency into U.S. dollars and the holders of such Notes will receive payment in U.S. dollars through DTC’s normal procedures. See Condition 7.8.

Under Condition 7.8, if the Fiscal Agent receives cleared funds from the Bank in respect of Turkish Lira-denominated Notes held other than through DTC after the relevant time on the Relevant Payment Date, then the Fiscal Agent will use reasonable efforts to pay any U.S. dollar amounts Noteholders have elected to receive in respect of such funds as soon as reasonably practicable thereafter. If it is not possible for the Fiscal Agent to purchase U.S. dollars with any Turkish Lira funds received, then the relevant payments in respect of the Notes will be made in Turkish Lira.

As any currency election in respect of any payment to be made under such Turkish Lira-denominated Notes for the purposes of Condition 7.8 is irrevocable: (a) its exercise might (at least temporarily) affect the liquidity of the applicable Notes, (b) a Noteholder would not be permitted to change its election notwithstanding changes in exchange rates or other market conditions and (c) if the Fiscal Agent cannot, for any reason, effect the conversion of the amount paid by the Issuer in Turkish Lira, then Noteholders will receive the relevant amount in Turkish Lira.

Noteholders will have no recourse to the Bank, any Agent or any other person for any reduction in value to the holder of any relevant Notes or any payment made in respect of such Notes as a result of such payment being made in the Specified Currency or in accordance with any currency election made by that holder, including as a result of any foreign exchange rate spreads, conversion fees or commissions resulting from any exchange of such payment into any currency other than the Specified Currency. Such exchange, and any fees and commissions related thereto, or payment made in the Specified Currency might result in a Noteholder receiving an amount that is less than the amount that such Noteholder might have obtained had it received the payment in the Specified Currency and converted such payment in an alternative manner or if payment had been made in accordance with the relevant currency election.

Interest Rate Risk - The market price of Notes might be adversely affected by movements in market interest rates

Investment in Fixed Rate Notes involves the risk that if market interest rates subsequently increase above the rate paid on the Fixed Rate Notes, this will adversely affect the market price of the Fixed Rate Notes. Investment in any Floating Rate Notes involves the risk of adverse changes in the market price of such Notes if the interest rate or (for Floating Rate Notes) margin of new similar Notes of the Issuer would be higher.

Sanction Targets — Persons investing in the Notes might have indirect contact with Sanction Targets as a result of the Bank’s investments in and business with countries on sanctions lists

The Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) administers regulations that restrict the ability of U.S. persons to invest in, or otherwise engage in business with, certain countries, including Iran and Sudan, and specially designated nationals (“SDNs”), and other United States, United Kingdom, EU and United Nations rules impose similar restrictions (the SDNs and other targets of these restrictions being together the “Sanction Targets”). As the Bank is not a Sanction Target, these rules do not prohibit United States or European investors from investing in, or otherwise engaging in business with, the Bank; however, while the Bank’s current policy is not to engage in any business with Sanction Targets, to the extent that the Bank invests in, or otherwise engages in business with, Sanction Targets directly or indirectly, investors in the Bank might incur the risk of indirect contact with Sanction Targets. In addition, there can be no assurance that current counterparties will not become Sanction Targets in the future. See “Risk Management — Anti-Money Laundering, Combating the Financing of Terrorism and Anti-Bribery Policies” and “The Group and its Business — Compliance with Sanctions Laws.”

U.S. Foreign Account Tax Compliance Act Withholding — FATCA withholding might affect payments on the Notes

The U.S. Foreign Account Tax Compliance Act (Sections 1471 through 1474 of the Code; with any regulations thereunder or official interpretations thereof, intergovernmental agreements between the United States and other jurisdictions facilitating the implementation thereof (each such agreement, an IGA”) and any law implementing any such IGA, together “FATCA”) imposes a reporting regime and, potentially, a 30% withholding tax with respect to: (a) certain payments from sources within the United States and (b) “foreign passthru payments” (“Foreign Passthru Payments”) (a term not yet defined as of the date of this Base Prospectus) made to certain non-U.S. financial institutions that do not comply with the FATCA reporting regime or investors that do not provide identification information with respect to interests issued by a participating non-U.S. financial institution. The Bank is likely to be classified as a financial institution for these purposes. If an amount in respect of such withholding tax were to be deducted or withheld from interest, principal or other payments made in respect of the Notes, then neither the Bank nor any paying agent nor any other person would, pursuant to the conditions of the Notes, be required to pay additional amounts as a result of the deduction or withholding. As a result, investors might receive less interest or principal than expected.

If the Notes are in global form and held within a Clearing System, in all but the most remote circumstances, it is not expected that FATCA will affect the amount of any payment received by the Clearing Systems (see “Taxation — FATCA”); however, FATCA might affect payments made to custodians or intermediaries in the subsequent payment chain leading to the ultimate investor if any such custodian or intermediary generally is unable to receive payments free of FATCA withholding. It also might affect payment to any ultimate investor that is a financial institution that is not entitled to receive payments free of withholding under FATCA, or an ultimate investor that fails to provide its broker (or other custodian or intermediary from which it receives payment) with any information, forms, other documentation or consents that may be necessary for the payments to be made free of FATCA withholding. Investors should choose their custodians or intermediaries with care (to ensure each is compliant with FATCA or other laws or agreements related to FATCA) and provide each custodian or intermediary with any information, forms, other documentation or consents that may be necessary for such custodian or intermediary to make a payment free of FATCA withholding. Investors should consult their own tax adviser to obtain a more detailed explanation of FATCA and how FATCA might affect them. The Issuer’s obligations under the Notes are discharged once it has made payment to, or to the order of, the Common Depositary, Common Safekeeper or other nominee for a Clearing System (as bearer or registered holder of Notes) and the Issuer has therefore no responsibility for any amount thereafter transmitted through the Clearing Systems, their nominees, custodians or other intermediaries.

Prospective investors should refer to the section “Taxation — Information Reporting and Backup Withholding - FATCA”)

Financial Transaction Tax

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax ( “FTT”) in certain Member States (the “Participating Member States”). The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the Notes (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the Participating Member States. Generally, it would apply to certain dealings in the Notes where at least one party is a financial institution and at least one party is established in a Participating Member State. A financial institution might be, or be deemed to be, “established” in a Participating Member State in a broad range of circumstances, including: (a) by transacting with a person established in a Participating Member State or (b) where the financial instrument that is subject to the dealings is issued in a Participating Member State; however, the FTT proposal remains subject to negotiation among the Participating Member States. It may therefore be altered prior to any implementation, the timing of which remains unclear as of the date of this Base Prospectus. Additional EU Member States might decide to participate. Prospective investors in the Notes are advised to seek their own professional advice in relation to the FTT and its potential impact on the Notes.

USE OF PROCEEDS

The Bank will incur various expenses in connection with the issuance of each Tranche of the Notes, including (as applicable) underwriting fees, legal counsel fees, rating agency expenses and listing expenses. The net proceeds from each issue of Notes will be applied by the Issuer for its general corporate purposes; however, for any particular Series, the Bank may agree (and so specify in the Final Terms for the Tranche(s) of such Series) with the relevant Dealer(s) or investor(s) that the proceeds of the issuance of the applicable Notes shall be used for one or more specific purposes(s), such as environmental development or sustainability. The use of proceeds, if any, provided in the Final Terms for each Tranche in a Series with more than one Tranche shall be the same.

SUMMARY FINANCIAL AND OTHER INFORMATION

The following summary financial and other data as of and for each of the years ended December 31, 2013, 2014 and 2015 have been extracted (except as noted in the “Key Ratios” table) from the BRSA Financial Statements without material adjustment. This information should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the BRSA Financial Statements (including the notes thereto) appearing elsewhere in (or incorporated by reference into) this Base Prospectus, which BRSA Financial Statements have been audited by KPMG (with respect to the year ended December 31, 2013) and PwC (with respect to the years ended December 31, 2014 and 2015).

	For the year ended December 31,
	2013	2014	2015
	(TL thousands)
Income Statement Data:
Net interest income	4,907,155	4,854,780	5,735,268
Net fee and commission income	629,107	674,456	870,329
Other operating income	1,738,959	2,380,815	2,213,748
Total operating profit	7,275,221	7,910,051	8,819,345
Impairment losses, net	(1,812,609)	(1,747,665)	(1,635,860)
Other operating expenses	(3,457,933)	(3,903,605)	(4,817,078)
Total operating expenses	(5,270,542)	(5,651,270)	(6,452,938)
Income/loss from equity accounted investments	25,631	33,077	34,617
Income before tax	2,030,310	2,291,858	2,401,024
Taxation charge	(402,131)	(478,015)	(527,111)
Net income for the year	1,628,179	1,813,843	1,873,913
Attributable to equity holders of the Bank	1,652,474	1,805,677	1,948,588
Attributable to minority interests	(24,295)	8,166	(74,675)

	As of December 31,
	2013	2014	2015
	(TL thousands)
Balance Sheet Data:
Cash and Cash Equivalents	18,975,182	21,891,081	21,489,914
Financial Assets At Fair Value Through Profit or Loss	655,619	450,241	995,862
Banks	3,158,351	3,568,508	6,176,019
Receivables from Interbank Money Markets	5,095	9,504	6,699
Available for Sale Financial Assets (Net)	16,657,409	16,871,115	17,336,111
Loans and Receivables	88,673,058	106,355,671	125,959,679
Factoring Receivables	132,442	510,381	717,727
Held-To-Maturity Investments	5,413,171	6,854,593	7,677,729
Investments in Associates (Net)	224,202	264,187	295,335
Investments in Subsidiaries (Net)	213,899	258,927	271,017
Lease Receivables	900,223	1,089,987	1,325,825
Tangible Assets (Net)	879,973	784,873	1,654,118
Intangible Assets (Net)	128,069	162,235	201,537
Investment Property (Net)	20,829	192,000	287,726
Tax Assets	164,527	182,290	142,916
Assets Held For Sale And Discontinued Operations (Net)	566,913	747,482	994,991
Other Assets	3,018,620	3,358,387	4,052,353
Total Assets	139,787,582	163,551,462	189,585,558

Deposits	83,039,399	93,402,613	112,009,997
Derivative Financial Liabilities Held for Trading	219,480	270,627	304,352
Funds Borrowed	12,285,661	16,260,655	20,195,047
Interbank Money Market	14,775,388	16,655,241	12,827,198
Securities Issued (Net)	6,820,735	10,384,708	10,646,708
Funds	23,431	20,089	4,228
Miscellaneous Payables	2,841,068	3,344,419	4,397,761
Other External Resources Payable	1,510,615	1,520,219	2,445,961
Factoring Payables	—	—	5
Provisions	3,593,452	4,111,937	5,056,546
Tax Liabilities	242,732	493,995	539,449
Subordinated Loans	1,964,663	2,126,436	4,155,551
Total Liabilities	127,316,624	148,590,939	172,582,803

Paid-in Capital	2,500,000	2,500,000	2,500,000
Share Premium	726,686	727,780	727,780
Valuation Difference of the Marketable Securities	(149,719)	521,530	30,011
Revaluation Surplus on Tangible Assets	51,329	52,864	940,657
Bonus Shares of Associates, Subsidiaries and Joint Ventures	6,282	3,683	3,683
Other Capital Reserves	—	—	(54,370)
Legal Reserves	904,166	1,069,245	1,236,166
Status Reserves	6,337	6,337	6,337
Extraordinary Reserves	6,007,191	7,346,127	8,480,048
Other Profit Reserves	420,752	372,881	611,111
Profit or Loss	1,688,833	1,873,992	2,015,941
Non-Controlling Interest	309,101	486,084	505,391
Total equity	12,470,958	14,960,523	17,002,755
Total liabilities and equity	139,787,582	163,551,462	189,585,558

	As of (or for the year ended) December 31,
	2013	2014	2015
Key Ratios:
Profitability Ratios:
Net interest income as a % of average interest-earning assets	4.8%	3.9%	3.9%
Operating expenses (excluding foreign exchange losses) as a % of total average assets(1)	2.7%	2.5%	2.6%
Cost-to-income ratio(2)	45.4%	47.4%	52.2%
Return on average total assets(3)	1.3%	1.2%	1.1%
Return on average shareholders’ equity excluding minority interest(4)	14.0%	13.6%	12.6%

Balance Sheet Ratios:
Deposits to total assets (total deposits including bank deposits)	59.4%	57.1%	59.1%
Cash loans (net of provisions) to total assets	63.2%	64.8%	66.0%
Total loans (net of provisions) to total assets	79.9%	82.4%	83.4%

Credit Quality:
Non-performing loans to total gross cash loans	4.1%	3.8%	3.9%
Loan losses reserves to non-performing loans	90.1%	92.3%	82.3%
Provision for loan losses to total cash loans	3.8%	3.6%	3.4%

Capital Adequacy:
Common equity Tier 1 regulatory capital as a percent of total risk-weighted assets	10.8%	11.2%	11.0%
Total regulatory capital as a percent of total risk-weighted assets	13.2%	13.7%	14.2%
Average shareholders’ equity excluding minority interest as a percent of average total assets(5)	9.5%	8.8%	8.8%

Other Information:
Employees at period end	14,943	14,920	15,410
Branches at period end	859	893	920

Performance Indicators at period end(6):
Total assets per employee	9,355	10,962	12,303
Total assets per branch	162,733	183,148	206,071
Deposits per employee(7)	5,282	5,942	6,907
Deposits per branch	91,892	99,275	115,686
Loans per employee(7)	5,934	7,128	8,174
Loans per branch	103,228	119,099	136,913
Non-interest expense per employee(8)	243	261	318

Inflation rate/GDP %:
Consumer price index inflation(9)	7.4%	8.2%	8.8%
Gross Domestic Product (% change)(10)	4.2%	3.0%	4.0%

TL/US$ Exchange Rate(11):
Period end	2.1400	2.3200	2.9100

(1)         Represents operating expenses (excluding provision for possible loan losses, provisions for employee termination benefits, depreciation and amortization) as a percentage of average total assets. Average total assets is computed by adding the total assets at the beginning of the reported period to that at the end of the period and dividing the total by two.

(2)         Represents other operating expenses as a percentage of total operating profit.

(3)         Represents net income (less non-controlling interest share of net income) as a percentage of average total assets. Average total assets is computed by adding the total assets at the beginning of the reported period to that at the end of the period and dividing the total by two.

(4)         Represents net income (less non-controlling interest share of net income) as a percentage of average shareholders’ equity excluding non-controlling interest. Average shareholders’ equity excluding non-controlling interest is computed by adding the shareholders’ equity excluding non-controlling interest at the beginning of the period to that at the end of the period and dividing the total by two.

(5)         Represents the average total equity attributable to equity holders of the Bank as a percentage of average total assets. Average total assets is computed by adding the total assets at the beginning of the reported period to that at the end of the period and dividing the total by two.

(6)         All TL amounts in “Performance Indicators at period end” are shown in TL thousands.

(7)         Represents deposits and loans without bank deposits or bank loans, as the case may be.

(8)         General and administrative expenses divided by the average number of employees of the Bank.

(9)         Base year —1994.

(10)  As published by TurkStat as of December 31, 2015.

(11)  Represents the exchange rate used by the Bank in the preparation of its BRSA Financial Statements.

CAPITALIZATION OF THE GROUP

The following table sets forth the capitalization of the Group as of December 31, 2013, 2014 and 2015. The following financial information has been extracted from the Group’s BRSA Financial Statements without material adjustment. This table should be read in conjunction with the Group’s BRSA Financial Statements (including the notes thereto) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this Base Prospectus.

	December 31,
	2013	2014	2015
	(TL thousands)
Paid-in capital	2,500,000	2,500,000	2,500,000
Share premium	726,686	727,780	727,780
Valuation differences of the marketable securities	(149,719)	521,530	30,011
Revaluation surplus on tangible assets	51,329	52,864	940,657
Bonus shares of associates, subsidiaries and joint-ventures	6,282	3,683	3,683
Other capital reserves	—	—	(54,370)
Legal reserves	904,166	1,069,245	1,236,166
Status reserves	6,337	6,337	6,337
Extraordinary reserves	6,007,191	7,346,127	8,480,048
Other profit reserves	420,752	372,881	611,111
Profit or loss	1,688,833	1,873,992	2,015,941
Non-controlling interest	309,101	486,084	505,391
Total shareholders’ equity and non-controlling interests	12,470,958	14,960,523	17,002,755
Medium and long-term debt	4,873,616	6,985,475	8,548,059
Total capitalization	17,344,574	21,945,998	25,550,814

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Group’s BRSA Financial Statements (including the notes thereto) incorporated by reference into this Base Prospectus.

Under BRSA, the Bank’s financial statements are consolidated with the financial statements of only its financial subsidiaries (except to the extent immaterial), whereas other equity participations are included as noted in the following paragraph. The entities that were consolidated in the Group’s BRSA Financial Statements were Güneş Sigorta A.Ş., Vakıf Emeklilik A.Ş., Vakıf Factoring A.Ş., Vakıf Finansal Kiralama A.Ş., Vakıf Menkul Kıymetler Yatırım Ortaklığı A.Ş., Vakıf Yatırım Menkul Değerler A.Ş., Vakıf Portföy Yönetimi A.Ş., Vakıfbank International AG, Vakıf Gayrimenkul Yatırım Ortaklığı A.Ş. and its associates, Kıbrıs Vakıflar Bankası Ltd. and Türkiye Sınai Kalkınma Bankası A.Ş., which were consolidated per the equity method. See “The Group and its Business - Subsidiaries and Other Affiliated Companies.”

The BRSA Financial Statements are prepared on a historical cost basis except for financial assets at fair value through profit or loss, derivative financial assets and liabilities held for trading purpose, properties classified under tangible fixed assets, available-for-sale financial assets and consolidated investments in associates and subsidiaries, presented on a fair value basis if reliable measures are available.

As used in this section, the term “Group” is used to denote the Group on a consolidated basis and the term “Bank” indicates that the context refers to the Bank on a stand-alone basis.

The operations of the Bank are undertaken both by the Bank directly and through the above consolidated entities; however: (a) the Bank is the issuer of the Notes, (b) it is only the Bank that has any payment or other obligations in respect of the Notes and (c) no other member of the Group nor any other entity will have any responsibility for the Bank meeting its obligations under the Notes. For further information on the stand-alone as compared to the consolidated financial condition and results of operations of the Bank, please see the unconsolidated BRSA Financial Statements of the Bank incorporated by reference herein.

Significant Factors Affecting the Group’s Financial Condition and Results of Operations

The Group’s financial condition, results of operations and prospects depend significantly upon the macro-economic conditions prevailing in Turkey as well as other factors. The impact of these and other potential factors may vary significantly in the future and many of these factors are outside the control of the Group. Prospective investors should (among other things) consider the factors set forth under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The following describes the most significant of such factors since the beginning of 2013.

Turkish Economy

The Group’s operations are primarily in Turkey (or related to Turkish activities) and almost all of its operating income and net income are derived from its Turkish operations (including Turkish-related business for the Group’s operations abroad). Accordingly, its results of operations and financial condition are and will continue to be significantly affected by Turkish political, regulatory and macro-economic factors, including factors such as currency fluctuations, the Central Bank’s regulatory policy, economic growth rates, inflation and fluctuations in interest rates in Turkey. The following table provides certain macro-economic indicators for Turkey, including real GDP, annual inflation rates and the Central Bank’s overnight Turkish Lira rate for each of the indicated periods, as well as the average exchange rates announced by the Bank between the Turkish Lira and each of the U.S. dollar and the euro for such periods:

	2011	2012	2013	2014	2015
GDP (real)(1)	8.80%	2.10%	4.20%	3.00%	4.00%
Producer price index(1)	13.33%	2.45%	6.97%	6.36%	5.71%
Consumer price index(1)	10.45%	6.16%	7.40%	8.17%	8.81%
Period-end Central Bank overnight TL rate(2)	5.00%	5.00%	3.50%	7.50%	7.25%
Daily average $/TL Exchange Buying Rate(3)	1.670	1.792	1.902	2.188	2.720
Daily average €/TL Exchange Buying Rate(4)	2.322	2.304	2.525	2.906	3.018

(1)         As published by TurkStat as of December 31, 2015.

(2)         The overnight TL borrowing rate announced by the Central Bank. The Central Bank announces the weekly repo lending rate as the reference rate, which was 4.50% as of December 31, 2013, 8.25% as of December 31, 2014 and 7.50% as of December 31, 2015.

(3)         The Turkish Lira exchange rate for purchases of U.S. dollars announced by the Central Bank.

(4)         The Turkish Lira exchange rate for purchases of euro announced by the Bank.

During 2015, the Turkish Lira depreciated against a basket of currencies, as a result of several factors, including uncertainty regarding Turkey’s political and macroeconomic conditions that existed before and after Turkey’s June 7, 2015 and November 1, 2015 parliamentary elections, continued uncertainty regarding the timing and magnitude of interest rate increases by the U.S. Federal Reserve (and its ultimate decision to raise the U.S. federal funds rate in December 2015), heightened concerns regarding global growth, including as a result of slowdown in China’s growth, continued violence in Syria and Iraq, continued concerns regarding the uncertainty in Ukraine, sanctions implemented against Russia and concerns regarding Greece. During the year, annual consumer price inflation increased to 8.81% due to the pass-through to consumers of exchange rates, an increase in the prices of food, miscellaneous goods and services, alcoholic beverages and tobacco.

Changes to Turkish Banking Regulations

Central Bank regulations permit Turkish banks to maintain 60% of their Turkish Lira reserve requirements in U.S. dollars and 30% of their Turkish Lira reserve requirements in gold as of the date of this Base Prospectus, which percentages are subject to revision from time to time by the Central Bank. The Group’s policy is to seek to meet its Turkish Lira reserve requirement obligations by holding these assets in U.S. dollars in order to seek to decrease the total cost of its Turkish Lira reserve requirements.

Laws and regulations also are imposed or amended from time to time to require Turkish banks to adhere to certain restrictions on their lending to consumers, including with respect to credit cards. These regulatory changes could inhibit the growth of both interest and fee income for the Group. For example of certain such requirements, see “Turkish Regulatory Environment - Consumer Loan, Provisioning and Credit Card Regulations.”

Currency Exchange Rates

A significant portion of the Group’s assets and liabilities are foreign currency risk-bearing (38.69% of total assets and 42.17% of total liabilities as of December 31, 2015), particularly the U.S. dollar and the euro. While the Group monitors its net open position in foreign currencies and each of the Bank and the Group is required to comply with foreign currency net open position limits promulgated by the BRSA, each of the Bank and the Group has maintained (and likely will continue to maintain) gaps between the balances of its foreign currency-denominated assets and liabilities. The limit imposed by the BRSA is defined as an amount plus/minus 20% of the total capital used in the calculation of regulatory capital adequacy ratios. The Group’s and the Bank’s foreign currency net long position ratios were 11.18% and 10.75%, respectively, as of December 31, 2015, 3.26% and 3.15%, respectively, as of December 31, 2014 and 2.11% and 1.15%, respectively, as of December 31, 2013. The following table provides the Group’s net open position in different currencies as of the indicated dates:

	As of December 31,
	2013	2014	2015
	(TL millions)
U.S. dollars	778.9	346.3	(670.2)
Euro	749.7	5,456.7	5,576.2
Other currencies	(2,701.0)	(3,430.1)	(3,577.9)
Total net foreign exchange position(1)	(1,172.5)	2,372.9	1,328.2

(1)         The positions indicated are net of the effects of hedging transactions and other off-balance sheet positions.

The Group translates its foreign currency-denominated assets and liabilities, as well as interest earned or paid on such assets and liabilities, and gains or losses realized upon the sale of such assets, to Turkish Lira in preparing its financial statements. As a result, the Group’s reported income is affected by changes in the value of the Turkish Lira with respect to foreign currencies. The overall effect of exchange rate movements on the Group’s results of operations depends upon the successful implementation of the Group’s hedging strategies as well as upon the rate of depreciation or appreciation of the Turkish Lira against its principal trading and financing currencies. The Group generally seeks to have no open positions in terms of foreign exchange exposures; however, depending upon market conditions, it may prefer to carry certain open positions through spot or derivative foreign exchange transactions. In such cases, exposures are managed with hedges subject to the limits set by the management of the Bank and its subsidiaries and applicable BRSA legal limits.

By maintaining a reasonably balanced foreign currency position throughout each of the past three fiscal years, the Group had modest net foreign exchange gains or losses (after giving effect to the Group’s hedging strategy and other off-balance sheet positions) in each such year, despite increasing volatility in more recent periods - a net foreign exchange gain of TL 122,299 thousand in 2015, a net foreign exchange gain of TL 111,911 thousand in 2014 and a net foreign exchange gain of TL 1,057 thousand in 2013. See also “-Operating Income - Other Operating Income” and “-Operating Expenses.”

Exchange rate movements also affect the Turkish Lira-equivalent value of the Group’s foreign currency-denominated assets and capital, which can affect capital adequacy either positively (for example, if the Turkish Lira appreciates, then assets in foreign currencies convert into fewer Turkish Lira in the calculations of capital adequacy ratios and thus increase the capital adequacy ratios) or negatively (for example, if the Turkish Lira depreciates, then assets in foreign currency convert into more Turkish Lira in the calculations of capital adequacy ratios and thus reduce the capital adequacy ratios).

Interest Rate Environment

One of the primary factors influencing the Group’s profitability is the level of interest rates in Turkey, which in turn influences the return on its securities portfolio and its loan and deposit rates. Interest earned and paid on the Group’s assets and liabilities reflect, to a certain degree, inflation, expectations regarding inflation, shifts in short-term interest rates set by the Central Bank and movements in long-term real interest rates. The fluctuations in short-term and long-term interest rates impact the Group’s net interest income differently based upon the re-pricing profile of the Group’s interest-earning assets and interest-bearing liabilities. Due principally to historical inflation expectations in Turkey, as of December 31, 2015 75.90% of the Group’s loans and advances to customers had a re-pricing maturity of one year or less.

Because the Group’s interest-bearing liabilities (principally deposits) generally re-price faster than its interest-earning assets, changes in the short-term interest rates in the economy generally are reflected in the rates of interest paid by the Group on its liabilities before such interest rates are reflected in the rates of interest earned by the Group on its assets. Therefore, when short-term interest rates fall, the Group is both positively affected (for example, the value of its fixed rate securities portfolio might increase and its interest margins might improve), but can also be negatively impacted (for example, through the decline in net interest margins on assets funded by interest-free deposits). On the other hand, when short-term rates increase, the Group’s interest margin is generally negatively affected as it will generally pay higher interest rates on its interest-bearing liabilities before it can modify the rates of its interest-earning assets. An increase in long-term rates generally has at least a short-term negative effect on the Group’s net interest margin because its interest-earning assets generally have a longer re-pricing duration than its interest-bearing liabilities and because a portion of its interest-earning assets have fixed rates of interest. In addition, rising interest rates are expected to reduce the value of the Group’s existing securities investment portfolio but ultimately are expected to result in increased interest income on additional assets included in this portfolio.

The following table provides the Group’s net interest margin and average spread for the indicated periods:

	2013	2014	2015
Net interest margin(1)	3.96%	3.20%	3.25%
Average spread(2)	4.38%	3.32%	2.76%

(1)               The Group’s net interest income as a percentage of its total average assets. Total average assets are calculated as the average of the opening and closing balances for the applicable period.

(2)               Difference between the weighted average interest rate of the Group’s average interest-earning assets and interest-bearing liabilities. Average interest-earning assets and interest-bearing liabilities are calculated as the average of the opening and closing balances for the applicable period.

The overnight Turkish Lira borrowing rate announced by the Central Bank decreased from 5.0% in December 2011 to 3.5% in May 2013 and then increased to 8.0% in January 2014. The one week repo auction rate was 4.5% in May 2013 and then increased to 10.0% in January 2014. Through a series of interest rate decreases beginning in May 2014, the overnight borrowing rate was reduced from 8.0% to 7.5%, the one-week repo rate was reduced from 10.0% to 8.25% and the overnight lending rate was reduced from 12.0% to 11.25%. In January 2015, the Central Bank reduced further the one-week repo rate to 7.75% and, in February 2015, the Central Bank reduced its borrowing rate from 7.50% to 7.25%, its overnight lending rate to 10.75% and its one-week repo rate to 7.50%. See “Risk Factors - Risks relating to the Group and its Business - Banking Regulatory Matters.”

In 2013, the net interest margin (and resulting loan yields) decreased due to a combination of increasing market interest rates and increased funding costs for customer deposits. The Bank reflected the cost of funding increase in its lending rates but, due to the maturity mismatch between assets and liabilities, the net interest margin decreased in the second half of 2013. Although (through the end of 2013) the Central Bank relaxed certain of its potentially growth-restricting measures in light of weakening macro-economic conditions, significant pressure on net interest margins remained despite the Group’s efforts to re-price assets and liabilities given competitive conditions and funding costs. As a result of the high interest rate environment in 2014, net interest margins tightened as the Group’s deposits re-priced more quickly than its loan portfolio, although the Group sought to re-price its loan portfolio upwards in line with market conditions. In 2015, the increase in the Group’s net interest margin is primarily due to the higher contribution of CPI-linked bonds compared to 2014 despite a year-on-year decrease in Turkish Lira core spreads and the strong net interest margin in the fourth quarter of 2015, resulting from an increased contribution of CPI-linked bonds to interest income and quarterly improved core spreads, which itself resulted from a higher increase in quarterly Turkish Lira loan yields compared to the increase in quarterly Turkish Lira deposit costs. The Group seeks to avoid or minimize any decline in net interest margins that might result from competitive and market conditions in upcoming periods by focusing on sectors and customer types (such as retail, SMEs and project finance) that have the potential for higher returns.

Significant Financial Instruments Portfolio

The Group has historically generated a significant portion of interest income from its securities portfolio, with interest and similar income derived from the Group’s securities portfolio in 2013, 2014 and 2015 accounting for 17.12%, 17.67% and 14.83%, respectively, of its total interest income (and 13.35%, 13.61% and 11.84%, respectively, of its gross operating income before deducting interest expense and fee and commission expense (when trading gains on the sale of securities are also considered)). The Group also has obtained large realized gains from the sale of financial instruments in net trading income (which includes gains from derivatives transactions), which gains represented, 14.73% of the Group’s total other operating income in 2013 (which gain was largely attributed to the significant market volatility caused by interest rate hikes and the tapering decision of the U.S. Federal Reserve), 5.75% in 2014 and 0.80% in 2015. Net income from trading of financial assets decreased 87.12% to TL 17.6 thousand in 2015 from TL 136.9 thousand in 2014, which had decreased 46.57% from TL 256.2 thousand in 2013.

In 2013, while the contribution of interest income from the securities portfolio declined as a share of the Group’s gross operating income before deducting interest expense and fee and commission expense (when trading gains on the sale of securities are also considered), the Group’s trading income increased as a share of its total other operating income despite the fact that securities represented a lower percentage of the Group’s total interest-earning assets. This increase in trading gains was largely due to decreasing interest rates in the first half of the year (resulting in increases in the market value of the Group’s securities portfolio) and the Group’s increased trading activity. In 2014, while interest income from the securities portfolio increased as a share of the Group’s total interest income and gross operating income before deducting interest expense and fee and commission expense (when trading gains on the sale of securities are also considered), the Group’s trading income decreased as a share of its total other operating income. In 2015, the contribution of interest income from the securities portfolio decreased as a share of the Group’s total interest income and gross operating income before deducting interest expense and fee and commission expense (when trading gains on the sale of securities are also considered) and the Group’s trading income decreased as a share of its total other operating income. The Bank’s management expects that trading gains will not be as significant going forward and that (while variations will likely occur from time to time) the percentage of the Group’s assets invested in securities will decline as the Group continues its growth in higher-margin lending.

The Group’s portfolio of financial instruments principally contains (and is expected to continue to contain) Turkish government debt securities, with limited holdings of other securities such as corporate and foreign government debt securities. The Group’s investment securities portfolio (which excludes its trading portfolio) represented 15.79%, 14.51% and 13.19%, respectively, of the Group’s total assets as of December 31, 2013, 2014 and 2015. As the Group’s investment portfolio of financial instruments is comprised largely of high quality securities (principally Turkish government securities, most of which are held in the available-for-sale portfolio), the Group experienced insignificant credit losses on its portfolio of financial instruments and established immaterial provisions relating thereto during each of the past three fiscal years; however, its trading portfolio and available-for-sale investment securities portfolio are marked-to-market with the mark-to-market losses or gains being included in income (for the trading portfolio and where there is a permanent impairment of available-for-sale financial assets unless sold) or shareholders’ equity (for the available-for-sale portfolio) as appropriate. In case of permanent impairments of held-to-maturity investment securities, such impairment losses are also recognized in income. See the BRSA Financial Statements incorporated by reference into this Base Prospectus and “Selected Statistical and Other Information - Investment Portfolio.”

In 2011, the change in the value of investment securities (a decrease of TL 2,497 thousand) was recorded in equity and will be amortized through the maturity of the applicable securities. Pursuant to the “Regulation on the Measurement and Evaluation of Capital Adequacy Ratios of Banks” that became effective on July 1, 2012, the credit risk weight of foreign currency-denominated debt securities was changed. As a result, the Group elected to reclassify these securities and the Bank reclassified certain investment securities that were previously classified in the held-to-maturity portfolio with total face value of US$706,011 thousand and €60,002 thousand to its available-for-sale investment securities portfolio. These reclassified securities had an amortized cost of TL 1,422,452 thousand in the held-to-maturity portfolio and a fair value of TL 1,733,819 thousand in the available-for-sale investment securities portfolio as of the reclassification date. See note 12 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus.

Provisions for Possible Loan Losses

The Group’s financial results can be significantly affected by the amount of provisions for possible loan losses. The net provision for possible losses on cash and non-cash loans decreased from TL 1,306,590 thousand in 2013 to TL 1,194,633 thousand in 2014 and then further decreased to TL 1,085,809 thousand in 2015. Accordingly, the ratio of the Group’s non-performing loans to total gross cash loans decreased from 4.06% as of December 31, 2013 to 3.79% as of December 31, 2014 and then increased to 3.95% as of December 31, 2015. In 2014, the ratio decreased as recoveries from NPLs increased 24.25% from 2013. In 2015, the ratio increased slightly as recoveries from NPLs increased only 3.31% from 2014, while the NPLs amounted to TL 5,138,113 thousand, a 22.86% increase from TL 4,181,965 thousand in 2014. In 2016 through the date of this Base Prospectus, the Bank has not experienced any material decline in the credit-quality of its cash loan portfolio. The Bank’s management expects a decline in the Group’s provisions for possible loan losses (and a corresponding decline in its NPL ratio) to result from its receipt of proceeds (if any) from the expected sale of the shares of Şekerbank T.A.Ş. held by BTA Securities JSC as a result of an auction process initiated by the Enforcement Office (İcra Müdürlüğü) following a court decision in favor of the Bank in relation to a lawsuit against (among others) BTA Securities JSC. As of the date of this Base Prospectus, the judicial process is pending for such share sale.

In addition to the provisions that the Group is required to take for non-performing loans according to BRSA requirements (see “Turkish Regulatory Environment - Loan Loss Reserves”), the Group’s management may take additional provisions (either in the form of specific provisions or general provisions) should the management determine this to be prudent. See the BRSA Financial Statements incorporated by reference into this Base Prospectus.

Critical Accounting Policies

The Group’s accounting policies are integral to understanding its results of operations and financial condition presented in the BRSA Financial Statements. The Group’s critical accounting policies under the BRSA Accounting and Reporting Regulation are described in the notes to its BRSA Financial Statements. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reported period. The Group’s critical accounting policies are those that are most important to the portrayal of its financial condition and results of operations and that require the Group to make its most difficult and subjective judgments, often as a result of a need to make estimates of matters that are inherently unpredictable. On an ongoing basis, management evaluates its estimates and judgments, including those related to allowance for losses, investments, income taxes, financing operations and contingencies, litigation and arbitration. Management bases its estimates and judgment upon historical experience and various other factors that are believed to be reasonable under the circumstances. The Group’s results may differ significantly from the estimates under different assumptions, judgments and conditions.

In “Accounting Policies” in the Group’s BRSA Financial Statements incorporated by reference into this Base Prospectus, the Group lists various accounting policies that have a significant impact on the Group’s results of operations and financial conditions. The Bank’s management believes that, of all the Group’s significant accounting policies, the following require more critical judgments or estimates by its management or involve a greater degree of complexity in application of accounting policies that affect the Group’s financial condition and results of operations.

Allowance for Loan Losses, Guarantees and Other Commitments

Based upon its evaluation of credits granted, the management team estimates the total credit risk provision that it believes is adequate to cover uncollectible amounts in its loans and advances portfolio. In addition, the Group establishes provision liabilities for possible losses under guarantees and other commitments. The Group reviews its financial assets as of each balance sheet date to determine whether there is objective evidence of impairment. If there is objective evidence that the Group will not be able to collect all amounts due (principal and interest) according to the original contractual terms of a loan or commitment, then such is considered impaired and classified as a “non-performing loan.” The allowance for a loan is measured as the difference between the loan’s carrying amount and the present value of expected future cash flows discounted at the loan’s original effective interest rate or, if the loan is collateralized and foreclosure is probable, as the difference between the carrying value of the loan and the fair value of the applicable collateral. Impairment and uncollectibility are measured and recognized individually for loans and other assets that are individually significant, and on a portfolio basis for a group of similar loans and other assets that are not individually identified as impaired.

These allowances involve significant estimates and are regularly evaluated by the Group for adequacy. The allowances are based upon the Group’s own loss experience and management’s judgment of the level of losses that will most likely be recognized from assets in each credit risk category by reference to the debt service capability and repayment history of the borrower. In addition, management considers existing economic and political conditions. The Group is not able to predict with certainty what changes in conditions will take place in the markets in which it operates and what effect such changes might have on the adequacy of the allowances for loan losses in future periods. See “Turkish Regulatory Environment - Loan Loss Reserves” with respect to the Turkish regulatory requirements for provisions for loans.

Fair Value of Financial Instruments

The Group’s financial instruments are classified as either financial assets at fair value through profit or loss (i.e., trading securities) or investment securities (which include both available-for-sale financial assets and held-to-maturity investment securities). While held-to-maturity investment securities are recorded at their acquisition cost and measured at amortized cost calculated as per the effective interest rate method, the Group’s trading securities and available-for-sale investment securities (which collectively represented 70.48% of the Group’s total securities portfolio as of December 31, 2015) are recorded at fair value, with changes in fair value being recorded in total comprehensive income (for the trading portfolio and where there is a permanent impairment or sale of available-for-sale financial assets) or shareholders’ equity (for other available-for-sale financial assets). In the case of permanent impairment of held-to-maturity investment securities, such impairment losses are also recognized in income. As of December 31, 2013, 2014 and 2015, a total of TL 17,313,028  thousand, TL 17,321,356 thousand and TL 18,331,973 thousand, respectively, in such securities were recorded at fair value in the Group’s balance sheet.

The following table sets out the distribution of the Group’s securities recorded at fair value as of each of the indicated dates:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Financial assets at fair value through profit or loss	655,619	450,241	995,862
Investment securities available-for-sale	16,657,409	16,871,115	17,336,111
Total	17,313,028	17,321,356	18,331,973

Fair value is defined as the value at which a position could be closed out or sold in a transaction with a willing and knowledgeable unrelated party, without any deduction for transaction costs. The Group estimates fair value using quoted market prices when available. When quoted market prices are not available, the Group uses a variety of models that include dealer quotes, pricing models and quoted prices from instruments with similar characteristics or discounted cash flows. The determination of fair value when quoted market prices are not available involves judgment by the Group’s management as to whether the change in the value of a security is “other-than-temporary,” in which case a revaluation will be merited. If the Group’s management determines this to be the case, then such securities would be written-down and such amounts would be reflected as impairment losses, net, under operating expense. Factors that are used by the Group’s management in determining whether a decline is “other-than-temporary” include the observed period of the loss, the degree of the loss and the expectation as of the date of analysis as to the potential for realization of the security.

There is often limited market data to rely upon when estimating the impact of holding a large or aged position. Similarly, judgment must be applied in estimating prices when no external parameters exist. Other factors that can affect the estimates include incorrect model assumptions and unexpected correlations. The imprecision in estimating these factors may affect the amount of revenue or loss recorded for a specific asset or liability. As of December 31, 2015, the Group held trading securities and available-for-sale investment securities for which it could not use market prices or observable market inputs to determine fair value representing only 0.04% of its total assets.

Derivatives

The Group enters into transactions with derivative instruments, including forward contracts, swaps and options in the foreign exchange and capital markets. For example, the Group enters into interest rate swap transactions in order to hedge certain cash flow and currency exposures primarily on floating rate assets and liabilities through converting its floating rate income/payments into fixed rate income/payments. These derivative transactions are considered as effective economic hedges under the Group’s risk management policies but (other than transactions in which the hedge accounting relationship is evidenced), if they do not qualify for hedge accounting under the specific provisions of the BRSA Accounting and Reporting Regulation, then they are treated as derivatives held-for-trading. Derivative financial instruments are initially recognized in the balance sheet at cost and subsequently are re-measured at their fair value.

The fair value of derivative instruments is based upon their quoted market price at the balance sheet date without any deduction for transaction costs. If a quoted market price is not available, then the fair value of an instrument is estimated using the available market information and the appropriate valuation methodologies; however, judgment is necessarily required to interpret market data to develop the estimated fair value. Accordingly, the estimates made are not necessarily indicative of the amounts that could be realized in a current market exchange.

The fair value of a derivative that is not exchange-traded is estimated at the amount that the Group would receive or pay to terminate the contract as of the balance sheet date taking into account current market conditions and the current creditworthiness of the counterparties. All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative. For derivatives that do not qualify for special hedge accounting, any gains or losses arising from changes in fair value are taken directly to income for the period whereas gains and losses arising from changes in the fair value of derivatives designated as cash flow hedges are reflected directly as a separate component of equity and reclassified to income when the hedged transaction is settled.

Defined Benefit Plan

The Bank has a defined benefit plan for its Turkish employees, which is called Türkiye Vakıflar Bankasi T.A.O. Memur ve Hizmetleri Emekli ve Sağlık Yardım Sandığı Vakfı (the “Vakıfbank Pension Fund”). The Vakıfbank Pension Fund is a separate legal entity and a foundation recognized by an official decree, and provides pension and post-retirement medical benefits to all qualified Bank employees. This benefit plan is funded through contributions both by the Bank’s employees and the Bank as required by Turkey’s Social Security Law. Employees of other members of the Group do not participate in this benefit plan.

This benefit plan is composed of: (a) the contractual benefits provided under the articles of association of the Vakıfbank Pension Fund to the participating employees, which are subject to transfer to the Social Security Institution of Turkey (Türkiye Cumhuriyeti Sosyal Güvenlik Kurumu) (the “SSF”) as described in the next paragraph, and (b) other “excess” benefits and payments provided in the existing trust indenture but not transferable to the SSF and medical benefits provided by the Bank for its constructive obligation as defined in the BRSA Accounting and Reporting Regulation, an obligation that derives from an entity’s actions whether by an established pattern of past practice, a published policy or a sufficient specific current statement (the “excess benefits”).

According to Turkish law, certain of the assets and liabilities of funds such as the Vakıfbank Pension Fund were to be transferred to the SSF by May 8, 2011; however, this period has been extended from time to time. At the time of this transfer, an actuarial calculation will be conducted to establish if a bank’s fund’s assets are sufficient to meet its liabilities. The SSF is required to collect the unfunded portion (if any) from the employee benefit funds and the banks employing the relevant fund participants, which will be severally liable, in annual installments to be paid over a period of up to 15 years. The payment would be in Turkish Lira and would be announced by the Turkish Treasury for each year.

In the Group’s BRSA Financial Statements, pension and medical benefits transferable to the SSF are accounted for according to the actuarial assumptions and mortality tables specified in the applicable law. Although as of the date of this Base Prospectus no official work has commenced to implement the transfer of any of the Vakıfbank Pension Fund’s assets and liabilities to the SSF, the Bank engaged an independent actuary to conduct an actuarial study, which in January 2016 reported no deficit based upon the assumptions stated in the applicable law. These assumptions are sensitive to elements such as the number of employees in the current workforce, the workforce turnover rate, the aging rate of the workforce and the other parameters stipulated in the relevant legislation. Therefore, it is possible that the actuarial study may turn out to be incorrect if any of the assumptions upon which it is based differ from the calculations made at the time of the actual transfer. If there is a shortfall at the time of the transfer of the fund (as determined by the SSF), then the Bank would be liable to make the supplemental payments described above for 15 years.

The excess benefits, which are not subject to the transfer to the SSF and will be retained by the Vakıfbank Pension Fund, are accounted for in the Group’s BRSA Financial Statements in accordance with the BRSA Accounting and Reporting Regulation. The obligation in respect of this retained portion of the benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods, which benefit is discounted to determine its present value by using the projected unit credit method, and any unrecognized past service costs and the fair value of any plan assets are deducted.

The pension and medical benefits transferable to the SSF and the excess benefits are calculated annually by an independent actuary registered with the Turkish Treasury. As per the independent actuary report described above, the Bank had no excess obligation that needed to be provided for as of December 31, 2015.

Taxation

Income tax is calculated on the basis of taxable income as calculated by applicable tax laws and regulations, which differ in certain material respects from the BRSA Accounting and Reporting Regulation. The Group’s effective tax rate was 19.81% in 2013, 20.86% in 2014 and 21.95% in 2015. In preparing its financial statements, the Group is required to estimate taxes on income, which involves an estimation of current tax expenses together with an assessment of temporary differences resulting from differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The Group’s carrying value of net deferred tax assets assumes that the Group will be able to generate sufficient future taxable income based upon estimates and assumptions. If these estimates and related assumptions change in the future, then the Group may be required to record valuation allowances against its deferred tax assets resulting in additional tax expense in its income. The Group evaluates the recoverability of the deferred tax assets on each business day.

Key Performance Indicators

The Group calculates certain ratios in order to measure its performance and compare it to the performance of its main competitors. The following table sets out certain key performance indicators for the Group for the indicated dates/periods, which indicators are (among others) those used by the Group’s management to manage its business:

	As of (or for the year ended) December 31,
Ratios	2013	2014	2015
Net interest margin(1)	3.96%	3.20%	3.25%
Adjusted net interest margin(2)	2.91%	2.41%	2.63%
Net yield(3)	4.79%	3.92%	3.94%
Adjusted net interest income as a percentage of average interest-earning assets(3)(4)	3.52%	3.04%	3.28%
Cost of risk ratio(5)	1.66%	1.23%	0.94%
Loans-to-deposits ratio(6)	106.34%	113.52%	111.64%
Net fee and commission income to total operating profit	8.65%	8.53%	9.87%
Cost-to-income ratio(7)	45.60%	47.37%	52.25%
Operating expenses as a percentage of total average assets(8)	2.66%	2.47%	2.61%
Non-performing loans to total gross cash loans	4.06%	3.79%	3.95%
Free capital ratio(9)	7.40%	7.78%	6.86%
Core (Tier 1) capital adequacy ratio(10)	10.84%	11.17%	11.03%
Total capital adequacy ratio(11) (12)	13.21%	13.73%	14.21%
Allowance for possible loan losses to non-performing loans(13)	90.12%	92.33%	82.31%
Return on average total assets(14)	1.31%	1.20%	1.06%
Return on average shareholders’ equity(15)	13.40%	13.22%	11.73%

(1)              Net interest income as a percentage of total average assets (calculated as the average of the opening and closing balances for the applicable period).

(2)              Net interest income reduced by provision for loan losses, as a percentage of total average assets (calculated as the average of the opening and closing balances for the applicable period).

(3)              Net interest income as a percentage of average interest-earning assets (calculated as the average of the opening and closing balances for the applicable period).

(4)              Adjusted net interest income is net interest income plus/minus net foreign exchange gains/losses minus provision for possible loan losses.

(5)              Reserve for possible loan losses divided by average loan book.

(6)              The sum of loans to banks and loans to customers divided by the sum of customer deposit and deposit from banks.

(7)              “Cost” includes total operating expenses excluding impairment losses, net, reserve for employee severance indemnities, depreciation and amortization and foreign exchange and trading losses; “Income” includes operating income minus foreign exchange and trading losses and provision for possible loan losses, net.

(8)              Operating expenses for purposes of this calculation are total operating expenses excluding impairment losses, net, depreciation and amortization expenses, reserve for employee severance indemnities and foreign exchange and trading losses. Total average assets are calculated as the average of the opening and closing balances for the applicable period.

(9)              Total shareholders’ equity minus tangible and intangible assets, assets held for resale, investments in equity participations and net non-performing loans excluding allowance made on a portfolio basis to cover any inherent risk of loss, as a percentage of total assets.

(10)       The “Tier 1” capital adequacy ratio is calculated by dividing the “Tier 1” capital by the aggregate of the value at credit risk, value at market risk and value at operational risk. Capital adequacy ratios are based upon BRSA regulations.

(11)       The total capital adequacy ratio was calculated by dividing: (a) the “Tier 1” capital (i.e., share capital reserves and retained earnings) plus the “Tier 2” capital (i.e., the “supplementary capital,” which comprises general provisions, subordinated debt, unrealized gains/losses on available-for-sale assets and revaluation surplus (reduced by certain items such as leasehold improvements and prepaid expenses)) and minus items to be deducted from capital (the “deductions from capital,” which comprises items such as unconsolidated equity interests in financial institutions and assets held for resale but held longer than five years), by (b) the aggregate of the risk-weighted assets and off-balance sheet exposures (i.e., value at credit risk), value at market risk and value at operational risk before January 1, 2014.

(12)       Calculated in accordance with the BRSA regulations for the Group. Each of the Bank and the Group is required to maintain a capital adequacy ratio over the legal minimum only on a total capital basis. See “Capital Adequacy” below.

(13)       Excluding allowances made on a portfolio basis to cover any inherent risk of loss.

(14)       Net income for the period as a percentage of average total assets (calculated as the average of the opening and closing balances for the period).

(15)       Net income for the period as a percentage of average shareholders’ equity (calculated as the average of the opening and closing balances for the period).

Analysis of Results of Operations for the Years Ended December 31, 2013, 2014 and 2015

The following summary financial and operating data as of and for the years ended December 31, 2013, 2014 and 2015 have been extracted from the BRSA Financial Statements. This information should be read in conjunction with the BRSA Financial Statements (including the notes thereto) incorporated by reference into this Base Prospectus.

The table below summarizes the Group’s income statement for the indicated years, the components of which are described in greater detail in the following sections:

	For the years ended December 31,
	2013	2014	2015
	(TL thousands)
Net interest income	4,907,155	4,854,780	5,735,268
Net fee and commission income	629,107	674,456	870,329
Other operating income	1,738,959	2,380,815	2,213,748
Total operating profit	7,275,221	7,910,051	8,819,345
Impairment losses, net	(1,812,609)	(1,747,665)	(1,635,860)
Other operating expenses	(3,457,933)	(3,903,605)	(4,817,078)
Total operating expenses	(5,270,542)	(5,651,270)	(6,452,938)
Income/loss from equity accounted investments	25,631	33,077	34,617
Income before tax	2,030,310	2,291,858	2,401,024
Taxation charge	(402,131)	(478,015)	(527,111)
Net income for the year	1,628,179	1,813,843	1,873,913
Attributable to equity holders of the Bank	1,652,474	1,805,677	1,948,588
Attributable to minority interests	(24,295)	8,166	(74,675)

The following table identifies the share that net interest income, net fee and commission income and other operating income have represented in the Group’s total operating profit for each of the indicated years:

	2013	2014	2015
Net interest income	67.45%	61.37%	65.03%
Net fee and commission income	8.65%	8.53%	9.87%
Other operating income	23.90%	30.10%	25.10%
Total operating profit	100.00%	100.00%	100.00%

Net Income

The Group’s net income for a period is calculated by reducing its operating income for such period by the amount of its operating expenses and taxation charge for such period. The Group’s net income for 2015 was TL 1,873,913 thousand, a 3.31% increase from TL 1,813,843 thousand in 2014, which was a 11.40% increase from TL 1,628,179 thousand in 2013. The increase in 2014 was due to: (a) a 36.91% increase in other operating income, which was driven by a 54.54% growth in income from reversal of the impairment losses and the sale of common shares owned in Visa Mastercard, (b) a 7.21% increase in net fee and commission income, which resulted primarily from a higher contribution from payment systems, and (c) a 3.58% contraction in provision cost. The change in 2015 was due to (a) a 18.14% increase in net interest income, which was driven by a 17.53% growth in interest-earning assets, an 11.06% increase in interest income from CPI-linked bonds, (b) a 29.04% increase in net fee and commission income, which resulted primarily from a higher contribution from payment systems, and (c) a 6.40% contraction in provision costs, which resulted from the Group’s optimization of NPL provisioning in line with BRSA regulations by decreasing the coverage from the previous 100% level to 50% for certain NPLs.

The following sections describe the components of the Group’s net income (i.e., operating income, operating expenses and taxation charges) in greater detail.

Operating Income

The Group’s operating income is comprised of its net interest income, net fee and commission income and other operating income. Each of these is described in greater detail below.

Net Interest Income. The Group’s net interest income is the difference between the interest income that it earns on its interest-earning assets and the interest expense that it pays on its interest-bearing liabilities. Net interest income is the principal area of income for the Group and thus the differential between the interest rates that it receives on interest-earning assets and the interest rates that it pays on interest-bearing liabilities (i.e., its average spread), and the volume of such assets and liabilities, tend to have the most significant impact on the Group’s results of operations. Net interest income represented 67.45%, 61.37% and 65.03% of the Group’s total operating profit in 2013, 2014 and 2015, respectively.

Net interest income amounted to TL 5,735,268 thousand in 2015, a 18.14% increase from TL 4,854,780 thousand in 2014, itself a 1.07% decrease from TL 4,907,155 thousand in 2013. The Group’s net yield (i.e., its net interest income as a percentage of its average interest-earning assets (which is calculated as the average of the opening and closing balances for the applicable year)), was 3.94% for 2015, compared to 3.92% for 2014 and 4.79% for 2013. The decrease in net yield in 2014 compared to 2013 was mainly due to the higher interest rate environment in 2014, which led to the Group’s deposits re-pricing more quickly than its loan portfolio. In 2015, the slight increase in net yield was mainly due to the higher contribution of CPI-linked bonds compared to 2014 despite a year-on-year decrease in Turkish Lira core spreads and the strong net yield in the fourth quarter of 2015, resulting from an increased contribution of CPI-linked bonds to interest income and quarterly improved core spreads, which itself resulted from a higher increase in quarterly Turkish Lira loan yields compared to the increase in quarterly Turkish Lira deposit costs.

The net interest margin for the Group was 3.25% in 2015, compared to 3.20% in 2014 and 3.96% in 2013. In 2014, as a result of the high interest rate environment caused (inter alia) by the Central Bank’s interest rate hikes and the tapering decision of the U.S. Federal Reserve, the Group’s deposits re-priced more quickly than its loan portfolio. In 2015, the increase in the Group’s net interest margin is primarily due to the higher contribution of CPI-linked bonds compared to 2014 despite a year-on-year decrease in Turkish Lira core spreads and the strong net interest margin in the fourth quarter of 2015 as a result of the increased contribution of CPI-linked bonds to interest income and quarterly improved core spreads, which itself resulted from a higher increase in quarterly Turkish Lira loan yields compared to the increase in quarterly Turkish Lira deposit costs. See also “-Significant Factors Affecting the Group’s Financial Condition and Results of Operations — Interest Rate Environment.”

Interest income and interest expense are discussed in greater detail below.

Interest Income. Interest income is the interest (including the amortization of interest-earning assets purchased at a discount and the interest component of lease receivables) and certain loan-related fees (such as closing fees received on project finance loans) received by the Group on its interest-earning assets, principally loans and debt securities. Interest income is a function of both the volume of interest-earning assets and the yield that the Group earns on these holdings. The Group’s interest income increased by 19.79% in 2015 from 2014, which itself had increased by 23.56% from 2013. The following table sets out the interest earnings on the Group’s interest-earning assets during each of the indicated years:

	2013	2014	2015
	(TL thousands)
Interest on loans and receivables	7,619,741	9,393,240	11,598,337
Interest on financial instruments	1,616,594	2,061,241	2,072,208
Interest on deposits at banks	57,026	67,307	78,724
Interest on money market deposits	906	931	1,633
Others	146,168	141,805	222,530
Total interest income	9,440,435	11,664,524	13,973,432

In 2014, the increase in the Group’s interest income was largely due to a 20.08% increase in the size of the Group’s customer loan portfolio and the increase in interest rates on loans and receivables following the Central Bank’s interest rate increases. In 2015, the increase in interest income was principally due to a 17.93% increase in the size of the Group’s customer loan portfolio compared to the prior year. See “Financial Condition - Assets.”

The following table sets forth the average yield earned by the Group (annual average) on certain interest-earning assets for the indicated years. For additional information with respect to the Group’s interest income, including with respect to Turkish Lira- and foreign currency-denominated assets, see “Selected Statistical and Other Information - Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential-Average Balance Sheet and Interest Data” and “-Net Changes in Interest Income and Expense - Volume and Rate Analysis.”

	2013	2014	2015
Total for Group	9.33%	9.33%	9.06%
Deposits at banks	6.51%	2.03%	0.95%
Investment securities	7.85%	8.94%	8.51%
Loans and advances to customers	9.69%	9.67%	10.04%

In 2015, the decrease in the average yield earned by the Group on these interest-earning assets resulted from lower yields on investment securities, which more than offset higher lending rates as a result of an increase in deposit rates.

The Bank has rapidly expanded its branch network over the past years, opening 176 new branches in 2013, 2014 and 2015 (with total branches reaching 920 as of December 31, 2015). This was in line with the Group’s strategy to increase its market presence in order to further grow in the retail and SME areas and decrease its traditional reliance upon corporate (including state-owned) customers. During the global financial crisis, in particular due to the decreased demand and/or credit quality of Turkish exporters and other borrowers as the economy contracted, growth in corporate, commercial and SME lending slowed significantly. As a result, the Group utilized the excess funding capacity attributable to its deposit growth to invest in relatively high-yielding debt securities (principally Turkish government securities); however, after 2009 the growth in cash loans improved as Turkish market conditions recovered and the demand by the Group’s customers for loans increased. As a result, there was a shift in the mix in the Group’s assets from securities to loans, with selective loan growth to certain higher-yielding segments (notably Turkish Lira-denominated loans in the SME, mortgage and general purpose sectors) offset by a decline in relatively lower-yielding foreign currency loans, particularly those to the commercial and corporate sectors; however, increases in reserve requirements in 2011 led to increased pricing of loans by Turkish commercial banks generally and had a negative impact on loan demand, particularly in the second half of 2011. In June 2011, in order to reduce consumer lending, the BRSA introduced regulations to increase the general provisioning of new incremental general purpose consumer (“GPC”) loans from 1% to 4% and the risk-weighting of such loans from 100% to a ratio between 150% and 200% (depending upon the maturity of loans). These regulatory changes increased the cost of providing GPC loans, which resulted in a decrease in the Bank’s GPC lending compared to 2010 and the first half of 2011. In 2013, the BRSA also decreased the maximum permitted maturity of GPC loans from 60 months to 36 months. As a result of the limited GPC loan growth, the Bank started to focus more on project finance and SME loans.

The 2015 Capital Adequacy Regulation lowered the risk weights of certain assets, including reducing the risk weights of consumer loans (excluding residential mortgage loans and credit cards) from a range of 100% to 250% (depending on their outstanding tenor) to 75% (irrespective of their tenor). Additionally, the BRSA has drafted a regulation that proposes amendments to the Regulation on Provisions and Classification of Loans and Receivables. Such regulation, if adopted, would likely reduce the general provisions that are to be set aside by banks for consumer loans to the levels that were in place before they were increased to limit the growth of Turkish banks and the Turkish economy as described above. Currently, the Regulation on Provisions and Classification of Loans and Receivables provides that banks with consumer loans exceeding 25% of their total loan portfolio are required to set aside 4% general provisions for Group I loans and 8% general provisions for Group II loans, which amendments propose to return to 1% for Group I loans and 2% for Group II loans. If implemented, the Bank’s management expects such amendments to increase the Turkish banks’ interest in high-yielding GPC loans in the medium term.

In addition, increases in Turkish policy rates and other measures that might further be taken by the Central Bank to limit the size of the Turkish current account deficit, protect the value of the Turkish Lira (and thus control inflation) and maintain growth at sustainable levels might suppress loan demand.

Interest Expense. Interest expense is the interest and certain loan-related fee expenses (such as fees paid on syndicated loans) of the Group on its interest-bearing liabilities, principally time deposits and borrowings. As with interest income, interest expense is a function of both the volume of interest-bearing liabilities and the interest rates that the Group pays on these liabilities. The Group’s interest expense increased by 20.98% in 2015 from 2014, itself a 50.22% increase from

2013. The following table sets out the interest expense on the Group’s interest-bearing liabilities by category during each of the indicated years:

	2013	2014	2015
	(TL thousands)
Interest on deposits	3,543,409	5,043,936	6,115,699
Interest on money market deposits	387,285	925,913	886,728
Interest on funds borrowed	175,752	243,009	362,500
Other interest expense	426,834	596,886	873,237
Total interest expense	4,533,280	6,809,744	8,238,164

Changes in the interest rates that the Group pays on its interest-bearing liabilities significantly affect the Group’s interest expense. Most significantly, the Group’s interest-bearing deposits to banks and customers represent the largest portion of its liabilities, representing 66%, 63% and 66%, respectively, of its liabilities as of December 31, 2013, 2014 and 2015. As a result, the interest rates that the Group pays on its deposits typically have the largest impact on the Group’s interest expense.

In 2014 and 2015, the increases in the Group’s total interest expense were principally due to the higher interest rates paid on Turkish Lira deposits that reflected interest rate increases of the Central Bank. See “-Financial Condition - Liabilities” below and “Risk Factors - Risks relating to the Group and its Business - Interest Rate Risk.”

For additional information with respect to the Group’s interest expense, including with respect to the size of and yield paid on Turkish Lira- and foreign currency-denominated liabilities, see “Selected Statistical and Other Information - Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential — Liabilities - Average Balance Sheet and Interest Data” and “-Net Changes in Interest Income and Expense - Volume and Rate Analysis.” In addition, certain information on the interest rates paid by the Group on its interest-bearing liabilities can be found in “Selected Statistical and Other Information - Borrowings and Certain Other Liabilities” below.

Net Fee and Commission Income. The second largest component of the Group’s operating income is its net fee and commission income. The Group earns fee and commission income on both capital-intensive products (such as origination fees on cash loans and fees for credit cards, letters of credit and guarantees) and capital-free products (such as investment advice and brokerage fees in respect of debt and equity trading). The principal drivers for fee and commission income are the credit card and retail banking businesses.

In 2014, the Group’s net fee and commission income increased by 7.21% from 2013, the primary reason for which being the volume growth in credit card fees in 2014, which was offset by the decline in loan refinancing fees due to the higher interest rate environment and the limited growth in the retail segment as a result of regulatory constraints on lending to retail customers, specifically for GPC loans. In 2015, the Group’s net fee and commission income increased by 29.04% from the prior year. The primary reason for this increase was the higher contribution from payment system fees in 2015, which also reflects the Group’s continued focus on increasing its fee and commission income. The following table sets out the categories of the Group’s fee and commission income and expenses (identified by the principal business lines of the Group) and their respective amounts during each of the indicated years:

	2013	2014	2015
	(TL thousands)
Fee and Commission Income
Commercial banking	466,999	501,162	475,659
Credit card fees	258,480	420,802	589,180
Retail banking	222,896	187,539	192,860
Investment banking	—	—	93,814
Total fee and commission income	948,375	1,109,503	1,351,513
Fee and Commission Expense
Commercial banking	319,268	435,047	481,184
Total fee and commission expense	319,268	435,047	481,184
Net fee and commission income	629,107	674,456	870,329

Other Operating Income. Other operating income includes net trading gains, net foreign exchange gains, premium income from the insurance business and other items. Total other operating income for 2015 decreased by 7.02% from 2014, which itself had increased by 36.91% from 2013. The following table sets out the Group’s other operating income by category during each of the indicated years:

	2013	2014	2015
	(TL thousands)
Dividend income	16,429	12,229	37,169
Trading gains, net (1)	256,211	136,884	17,632
Foreign exchange gains, net.	1,057	111,911	122,299
Income from reversal of the impairment losses	457,762	707,442	763,294
Earned insurance premiums (net of reinsurance share)	649,142	663,935	767,881
Communication income	85,215	85,302	50,723
Gain on sale of assets	53,924	385,471	109,681
Income from private pension business	38,266	48,626	64,583
Rent income	2,050	529	80,490
Other income	178,903	228,486	199,996
Total other operating income	1,738,959	2,380,815	2,213,748

(1)         See note 5.4.5 to the 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus.

In 2014, the largest component of total other operating income (representing 29.71% of the total) was income from reversal of the impairment losses, which significantly increased by 54.54% in comparison to 2013. The second largest component of total other operating income in 2014 (representing 27.89% of the total other operating income) was earned insurance premiums (net of reinsurance share), which increased by 2.28% in comparison to 2013. The third largest component of total other operating income in 2014 (representing 16.19% of the total other operating income) was gain on sale of assets, which was TL 385,471 thousand in 2014.

In 2015, the largest component of total other operating income (representing 34.69% of the total) was earned insurance premiums (net of reinsurance share), which increased by 15.66% in comparison to 2014. The second largest component of total other operating income in 2015 (representing 34.48% of the total other operating income) was income from reversal of the impairment losses, which increased by 7.89% in comparison to 2014. The third largest component of total other operating income in 2015 (representing 9.03% of the total other operating income) was other income, which was TL 199,996 thousand in 2015.

The Group’s foreign exchange gains/losses include both realized and unrealized gains/losses, with gains being noted in other operating income and losses being included in other operating expenses. The realized gains/losses result from the settlement of foreign exchange transactions and derivatives, whereas unrealized gains/losses arise from the Group’s foreign currency positions. The unrealized gains/losses consist of two parts — unrealized gains/losses on the balance sheet position and unrealized gains/losses on the off-balance sheet position. The foreign exchange gains/losses arising from the settlement of foreign exchange transactions and the unrealized gains/losses from the balance sheet foreign currency position are included under “foreign exchange gains/losses, net” whereas both the realized and unrealized gains/losses on off-balance sheet transactions and positions (which principally result from derivative transactions) are recorded under “trading gains/losses.” Therefore, although the Group did not hold any material foreign currency net open positions throughout 2013, 2014 and 2015 (considering both on-balance sheet and off-balance sheet positions), “foreign exchange gains/losses, net” varied among these years depending upon the balance sheet and off-balance sheet positions in gross terms. In 2015, the Group recorded a foreign exchange gain, net of TL 122,299 thousand (included in total other operating income), following a foreign exchange gain, net of TL 111,911 thousand in 2014 (included in total other operating income) and a foreign exchange gain, net of TL 1,057 thousand (included in total other operating income) in 2013.

With respect to foreign exchange gains, see “Significant Factors Affecting the Group’s Financial Condition and Results of Operations - Currency Exchange Rates” above.

Operating Expenses

The Group’s operating expenses include business expenses such as salaries, benefits and rent, but also include impairment losses (including provisions for non-performing loans) and net foreign exchange and trading losses. Operating expenses for 2015 increased by 14.19% to TL 6,452,938 thousand from TL 5,651,270 thousand in 2014, itself an increase by 7.22% from TL 5,270,542 thousand in 2013. If the effect of impairment losses, net were excluded, then the increases for 2015 and 2014 would have been 23.40% and 12.89%, respectively. In each of 2014 and 2015, the increase in total operating expenses was largely the result of increases in salaries and rent expenses resulting from new branch openings (115 in 2013, 34 in 2014 and 27 in 2015).

As noted above, as a banking institution, the Group’s management focuses closely on the Group’s efficiency and (within the context of maintaining the quality of its services) seeks to decrease its cost-to-income ratio. The Group’s cost (which includes total operating expenses excluding impairment losses, net, reserve for employee severance indemnities, depreciation and amortization and foreign exchange and trading losses) to income (which includes operating income minus foreign exchange and trading losses and provision for possible loan losses, net) ratio increased to 52.25% in 2015 from 47.37% in 2014, itself an increase from 45.36% in 2013. A similar ratio monitored by the Group is its ratio of operating expenses (calculated for this purpose as total operating expenses excluding impairment losses, net, depreciation and amortization expenses, reserve for employee severance indemnities and foreign exchange and trading losses) to total average assets, which ratio increased to 2.61% in 2015 from 2.47% in 2014, itself a reduction from 2.66% in 2013. In 2014, the decrease was mainly due to the higher growth rate of total average assets compared to the growth rate of operating expenses. In 2015, the increase was mainly due to the higher growth rate of operating expenses compared to the growth rate of total average assets resulting principally from fee rebates to customers.

The following table sets out the Group’s total operating expenses (other than impairment losses, net, which are discussed separately below) by category during each of the indicated years:

	2013	2014	2015
	(TL thousands)
Salaries and wages	1,236,020	1,386,610	1,539,206
Reserve for employee termination benefits	19,045	11,070	27,419
Depreciation expenses on tangible assets	109,670	114,988	133,210
Amortization expenses on intangible assets	13,820	15,974	20,994
Rent expenses	163,719	190,247	214,645
Advertisement expenses	98,096	76,278	82,270
Other operating expenses(1)	1,817,563	2,108,438	2,799,334
Impairment losses, net	1,812,609	1,747,665	1,635,860
Total operating expense	5,270,542	5,651,270	6,452,938

(1)         Other operating expenses include various normal course expenses such as advertising expenses, utility charges and repair and maintenance, none of which is individually material. See note 5.4.7 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus.

The two largest operating expenses, impairment losses, net and salaries and wages are discussed in greater detail below.

Impairment Losses, Net

When the Group reclassifies a loan as non-performing, it ceases to accrue interest with respect to such loan and reverses any interest accruals on such loan in its books. The Group makes provision for possible loan losses for anticipated problem loans and non-performing loans already so classified on each business day. The Group generally does not write-off non-performing loans, regardless of the amount of time they have been outstanding. See “Selected Statistical and Other Information - Summary of Loan Loss Experience” below.

In addition to provisions for possible losses on cash loans and non-cash loans, the Group’s impairment losses, net include provisions for tangible and intangible assets, investment in equity participations and other receivables and (where applicable) reversal of prior year provisions.

The table set forth in “Selected Statistical and Other Information - Analysis of the Allowance for Loan Losses” sets out the movements in the Group’s allowance for possible loan losses on cash loans, including the portfolio-basis allowance, during each of the last three fiscal years.

In 2015, the Group’s net provision for possible losses decreased by 6.4% to TL 1,635,860 thousand from TL 1,747,665 thousand in 2014, itself a 3.58% decrease from TL 1,812,609 thousand in 2013. In 2015, the change was principally due to the Group’s optimization of NPL provisioning by (in line with BRSA regulations) decreasing the coverage from the previous 100% level to 50% for its Group IV (Loans and Other Receivables with Improbable Recovery) NPLs. The Group’s nominal NPLs as of December 31, 2015 were TL 5,138,113 thousand, a 22.86% increase from TL 4,181,965 thousand as of December 31, 2014, which resulted from the increase in new non-performing loans accentuated by the Group’s increasing focus on higher-yielding and correspondingly higher-risk segments (such as retail and SME customers) that are particularly susceptible to market conditions. It should be noted that, due to the Group’s policy of generally not writing-off or selling non-performing loans, the provisions include a significant amount of loans for which collection is highly unlikely, including significant loans that have been in default for eight years or more. As Turkish banks have different practices in this respect (e.g., many have sold or written-off loans), these ratios are not necessarily comparable from bank to bank. The Group’s NPL ratio increased to 3.95% as of December 31, 2015 from 3.79% as of December 31, 2014 due to the limited increase in recoveries from NPLs compared to the increase in nominal NPLs.

In 2015, the Group’s recoveries and reversals increased 7.89% to TL 763,294 thousand, after increasing by 54.54% to TL 707,442 thousand in 2014 from TL 457,762 thousand in 2013.

Salaries and Wages. The Group’s operating expenses include the salaries and wages that it pays to its employees. Salaries and wages increased 11.00% to TL 1,539,206 thousand in 2015 from TL 1,386,610 thousand in 2014, itself an increase of 12.18% from TL 1,236,020 thousand in 2013. In 2014, the increase was principally the result of wage increases in line with the inflation rate and an increase in the number of the Bank’s employees from its branch expansion. In 2015, the increase was principally the result of the opening of 27 branches.

Taxation Charge

The Group is subject to different forms of income taxation in each market in which it has operations, although the principal driver is Turkish taxation of the Group’s income. Taxation and duties other than on income are included in operating expenses whereas taxation on income is applied to income before tax in order to determine the Group’s net income. Income taxation charges for 2015 totaled TL 527,111 thousand, which was a 10.27% increase from TL 478,015 thousand in 2014, itself a 18.87% increase from TL 402,131 thousand in 2013. The Group’s taxation charges for 2014 and 2015 included deferred tax income amounting to TL 134,235 thousand and TL 109,715 thousand, respectively.

The Group’s effective income tax rate (calculated based upon its reported taxation charge divided by its income before tax) was 19.81%, 20.86% and 21.95% for 2013, 2014 and 2015, respectively (as compared to the Turkish corporate income tax rate of 20%). In 2014, the deviation from the Turkish corporate income tax rate was principally due to tax exemptions, disallowable expenses and tax refunds. In 2015, the deviation was principally due to the changes in general provisions. Taxes on income from the Group’s non-Turkish operations have been immaterial. For more information on the Group’s taxation, see note 5.4.11 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus.

Financial Condition

The following summary balance sheet data for each of the indicated dates have been extracted from the BRSA Financial Statements. This information should be read in conjunction with the BRSA Financial Statements (including the notes thereto) incorporated by reference into this Base Prospectus.

	As of December 31,
	2013	% of Total	2014	% of Total	2015	% of Total
	(TL thousands, except for percentages)
Assets
Cash and cash equivalents	18,975,182	13.57%	21,891,081	13.38%	21,489,914	11.34%
Loans and advances to banks	3,158,351	2.26%	3,568,508	2.18%	6,176,019	3.26%
Loans and advances to customers	88,673,058	63.43%	106,355,671	65.03%	125,959,679	66.44%
Investment securities	22,726,199	16.26%	24,175,949	14.78%	26,009,702	13.72%
Investment in equity participations	438,101	0.31%	523,114	0.32%	566,352	0.30%
Tangible assets, net	879,973	0.63%	784,873	0.48%	1,654,118	0.87%
Other assets	4,936,718	3.53%	6,252,266	3.82%	7,729,774	4.07%
Total assets	139,787,582	100.00%	163,551,462	100.00%	189,585,558	100.00%

Liabilities
Deposits from banks	4,103,952	2.94%	4,750,416	2.90%	5,578,475	2.94%
Deposits from customers	78,935,447	56.47%	88,652,197	54.20%	106,431,522	56.14%
Obligations under repurchase agreements	14,580,345	10.43%	16,185,302	9.90%	11,593,698	6.12%
Loans and advances from banks (funds borrowed)	12,285,661	8.79%	16,260,655	9.94%	20,195,047	10.65%
Debt securities issued	6,820,735	4.88%	10,384,708	6.35%	10,646,708	5.62%
Other liabilities and accrued expenses	10,590,484	7.57%	12,357,661	7.56%	18,137,353	9.56%
Total liabilities	127,316,624	91.08%	148,590,939	90.85%	172,582,803	91.03%
Total shareholders’ equity and minority interest	12,470,958	8.92%	14,960,523	9.15%	17,002,755	8.97%
Total liabilities, shareholders’ equity and minority interest	139,787,582	100.00%	163,551,462	100.00%	189,585,558	100.00%

The following summarizes the Group’s assets, liabilities and shareholders’ equity as extracted from its BRSA Financial Statements without any material adjustment.

Assets

The Group’s total assets as of December 31, 2015 were TL 189,585,558 thousand, an increase of 15.92% from TL 163,551,462 thousand as of December 31, 2014, itself an increase of 17.00% from TL 139,787,582 thousand as of December 31, 2013. Cash and cash equivalent balances represented 13.57%, 13.38% and 11.34% of the Group’s total assets as of December 31, 2013, 2014 and 2015, respectively, as most of the Group’s funds are invested in interest-earning assets. The following describes the Group’s loans and advances to banks and customers and investment securities, which jointly represented 81.95%, 81.99% and 83.42% of the Group’s total assets as of December 31, 2013, 2014 and 2015, respectively.

Loans and Advances to Customers. Loans and advances to customers represented 63.43%, 65.03% and 66.44% of the Group’s total assets as of December 31, 2013, 2014 and 2015, respectively. The Group’s loans and advances to customers amounted to TL 125,959,679 thousand as of December 31, 2015, an increase of 18.43% from TL 106,355,671 thousand as of

December 31, 2014, itself an increase of 19.94% from TL 88,673,058 thousand as of December 31, 2013. The following table summarizes the Group’s loans and advances to customers as of the indicated dates:

	As of December 31,
	2013	% of Total	2014	% of Total	2015	% of Total
	(TL thousands, except for percentages)
Consumer loans	30,503,499	34.54%	32,864,181	30.99%	36,621,794	29.29%
Mortgage loans	13,308,709	15.07%	14,319,490	13.50%	15,118,311	12.09%
Auto loans	586,132	0.66%	435,420	0.41%	466,932	0.37%
General purpose loans	12,105,143	13.71%	13,506,016	12.74%	15,239,525	12.19%
Overdraft checking accounts	1,225,089	1.39%	1,470,816	1.39%	1,960,396	1.57%
Retail credit cards	3,278,426	3.71%	3,132,439	2.95%	3,836,630	3.07%
Manufacturing	13,446,116	15.23%	15,192,348	14.33%	17,511,428	14.00%
Transportation and telecommunication	6,170,792	6.99%	8,104,889	7.64%	9,076,186	7.26%
Wholesale and retail trade	12,991,635	14.71%	15,722,564	14.83%	16,087,281	12.86%
Construction	6,767,558	7.66%	10,046,260	9.47%	12,939,435	10.35%
Financial Institutions	2,494,422	2.82%	3,528,131	3.33%	3,469,330	2.77%
Business credit cards	1,109,752	1.26%	1,250,299	1.18%	1,391,220	1.11%
Hotel, food and beverages	1,919,452	2.17%	3,013,675	2.84%	4,308,198	3.45%
Agriculture	1,390,460	1.57%	1,576,202	1.49%	1,775,667	1.42%
Health and social services	918,323	1.04%	1,114,620	1.05%	1,268,636	1.01%
Others	10,592,037	11.99%	13,621,845	12.85%	20,601,570	16.47%
Total performing loans to customers(1)	88,304,046	100.00%	106,035,014	100.00%	125,050,745	100.00%
Non-performing loans and factoring and lease receivables	3,736,465	4.23%	4,181,965	3.94%	5,138,113	4.11%
Allowance for possible losses from loans and factoring and lease receivables	(3,367,453)	3.81%	(3,861,308)	3.64%	(4,229,179)	3.38%
Loans and advances to customers	88,673,058		106,355,671		125,959,679

(1)         Including financial lease and factoring receivables.

In 2015, the Group’s loans and advances to customers grew by 18.43%, following growth of 19.94% in 2014 and 27.92% in 2013. In 2014, the growth was principally derived from the 26.24% growth in foreign currency-denominated lending, with growth during the year coming principally from commercial, corporate and project finance loans and (in part due to the depreciation of the Turkish Lira during the year) 17.68% growth in Turkish Lira- denominated lending, with growth during the year coming principally from non-retail lending. In 2015, the growth was principally derived from a 26.58% growth in foreign currency-denominated lending, with growth during the year coming principally from commercial, corporate and project finance loans and (mainly due to the depreciation of the Turkish Lira during the year) a 15.29% growth in Turkish Lira-denominated lending, with growth during the year coming principally from non-retail lending.

As of December 31, 2015, the Group’s non-performing loans increased 22.86% to TL 5,138,113 thousand from TL 4,181,965  thousand as of December 31, 2014, itself an increase of 11.92% from TL 3,736,465 thousand as of December 31, 2013. In 2014, the growth was below the overall growth in the Group’s portfolio of loans and advances to customers due to an improvement in the asset quality driven by both strong collections and limited inflows to non-performing loans. In 2015, the growth of non-performing loans was above the overall growth in the Group’s portfolio of loans and advances to customers due to a slowdown in collections compared to the previous year. As of December 31, 2015, provisions representing 3.38% of the amount of these loans had been set aside, compared to 3.64% as of December 31, 2014 and 3.81% as of December 31, 2013.

The proportion of the Group’s non-performing loans to net cash loans to customers was 4.23%, 3.94% and 4.11% as of December 31, 2013, 2014 and 2015, respectively. The ratio of the Group’s non-performing loans to total gross cash loans and non-cash loans was 3.23% as of December 31, 2015, compared to 3.10% as of December 31, 2014 and 3.33% as of December 31, 2013.

For additional information on the Group’s loan portfolio, including its non-performing loans and related provisions, see note 5.1.5 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus and “Selected Statistical and Other Information-Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential - Average Balance Sheet and Interest Data” and “-Loan Portfolio - Types of Loans,” “-Loan Portfolio-Risk Elements” and “-Summary of Loan Loss Experience.”

Investment Securities. Investment securities, principally Turkish government securities, including trading securities, have historically represented a significant portion of the Group’s assets. As of December 31, 2013, 2014 and 2015, investment securities represented 15.79%, 14.51% and 13.19%, respectively, of the Group’s total assets. The recent decreases in the proportionate amount of the Group’s assets held as investment securities were due to higher growth in lending as the Group expanded its loan business during the recovery from the global financial crisis. The following table provides information as to the breakdown of the Group’s investment securities portfolio as of the indicated dates:

	As of December 31,
	2013	% of Total	2014	% of Total	2015	% of Total
	(TL thousands, except for percentages)
Securities available-for-sale
Turkish government bonds in TL	12,551,950	56.87%	12,629,806	53.23%	12,100,331	48.37%
Eurobonds (Turkish government)	3,943,785	17.87%	3,778,676	15.93%	4,610,289	18.43%
Turkish government treasury bills in TL	—	—	—	—	—	—
Foreign government bonds in FC	—	—	307,001	1.29%	418,701	1.67%
Bonds issued by foreign banks	148,299	0.67%	155,617	0.66%	127,537	0.51%
Corporate bonds	—	—	—	—	—	—
Equity share	13,375	0.06%	15	0.00%	79,253	0.32%
Total securities available-for-sale	16,657,409	75.47%	16,871,115	71.11%	17,336,111	69.31%

Securities held-to-maturity
Turkish government bonds in TL	5,358,742	24.28%	6,761,749	28.50%	7,546,748	30.17%
Eurobonds (Turkish government)	11,590	0.05%	—	—	—	—
Certificate of deposits	42,839	0.19%	92,844	0.39%	130,981	0.52%
Foreign government bonds in FC	—	—	—	—	—	—
Bonds issued by foreign banks	—	—	—	—	—	—
Total securities held-to-maturity	5,413,171	24.53%	6,854,593	28.89%	7,677,729	30.69%
Total investment securities	22,070,580	100.00%	23,725,708	100.00%	25,013,840	100.00%

Securities (including trading securities) issued by the Turkish government represented 99.07%, 98.95% and 98.65% of the Group’s securities portfolio as of December 31, 2013, 2014 and 2015, respectively.

In 2014, the share of the Group’s total investment securities held in its held-to-maturity portfolio increased to 28.89% from 24.53% as of December 31, 2013 and total investment securities held in its available for sale portfolio decreased to 71.11% from 75.47% as of December 31, 2013. In 2015, the share of the Group’s total investment securities held in its held-to-maturity portfolio increased to 30.69% from 28.89% as of December 31, 2014 and total investment securities held in its available for sale portfolio decreased to 69.31% from 71.11% as of December 31, 2014.

Pursuant to Turkish market practice, the Group pledges securities to acquire funding under security repurchase agreements. The Group utilizes such funding depending upon the difference in rates paid on deposits compared to Central Bank rates, which vary based upon market conditions as well as Central Bank policy. The fair value of securities so pledged amounted to TL 12,319,680 thousand as of December 31, 2015, compared to TL 17,430,326 thousand as of December 31, 2014 and TL 16,132,811 thousand as of December 31, 2013, comprising 47.4%, 72.1% and 71.0%, respectively, of the Group’s total securities portfolio (including trading securities).

For additional information on the Group’s investment securities portfolio, see note 5.1.6 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus and “Selected Statistical and Other Information - Investment Portfolio.”

Liabilities

The Group’s total liabilities as of December 31, 2015 were TL 172,582,803 thousand, an increase of 16.15% from TL 148,590,939 thousand as of December 31, 2014, itself an increase of 16.71% from TL 127,316,624 thousand as of December 31, 2013.

The Group’s TL 130,666,614 thousand in average interest-bearing liabilities during 2015 (calculated as the average of the opening and closing balances for the year) resulted primarily from TL 56,693,558 thousand and TL 27,347,286 thousand in average time deposits of customers that do not bear foreign currency risk and that bear foreign currency risk, respectively, TL 14,741,219 thousand in average obligations under repurchase agreements and TL 18,227,851 thousand in average loans and advances from banks.

The following summarizes the three principal categories of the Group’s liabilities - deposits, obligations under repurchase agreements and loans and advances from banks.

Deposits. Deposits, principally short-term and demand, have been and are expected to continue to be the most important source of funding for the Group. The Group’s total deposits from customers (including accrued interest expense) amounted to TL 106,431,522 thousand as of December 31, 2015, an increase of 20.06% from TL 88,652,197 thousand as of December 31, 2014, itself an increase of 12.31% from TL 78,935,447 thousand as of December 31, 2013. The share of deposits from customers in total liabilities has been relatively constant, representing 62.00%, 59.66% and 61.67% as of December 31, 2013, 2014 and 2015, respectively. Foreign currency total deposits (principally U.S. dollars and euro) represented 29.01%, 30.25% and 32.10% of the Group’s total deposits as of December 31, 2013, 2014 and 2015, respectively. For additional information on the Group’s deposits, see note 5.2.1 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus and “Selected Statistical and Other Information - Deposits.”

Obligations under Repurchase Agreements. Obligations under repurchase agreements amounted to TL 11,593,698 thousand as of December 31, 2015, comprising 6.72% of the Group’s total liabilities as compared to 10.89% as of December 31, 2014 and 11.45% as of December 31, 2013. The share of the outstanding balances of such transactions in the Group’s balance sheet changes depending upon the relative costs of funding in the market.

Loans and Advances from Banks. As deposits are generally of a short-term duration, the Group has obtained wholesale funding on a more limited basis principally to better match the maturity and currency of its longer-term assets. This funding has included (among others) syndicated bank loans and “future flow” transactions using certain of the wire transfers and other remittances received by the Bank from its correspondent banks and other senders of such transfers. Funds borrowed from banks amounted to TL 20,195,047 thousand as of December 31, 2015, constituting 10.65% of the Group’s total liabilities as compared to 9.94% as of December 31, 2014 and 8.79% as of December 31, 2013. It is important to note that a portion of these liabilities (either when incurred or as a result of aging) are themselves short-term (as of December 31, 2013, 2014 and 2015, 60.33%, 57.04% and 57.67%, respectively, of the value of loans and advances from banks had a remaining term-to-maturity of one year or less).

In 2013, Bank-only loans, which constituted 64.03% of the Bank’s total assets as of December 31, 2013, grew by 27.33%, with growth in both Turkish Lira loans and (due in part to the depreciation of Turkish Lira during the year) foreign currency lending. Loan growth was experienced in each of the Bank’s SME, retail and corporate and commercial (including project finance) segments.

In 2014, Bank-only loans, which constituted 66.10% of the Bank’s total assets as of December 31, 2014, grew by 20.55%, with growth in both Turkish Lira-denominated loans and (due in part to the depreciation of the Turkish Lira during the year) foreign currency-denominated lending. Loan growth was experienced principally in the SME, corporate and commercial (including project finance) segments, whereas retail loans grew only 7.74% as a result of regulatory restrictions constraining loans to the retail segment. The Turkish economy grew in 2014 at a slower rate than in 2013, which reduced the rate of loan growth in the banking system (including for the Bank).

In 2015, Bank-only loans, which constituted 67.66% of the Bank’s total assets as of December 31, 2015, grew by 18.36%, with growth in both Turkish Lira-denominated loans and (due in part to the depreciation of the Turkish Lira during the year) foreign currency-denominated lending. Loan growth was experienced principally in the SME, corporate and commercial (including project finance) segments, whereas retail loans grew only 11.44% as a result of regulatory restrictions constraining loans to the retail segment. The Turkish economy grew in 2015 at a higher rate than in 2014, which supported the rate of loan growth in the banking system (including for the Bank).

For additional information on the Group’s loans and advances from banks, see note 5.2.3 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus and “Selected Statistical and Other Information — Borrowings and Certain Other Liabilities.”

Shareholders’ Equity

The Group’s total shareholders’ equity including minority interest amounted to TL 17,002,755 thousand as of December 31, 2015, an increase of 13.65% from TL 14,960,523 thousand as of December 31, 2014, itself an increase of 19.96% from TL 12,470,958 thousand as of December 31, 2013. Shareholders’ equity principally changes as a result of the Group’s net income and changes in the amount of valuation differences of marketable securities (which changes are not included in income). The following table summarizes the components of the Group’s shareholders’ equity and minority interest as of the indicated dates:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Paid-in capital	2,500,000	2,500,000	2,500,000
Share premium	726,686	727,780	727,780
Valuation differences of the marketable securities	(149,719)	521,530	30,011
Revaluation surplus on tangible assets	51,329	52,864	940,657
Bonus shares of associates, subsidiaries and joint-ventures	6,282	3,683	3,683
Other capital reserves	—	—	(54,370)
Legal reserves	904,166	1,069,245	1,236,166
Status reserves	6,337	6,337	6,337
Extraordinary reserves	6,007,191	7,346,127	8,480,048
Other profit reserves	420,752	372,881	611,111
Profit or loss	1,688,833	1,873,992	2,015,941
Non-controlling interest	309,101	486,084	505,391
Total shareholders’ equity and non-controlling interest	12,470,958	14,960,523	17,002,755

In 2014, the size of valuation differences of marketable securities increased to TL 521,530 thousand from negative TL 149,719 thousand in 2013. In 2015, this decreased 94.25% to TL 30,011 thousand. For additional information on the Group’s shareholders’ equity and minority interest, see note 5.5 in the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus. In addition, see “Capital Adequacy” below.

Off-Balance Sheet Arrangements

In the normal course of business in order to meet the needs of its customers and to hedge the Group’s own positions (and generally not for speculative purposes), the Group enters into certain off-balance sheet transactions. These transactions expose the Group to credit risk that is not reflected on the Group’s balance sheet. The Group applies to these transactions the same credit policies in making commitments and assuming conditional obligations as it does for on-balance sheet transactions, including the requirement to obtain collateral when it is considered necessary.

The most significant category of such transactions includes letters of guarantee, letters of credit and other support that the Group provides to its import and export customers, as well as off-balance sheet exposure for the Group’s commitments to make loans to its borrowers, derivatives and other transactions. For detailed information on the Group’s off-balance sheet commitments and contingencies, see note 5.3 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus. The following table summarizes the Group’s exposure under the principal categories of its off-balance sheet exposures as of the indicated dates:

	2013	2014	2015
	(TL thousands)
Letters of guarantee	17,901,823	21,458,807	26,797,593
Letters of credit	4,390,249	5,212,911	4,788,709
Acceptance credits	1,052,278	1,964,093	1,476,013
Other guarantees	62,356	39,236	57,586
Total non-cash loans	23,406,706	28,675,047	33,119,901
Credit card commitments	6,261,117	7,641,987	7,399,361
Loan granting commitments	6,739,356	8,068,201	8,494,747
Revocable commitments	52,883,612	6,365,586	11,797,055
Others	6,179,177	5,085,621	7,156,865
Total commitments	72,063,262	27,161,395	34,848,028
Total commitments and contingencies	95,469,968	55,836,442	67,967,929
Derivatives	27,096,959	37,032,314	50,509,681
Total off-balance sheet exposures	122,566,927	92,868,756	118,477,610

The following summarizes the three principal categories of the Group’s off-balance sheet exposures - letters of credit and similar transactions, derivatives and unfunded commitments to borrowers under credit facilities.

Letters of Credit and Similar Transactions. As part of its normal banking operations, the Group issues (or confirms) letters of credit and issues guarantee letters and acceptance credits. Most of these are issued (or confirmed) in connection with the export and trade finance-related activities of the Group’s customers. Letters of guarantee, letters of credit, acceptance credits and other commitments make up the Group’s commitments and contingencies, which amounted to TL 67,967,929 thousand as of December 31, 2015, an increase of 21.73% from TL 55,836,442 thousand as of December 31, 2014, itself a decrease of 41.51% from TL 95,469,968 thousand as of December 31, 2013. In 2014, the primary reason for the decrease in the Group’s commitments and contingencies was a decline in the Group’s revocable commitments to provide funding to customers. In 2015, the increase was largely a result of increases in the provision of letters of guarantee and revocable commitments for customers.

The Group generates significant amounts of fees from these transactions while incurring a very small amount of credit losses thereon as almost all of these transactions expire without any need for payment by the Group (for example, a letter of credit expiring when the related buyer of goods makes its payment to the seller).

Other Commitments and Contingencies. The Group’s other commitments and contingencies totaled TL 34,848,028 thousand as of December 31, 2015, an increase of 28.30% from TL 27,161,395 thousand as of December 31, 2014, itself a decrease of 62.31% from TL 72,063,262 thousand as of December 31, 2013. Among other items, these include unfunded commitments to borrowers under credit facilities and lines of credit available to credit cardholders.

Derivatives. The Group’s exposure to derivative transactions arises principally in connection with customer-dealing and funding activities. The Group also enters into certain derivatives transactions in order to hedge its currency, interest rate and other risks. The Group enters into derivatives transactions with domestic and foreign counterparties that it considers to be credit-worthy (mostly with an investment grade) or, in most cases, that are fully-secured. As of December 31, 2015, the Group’s commitments arising from derivatives amounted to TL 50,509,681 thousand, a 36.39% increase from TL 37,032,314 thousand as of December 31, 2014, itself an increase of 36.67% from TL 27,096,959 thousand as of December 31, 2013.

In 2014 and 2015, customer demand for hedging instruments increased, which was the main reason behind the growth of the Group’s derivatives volume. In addition to note 5.3 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus, see “Selected Statistical and Other Information - Derivative Transactions” for a breakdown of the Group’s commitments arising from derivatives.

Governments in the United States, Europe and elsewhere have made or are expected to make changes in laws and regulations relating to derivatives transactions, including how they settle. The Bank’s management does not anticipate that such changes will have a material adverse effect on its ability to obtain reasonably-priced hedges for its currency, interest rate and other risks; however, the volatility in the markets in recent years has made certain derivatives more expensive than in previous years and such increased costs may make the Group’s hedging operations less cost-effective.

Capital Adequacy

The Group is required to comply with capital adequacy guidelines promulgated by the BRSA, which are based upon the standards established by the Bank of International Settlements. These guidelines require banks to maintain adequate levels of regulatory capital against risk-bearing assets and off-balance sheet exposures. Further to the Regulation on Equities of Banks, published in the Official Gazette dated November 1, 2006 and numbered 26333 (the “2006 Equity Regulation”), which was abolished and replaced by the 2013 Equity Regulation on January 1, 2014, the total capital ratio for each of the Bank and the Group was calculated by dividing: (a) its “Tier 1” capital (i.e., share capital reserves and retained earnings) plus its “Tier 2” capital (i.e., its “supplementary capital,” which comprises general provisions, subordinated debt, unrealized gains/losses on available-for-sale assets and revaluation surplus (reduced by certain items such as leasehold improvements and prepaid expenses)) and minus items to be deducted from capital (its “deductions from capital,” which comprises unconsolidated equity interests in financial institutions and assets held for resale but held longer than five years), by (b) the aggregate of its risk-weighted assets and off-balance sheet exposures (value at credit risk), value at market risk and value at operational risk. In accordance with these guidelines, each of the Bank and the Group is required under BRSA requirements to maintain a total capital ratio in excess of 8%. In addition, as a prudential requirement, the BRSA recommends a target capital adequacy ratio that is 4% higher than the legal capital ratio. In the event that the Bank’s or the Group’s capital ratios fell below 12%, the Group may be prevented from continuing to operate its offshore branch operations.

Within the context of implementation of the Basel III framework in Turkey, on January 1, 2014, the 2006 Equity Regulation was abolished and replaced by the 2013 Equity Regulation. Therefore, the calculations regarding capital adequacy for the periods after January 1, 2014 are performed in accordance with the 2013 Equity Regulation and other related regulations enacted and/or amended by the BRSA. See “Turkish Regulatory Environment — Capital Adequacy” for additional information.

The Group maintains regulatory capital adequacy ratios on both a Bank-only and consolidated basis in excess of the regulatory minimums required and recommended levels. The Group’s and the Bank’s total capital adequacy ratios were 14.21% and 14.52%, respectively, as of December 31, 2015, 13.73% and 13.96%, respectively, as of December 31, 2014 and 13.21% and 13.70%, respectively, as of December 31, 2013. The Group maintains a “Tier 1” capital ratio on both a Bank-only and consolidated basis in excess of the regulatory minimums. The Group’s and the Bank’s “common equity Tier 1 regulatory” capital adequacy ratios were 11.03% and 11.26%, respectively, as of December 31, 2015, 11.17% and 11.35%, respectively, as of December 31, 2014 and 10.84% and 10.59%, respectively, as of December 31, 2013.

The following table sets forth the calculation of the Group’s capital adequacy ratios as of each of the indicated dates:

	As of December 31,
	2013	2014	2015
	(TL thousands, except percentages)
Common equity Tier 1 capital	12,470,606	14,824,597	16,810,344
Supplementary capital (Tier 2)	2,994,771	3,639,371	5,101,213
Total capital before deductions	15,465,377	18,463,968	21,911,557
Deductions from capital	(265,583)	(250,996)	(259,733)
Total capital	15,199,794	18,212,972	21,651,824

Value at credit risk	104,755,400	122,283,175	140,007,488
Value at market risk	737,263	799,050	1,454,400
Value at operational risk	9,561,025	9,609,040	10,950,125
Total risk-weighted assets	115,053,688	132,691,265	152,412,013

Common equity Tier 1 regulatory capital adequacy ratio	10.84%	11.17%	11.03%
Total capital adequacy ratio	13.21%	13.73%	14.21%

The Group’s common equity Tier 1 ratio decreased in 2015 due to the significant depreciation of the Turkish Lira and mark-to-market losses on its trading portfolio and subsidiaries. The Group’s total capital adequacy ratio increased in

2015 due to a Basel III-compatible Tier 2 issuance amounting to US$500 million. The significant increases in the Group’s total capital in 2014 and 2015 represented the growth in the Group’s retained earnings.

The BRSA published several amendments to its regulations and communiqués (as published in the Official Gazette dated January 20, 2016 and numbered 29599) in accordance with the Basel Committee’s RCAP, which is conducted by the BIS and reviews Turkey’s compliance level with Basel regulations. These amendments (entering into force on March 31, 2016) include revisions to the 2013 Equity Regulation and introduced certain limitations to the items that are included in the capital calculations of banks that have issued additional Tier 1 and Tier 2 instruments prior to January 1, 2014. While the Group does not have any additional Tier 1 instruments, according to these amendments, Tier 2 instruments that were issued (among others): (a) between September 12, 2010 and January 1, 2013 (so long as they satisfied the New Tier 2 Conditions other than the condition stated in sub-clause (i) of the New Tier 2 Conditions (i.e., the condition regarding the loss absorption due to the cancellation of a bank’s license or transfer of the bank’s management to the SDIF pursuant to Article 71 of the Banking Law)) will be included in Tier 2 calculations after being reduced by 20% for the period between January 1, 2014 and December 31, 2014 and by 10% for each subsequent year (the calculations being made based upon the total amount of the debt instruments as of January 1, 2013) and (b) after January 1, 2013 will be included in Tier 2 calculations only if they satisfy all of the New Tier 2 Conditions. As a result of the Issuer having outstanding Tier 2 debt falling within these categories, these changes had (as of March 31, 2016) a negative impact on its capital adequacy ratio.

According to the 2015 Capital Adequacy Regulation, which entered into force on March 31, 2016, only Turkish Lira-denominated claims against the Central Bank continue to be subject to a preferential treatment of a 0% risk weight, whereas the risk weights of foreign currency-denominated claims against the Central Bank in the form of required reserves were increased from 0% to 50%. These changes had (as of March 31, 2016) a negative impact on the Bank’s capital adequacy ratio.

The 2015 Capital Adequacy Regulation lowered the risk weights of certain assets, including reducing: (a) the risk weights of residential mortgage loans from 50% to 35% and (b) the risk weights of consumer loans (excluding residential mortgage loans and credit cards) and installment payments of credit cards from a range of 100% to 250% (depending upon their outstanding tenor) to 75% (irrespective of their tenor). These revisions had (as of March 31, 2016) a positive impact on the Bank’s capital adequacy ratio.

Additionally, the BRSA has drafted a regulation that proposes amendments to the Regulation on Provisions and Classification of Loans and Receivables, which amendments would reduce the general provisions that are to be set aside by banks for consumer loans to the levels that were in place before they were increased by the BRSA to try to limit the growth of Turkish banks and the Turkish economy. Based upon the draft regulations of the BRSA, the Bank’s management expects that such amendments will enter into force within 2016, which would encourage additional lending by Turkish banks. Currently, the Regulation on Provisions and Classification of Loans and Receivables provides that banks with consumer loans exceeding 25% of their total loan portfolio are required to set aside 4% general provisions for Group I loans and 8% general provisions for Group II loans, which amendments propose to return to 1% for Group I loans and 2% for Group II loans. These amendments (if implemented) are expected to have a positive impact on the Bank’s capital adequacy ratio.

Liquidity and Funding

The Group manages its assets and liabilities to seek to ensure that it has sufficient liquidity to meet its present and future financial obligations and that it is able to take advantage of appropriate business opportunities as they arise. Liquidity risk represents the potential for loss as a result of limitations on the Group’s ability to adjust future cash flows to meet the needs of depositors and borrowers and to fund operations on a timely and cost-effective basis. Financial obligations arise from withdrawals of deposits, repurchase transactions, extensions of loans or other forms of credit and the Group’s own working capital needs.

The ability to maintain or replace interest-bearing deposits is a key factor in determining liquidity requirements, as well as the exposure to interest and exchange rate risks. The Group’s principal sources of funding are short-term and demand deposits and the Group has developed a diversified and stable deposit base in each of its retail, commercial, corporate and SME business lines. The Bank’s management believes that funds from the Group’s deposit-taking operations generally will continue to meet its liquidity needs for the foreseeable future. As of December 31, 2013, 2014 and 2015, the Group’s ratio of cash loans to customers to deposits (including bank deposits) was 106.3%, 113.5% and 111.6%, respectively. For additional information on deposits, see “Selected Statistical and Other Information - Deposits.” The increase in 2014 was due to the

Bank’s policy of seeking funding from longer term non-deposit sources rather than comparatively more costly deposits. The Group’s ratio of cash loans to customers to deposits (including bank deposits) decreased slightly by 2.0% in 2015.

To a lesser extent, the Group also funds its operations through short-term and long-term borrowings, “future flow” transactions and other transactions. The Bank uses the relationships that it develops with its correspondent banks in connection with international payment and trade-related finance activities to raise funds from the syndicated loan markets. The Bank has also capitalized on its ability to generate foreign currency-denominated payments from abroad (i.e., diversified payment rights) by tapping international capital markets through “future flow” transactions; however, the availability of this funding market declined during the global financial crisis. See “Selected Statistical and Other Information - Borrowings and Certain Other Liabilities.”

The Bank is subject to the BRSA’s regulations on the measurement of the liquidity adequacy of a bank. In November 2006, the BRSA issued a regulation on the measurement of the liquidity adequacy of banks, which regulation requires Turkish banks to meet a minimum 80% liquidity ratio of foreign currency assets/liabilities and a minimum 100% liquidity ratio of total assets/liabilities on a weekly and monthly basis; however, pursuant to the BRSA Decision on Liquidity Ratios, for a period starting from January 5, 2015 and ending on December 31, 2015, such ratios were applied as 60% and 40%, respectively. Furthermore, pursuant to the BRSA Decision on Liquidity Ratios, such ratios have been and shall be applied in increments of ten percentage points for each year from January 1, 2016 until January 1, 2019. See “Turkish Regulatory Environment-Additional Reserve Calculation Period for Liquidity Adequacy Ratio Requirement.” The Bank’s average weekly and monthly ratios during the indicated periods as shown below:

	2013	2014	2015
Average weekly total liquidity ratio	163.82%	150.99%	146.70%
Average monthly total liquidity ratio	107.22%	105.72%	101.36%

The following tables set out the calculation of the Group’s liquidity analysis as of the indicated dates, in each case, based upon BRSA year-end consolidated figures.

	December 31, 2015
	Demand	Up to 1 Month	1-3 Months	3-12 Months	1-5 Years	5 Years and Over	Undistributed	Total
	(TL thousands)
Assets
Cash (cash in vault, effectives, money in transit, checks purchased) and Balances with the Central Bank of Turkey	21,489,914	—	—	—	—	—	—	21,489,914
Due from banks	4,096,369	1,823,957	194,049	61,644	—	—	—	6,176,019
Financial assets where fair value change is reflected to income statement	13,658	113,337	63,130	76,534	654,329	73,042	1,832	995,862
Money market placements	—	6,699	—	—	—	—	—	6,699
Marketable securities available for sale	—	85,621	163,685	2,248,919	7,985,465	6,773,168	79,253	17,336,111
Loans	44,074	12,181,164	4,403,338	25,225,884	52,826,616	30,369,669	908,934	125,959,679
Investments held to maturity	—	421,753	—	—	3,774,047	3,481,929	—	7,677,729
Other assets	2,206	1,233,199	367,645	488,301	1,295,221	227,374	6,329,599	9,943,545
Total assets	25,646,221	15,865,730	5,191,847	28,101,282	66,535,678	40,925,182	7,319,618	189,585,558

Liabilities
Interbank deposits	392,993	4,477,914	555,665	151,903	—	—	—	5,578,475
Other deposits	20,242,411	58,454,713	19,586,263	7,221,632	904,252	22,251	—	106,431,522
Funds provided from other financial instruments	—	613,644	963,332	10,070,012	3,319,125	5,228,934	—	20,195,047
Money market takings	—	11,216,171	1,148,950	—	397,450	64,627	—	12,827,198
Marketable securities issued	—	1,179,387	1,234,924	1,974,005	6,258,392	—	—	10,646,708
Miscellaneous payables	—	3,197,707	107,686	266,215	4,466	—	821,687	4,397,761
Other liabilities	5	661,799	271,149	53,380	102,220	4,267,976	24,152,318	29,508,847
Total liabilities	20,635,409	79,801,335	23,867,969	19,737,147	10,985,905	9,583,788	24,974,005	189,585,558

Liquidity gap	5,010,812	(63,935,605)	(18,676,122)	8,364,135	55,549,773	31,341,394	(17,654,387)	—

	December 31, 2014
	Demand	Up to 1 Month	1-3 Months	3 – 12 Months	1 – 5 Years	5 Years and Over	Undistributed	Total
	(TL thousands)
Assets
Cash (cash in vault, effectives, money in transit, checks purchased) and Balances with the Central Bank of Turkey	18,835,530	3,055,551	—	—	—	—	—	21,891,081
Due from banks	2,198,504	1,148,963	214,751	6,290	—	—	—	3,568,508
Financial assets where fair value change is reflected to income statement	2,950	70,737	84,570	9,113	255,401	25,905	1,565	450,241
Money market placements	—	9,504	—	—	—	—	—	9,504
Marketable securities available for sale	—	29,371	645,444	1,803,189	7,398,060	6,995,038	13	16,871,115
Loans	40,128	9,773,868	3,824,348	19,428,665	47,901,560	25,066,445	320,657	106,355,671
Investments held to maturity	—	—	92,844	202,211	1,509,417	5,050,121	—	6,854,593
Other assets	19,911	932,553	315,999	170,140	1,027,278	243,339	4,841,529	7,550,749
Total assets	21,097,023	15,020,547	5,177,956	21,619,608	58,091,716	37,380,848	5,163,764	163,551,462

Liabilities
Interbank deposits	66,930	4,208,236	452,338	22,912	—	—	—	4,750,416
Other deposits	16,987,878	44,846,167	19,189,726	6,895,394	714,710	18,322	—	88,652,197
Funds provided from other financial instruments	—	1,504,848	1,084,623	6,685,709	3,217,960	3,767,515	—	16,260,655
Money market takings	—	15,846,751	253,389	349,241	—	205,860	—	16,655,241
Marketable securities issued	—	717,590	2,146,764	2,358,634	5,161,720	—	—	10,384,708
Miscellaneous payables	—	2,728,303	56,620	—	—	—	559,496	3,344,419
Other liabilities	7	613,107	286,296	39,004	44,089	2,211,860	20,309,463	23,503,826
Total liabilities	17,054,815	70,465,002	23,469,756	16,350,894	9,138,479	6,203,557	20,868,959	163,551,462

Liquidity gap	4,042,208	(55,444,455)	(18,291,800)	5,268,714	48,953,237	31,177,291	(15,705,195)	—

	December 31, 2013
	Demand	Up to 1 Month	1-3 Months	3 – 12 Months	1 – 5 Years	5 Years and Over	Undistributed	Total
	(TL thousands)
Assets
Cash (cash in vault, effectives, money in transit, checks purchased) and Balances with the Central Bank of Turkey	18,975,182	—	—	—	—	—	—	18,975,182
Due from banks	2,538,274	435,616	182,222	2,239	—	—	—	3,158,351
Financial assets where fair value change is reflected to income statement	17,585	135,392	115,723	168,048	204,534	11,314	3,023	655,619
Money market placements	—	5,095	—	—	—	—	—	5,095
Marketable securities available for sale	—	662,288	1,034,753	2,210,121	7,078,339	5,658,533	13,375	16,657,409
Loans	—	8,977,318	3,356,745	15,400,799	41,000,878	19,568,306	369,012	88,673,058
Investments held to maturity	—	549,568	114,102	566,620	495,822	3,687,059	—	5,413,171
Other assets	—	917,884	154,953	293,814	811,059	10,000	4,061,987	6,249,697
Total assets	21,531,041	11,683,161	4,958,498	18,641,641	49,590,632	28,935,212	4,447,397	139,787,582

Liabilities
Interbank deposits	25,537	3,105,830	869,432	103,153	—	—	—	4,103,952
Other deposits	13,879,873	38,796,173	19,294,057	6,040,869	898,335	26,140	—	78,935,447
Funds provided from other financial instruments	—	347,263	767,077	6,297,705	2,478,866	2,394,750	—	12,285,661
Money market takings	—	12,723,139	237,295	1,005,685	809,269	—	—	14,775,388
Marketable securities issued	—	401,592	1,427,439	1,726,684	3,265,020	—	—	6,820,735
Miscellaneous payables	—	2,408,869	115,277	33,169	1,368	—	282,385	2,841,068
Other liabilities	—	470,444	75,349	144,344	449,854	1,511,455	17,373,885	20,025,331
Total liabilities	13,905,410	58,253,310	22,785,926	15,351,609	7,902,712	3,932,345	17,656,270	139,787,582

Liquidity gap	7,625,631	(46,570,149)	(17,827,428)	3,290,032	41,687,920	25,002,867	(13,208,873)	—

In addition to the liquidity ratios described above, the Bank is also required to maintain deposits with the Central Bank against a minimum reserve requirement. These reserve deposits are calculated on the basis of Turkish Lira and foreign currency liabilities taken at the rates determined by the Central Bank. Since September 2010, the Central Bank has not paid interest on reserve deposits; however, beginning in March 2014, reserve accounts may be interest-bearing pursuant to guidelines adopted by the Central Bank from time to time.

The Group’s subsidiary in Austria is also subject to similar liquidity measurements. For detailed information on the Group’s reserve deposits requirements see note 5.1.1 to the Group’s 2015 BRSA Financial Statements incorporated by reference into this Base Prospectus.

SELECTED STATISTICAL AND OTHER INFORMATION

The following tables present certain selected statistical and other information for the Group (or, when information about the Group is not readily-available or relevant, the Bank) as of the indicated dates and for the periods indicated. Except as specifically noted herein, the selected statistical and other information should be read in conjunction with the BRSA Financial Statements (including the notes thereto) incorporated by reference herein and the information included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

I. Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential

A. Average Balance Sheet and Interest Data

The following tables set out the average balances of assets and liabilities, and the interest earned or paid on such amounts, of the Group for the indicated years. For purposes of the following tables, the average for each year is calculated as the average of the amounts on each of the end of the preceding year and December 31 of such year and: (a) non-accruing credits have been treated as non-interest-earning assets and (b) loan fees have not been included in interest income.

	2013			2014			2015
	Average Balance	Avg. Yield	Interest Income	Average Balance	Avg. Yield	Interest Income	Average Balance	Avg. Yield	Interest Income
	(TL thousands, except percentages)
ASSETS
Average Interest-Earning Assets
Deposits in banks(1)	875,843	6.51%	57,026	3,418,636	2.03%	69,322	12,386,362	0.95%	117,408
Balances that do not have foreign currency risk (2)	510,725			2,060,645			2,839,607
Balances bearing foreign currency risk (2)	365,118			1,357,991			9,546,755
Investment securities	20,583,706	7.85%	1,616,594	23,053,989	8.94%	2,061,241	24,359,631	8.51%	2,072,208
Balances that do not have foreign currency risk (2)	16,431,860			18,799,370			19,545,598
Balances bearing foreign currency risk (2)	4,151,846			4,254,619			4,814,032
Loans and advances to customers	78,656,473	9.69%	7,619,741	97,169,530	9.67%	9,393,240	115,542,880	10.04%	11,598,337
Balances that do not have foreign currency risk (2)	57,943,068			70,621,215			81,978,571
Balances bearing foreign currency risk (2)	20,713,405			26,548,315			33,564,309
Other Assets	1,045,368	14.07%	147,074	1,396,675	10.08%	140,721	1,861,866	9.96%	185,479
Balances that do not have foreign currency risk (2)	351,325			546,227			824,465
Balances bearing foreign currency risk (2)	694,043			850,448			1,037,401
Total for Average Interest-Earning Assets	101,161,389	9.33%	9,440,435	125,038,830	9.33%	11,664,524	154,150,739	9.06%	13,973,432
Balances that do not have foreign currency risk (2)	74,885,653			91,481,230			104,819,688
Balances bearing foreign currency risk (2)	25,230,368			32,160,925			48,501,730
Average Non-Interest-Earning Assets
Cash and cash equivalents(3)	17,684,931			20,377,939			14,176,398
Derivatives	212,229			386,087			687,473
Equity shares	386,234			480,608			544,733
Non-performing loans net of allowances	338,406			344,835			614,796
Tangibles	1,399,903			1,114,787			1,219,487
Equity participations	—			—			—
Other assets and accrued interest(3)	2,730,406			3,926,437			5,174,884
Total Average Non-Interest-Earning Assets	22,752,108			26,630,693			22,417,771		—
Total Average Assets	123,913,497		9,440,435	151,669,522		11,664,524	176,568,510		13,973,432

(1) Comprises balances with banks, interbank funds sold and reserve deposits at the Central Bank.

(2) Turkish Lira and foreign currency income breakdown is not available for these periods in the BRSA Financial Statements.

(3) Average cash and cash equivalents and average other assets and accrued interest balances for 2015 were calculated with amounts due from central banks being classified as cash and cash equivalents for both December 31, 2014 and 2015.

	2013			2014			2015
	Average Balance	Avg. Rate Paid	Interest Expense	Average Balance	Avg. Rate Paid	Interest Expense	Average Balance	Avg. Rate Paid	Interest Expense
	(TL thousands, except percentages)
LIABILITIES
Average Interest-Bearing Liabilities
Deposits from customers	63,248,540	5.60%	3,543,409	72,760,825	6.93%	5,043,936	84,040,843	7.28%	6,115,699
Balances that do not have foreign currency risk (1)	43,706,252			50,408,148			56,693,558
Balances bearing foreign currency risk (1)	19,542,301			22,352,689			27,347,286
Funds Borrowed	10,193,321	1.72%	175,752	14,273,158	1.70%	243,009	18,227,851	1.99%	362,500
Short-term debt	5,680,080			7,749,026			5,554,484
Balances that do not have foreign currency risk (1)	172,335			709,149			881,166
Balances bearing foreign currency risk (1)	5,507,745			7,039,877			4,673,318
Long-term debt	4,513,242			6,524,132			12,673,367
Balances that do not have foreign currency risk (1)	169,469			281,774			369,821
Balances bearing foreign currency risk (1)	4,343,773			6,242,359			12,303,546
Repurchase agreements and deposit from banks	11,729,104	3.30%	387,285	15,715,314	5.89%	925,913	14,741,219	6.02%	886,728
Balances that do not have foreign currency risk (1)	5,254,099			9,136,637			9,743,667
Balances bearing foreign currency risk (1)	6,475,005			6,578,677			4,997,553
Debt securities issued	4,596,742	5.61%	257,758	8,602,721	5.18%	445,715	10,515,707	5.66%	595,176
Balances that do not have foreign currency risk	1,891,705			2,584,070			3,061,981
Balances bearing foreign currency risk	2,705,037			6,018,651			7,453,726
Subordinated liabilities	1,797,426	9.41%	169,076	2,045,550	7.39%	151,171	3,140,994	8.85%	278,061
Total for Average Interest-Bearing Liabilities	91,565,132	4.95%	4,533,280	113,397,568	6.01%	6,809,744	130,666,614	6.30%	8,238,164
Balances that do not have foreign currency risk (1)	51,430,170			63,326,077			70,750,193
Balances bearing foreign currency risk (1)	40,217,049			50,071,503			59,916,421
Average Non-Interest-Bearing Liabilities
Deposits-demand	12,464,562			15,460,182			18,665,462
Accrued interest and other liabilities	7,227,757			8,482,613			10,450,584
Trading liabilities	209,586			245,054			287,490
Current and deferred tax liabilities	296,481			368,364			516,722
Total Average Non-Interest-Bearing Liabilities	20,198,386			24,556,212			29,920,257
Average Shareholders’ Equity and net profit	12,149,979			13,715,742			15,981,639
Total Average Liabilities and Shareholders’ Equity	123,913,497			151,669,522			176,568,510

(1) TL and foreign currency expense breakdown for these periods is not available in the BRSA Financial Statements.

The following table shows the net interest earnings and net yield for the Group for each of the years indicated.

	2013	2014	2015
	(TL thousands, except percentages)
Net interest earnings(1)	4,907,155	4,854,780	5,735,268
Net yield(2)	4.85%	3.88%	3.72%

(1) Net interest earnings represents the difference between total interest earned and total interest paid.

(2) Net yield represents the net interest earnings as a percentage of total average interest-earning assets.

B. Net Changes in Interest Income and Expense — Volume and Rate Analysis

The following table provides a comparative analysis of net changes in the Group’s interest earned and interest paid by reference to changes in average volume and rates for the years indicated. Changes in net interest income are attributed either to changes in average balances (volume change) or changes in average rates (rate change) for interest-earning assets and sources of funds on which interest is earned or expensed. Volume change is calculated as the change in volume multiplied by the current rate, while the rate change is calculated as the change in rate multiplied by the previous volume. Average balances represent the average of the opening and closing balances for each of the indicated years. For purpose of the following tables, non-performing loans have been treated as non-interest-earning assets.

	2015/2014
	Increase (decrease) due to changes in
	Volume	Rate	Net Change
	(TL thousands)
Interest Income
Deposits with banks	85,003	(36,917)	48,086
Investment securities	111,067	(100,100)	10,967
Loans and advances to customers	1,844,340	360,757	2,205,097
Total interest income	2,040,410	223,740	2,264,150
Interest Expense
Deposits from customers	820,853	250,910	1,071,763
Funds borrowed	78,648	40,843	119,491
Repurchase agreements and deposit from customers	(58,595)	19,410	(39,185)
Debt securities issued	108,273	41,188	149,461
Subordinated liabilities	96,976	29,914	126,890
Total interest expense	1,046,154	382,266	1,428,420
Net change in net interest income	994,256	(158,526)	835,730

	2014/2013
	Increase (decrease) due to changes in
	Volume	Rate	Net Change
	(TL thousands)
Interest Income
Deposits with banks	51,562	(39,266)	12,296
Investment securities	220,866	223,781	444,647
Loans and advances to customers	1,789,631	(16,132)	1,773,499
Total interest income	2,062,059	168,383	2,230,442
Interest Expense
Deposits from customers	659,412	841,115	1,500,527
Funds borrowed	69,462	(2,205)	67,257
Repurchase agreements and deposit from customers	234,859	303,769	538,628
Debt securities issued	207,554	(19,597)	187,957
Subordinated liabilities	18,337	(36,242)	(17,905)
Total interest expense	1,189,623	1,086,841	2,276,464
Net change in net interest income	872,436	(918,458)	(46,022)

II. Investment Portfolio

The Group’s securities portfolio comprises trading securities (i.e., debt and equity securities that the Group principally holds for the purpose of short-term profit taking, which are reflected on the balance sheet as “financial assets at fair value through profit or loss”) and investment securities (i.e., held-to-maturity securities and available-for-sale securities). The Group also enters into purchases (sales) of securities under agreements to resell (repurchase) substantially identical investments at a certain date in the future at a fixed price. Securities sold under repurchase agreements continue to be recognized in the balance sheet and are measured in accordance with the accounting policy for the related security portfolio as appropriate.

As of December 31, 2015, the size of the Group’s aggregate investment portfolio increased by 5.4% to TL 25,013,840 thousand from TL 23,725,708 thousand as of December 31, 2014, itself an increase of 7.5% from TL 22,070,580 thousand as of December 31, 2013. In 2014 and 2015, the share of the investment portfolio decreased within the Group’s total assets as the Group focused on growing its high-yielding loan segments instead of securities.

Pursuant to market practice, the Group pledges securities to acquire funding under security repurchase agreements. The securities so pledged amounted to TL 6,269,330 thousand as of December 31, 2015, TL 11,801,059 thousand as of December 31, 2014 and TL 11,489,613 thousand as of December 31, 2013, comprising 25.1%, 49.7% and 52.1%, respectively, of the Group’s securities portfolio on such dates. Such securities are included in the tables in this section.

A. Book Value of Investments

The following table sets out a breakdown of securities (on a book-value basis) held by the Group as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Trading Portfolio	655,619	450,241	995,862
TL-denominated	557,634	404,672	840,168
Foreign currency-denominated and indexed	97,985	45,569	155,694
Investment Securities	22,070,580	23,725,708	25,013,840
Held-to-maturity	5,413,171	6,854,593	7,677,729
TL-denominated	5,358,742	6,761,749	7,546,748
Foreign currency-denominated and indexed	54,429	92,844	130,981
Available-for-sale	16,657,409	16,871,115	17,336,111
TL-denominated	12,556,285	12,631,871	12,100,346
Foreign currency-denominated and indexed	4,101,124	4,239,244	5,235,765
Total	22,726,199	24,175,949	26,009,702

The following table sets out the Group’s total consolidated securities portfolio in Turkish currency and in foreign currencies as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
TL-denominated securities	17,915,027	19,393,620	19,647,094
Foreign currency-denominated and indexed securities	4,155,553	4,332,088	5,366,746
Total securities	22,070,580	23,725,708	25,013,840

Trading Portfolio (Financial Assets at Fair Value through Profit or Loss)

As of December 31, 2015, the size of the Group’s trading portfolio increased by 121.2% to TL 995,862 thousand from TL 450,241 thousand, itself a decrease by 31.33% from TL 655,619 thousand as of December 31, 2013. The Group’s portfolio of trading securities principally comprises Turkish government debt, investment participation bills and equity. The Group acts as a market-maker for Turkish government debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies - Fair Value of Financial Instruments.”

As noted above, trading securities are debt and equity securities that the Group principally holds for the purpose of short-term profit taking. These include investments and derivative contracts that are not designated as effective hedging instruments under Turkish law. All trading derivatives in a net receivable position (positive fair value) are reported as trading assets, whereas all trading derivatives in a net payable position (negative fair value) are reported as trading liabilities.

After initial recognition, securities that are classified as held-for-trading are measured at estimated fair value. Changes in the estimated fair value are included in the Group’s BRSA Financial Statements of income incorporated by reference into this Base Prospectus within gains less losses from securities. In determining estimated fair value, trading securities are valued at the last trade price (if quoted on an exchange) or the last bid price (if traded over the counter). When market prices are not available or if liquidating the Group’s position would reasonably be expected to affect market prices, fair value is determined by reference to price quotations for similar instruments traded in different markets or management’s estimates of the amounts that can be realized.

The following table sets out a breakdown of the Group’s trading portfolio as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Turkish government bonds and treasury bills(1)	113,279	106	312
Turkish government eurobonds(2)	15,740	8,468	9,566
Common shares	3,023	1,565	1,832
Other	523,577	440,102	984,152
Total trading portfolio	655,619	450,241	955,862

(1) Turkish currency-denominated securities.

(2) Foreign currency-denominated securities.

Investment Portfolio

As noted above, investment securities comprise held-to-maturity securities and available-for-sale securities. Held-to-maturity securities are financial assets with fixed or determinable payments and fixed maturities that the Group intends and has the ability to hold to maturity. The Group cannot classify any financial asset as held-to-maturity if the Group has, during the current fiscal year or during the two preceding fiscal years, sold or transferred any held-to-maturity securities before their maturities. Available-for-sale securities are financial assets that are not held for trading purposes or held-to-maturity. Available-for-sale instruments include certain debt and equity investments. The Group classifies investment securities depending upon the intention of management at the time of the purchase thereof, though such can be re-classified if the intention of management later changes.

Held-to-Maturity Portfolio. The Group’s portfolio of held-to-maturity securities consists principally of Turkish Lira-denominated Turkish government bonds and treasury bills, foreign currency-indexed Turkish government bonds, Turkish government eurobonds, foreign private sector bonds and corporate eurobonds.

The following table sets out certain information relating to the Group’s portfolio of held-to-maturity securities as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Turkish government bonds and treasury bills(1)	5,358,742	6,761,749	7,546,748
Turkish government eurobonds(2)	11,590	—	—
Other	42,839	92,844	130,981
Total held-to-maturity portfolio	5,413,171	6,854,593	7,677,729

(1) Turkish currency-denominated securities.

(2) Foreign currency-denominated securities.

As of December 31, 2015, the size of the Group’s held-to-maturity portfolio increased by 12.0% to TL 7,677,729 thousand from TL 6,854,593 thousand as of December 31, 2014, itself an increase by 26.6% from TL 5,413,171 thousand as of December 31, 2013. In 2015, the share of the Group’s total investment securities held in its held-to-maturity portfolio increased to 30.7% of its total investment securities from 28.9% as of December 31, 2014, which had increased from 24.5% as of December 31, 2013. In 2014 and 2015, the Group continued focusing on its held-to-maturity portfolio to minimize the negative impact of interest rate fluctuations on equity through mark-to-market losses.

Available-for-Sale Portfolio. The Group’s portfolio of available-for-sale securities consists of Turkish government bonds and treasury bills, Turkish private sector bonds and eurobonds, foreign eurobonds and equity shares. The following table sets out certain information relating to the Group’s portfolio of available-for-sale securities as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Turkish government bonds and treasury bills(1)	12,551,950	12,629,806	12,100,331
Turkish government eurobonds(2)	3,943,785	3,778,676	4,610,289
Foreign government bonds	—	307,001	418,701
Bonds issued by corporations and financial institutions	148,299	155,617	127,537
Equity shares	13,375	15	79,253
Total available-for-sale portfolio	16,657,409	16,871,115	17,336,111

(1) Turkish currency-denominated securities.

(2) Foreign currency-denominated securities.

As of December 31, 2015, the size of the Group’s available-for-sale portfolio increased by 2.8% to TL 17,336,111 thousand from TL 16,871,115 thousand as of December 31, 2014, itself a 1.3% increase from TL 16,657,409 thousand as of December 31, 2013. In 2014 and 2015, the Bank increased its investments in Turkish Lira-denominated floating rate Turkish government securities due to the expectation that interest rates were likely to increase.

The Group’s BRSA Financial Statements included net gains (net of tax) on its available-for-sale portfolio amounting to TL 30,011 thousand as of December 31, 2015, compared to net gains (net of tax) of TL 521,530 thousand as of December 31, 2014 and net loss (net of tax) of TL 149,719 thousand as of December 31, 2013, in each case as reflected in other comprehensive income under shareholders’ equity.

B. Maturities of Investments

The following tables set out the maturities of the foreign currency-denominated securities in the Group’s securities portfolio (excluding equity shares but including accrued interest) as of the indicated date.

	As of December 31, 2015
	1 year or less	After 1 year through 5 years	After 5 years	Total
	(TL thousands)
Trading securities	268,491	654,329	73,042	995,862
Investment securities	2,999,231	11,759,512	10,255,097	25,013,840
Total	3,267,722	12,413,841	10,328,139	26,009,702

C. Investment Concentrations

As of December 31, 2015, the Group did not hold debt securities of any one issuer that (in the aggregate) had a book value in excess of 10% of the Group’s shareholders’ equity, other than securities issued by the Turkish government. As of December 31, 2015 the Group’s TL 24,257,368 thousand of Turkish government securities represented 142.7% of the Group’s shareholders’ equity.

III. Loan Portfolio

The Group’s loan portfolio including loans and advances to banks amounted to TL 125,959,679 thousand as of December 31, 2015, increasing by 18.4% compared to TL 106,355,671 thousand as of December 31, 2014, itself a 19.9% increase from TL 88,673,058 as of December 31, 2013. As discussed below, there are several important characteristics of the Group’s loan portfolio, including diversification based upon sector, type of borrower, maturity, currency, geography and size.

Loans and Advances to Customers

Loans and advances to customers represent the largest component of the Group’s assets. As of December 31, 2015, the Group’s net cash total loans and advances to customers, less allowance for possible losses, totaled TL 125,050,745 thousand, which represented 66.0% of the Group’s total assets, compared to TL 106,035,014 thousand (64.8%) as of

December 31, 2014 and TL 88,304,046 thousand (63.2%) as of December 31, 2013. The Group’s portfolio of cash total loans and advances to customers, less allowance for possible losses, increased by 20.1% in 2014 and then increased by a further 17.93% in 2015. These increases were attributable to an overall increase in the growth rate of the Group’s lending activity in the SME, commercial and retail loan portfolios.

The average interest rate that the Group charged to borrowers in 2015 was 10.0% calculated on the basis of the average (calculated as the average of the amounts on each of the end of the preceding year and December 31 of such year) balances and interest rates (9.7% for each of 2014 and 2013).

The Group provides financing for various purposes, although the majority of loans are retail loans, commercial loans and loans for working capital purposes. As of December 31, 2015, the Group’s loans with remaining maturities over one year but through five years and over five years composed 15.2% and 8.2%, respectively, of the Group’s total loans and advances to customers.

Composition of Loan Portfolio by Currency

As of December 31, 2015, foreign currency risk-bearing loans comprised 32.6% of the Group’s loan portfolio (of which U.S. dollar-denominated obligations were the most significant), compared to 30.4% as of December 31, 2014 and 29.3% as of December 31, 2013.

The following table sets out an analysis by currency of the exposure of the Group’s performing cash loan portfolio (including interest and other accruals) as of the dates indicated:

	As of December 31,
	2013		2014		2015
	(TL thousands, except percentages)
Turkish Lira	62,651,362	70.65%	73,973,596	69.55%	84,896,675	67.40%
U.S. dollar	16,907,255	19.07%	22,215,257	20.89%	27,027,727	21.46%
Euro	9,056,295	10.21%	10,138,487	9.53%	14,002,966	11.12%
Other	58,146	0.07%	28,331	0.03%	32,311	0.03%
Total	88,673,058	100.00%	106,355,671	100.00%	125,959,679	100.00%

Lower inflation and reduced fluctuation in interest rates, together with a gradual decline in interest rates, have led to greater confidence in the banking system and an increase in Turkish Lira-denominated loans. Retail loans, which are a growing portion of the Group’s total loans, are generally denominated in Turkish Lira; however, the Bank believes that longer term loans are likely to remain denominated in foreign currencies as there remains some uncertainty with respect to the future inflation rates and the stability of the Turkish Lira.

A. Types of Loans

The following table sets out the composition of the Group’s total performing loan portfolio by economic sectors as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Retail loans (excluding credit cards)	27,217,316	29,728,140	32,783,362
Manufacturing	13,446,116	15,192,348	17,511,428
Wholesale and retail trade	12,991,635	15,722,564	16,087,281
Financial Institutions	2,494,422	3,528,131	3,469,330
Construction	6,767,558	10,046,260	12,939,435
Transportation and Telecommunication	6,170,792	8,104,889	9,076,186
Credit cards	4,388,178	4,382,738	5,227,850
Hotel, food and beverage services	1,919,452	3,013,675	4,308,198
Agriculture and stockbreeding	1,390,460	1,576,202	1,775,667
Health and social services	918,323	1,114,620	1,268,636
Others	10,599,794	13,625,447	20,603,372
Total performing loans and advances to customers	88,304,046	106,035,014	125,050,745

As part of its ongoing strategy, the Group intends to continue to increase its lending to SME customers. In addition, the Group has during recent years increased its lending to individuals, primarily through consumer loans and, to a lesser extent, credit cards, and expects to continue its growth in this market as well. Retail lending increased by 10.3% to TL 32,783,362 thousand as of December 31, 2015 from TL 29,728,140 thousand as of December 31, 2014, itself was an increase of 9.2% from TL 27,217,316 thousand as of December 31, 2013. The Bank’s management believes that the Group has a particularly good position among its competitors in its traditionally strong regions of central and eastern Turkey, and the Group plans to expand and grow its loan portfolio in the İstanbul region.

The following table sets out the Group’s retail and corporate loans by category as of the dates indicated:

	As of December 31,
	2013	2014	2015	CAGR
	(TL thousands, except percentages)
Retail Loans (excluding credit cards)
Housing	13,300,952	14,315,888	15,116,509	7%
Auto	586,132	435,420	466,932	(11)%
General purpose loans	9,484,660	11,496,676	15,239,525	27%
Overdraft checking accounts	1,225,089	1,470,816	1,960,396	26%
Other loans	2,620,483	2,009,340	—	(100)%
Total Retail Loans	27,217,316	29,728,140	32,783,362	10%
Commercial loans	56,691,426	71,906,040	87,030,628	24%
Credit cards	4,388,178	4,382,738	5,227,850	9%
Others	7,126	18,096	8,907	12%
Total loans	88,304,046	106,035,014	125,050,747	19%

B. Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table sets out certain information relating to the maturity profile of the Group’s loan portfolio (based upon scheduled repayments) as of the indicated date, including accrued interest.

	As of December 31, 2015
	1 year or less(1)	After 1 year through 5 years	After 5 years	Total
	(TL thousands)
Loans and advances to customers	96,507,915	19,169,977	10,281,787	125,959,679

(1) Includes non-performing loans, net, loans having no stated schedule of repayment and no stated maturity and overdrafts.

In line with its lending strategy, typically the Group does not lend on terms with a maturity in excess of one year except for mortgages and project financings. Although the Group’s loans have a relatively short maturity, many are rolled over at the end of their maturity. Further, the majority of the Group’s loans have a variable rate of interest, thereby reducing the interest rate sensitivity of the Group’s loan portfolio.

C. Risk Elements

1. Nonaccrual, Past Due and Restructured Loans

The following table sets out the composition of the Group’s total non-performing loans, past due but not impaired loans and loans with renegotiated terms as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Non-performing	3,736,465	4,181,965	5,138,113
Past due but not impaired	2,807,414	3,883,127	5,071,515
Loans with renegotiated terms	875,586	1,185,094	1,776,742
Total	7,419,465	9,250,186	11,986,370

A loan is categorized as non-performing when interest, fees or principal remain unpaid 90 days after the due date. A loan is categorized as past due but not impaired when interest, fees or principal remain unpaid 31 to 90 days after the due date. A loan is categorized as a loan with renegotiated terms when it meets the following three conditions: (a) the terms of the loan have only been renegotiated once, (b) 15% of the principal amount has been repaid and (c) interest, fees and principal are paid on a regular and timely basis for a 180 day period.

2. Potential Problem Loans

As of December 31, 2015, there were no material amount of loans that are not included in the preceding table but for which information known to the Group about possible credit problems that might cause the Bank’s management to have serious doubts as to the ability of the applicable borrower(s) to comply with the loan repayment terms and that may result in disclosure of such loans in the above table for future years. See “-Summary of Loan Loss Experience” below.

3. Loan Concentrations

As of December 31, 2015, the Group’s loan portfolio did not contain any concentration of credits that exceeded 10% of its total loans that are not otherwise already disclosed as a category of loans pursuant to “Types of Loans” above. For the purposes of this paragraph, loan concentrations are considered to exist when there are credits to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions.

From an individual borrower perspective, as of December 31, 2015, cash loans to the Bank’s ten largest group customers represented approximately 13.2% of its performing cash loans, compared to 15.2% as of December 31, 2014 and 16.5% as of December 31, 2013. In recent years, as a result of improvements in the Turkish economy, the percentage of smaller loans in the loan portfolio (including credit card loans and loans to SMEs) has been on an increasing trend.

D. Other Interest-Earning Assets

As of December 31, 2015, the Group’s other interest-earning assets did not include any non-loan assets that would be included in III.C.1. (“Nonaccrual, Past Due and Restructured Loans”) or III.C.2. (“Potential Problem Loans”) above if such assets were loans.

IV. Summary of Loan Loss Experience

The Bank’s credit monitoring department provides monthly reports to the Bank’s board of directors detailing all aspects of its credit activity, including the number of new problem loans, the status of existing non-performing loans and collections. The Bank’s senior management pays close attention to the timeliness of debt repayments and the classified loans and contingent liabilities. Prompt action is taken by the appropriate departments having responsibility for supervising and monitoring loan repayments if any principal or accrued interest repayment problems arise. Any overall deterioration in the quality of the Group’s loan portfolio or increased exposure relating to off-balance sheet contingent liabilities is brought to the attention of the Bank’s board of directors.

The determination of whether a repayment problem has arisen is based upon a number of objective and subjective criteria, including changes to the borrower’s turnover in accounts held by the Group, changes to the borrower’s economic and financial activity giving rise to the suspicion that a loan is not being used for its original purpose, applications to change credit terms, failure of the borrower to fulfill the terms and conditions of its loan agreement and refusal of a borrower to cooperate in supplying current information.

The Group classifies its loan portfolio in accordance with current Turkish banking regulations in its BRSA Financial Statements. In accordance with the applicable regulations, the Group makes specific allowances for possible loan losses. These specific allowances are increased gradually so that the reserves reach a ceiling level of 100% of the non-performing loan, depending upon the type of collateral securing such loan. As noted above, a loan is categorized as non-performing when interest, fees or principal remain unpaid 90 days after the due date. See “Turkish Regulatory Environment — Loan Loss Reserves”

The entire principal amount of non-performing loans is added to provisions. The Group generally does not write-off non-performing loans, regardless of the amount of time they have been outstanding. When a loan is placed on non-performing status, interest income ceases to accrue. A non-performing loan is restored to accrual status when all arrears have been paid and it is considered likely that the customer will continue timely performance. A non-performing loan may also be restored to accrual status if it is determined that the repayment of principal and interest is reasonably assured on collection, such as in the case when all amounts due under a loan are fully collateralized by cash or marketable securities and actions have commenced to foreclose on the collateral; however, more typically the Group seeks to collect on non-performing loans and close its commitments.

The Group’s non-performing loans amounted to TL 3,736,465 thousand, TL 4.181,965 thousand and TL 5,138,113 thousand as of December 31, 2013, 2014 and 2015, respectively. The Group’s ratios of non-performing loans to total cash loans and to total cash and non-cash loans were 4.2% and 3.3%, 3.9% and 3.1% and 4.1% and 3.2%, respectively, as of December 31, 2013, 2014 and 2015. The Group’s ratio of allowances for possible loan losses as a percentage of non-performing loans excluding allowances made on a portfolio basis to cover any inherent risk of loss was 90.1%, 92.3% and 82.3% as of December 31, 2013, 2014 and 2015, respectively.

Analysis of the Allowance for Loan Losses

The following table sets forth an analysis of the movements in the allowance for possible losses on loans for the Group for each year indicated below:

	2013	2014	2015
	(TL thousands)
Balances at beginning of year	3,465,087	4,558,192	5,464,550
Recoveries	(450,491)	(700,177)	(723,382)
Adjustment for currency translation	(2,879)	188	912
Provision released	1,541,007	1,608,134	1,440,760
Provision, net of recoveries	4,552,724	5,466,337	6,182,840
Loans written-off during the year	5,468	(1,787)	3,942
Balances at end of year	4,558,192	5,464,550	6,186,782

The following table sets out certain information relating to the Group’s provisions for losses on cash and non-cash credit exposure as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Cash	3,312,682	3,798,278	4,188,249
Non-cash commitments and contingencies	54,771	63,030	40,930
Total	3,367,453	3,861,308	4,229,179

The following table sets out certain information relating to the Group’s non-performing loans and related provisions as of the dates indicated:

	As of December 31,
	2013			2014			2015
	NPLs	Total Provision	% Reserved	NPLs	Total Provision	% Reserved	NPLs	Total Provision	% Reserved
Risk Category Doubtful	661,776	660,691	100%	582,892	550,374	94%	784,848	388,461	49%
Substantial	412,200	83,075	20%	308,835	60,819	20%	501,060	99,970	20%
Loss	2,662,489	2,632,687	99%	3,290,238	3,250,115	99%	3,852,205	3,740,748	97%
Total loans classified	3,736,465	3,367,453	90%	4,181,965	3,861,308	92%	5,138,113	4,229,179	82%
Gross loans	88,673,058			106,355,671			125,959,679
Cash loans, net	88,304,046			106,035,014			125,050,745

Provisioning

The Group makes specific allowances for possible loan losses on a case-by-case basis and actual allowances established take into account the value of any collateral or third party guarantees. Allowances for possible loan losses are defined as the difference between the carrying amounts and the present value of expected future cash flows, including amounts recoverable from guarantees and collateral, discounted at the original effective interest rate of the loan. The allowances are based upon the Group’s own loss experience and management’s judgment as to the level of losses that will most likely be recognized from assets in each credit risk category by reference to the debt service capability and repayment history of the borrower. The allowances for possible loan losses in the BRSA Financial Statements are also determined on the basis of existing economic and political conditions. The Bank is not in a position to predict what changes in conditions will take place in Turkey and what effect such changes might have on the adequacy of the Group’s allowances for possible loan losses in future periods.

In addition to specific allowances for possible loan losses, the Group also records collective impairment. A collective component of the total allowance is established for groups of homogeneous loans that are not considered individually significant, and groups of assets that are individually significant but that were not found to be individually impaired. A collective allowance for groups of homogeneous loans is established using statistical methods such as roll rate methodology or, for small portfolios with insufficient information, a formula approach based upon historic loss rate experience. The roll rate methodology uses statistical analysis of historical data on delinquency to estimate the amount of loss. The estimate of loss arrived at on the basis of historical information is then reviewed to ensure that it appropriately reflects the economic conditions and product mix at the reporting date.

V. Deposits

The Group’s deposits consist of demand deposits (current accounts) and time deposits from customers and banks. As of December 31, 2015, the Group’s major source of funds for its lending and investment activities were deposits from non-bank customers, which accounted for 61.7% of the Group’s total liabilities (as compared to 59.7% on December 31, 2014, which decreased from 62.0% on December 31, 2013). Loans and advances from banks excluding subordinated liabilities accounted for 11.7% of the Group’s total liabilities as of December 31, 2015, compared to 10.9% as of December 31, 2014 and 8.9% as of December 31, 2013). Other sources of funding include (inter alia) deposits from banks, obligations under repurchase agreements and, to a lesser extent, overnight bank deposits.

The following table sets out the Group’s deposits and other sources of funding as of the dates indicated:

	As of December 31,
	2013		2014		2015
	(TL thousands, except percentages)
Deposits from customers	78,935,447	62.00%	88,652,197	59.66%	106,431,522	61.67%
Deposits from banks	4,103,952	3.22%	4,750,416	3.20%	5,578,475	3.23%
Obligations under repurchase agreements	14,580,345	11.45%	16,185,302	10.89%	11,593,698	6.72%
Funds borrowed	12,285,661	9.65%	16,260,655	10.94%	20,195,047	11.70%
Debt securities issued	6,820,735	5.36%	10,384,708	6.99%	10,646,708	6.17%
Subordinated Liabilities	1,964,663	1.54%	2,126,436	1.43%	4,155,551	2.41%
Other liabilities	8,625,821	6.78%	10,231,225	6.89%	13,981,802	8.10%
Total	127,316,624	100.00%	148,590,939	100.00%	172,582,803	100.00%

The following table sets out certain information relating to the Group’s deposits in Turkish currency and foreign currency as of the dates indicated:

	As of December 31,
	2013		2014		2015
	(TL thousands, except percentages)
TL deposits	58,946,981	70.99%	65,144,101	69.75%	76,054,788	67.90%
Foreign currency deposits(1)	24,092,418	29.01%	28,258,512	30.25%	35,955,209	32.10%
Total	83,039,399	100.00%	93,402,613	100.00%	112,009,997	100.00%

(1) Foreign currency risk-bearing deposits.

In recent years, the foreign currency distribution of deposits has trended in favor of Turkish Lira as a result of lower inflation, reduced exchange rate fluctuation and the significant decline in interest rates; however, such trend may subside or reverse in 2016 as a result of the greater volatility in the value of the Turkish Lira and an increased interest rate environment.

Deposits from Customers

Customer current accounts generally bear no interest and can be withdrawn upon demand. For customer time deposits, different interest rates are paid on the various types of account offered by the Group. The Group’s deposits from customers mainly are comprised of savings deposits, commercial deposits, foreign currency deposits and obligations under repurchase agreements.

Public agencies and instrumentalities funded out of the state budget are obliged to keep their cash in Turkish Lira-denominated demand deposit accounts at the Central Bank or Ziraat. Other public institutions are obliged by law to keep their cash in accounts at the Central Bank, Ziraat, Halkbank or the Bank. As of December 31, 2015, 31.7% of the Bank’s deposits had been made by such entities and by state-owned enterprises, compared with 30.9% as of December 31, 2014 and 27.9% as of December 31, 2013. See also “The Group and its Business — Operations — Deposits.” The Bank’s management believes that the Bank provides such entities with banking services competitive both in price and quality with private sector banks. Nevertheless, the Bank’s management believes that the Group needs to diversify further its deposit base to reduce reliance upon deposits by state-controlled entities. See “Risk Factors - Risks relating to the Group and it Business — Liquidity Risk and Deposit Concentration Risk.”

The following table sets out a breakdown of the Group’s deposits from customers and financial institutions by composition as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Savings and certificate of deposit(1)	20,894,992	24,070,141	28,344,597
Demand deposits	2,981,927	3,715,353	4,424,092
Time deposits	17,913,065	20,354,788	23,920,505
Public, commercial and other(2)	36,661,094	39,625,038	45,681,927
Demand deposits	7,621,746	8,945,907	10,713,545
Time deposits	29,039,348	30,679,131	34,968,382
Interbank	4,103,952	4,750,416	5,578,475
Demand deposits	25,537	66,930	392,993
Time deposits	4,078,415	4,683,486	5,185,482
Foreign currency	20,320,556	24,102,663	31,779,406
Demand deposits	2,217,395	3,472,263	4,479,182
Time deposits	18,103,161	20,630,400	27,300,224
Total	81,980,594	92,548,258	111,384,405

(1) Represents TL deposits taken from retail customers.

(2) Represents TL deposits taken from government-related corporates, SMEs and other entities that are not individuals.

In 2015, the average effective interest rates applied to customer deposits were 2.07% for U.S. dollars, 1.73% for euros and 10.77% for Turkish Lira. For additional information on average rates paid on deposits, see I. (Distribution of Assets, Liabilities and Shareholders’ Equity; Interest Rates and Interest Differential) above.

The following table sets out a breakdown of the Group’s demand and time deposits from customers as of the dates indicated (deposits from banks are not included):

	As of December 31,
	2013	2014	2015
	(TL thousands)
Demand deposits	13,879,873	16,987,878	20,242,411
TL deposits	11,662,478	13,515,615	15,763,229
Foreign currency deposits	2,217,395	3,472,263	4,479,182
Time deposits	65,055,574	71,664,319	86,189,111
TL deposits	46,952,413	51,033,919	58,888,887
Foreign currency deposits	18,103,161	20,630,400	27,300,224
Total	78,935,447	88,652,197	106,431,522

Deposits from Banks

The Group’s deposits from banks increased by 17.4% to TL 5,578,475 thousand as of December 31, 2015 from TL 4,750,416 thousand as of December 31, 2014, itself an increase of 15.8% from TL 4,103,952 thousand as of December 31, 2013.

The following table sets out a breakdown of the Group’s demand and time deposits from banks as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Demand deposits	25,537	66,930	392,993
Time deposits	4,078,415	4,683,486	5,185,482
Total	4,103,952	4,750,416	5,578,475

VI. Return on Equity and Assets

The following table sets out certain of the Group’s selected financial ratios and other data for the periods indicated:

	2013	2014	2015
	(TL thousands, except percentages)
Net income	1,628,179	1,813,843	1,873,913
Average total assets(1)	123,913,497	151,669,522	176,568,510
Average shareholders’ equity(1)	12,149,978	13,715,741	15,981,639
Return on average total assets(2)	1.31%	1.20%	1.06%
Return on average shareholders’ equity(3)	13.40%	13.22%	11.73%
Equity to assets ratio(4)	9.81%	9.04%	9.05%

(1) Averages are calculated as the average of the opening and December 31 balances for the applicable year.

(2) Net income for the period as a percentage of average total assets.

(3) Net income as a percentage of average shareholders’ equity.

(4) Average shareholders’ equity as a percentage of average total assets.

VII. Borrowings and Certain Other Liabilities

Borrowings

The following table sets out a breakdown of loans and advances to the Group from banks outstanding as of the dates indicated by source and maturity profile (including accrued interest):

	As of December 31,
	2013	2014	2015
	(TL thousands)
Short-term borrowings	6,912,288	8,639,873	2,530,660
Long-term debts (short-term portion)	4,469,463	635,074	9,588,268
Long-term debts (medium and long-term portion)	924,913	6,985,703	8,076,119
Total	12,306,664	16,260,650	20,195,047

The following table sets out certain information as to the currency of the Group’s borrowings outstanding (including accrued interest) as of the dates indicated:

	As of December 31,
	2013		2014		2015
	(TL thousands, except percentages)
Turkish currency	412,222	3.36%	1,569,623	9.65%	932,351	4.62%
Foreign currency	11,837,439	96.64%	14,691,032	90.35%	19,262,696	95.38%
Total	12,285,661	100.00%	16,260,655	100.00%	20,195,047	100.00%

The following table sets out certain information as to the maturity profile of the Group’s borrowings outstanding (including accrued interest) as of the dates indicated:

	December 31,
	2013	2014	2015
	(TL thousands)
Maturity Date:
Within one year	10,872,798	14,799,631	16,869,363
One to five years	691,124	717,541	929,920
Over five years	721,739	743,483	2,395,764
Total	12,285,661	16,260,655	20,195,047

The following tables set out a description of the Group’s material borrowings (or fund-raisings through “future flow” transactions) (excluding accrued interest) as of the dates indicated (short-term being one year or less) (with many of the indicated interest rates being based upon a floating rate, principally LIBOR/EURIBOR, and thus re-set periodically and the “DPR Transactions” not including any amounts payable to financial guarantors).

	As of December 31, 2015
	Interest Rate	Latest Maturity	Amount in original currency	Short term portion	Medium and long term portion
			(millions)	(TL millions)
Syndicated loan	LIBOR + 0.50	2016	$204.0	593.6	—
Syndicated loan	EURIBOR + 0.50	2016	€763.0	2,415.7	—
Syndicated loan	LIBOR + 0.45	2016	$168.5	490.3	—
Syndicated loan	EURIBOR + 0.545	2016	€679.5	2,151.4	—
DPR Transaction I	LIBOR + 0.96	2017	$98.5	172.0	114.7
DPR Transaction II	LIBOR + 1.75	2023	$83.3	32.3	210.1
DPR Transaction III	LIBOR + 2.125	2016	$19.2	55.9	0.0
DPR Transaction IV	LIBOR + 0.55	2017	$131.5	229.6	153.1
DPR Transaction V	LIBOR + 2.00	2019	$125.0	—	363.8
DPR Transaction VI	LIBOR + 2.00	2019	$50.0	—	145.5
DPR Transaction VII	EURIBOR + 2.00	2019	€75.0	—	237.5
DPR Transaction VIII	EURIBOR + 2.00	2019	€30.0	—	95.0
DPR Transaction IX	EURIBOR + 2.00	2019	€75.0	—	237.5
DPR Transaction X	LIBOR + 1.99	2021	$428.6	83.2	1,164.0
DPR Transaction XI	EURIBOR + 2.00	2019	€80.0	—	253.3
Total				6,224.1	2,974.3

	As of December 31, 2014
	Interest Rate	Latest Maturity	Amount in original currency	Short term portion	Medium and long term portion
			(millions)	(TL millions)
Syndicated loan	LIBOR + 0.50	2015	$270.5	627.6	—
Syndicated loan	EURIBOR + 0.50	2015	€525.0	1,481.7	—
Syndicated loan	LIBOR + 0.50	2015	$168.5	390.9	—
Syndicated loan	EURIBOR + 0.50	2015	€528.8	1,492.3	—
DPR Transaction I	LIBOR + 0.96	2017	$98.5	228.5	—
DPR Transaction II	LIBOR + 0.86	2015	$98.5	—	228.5
DPR Transaction III	LIBOR + 1.75	2023	$91.7	19.3	193.5
DPR Transaction IV	LIBOR + 2.125	2016	$47.9	66.7	44.5
DPR Transaction V	LIBOR + 0.55	2017	$131.5	—	305.1
DPR Transaction VI	LIBOR + 2.00	2019	$125.0	—	290.0
DPR Transaction VII	LIBOR + 2.00	2019	$50.0	—	116.0
DPR Transaction VIII	EURIBOR + 2.00	2019	€75.0	—	211.7
DPR Transaction IX	EURIBOR + 2.00	2019	€30.0	—	84.7
DPR Transaction X	EURIBOR + 2.00	2019	€75.0	—	211.7
DPR Transaction XI	LIBOR + 1.99	2021	$428.6	—	994.4
DPR Transaction XII	EURIBOR + 2.00	2019	€80.0	—	225.8
Total				4,307.0	2,905.8

	As of December 31, 2013
	Interest Rate	Latest Maturity	Amount in original currency	Short term portion	Medium and long term portion
			(millions)	(TL millions)
Syndicated loan	LIBOR + 0.60	2014	$251.5	538.2	—
Syndicated loan	EURIBOR + 0.60	2014	€555.17	1.637.1	—
Syndicated loan	LIBOR + 0.45	2014	$166.0	355.2	—
Syndicated loan	EURIBOR + 0.45	2014	€471.0	1,388.9	—
DPR Transaction I	LIBOR + 0.21	2014	$12.7	27.2	—
DPR Transaction II	LIBOR + 0.21	2014	$8.1	17.3	—
DPR Transaction III	LIBOR + 0.96	2017	$98.5	—	210.8
DPR Transaction IV	LIBOR + 0.86	2015	$98.5	—	210.8
DPR Transaction V	LIBOR + 0.635	2014	$31.5	67.4	—
DPR Transaction VI	LIBOR + 0.665	2014	$13.4	28.7	—
DPR Transaction VII	LIBOR + 1.75	2023	$100.0	17.8	196.2
DPR Transaction VIII	LIBOR + 2.125	2016	$95.8	102.5	102.5
DPR Transaction IX	LIBOR + 0.55	2017	$131.5	—	281.4
Total				4,180.4	1,001.7

The Bank established a residential mortgage loan covered bond program in 2015, the first funding under the program might occur in 2016. The Bank has also issued certain smaller and/or shorter tenor Series of notes under the Program. The Bank may issue, from time to time, additional Series of notes under the Program, which (as permitted by the Program) may be in any currency, with any tenor and with any interest rate, which issuances may be listed or unlisted.

In addition to the above, the Group has entered into various transactions with multilateral and developmental institutions, export credit agencies and other lenders, principally for the purposes of financing project financings, micro, small and medium-sized enterprises, energy efficiency projects or certain imports.

Many of the Group’s financings include provisions permitting the applicable creditors to require the accelerated repayment of the applicable indebtedness, including as a result of a breach of a financial or other covenant or the occurrence of a change of control. The Group monitors its compliance with its obligations under its financing arrangements in order to seek to avoid any such acceleration.

As of the date of this Base Prospectus, the Bank’s management believes that the Bank’s and the Group’s liquidity is sufficient for its present requirements for at least the next 12 months after the date of this Base Prospectus.

Obligations under Repurchase Agreements

The Group’s obligations arising from agreements for the repurchase/resale of securities amounted to TL 11,593,698 thousand as of December 31, 2015, which decreased by 28.37% from TL 16,185,302 thousand as of December 31, 2014 (TL 14,580,345 thousand as of December 31, 2013). These obligations represented 6.12% of the total liabilities of the Group as of December 31, 2015, 9.90% as of December 31, 2014 and 10.43% as of December 31, 2013.

Subordinated Liabilities

In November and December 2012, the Bank issued $900 million of subordinated eurobonds due 2022, which notes have been approved by the BRSA for inclusion in the Bank’s “Tier 2” capital and remain outstanding; however, the amendments to the 2013 Equity Regulation, which entered into force on March 31, 2016, provide that Tier 2 instruments that were issued between September 12, 2010 and January 1, 2013 (so long as they satisfied the New Tier 2 Conditions other than the condition stated in sub-clause (i) of the New Tier 2 Conditions (i.e., the condition regarding the loss absorption due to the cancellation of a bank’s license or transfer of the bank’s management to the SDIF pursuant to Article 71 of the Banking Law)) will be included in Tier 2 calculations after being reduced by 20% for the period between January 1, 2014 and December 31, 2014 and by 10% for each subsequent year (the calculations being made based upon the total amount of the debt instruments as of January 1, 2013).

In February 2015, the Bank issued $500 million of subordinated Eurobonds due 2025, which notes were the first Basel III-compliant Tier 2 offering for a Turkish bank.

Guarantees and Other Contingent Liabilities

The Group enters into certain financial instruments with off-balance sheet risk in the normal course of business in order to meet the needs of its customers. These instruments, which include letters of guarantee, acceptance credits, letters of credit and other commitments and contingencies, involve varying degrees of credit risk and are not reflected in the Group’s balance sheet. The Group’s maximum exposure to credit losses for letters of guarantee and acceptance credits and letters of credit is represented by the contractual amount of these transactions. Since many of the commitments are expected to expire without being drawn upon, the total amount does not necessarily represent future cash requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Off-Balance Sheet Arrangements.”

Derivative Transactions

Forward foreign exchange contracts are agreements to purchase or sell a specific quantity of a foreign currency or precious metals at an agreed-upon price with delivery and settlement on a specified future date. Such contracts include only deliverable contracts. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in currency exchange rates.

As of December 31, 2015, the Group’s outstanding derivative transactions (such as spots, forwards, swaps, future rate agreements, options and forward agreements for gold trading) amounted to TL 50,509,681 thousand, compared to TL 37,032,314 thousand as of December 31, 2014 and TL 27,096,959 thousand as of December 31, 2013.

The following table sets out the breakdown of outstanding derivative contracts by type of transaction as of the dates indicated:

	As of December 31,
	2013	2014	2015
	(TL thousands)
Currency swaps:
Purchases	9,389,831	11,751,945	13,801,496
Sales	5,405,406	7,059,568	8,181,939
Currency forwards:
Purchases	667,278	277,821	234,707
Sales	666,857	277,383	234,053
Cross currency interest rate swaps:
Purchases	1,396,856	1,293,949	2,918,784
Sales	1,121,143	1,056,695	2,356,859
Interest rate swaps:
Purchases	2,072,574	3,739,119	6,656,879
Sales	2,072,574	3,739,119	6,656,879
Options:
Purchases	170,430	528,274	250,980
Sales	170,430	528,274	262,550
Currency, interest rate and investment security options:
Purchases	1,003	—	—
Sales	3,962,577	—	—
Other:
Purchases	—	1,152,307	1,872,795
Sales	—	5,627,860	7,081,760

Total of purchases	13,697,972	18,743,415	25,735,641
Total of sales	13,398,987	18,288,899	24,774,040
Total of transactions	27,096,959	37,032,314	50,509,681

THE GROUP AND ITS BUSINESS

Overview of the Group

The Bank is a full service commercial and retail bank with its headquarters in İstanbul, Turkey, and is controlled indirectly by the Turkish government through foundations managed by the GDF. See “Ownership.” As of December 31, 2015, the Bank was the seventh largest Turkish bank in terms of loans, assets and deposits and the sixth in terms of deposits and branch network according to the BRSA. As of such date, the Bank provided retail, commercial and investment banking services through a network of 917 full service branches in Turkey distributed throughout 81 cities, including 126 branches in Ankara, 235 branches in İstanbul and 73 branches in İzmir. Internationally, the Bank has a subsidiary in each of Austria and the Turkish Republic of Northern Cyprus and a branch in each of New York City, Erbil (in the Republic of Iraq) and Bahrain. In addition, the Bank offers its services through alternative distribution channels such as ATMs, a call center and internet banking. The call center and internet banking together served more than 7.7 million customers during 2015. See “Alternative Distribution Channels.” As of December 31, 2015, the Bank had 15,410 employees.

As of December 31, 2015, the Bank had approximately 17.7 million retail customers with TL 36.6 billion in consumer loans (TL 32.9 billion as of December 31, 2014), and had issued approximately 11.2 million debit cards, making it one of the largest debit card issuers in Turkey according to Interbank Card Center. The Bank’s retail products and services include deposit-taking (through the establishment of Turkish Lira and foreign currency demand and time deposit accounts), direct debit and deposit services, consumer loans (such as cash advances, overdraft facilities, credit cards, automobile loans and home mortgages) and electronic banking services, such as automated payments and related transactions. As of December 31, 2015, the Bank had 3,576 ATMs.

The Bank also provides a wide range of financial products and services to its Corporate & Commercial Banking and SME clients, which consist of large Turkish corporations, commercial clients, trade companies and SMEs. As of December 31, 2015, the Bank had over 3,330 Corporate & Commercial Banking clients and over 881,000 SME clients. The Bank’s principal products and services for these customers include general corporate and working capital finance, project finance, structured finance, letters of credit, trade finance (including pre-export loans, bills of collection drawn on foreign banks, acceptance letters of credit and advance payment and performance guarantees), and other short-term credit facilities denominated in Turkish Lira and foreign currencies, deposit-taking, electronic banking services and cash management services.

The following table shows the Bank’s market share in Turkey for deposits, loans and assets as of the indicated dates:

	December 31,
	2011	2012	2013	2014	2015
Deposits	8.76%	8.70%	8.62%	8.72%	8.83%
Loans	8.38%	8.50%	8.26%	8.41%	8.28%
Assets	7.32%	7.60%	7.82%	7.93%	7.76%

Source: BRSA

Many public institutions are, as of the date of this Base Prospectus, obliged by law to keep their cash in accounts at the Central Bank, Ziraat, Halkbank or the Bank. The Bank’s management believes that the Bank provides such institutions with banking services that are competitive in both price and quality when compared to the private sector banks and that it enjoys well-established relationships with these enterprises. See “-Deposits” below.

The Bank also conducts treasury operations, and during 2015 approximately 14.34% of its earnings were generated from government securities intermediation and holdings. Through its treasury department, the Bank deals in both Turkish Lira and foreign currency, trading fixed income, money market instruments and currency and interest rate swaps for its own account and for the account of its customers.

The Group seeks to maintain the quality of its assets by obtaining collateral for a significant part of its loan portfolio, utilizing credit analysis designed to minimize non-performing loans and employing conservative provisioning standards for loan loss reserves regardless of collateral. As of December 31, 2015, 74.5% of its cash loan portfolio and 43.2% of its non-

cash loan portfolio, or 68.0% of its total loan portfolio (including commitments and contingencies), (in each case, by amount) were collateralized.

The compound average growth rate in the Group’s net income (less non-controlling interests’ share of net income) was 8.6% per year during the period 2013 through 2015 and the Group’s return on average equity for 2013, 2014 and 2015 was 13.4%, 13.2% and 11.7, respectively. During the same three-year period, the Group’s assets grew at a compound average growth rate of 16.5% per year.

The Group was among the top six listed Turkish banks in terms of cost efficiency, with the fifth lowest cost-to-income ratio and fifth largest assets per branch ratio and assets per employee ratio as of (or for the year ended) December 31, 2015, according to the BRSA.

History

The Bank was founded on April 13, 1954 under the Vakıfbank Law. The Bank’s initial purpose was the management of the cash revenues and expenditures of the charitable foundations set up by the government during the Ottoman Empire. The Bank was established in Ankara and quickly began conducting banking activities with branch offices in İstanbul, Ankara and İzmir. In 1956, after conducting extensive studies and surveys in the major economic centers across Turkey, the Bank continued its growth by opening an additional 10 branches. In 1957, the Bank made its first venture towards broadening its services with the establishment of Güneş Sigorta A.Ş., a non-life insurance subsidiary. Over the next 20 years, the Bank continued to expand and widen its geographic presence in Turkey by opening new branches throughout the country, including in other important commercial and industrial regions.

During the 1980s, the Bank sought to keep pace with technological advances and placed special emphasis on improving its operations by making investments in technology. In the early 1990s, the Bank increased the scope of its consumer lending and diversified its loan portfolio by broadening its lending practices to include equipment financing, enterprise loans, auto loans, housing loans and loans for marriage, vacation and education. It began to expand its credit card business by lending to high quality clients and increasing its base of merchant customers, students and working class employees as well as by automating and centralizing its point of sale authorization system. The Bank also introduced self-service banking, telephone banking and a mobile bank branch office, a full service branch office on wheels (“Autobank”), to its customers and was the first bank in Turkey to offer payment services by credit card over the telephone. In 1995, the Bank established its New York branch in order to increase its exposure to international markets.

After the 2001 financial crisis, the Bank’s capital adequacy ratio decreased below the minimum levels then established by the BRSA, and the Bank received a capital injection from the government in the form of a TL 213.3 million subordinated loan from the SDIF. In 2005, the Bank and the Vakıfbank Pension Fund sold, respectively, 27,900 million and 4,300 million common shares of the Bank in an initial public offering, representing 21.8% and 3.4%, respectively, of the Bank’s total shares, part of the proceeds of which were used to repay the SDIF loan. The ownership structure of the Bank has remained unchanged since the 2005 initial public offering; however, as noted previously, the shares in the Bank held by the GDF might become owned directly by the Turkish government.

Strengths

The Bank’s management believes that the Group has a number of strengths that enable it to compete effectively in the Turkish banking sector. As of the date of this Base Prospectus, the Bank’s management sees these key strengths as being:

•                  a broad customer base with cross-selling potential, including (as of December 31, 2015): (a) a retail franchise of approximately 17.7 million customers (including 2.4 million payroll clients), with a significant market position among the Turkish middle class, and (b) a commercial banking practice focused on the SME sector with over 881,000 SME clients,

•                  access to and understanding of state-related companies as a result of long-standing relationships,

•                  a comprehensive range of banking products especially in key growth product segments, such as retail and SME lending,

•                  brand name recognition and customer service,

•                  a nationwide branch network (which has expanded from 523 branches as of December 31, 2008 to 917 branches as of December 31, 2015) and alternative distribution channels, including a strong presence and competitive advantage in Ankara and eastern Turkey,

•                  an ownership structure that provides the stability of a state-controlled entity as well as the flexibility of a private sector institution, and

•                  profitability supported by cost control (with a cost-efficiency ratio of 47.4% as compared to the Turkish market average of 46.3% as of December 31, 2015 according to BRSA figures) and total deposit base (in an amount equal to 60.2%, 58.0% and 60.1% of the Bank’s total assets as of December 31, 2013, 2014 and 2015, respectively).

Strategy

The Bank’s overall strategic objective is to become one of the top three banking groups in Turkey in terms of assets, loans and deposits by leveraging its existing franchise and customer base. The key elements of the Bank’s strategy are set out below:

Focus on the rapidly growing retail and SME sectors

The retail and SME sectors’ growth potential combined with the Bank’s existing strengths in these areas support the Bank’s focus in these segments. As part of its aim to be a leading participant in the retail and SME sectors, the Bank is continuously seeking to widen its product and service range, develop its distribution network, introduce new sales initiatives and improve its credit risk policies. As of the date of this Base Prospectus, the Bank aims to open 10 to 15 branches in 2016.

The Bank has well-established positions in many areas of retail banking and its client base of approximately 17.7 million retail customers as of December 31, 2015 (which has grown from approximately 10.6 million customers as of June 30, 2010) offers potential for significant further growth. Many of the Bank’s approximately 2.4 million payroll customers, of which approximately 1.3 million were active working employees and the rest were pensioners as of December 31, 2015, turn to the Bank for the majority of their banking needs and thus represent a particularly valuable customer base for the Bank. In addition, the Bank’s knowledge of these customers’ financial history and access to their deposits allow the Bank to offer competitive product pricing (for deposit and loan products) and also to manage credit risk. The Bank has segmented its customer base and has implemented an active sales approach, which includes branch renovation, staff reorganization and introduction of relationship managers.

The Bank began focusing on the SME lending business in 2003. The number of total SME customers exceeded 881,000 as of December 31, 2015. The Bank has deployed SME relationship managers to service and foster existing client relationships and has set clear sales targets, developed incentive programs and instituted an increased awareness and focus on sales goals. The Bank seeks to become a leading intermediary in channeling loans from various international organizations, such as Türk Exim Bank, World Bank-IBRD, the European Bank for Reconstruction and Development and the EIB, to the SME sector.

As of December 31, 2015, the Bank’s: (a) SME loans increased 19.47% to TL 33,035,155 thousand from TL 27,651,639 thousand as of the end of the previous year, (b) retail loans increased 11.44% to TL 36,612,570 thousand from TL 32,854,155 thousand as of the end of the previous year, (c) residential mortgages increased 5.58% to TL 15,118,311 thousand from TL 14,319,490 thousand as of the end of the previous year and (d) general purpose consumer loans increased 12.85% to TL 15,230,301 thousand from TL 13,495,990 thousand as of the end of the previous year.

At the same time, the Bank intends to continue to develop its relationships with large corporates and state-owned enterprises, which are also the source of payroll customers, and believes that its established relationship with certain government and state-owned entities will allow it to maintain payroll customers from the state sector. The Bank treats the payroll business as a key element in the retail lending market. As of December 31, 2015, retail lending contributed 29.8% of the Bank’s total lending activity by value.

Improve cross-selling ratio to all client segments

The Bank has identified cross-selling potential among both its existing retail customers and its extensive corporate and SME customer base. The Bank believes that it can significantly increase its cross-selling ratios as of December 31, 2015, which are below the levels of leading competitors. The Bank intends to focus on cross-selling by utilizing its extensive branch network, customer segmentation and targeted sales efforts, introducing product improvement and innovation and through network modernization.

Continue diversifying deposit base

Although the Bank has the advantage of being eligible to receive certain deposits from state-controlled entities, the Bank intends to increase the diversification of its total deposits through its retail deposit base. As of December 31, 2015: (a) total retail deposits accounted for 41.0% of the Bank’s total deposits (39.6% as of the end of the previous year), (b) state sector deposits represented 31.7% of the Bank’s total deposits (30.9% as of the end of the previous year) and (c) state-controlled deposits open for competition accounted for 14.2% of the Bank’s total deposits (14.5% as of the end of the previous year). The Bank has been growing its retail and SME deposits and aims to continue this growth by active sale initiatives and the introduction of new saving options and packaged products. In addition, the Bank has expanded its branch network in İstanbul and the Marmara region, which has further contributed to increasing retail deposits. With regard to the state sector deposits, the Bank has long-standing, well-established relationships with a significant number of state entities, including three major Turkish metropolitan municipalities as well as state-owned gas and oil companies.

Improve overall operations and systems

The Bank’s strategy going forward is to focus primarily on maintaining its profitability and cost control and not simply to grow its market share. The Group has been working to further improve its operating efficiencies through organizational restructuring, investments in human resources and information technology, remodeling of the Bank’s branches, focusing on marketing at the branch level and the ongoing development of its internal control functions, including the implementation of regional portfolio managers in its commercial banking operations. In addition, the Group has been investing resources in strengthening its credit risk policies and systems to allow the Group to grow its lending portfolio in a profitable manner.

Competition and Market Trends

Although the banking industry in Turkey is highly competitive, the Bank’s management believes that the Group is well-positioned to compete in this environment due to its extensive distribution network, large customer base and strengths in retail banking. The banking sector in Turkey has gradually consolidated since 2001 through the elimination of financially weak banks, which has resulted in a more focused competitive environment. The healthier operating environment, the high growth potential in the banking sector and the closer relationship with the EU have led to increased foreign strategic interest in the Turkish banking sector.

As of December 31, 2015, there were 47 banks (including domestic and foreign banks but excluding the Central Bank and participation banks) operating in Turkey compared to 61 in 2001. The decline in the number of banks is principally due to the significant consolidation in the Turkish banking industry in the early to mid 2000s, the takeovers of many failed banks by the SDIF and the stricter requirements set by the BRSA on capital adequacy, provisioning, maximum single-counterparty exposure, accounting, information disclosure and foreign exchange position. The private commercial banks in Turkey can be divided into four groups: large local banks, medium-sized local banks, banks under foreign ownership and smaller local banks. See “The Turkish Banking Sector” below.

The following table ranks the top ten banks in Turkey, according to market share in assets, by bank-only assets and total shareholders’ equity (based upon bank-only BRSA financial statements, as published by the Banks Association of Turkey) as of December 31, 2015.

	Market Share in Assets	Assets	Shareholders’ equity
	(TL millions except percentages)
Türkiye Cumhuriyeti Ziraat Bankası A.Ş.	12.85%	302,848,326	31,546,269
Türkiye İş Bankası A.Ş.	11.70%	275,717,584	32,034,990
Türkiye Garanti Bankası A.Ş.	10.79%	254,342,586	30,981,055
Akbank T.A.Ş.	9.96%	234,808,988	26,689,177
Yapı ve Kredi Bankası A.Ş.	9.35%	220,369,420	23,084,011
Türkiye Halk Bankası A.Ş.	7.96%	187,729,350	19,424,343
Türkiye Vakıflar Bankası T.A.O.	7.76%	182,947,124	16,767,548
Finansbank A.Ş.	3.64%	85,727,397	9,023,776
Denizbank A.Ş.	3.57%	84,220,667	8,269,319
Türk Ekonomi Bankası A.Ş.	3.05%	71,960,342	6,961,824

Source: BRSA (www.bddk.org.tr)

The Bank’s main competitors are Türkiye İş Bankası A.Ş. (“İşbank”), Türkiye Garanti Bankası A.Ş. (“Garanti”), Akbank T.A.Ş. (“Akbank”), Yapı ve Kredi Bankası A.Ş. (“Yapı Kredi Bank”) and Halkbank. The principal measures of the Bank’s performance compared to these other banks include growth in lending, total assets, profitability and deposits. According to the BRSA, the Bank’s market share in total assets was 7.8% and its lending market share was 8.3% as of December 31, 2015. The Bank’s management believes that the Bank has not yet fully tapped its existing customer base and therefore cross-selling is a key element in its growth strategy, and also believes that the Bank has the opportunity to add new customers as its branch network expands.

The Bank’s management believes that there is a high growth potential in the retail banking sector. According to the BRSA, the sector has experienced strong retail loan growth, including retail credit card loans, increasing approximately 29.7% in 2011, 18.8% in 2012, 24.8% in 2013, 7.3% in 2014 and 8.1% in 2015. Continued retail loan growth in the country is anticipated by the Bank’s management due to Turkey’s young population and increasing real wages. Overall consumer indebtedness is still very low, although Turkey has a well-developed credit card market. There is also significant potential for growth in mortgage lending in Turkey, where the total amount of mortgage loans as a percentage of GDP was only approximately 7.3% as of December 31, 2015 according to the BRSA. The use of floating rate loans allows banks to respond to customer demands for long term residential mortgages and presents a significant growth opportunity; however, restrictions on a bank’s ability to lend foreign currency-denominated mortgages make residential mortgages marginally less attractive to certain borrowers due to the higher Turkish Lira interest rates.

The Turkish banking system has recovered since the Turkish economic crisis of 2001. The key factors behind this recovery have been the strengthened economic environment and the restructuring of the banking sector. The sector restructuring included a revised regulatory framework, recapitalization and the closure of financially weak banks. The Turkish banking sector is now characterized by improved asset quality, stronger capitalization and improved disclosure standards, contributing to the relative resilience of the leading banks in the Turkish banking system during the worldwide financial crisis in recent years.

Operations

The Bank has four principal business departments: Retail Banking, Corporate & Commercial Banking, International Banking, and Treasury and Investment Banking. In addition, the Bank (including through its subsidiaries and other affiliated companies in which the Bank has an interest) provides brokerage, insurance, fund and portfolio management and overseas banking services. The following table sets forth a breakdown of the Bank’s deposits, cash loans portfolio and operating revenue as of and for the year ended December 31, 2015, according to BRSA figures, for each of these departments:

	As of (or for the year ended) December 31, 2015
	Deposits	Loans	Operating Revenue
Retail Banking department	41.0%	29.8%	21.2%
Corporate & Commercial Banking department	53.9%	56.5%	48.1%
International Banking department(1)	—	—	—
Treasury and Investment Banking department	5.1%	13.7%	14.3%
Other	—	—	16.4%
Total	100.0%	100.0%	100.0%

(1) The International Banking department is not a direct profit center.

Each of the four principal business departments is described below.

Retail Banking

Retail banking has long been the Bank’s primary focus. The Bank provides a broad range of retail banking and financial services to its retail customers, including Turkish Lira and foreign currency deposits, loans (including auto and mortgage loans), credit and debit cards, investment accounts, utility payments and payroll services. The Bank’s primary target market for its retail banking operations is middle-income individuals, including managers and employees in state-controlled entities, private sector employees and retirees. The Bank utilizes its extensive branch network and alternative distribution channels, co-branding and co-marketing to attract new retail customers. In recent years, the Bank has been particularly focused on expanding its retail deposit base in order to reduce the share of public sector deposits in its total deposits.

The Bank believes that the ongoing economic development and modernization of Turkey will continue to present significant opportunities for growth and increased profitability for Turkish financial institutions within the retail banking sector. The Bank seeks to provide a comprehensive range of retail banking products as well as providing “product bundles” of banking services with the aim of becoming each customer’s primary bank. Furthermore, by actively pursuing the considerable cross-selling opportunities available within its target retail customer base, the Bank also aims to increase revenue per customer.

The Bank offers retail banking and related financial services to approximately 17.7 million customers as of December 31, 2015. As of such date, the Bank had approximately 2.4 million payroll clients, of which approximately 1.3 million were working employee customers and the remainder were retirees.

The following table sets forth the shares of the Retail Banking department’s operations in the Bank’s deposits, loans, NPLs and operating revenues as of (or for the year ended on) the indicated dates:

	As of (or for the year ended) December 31,
	2013	2014	2015
Retail banking deposits / total deposits	38.41%	39.62%	41.00%
Retail banking cash loans / total cash loans	35.26%	31.49%	29.77%
Retail banking NPLs / total NPLs	23.47%	27.25%	29.46%
Retail banking operating revenues / total operating revenues	32.53%	23.45%	21.21%

The Bank continues to focus on product innovation as the retail banking market matures in order to meet changing client needs. The Bank was a pioneer in Turkey in such products and services as mutual funds, long-term vehicle loans, telephone banking, internet banking, payroll services, utility payment facilities and the residential mortgage business. The following sections describe the Bank’s most important retail banking products and services.

Deposits

The Bank offers a broad range of deposit accounts, including interest and non-interest-bearing demand and savings accounts, foreign currency deposit accounts and dual currency deposit accounts. Through retail deposits, the Bank seeks to obtain a low cost funding base that enables it to support its lending operations.

The Bank’s retail deposits represented 41.0% of its total deposits as of December 31, 2015, with a total of TL 45.1 billion. As of December 31, 2015, 18.4% of the Bank’s total deposits were demand deposits and 30.4% were foreign currency deposits.

The Bank has experienced growth in retail deposits, benefiting from the growth in the Turkish economy and supported by the Bank’s expansion (in number and geographical range) of its branch network. The Bank’s total retail deposits grew 16.1% in 2014 and a further 24.0% in 2015. The Bank’s share of the Turkish market’s retail Turkish Lira demand deposits increased from 6.9% on December 31, 2013 to 7.2% on December 31, 2014 and then decreased to 7.0% on December 31, 2015, and for retail Turkish Lira term deposits increased from 5.8% on December 31, 2013 to 5.9% on December 31, 2014 and then to 6.4% on December 31, 2015, each according to the BRSA.

Public agencies are obliged to keep some of their deposits exclusively at the three state-controlled banks, Ziraat (which has exclusive rights to receive certain types of such deposits), Halkbank or the Bank. The remaining funds of public agencies are permitted to be deposited at any bank. The Bank treats these state-controlled deposits as part of the state deposits segment and, according to management data, as of December 31, 2015, TL 34.9 billion of the Bank’s deposits had been made by such entities, as compared to TL 28.4 billion as of December 31, 2014 and TL 22.8 billion as of December 31, 2013. As of December 31, 2015, TL 15.6 billion of these state-related deposits were open to competition (as compared to TL 13.3 billion and TL 10.8 billion as of December 31, 2014 and 2013, respectively) and TL 19.3 billion were core state-deposits (as compared to TL 15.1 billion and TL 11.9 billion as of December 31, 2014 and 2013, respectively). The Bank’s management believes that the Bank provides such entities with banking services that are competitive in both price and quality when compared to the private sector banks and that it enjoys well-established relationships with these enterprises. In addition, many of the state clients of the Bank have signed long-term payroll contracts for their employees (between 3-5 years), which makes switching to another bank administratively difficult to implement. The Bank’s ratio of state deposits to overall deposits was 31.7% as of December 31, 2015 due to the contribution of state-related deposits open to competition (which accounted for 17.5% of the overall deposits), for which the Bank has been attracting a growing amount due to its long relationship with these clients.

Consumer Lending

The Bank was the third largest listed consumer lender (excluding credit cards but including residential mortgage loans, auto loans and overdrafts) in Turkey as of December 31, 2015, with a TL 32,776 million outstanding balance on such loans, representing a 10.71% market share according to the BRSA. In addition, as of such date, the Bank had a 10.53% market share in mortgage loans (outstanding balance of TL 15,118 million) and a 7.24% market share for auto loans (outstanding balance of TL 467 million), according to the BRSA. The Bank’s market share in retail credit cards (by outstanding balance) was 4.87% as of December 31, 2015 according to the BRSA, with a balance of TL 3,837 million.

The following table sets forth a breakdown of the Retail Banking department’s loan portfolio as of the indicated dates:

	As of December 31,
	2013	2014	2015
General purpose loans	39.67%	41.08%	41.60%
Auto loans	1.92%	1.33%	1.28%
Credit cards	10.75%	9.53%	10.48%
Mortgages	43.64%	43.59%	41.29%
Overdrafts	4.02%	4.48%	5.35%
Total	100.00%	100.00%	100.00%

In order to diversify its retail loan portfolio, the Bank offers a wide variety of loans, including specific loan types for government employees, homeowners, parents, teachers, students and soldiers. The following summarizes the Bank’s most important loan products other than credit cards, which are described in greater detail separately below:

General Purpose Loans. General purpose loans are short term (typically less than three years) and repaid in monthly installments. Bullet repayment loans to finance the borrower’s cash needs for items such as education or home improvement are also available. These loans are required by law to be provided in Turkish Lira. As general purpose loans are generally unsecured, the credit analysis focuses closely on the potential borrower’s income, assets and history with the Bank. The Bank’s long-lasting relationships with payroll clients are a dominant risk mitigation factor as their monthly installments are generally deducted from regular salaries paid through the Bank.

Auto Loans. Auto loans are provided for the purchase of both new and second-hand vehicles. These loans are denominated in Turkish Lira, have a maximum maturity of three years, have an amortizing repayment profile, have a fixed rate of interest and are secured by the vehicle. To benefit from the increased growth in the auto loan market, marketing campaigns have been organized by the Bank under agreements made with some of the leading automotive manufacturers.

Mortgages. The Bank provides loans for the purchase of housing, which remains a relatively under-penetrated business in Turkey. Historically mortgage loans had been offered both in Turkish Lira and foreign currency but recent legislation requires that almost all retail mortgages be denominated in Turkish Lira in order to match the income of retail borrowers. Under Turkish regulations, the Bank’s mortgages have a maximum loan-to-value ratio of 75% at the time of issuance and amortize.

Overdrafts. Demand deposit customers may apply for an “overdraft” lending product on their account, which enables them to access funds (both in Turkish Lira and foreign currencies) up to a pre-agreed limit beyond the cash balance in their account. Such draws are required to be repaid in 30 days.

Credit Cards

The Group views credit cards as an important segment as it generates significant fee and commission income and has a high relative spread compared to other credit products, albeit with higher non-performing loan rates and a high degree of focus from regulators. The Bank has been in the credit card business since 1988 and both issues credit cards as well as acquires credit card vouchers from merchants. The Bank has agreements with Visa and MasterCard to issue Visa (Classic, Gold, Platinum and Business), MasterCard (Classic, Gold, Platinum, Business and Affinity) and co-branded credit cards. To further expand its customer base, the Bank also has a number of co-branded credit card agreements with stores, municipalities, sports teams and other organizations. The Bank issues specialized credit cards for students, teachers, doctors and soldiers. As of December 31, 2015, the Bank had 3,104,233 credit cards issued, which (according to the Interbank Card Center) represented a 5.32% market share by number of credit cards outstanding and a 4.87% market share in terms of credit card transaction value volume.

As of December 31, 2015, the amount of outstanding credit card receivables increased by 19.3% to TL 5.2 billion from TL 4.4 billion as of the previous year, which largely reflected organic growth in the amount of credit card customers and their purchases. As is typical for the Turkish banking sector, credit card receivables generally have the highest non-performing loan results of all of the Bank’s loan products, and the following table sets forth credit cards’ share of the Bank’s total cash loans and total NPLs as of the indicated dates:

	As of December 31,
	2013	2014	2015
Credit Cards Cash Loans / Total Cash Loans	5.07%	4.20%	4.25%
Credit Cards NPLs / Total NPLs	7.29%	8.68%	9.63%

Through its point-of-sale terminals, the Bank “acquires” vouchers from merchants when their customers use a credit card (whether issued by the Bank or another issuer) to make payments for goods or services. In acquiring these vouchers, the Bank pays the merchant a discounted amount from the face value of the charge and then seeks reimbursement through the Interbank Card Center (for credit cards issued by a Turkish issuer) or the applicable credit card network (for credit cards issued by non-Turkish issuers). In this process, the Bank earns fee income (i.e., the discount on the acquired vouchers) without taking credit risk on the merchant or its customers. The number of the Bank’s point-of-sale terminals at merchants increased from 81,665 units as of December 31, 2008 to 172,663 units as of December 31, 2015. This increase was primarily due to increased penetration into the SME segment as well as increased focus on credit cards and the eligibility of Yapı Kredi Bank’s credit cards to work with the Bank’s point-of-sale terminals. As of December 31, 2015, the Bank had over 144,000 member merchants using the Bank’s point-of-sale terminals.

The Bank maintains credit card security systems with multiple layers of protection to prevent fraud. The Bank also uses proprietary systems to monitor customers and merchant transactions according to Visa, MasterCard and BKM Interpolate Credit Card Center standards.

Debit Cards

Since introducing its first debit card in 1990, the Bank has been a leader in the Turkish debit card market. The Bank is one of the largest issuers of debit cards in Turkey as of December 31, 2015, with 11,190,507 cards issued, representing 9.96% of the debit card market by number of cards issued according to the Interbank Card Center. The Bank’s strong market position in the employer payroll business is one of the reasons for the Bank’s large issuance of debit cards.

The Bank issues six types of debit cards marketed under the brand names Electron, Maestro, GAP, Junior, Lady and Bankomat as a means of product diversification. Each card permits the holder to access his or her current account and conduct transactions including ATM withdrawals, fund transfers, balance enquiries, retail purchases, utility payments and investment account transactions.

The Bank also offers Gümkart, a commercial debit card that offers exporters a more convenient option for paying customs tax. The Bank worked closely with the Directorate General of Public Accounts and the Undersecretariat of Customs to develop Gümkart, which can be used at any customs gate with one of the Bank’s point-of-sale terminals. Whereas customers generally must make customs tax payment via cash or check, Gümkart allows customers to make customs payments with the convenience of a debit card. According to management data, Gümkart usage increased substantially during the period from 2010 to 2015. The usage of the card has grown from TL 12.7 billion in 2010 to TL 35.6 billion in 2015.

As of December 31, 2015, the Bank had 3,576 ATM facilities, the seventh largest number of facilities among all banks in Turkey according to the Interbank Card Center.

Utility Payments

The Bank’s regular payments system enables customers who have credit and/or deposit accounts with the Bank to pay their utility invoices and credit card invoices automatically. During 2015, 783,902 of the Bank’s retail customers and 106,027 of the Bank’s commercial and corporate clients used this utility payment system at least once. The Bank does not charge its clients any fee for these payments but the proceeds collected stay at the Bank’s demand deposit accounts without interest for a certain time as agreed with the applicable utility service provider (typically between one and seven days).

Payroll Services

As a result of agreements made with more than 5,600 organizations and institutions, the Bank provided payroll services to approximately 2.4 million customers as of December 31, 2015. The total payroll paid in 2015 was TL 57,857 million, compared to TL 50,354 million in 2014, a year on year increase of 14.90%. The Bank provides limited service branches in the locations where some of its payroll services customers work. The Bank’s customers who utilize payroll services generally comprise a stable customer base and on average have a higher cross-selling ratio than the Bank’s other retail clients. As the Bank was a pioneer in providing payroll services, the Bank’s management believes that the Bank has a strategic strength in this area; however, other Turkish banks have aggressively entered this market in recent years and there is significant competition.

Insurance Operations

As a result of the financial services sector’s competitive environment, the Bank began offering banking and insurance services together as one package. The Bank’s subsidiary Vakıf Emeklilik A.Ş., a pension fund company, has assisted in these efforts, which are promoted under the name of “Insurance Banking.” In order to maximize sales, promote the use of insurance services and increase the Bank’s income from such sales, the Bank has a special incentive program for its employees who are engaged in the sale of cumulative and non-cumulative Vakıf Emeklilik A.Ş. insurance products and private pension products. Vakıf Emeklilik A.Ş. uses the Bank’s distribution platform extensively to penetrate into new private pension clients.

Corporate & Commercial Banking

The Bank’s Corporate & Commercial Banking department is responsible for the Bank’s relationships with commercial and corporate entities (whether multinationals or large Turkish corporations) and state-controlled bodies. While the Corporate & Commercial Banking department places particular emphasis on foreign currency-denominated transactions and trade finance facilities, its product portfolio also includes project finance loans, collection services, cash transfer services, business-to-business activities, foreign exchange services, corporate finance services, electronic banking services, cash management services and investment services. The Bank targets both large corporates and commercials in high growth sectors as well as state economic enterprises and municipalities.

As of December 31, 2015, the Corporate & Commercial Banking department had approximately 3,330 active corporate customers and over 30,200 commercial clients (including state-controlled and related clients). As of such date, the Bank was the seventh largest commercial banking institution in Turkey in terms of total assets according to the Banks Association of Turkey. In order to increase its share of the commercial banking market, further expand its existing corporate customer portfolio and diversify risk within its portfolio, the Bank developed new products and services such as cash management services like Gümkart, which is the first program of its kind in Turkey to facilitate a reliable payment system for tax payments in customs, and also raw material and business premise purchasing loans and energy efficiency financing products. The Bank believes that the growth of the Turkish commercial banking market will permit it to continue to cross-sell traditional banking products, such as payroll services, internet banking, business-to-business products and other innovative banking services and products to its Corporate & Commercial Banking clients.

The following table sets forth the shares of the Corporate & Commercial Banking department’s operations in the Bank’s deposits (including state deposits and other institutions’ deposits), loans, NPLs and operating revenues as of (or for the year ended on) the dates indicated:

	As of (or for the year ended) December 31,
	2013	2014	2015
Corporate & Commercial Banking Deposits/Total Deposits	61.59%	60.38%	59.00%
State-controlled bodies	27.95%	30.93%	31.75%
Corporates and SMEs	33.64%	29.45%	27.25%
Corporate & Commercial Banking Cash Loans/Total Cash Loans	63.00%	66.64%	68.18%
State-controlled bodies	3.91%	5.44%	5.55%
SMEs	25.49%	26.50%	26.86%
Other	33.60%	34.70%	35.77%
Corporate & Commercial Banking NPL/Total NPL ratios(1)	4.21%	3.57%	3.43%
SMEs	1.90%	3.75%	4.76%
Other	5.72%	3.45%	2.55%
Corporate & Commercial Banking Operating Revenues / Total Operating Revenues	34.30%	43.10%	48.06%

(1)         The NPL ratios of the segments are calculated as total cumulative NPLs/the sum of cumulative NPLs plus performing loans of the segment.

As of December 31, 2015, the total amount of the Bank’s lending to the commercial sector (corporate, SMEs and state-controlled bodies) constituted 68.2% of its total loan portfolio. Also as of such date, deposits from the commercial sector (excluding interbank funds sold) constituted 59.0% of the Bank’s total deposits.

SME Banking

In March 2010, the Bank established an SME marketing sub-department and re-segmented the SME business in order to increase its focus on this sector (prior to that time, SMEs were serviced generally by the Corporate & Commercial Banking department). The Bank’s SME Banking department is responsible for the Bank’s relationships with micro-, small- and mid-cap SMEs. The Bank classifies SMEs as businesses with an annual turnover of less than TL 40 million and less than 250 employees. As of December 31, 2015, the SME Banking department had over 881,000 clients and over 2,070 SME portfolio managers, who serve in various branches of the Bank. Loan origination to SMEs is subject to an SME scorecard assessment under the authority of the head office.

Loans

The Bank maintains a diversified loan portfolio with an emphasis on Turkish companies with high export volumes. The Bank offers these companies loan facilities predominantly in Turkish Lira, U.S. dollars and euro. Cash loans provided by the Bank include working capital finance, revolving credit facilities, receivables finance, foreign trade finance, foreign currency-indexed loans, bills of exchange and project finance loans. Project finance loans are typically high profile investments in conjunction with large international development agencies, such as the World Bank. Additionally, Turkish Lira- and foreign currency-denominated pre-export loans are extended in order to support the export-oriented industries, to increase their competitive strength in international markets and to provide financing at the export preparation stage. The Bank also provides performance guarantees and bid bonds, principally in relation to the projects of companies in the manufacturing sector.

With regard to non-cash facilities, the Bank provides both domestic and foreign currency facilities to its Corporate & Commercial Banking customers, principally comprising guarantees in relation to imports and letters of credit in respect of trade financing activities. The Bank’s import trading volume increased 17.9% from US$8.9 billion in 2013 to US$10.5 billion in 2014, followed by a 10.5% reduction to US$9.4 billion in 2015. The increase in 2014 was largely a result of the increasing volume of cash-in-advance imports. In 2015, the import trading volume decreased as a result of the decrease in commodity prices and Turkey’s trading volume.

In addition, starting in 2008, the Central Bank did not require that exporters register all their exports with Turkish banks, so from 2008 onwards only part of the payments related to exports are actually identifiable as being export-related. Based upon figures published by the Central Bank, the Bank handled approximately 4.68% of Turkey’s total import trading volume in 2015.

As of December 31, 2015, the Corporate & Commercial Banking department’s loan portfolio (including corporate commercial and SME loans) was TL 83,838 million, representing a 20.57% increase from TL 69,537 million, which in turn represented a 27.62% increase as compared to TL 54,489 million as of December 31, 2013. These increases were due to higher economic activity and the Bank’s policy of extending loans to SMEs as a means of diversifying its loan portfolio and decreasing its sectoral concentration of risk.

Project Finance Lending. The Bank has been active in the provision of project finance loans and syndicated loans in Turkey. The Bank was one of the first, and (as of the date of this Base Prospectus) is one of the leading, large project finance banks in Turkey and continues to focus on its large project finance business. The Bank’s long-term project finance lending has grown from TL 11,168 million as of December 31, 2013 to TL 21,592 million as of December 31, 2015. The maturity of the Bank’s project finance loans range from five to ten years, with one- to two-year grace periods depending upon the project; however, in contrast to large infrastructure project financings, SME project loans include medium- and long-term loans, have a maturity of at least two years and fund investments in fixed assets.

The Bank finances investment projects either through its own sources or through long-term financing arrangements provided by various financial institutions (such as the World Bank, the EIB, the Council of Europe Development Bank and export credit agencies) by executing loan agreements and framework agreements with these credit institutions and intermediary banks. As of December 31, 2015, €135.5 million and US$60.5 million of the outstanding loans extended by the Bank for project finance came from international financial institutions and TL 21.0 billion came from the Bank’s own resources (such as deposits and other foreign borrowings like “future flow” transactions, syndicated loans and bilateral financings).

Project finance lending has historically been a low risk business for the Bank (for example, as of the date of this Base Prospectus, the Bank has had no non-performing project finance loans since January 1, 2007); however, particularly given the large size of some of these exposures, a default by a project finance borrower could result in significant losses for the Bank.

SMEs

SME lending is a core part of the Bank’s business and provides important cross-selling opportunities with the Bank’s Retail Banking department (for example, the owners and employees of the SME customers). Reflecting the Bank’s commitment to expanding the SME sector as a customer base, it has signed cooperation agreements with Turkey’s Chamber of Industry and Commerce as well as initiated various collaborations with trade associations representing doctors, dentists, pharmacists, lawyers, notaries, artisans and craftsmen. The Bank’s SME loans amounted to TL 33.0 billion in 2015, an increase of 19.5% from TL 27.7 billion in 2014. The Bank’s management expects the volume of SME loans to grow in line with the overall lending growth in 2016.

The Bank sees opportunities to expand its SME customer base by collaborating with chambers of commerce, local unions of craftsmen and artisans and the Small and Medium Industry Development Organization (“KOSGEB”). In June 2004, the Bank signed a protocol with KOSGEB to extend foreign currency pre-export loans to SMEs, the interest on which is paid by KOSGEB. While this program no longer provides loans, approximately 900 SMEs received financing under this facility, which customer base provides opportunities for cross-selling payroll services, payment services, co-branding arrangements, collection services, business-to-business services and lending.

The Bank established a new SME marketing sub-department and re-segmented the SME business in March 2010 in order to increase its focus on this sector. Prior to such time, SMEs were serviced generally by the Corporate & Commercial Banking department. The Bank also launched a new brand in the SME segment targeting micro and small SMEs that have an annual turnover of less than TL 8 million. Since March 2013, the Bank has classified businesses with an annual turnover of less than TL 40 million as SMEs, which was an increase from the previous TL 25 million turnover threshold. New products, such as the environmental SME package, which targets the sustainable energy financing for energy efficiency projects and renewable energy projects, have been launched to increase the Bank’s penetration in the SME segment.

International Banking

The Bank has expanded its international operations since 2000 in line with the expansion of its loan book and trade-related services. The Bank focuses on international operations to maintain market share in foreign trade, for product and risk differentiation in foreign trade, to gain a greater presence in global financial markets and to meet the changing needs of existing and potential clients. The Bank (as of the date of this Base Prospectus) has a branch in each of New York City and Bahrain, through which the Bank provides basic financial services such as trade finance and corporate lending. In addition, the Bank (as of the date of this Base Prospectus) also has subsidiaries in Austria and the Turkish Republic of Northern Cyprus, which are overseen by the International Banking department and are described in “Subsidiaries and Other Affiliated Companies” below. As of December 31, 2015, the Bank had 1,625 correspondent banks in 118 countries.

As the Bank aims to be one of the leading foreign trade banks in Turkey, the Bank’s management has increased emphasis on gaining a larger market share in the trade finance business. The Bank’s total volume of trade-related business increased by 17.9% in 2014 as a result of an increasing volume in cash-in-advance imports, and then decreased by 10.5% in 2015 as a result of the decrease in commodity prices and Turkey’s trading volume. Total guarantees and letters of credit decreased from US$4.6 billion in 2013 to US$3.7 billion in 2015 due to the impact of the adverse economic conditions prevailing in Europe on trade between the region and Turkey. The Bank maintains trade finance operations in İstanbul to serve clients in all regions, thereby leaving the branches to remain more focused on marketing activities.

The Bank issues letters of guarantee denominated in foreign currencies in favor of domestic and foreign companies participating in international tenders, and also issues foreign currency-denominated guarantees to secure cash and non-cash credits used in the financing of export and import businesses. This department also conducts activities generating long-term resources and funding for the Bank from international financial markets through syndicated loans, bond issuances, “future flow” transactions and other products.

Treasury and Investment Banking

The Treasury and Investment Banking department is divided into two principal divisions — the Treasury division and the Investment Banking division. The Treasury division’s main goals are to diversify and enhance the quantity and quality of the Bank’s funding sources and to maintain its position as a market maker in the Turkish money markets. The Bank aims to achieve these goals through its centralized Treasury management, which oversees the funding of the commercial, retail and investment banking activities of the Bank as well as its treasury activities. While the initiatives of both the Retail Banking and Corporate & Commercial Banking departments enable the development of a stable and sustainable local and foreign currency liability base (i.e., deposits), the Treasury division seeks to obtain longer-term funding to support these departments’ long-term lending for mortgages, project financings and other cash loans for which short-term deposits typically do not provide matching of the Bank’s assets and liabilities. The Investment Banking division, on the other hand, seeks to achieve high trading volumes in equities, mutual funds and government securities to improve the Bank’s market share in the capital markets area.

As of December 31, 2015, the Bank was one of 13 market makers in relation to Turkish government securities. A significant proportion of the Bank’s treasury operation earnings derive from intermediation in the Turkish securities market. Through its Treasury division, the Bank deals in Turkish Lira and foreign currencies, fixed income, money market instruments and currency swaps. The Treasury division is located at the Bank’s head office and provides treasury services for the entire branch network. The Bank’s Treasury and Investment Banking department accounted for 28.49% of total liabilities as of December 31, 2015 and the department generated 14.34% of total operating revenues in 2015. The department’s large contribution to total operating revenues was primarily attributable to higher trading volumes in Turkish government securities.

While the Bank’s Treasury division operates as a profit center, its key role is to maintain flexibility in terms of asset and liability management, achieve low-cost funding and manage liquidity risk.

The Group seeks to control the size and degree of its interest rate and exchange rate exposure in order to minimize the effects of these risks on the Group’s profitability and to ensure the availability of sufficient liquidity to meet the Group’s funding requirements. Additionally, the Bank aims to maintain a stable demand deposit base in order to be able to respond quickly to the cash needs of its commercial and retail customers, to take advantage of attractive short-term investment opportunities and to minimize the possibility of short-term liquidity problems. See “Risk Management” below.

While most of the Bank’s trading activity is customer-driven, the Bank also engages in proprietary trading to minimize its funding costs and risk exposure. For example, the Bank evaluates its Turkish Lira security portfolio on each business day, whereby the securities’ returns are evaluated in relation to the cost of funding, and positions in securities whose expected return is lower than the cost of funding are liquidated. This strategy lowers the cost of funding and increases the Bank’s return on treasury bills and bonds. The Group’s main investment strategy is to achieve sustainable profits by applying strict risk measurement and exposure limits. In its securities portfolio, the Group invests mainly in floating rate notes that re-price quarterly, limiting its exposure to Turkish sovereign debt while diversifying its portfolio by investing in investment grade securities.

Customer Trading. Through the Bank’s branches, securities centers, ATMs and internet banking service, the Treasury department offers brokerage services to the Bank’s customers. The Bank provides uninterrupted trading services 24 hours a day, seven days a week for treasury debt securities through its branches as well as through alternative distribution channels, transactions through which can be directly and swiftly performed electronically. Clients with investment accounts with the Bank are able to benefit through these delivery channels from numerous financial instruments such as stocks, treasury bills, mutual funds, gold and repos.

Distribution Network

The Bank offers its banking services through an extensive distribution network that includes both branches as well as alternative distribution channels such as ATMs, the internet and telephone banking through its call center.

Branches

As of December 31, 2015, the Bank had an extensive branch network with 917 full service branches nationwide, including in all of Turkey’s 81 city centers. During 2015, the Bank added 27 branches to its network. The Bank also (as of the date of this Base Prospectus) has a branch in each of New York City (focusing mainly on trade finance and corporate banking), Erbil in the Republic of Iraq and Bahrain (working as a booking center). The Bank (as of the date of this Base Prospectus) has five corporate branches named “Corporate Centers,” three in İstanbul, one in Ankara and one in Kocaeli, to serve only corporate clients. Corporate portfolio managers are assigned to cover all the financial needs of the Bank’s corporate clientele.

As a matter of policy, the Bank prefers to rent rather than to own its branch locations. The Bank’s branch network is deployed in line with Turkey’s total general economic activity, with the percentage of the Bank’s branches in any particular region roughly matching the percentage of GDP attributable to that region. The Bank plans to further increase its presence in the Marmara region, and in İstanbul in particular, where it believes it could benefit from an increase in the number of branches. The Bank will continue to focus on its traditionally strong presence in rural areas, where it already enjoys a competitive advantage and that continue to present strong growth opportunities.

The Bank, through its Department of Planning and Economic Research, utilizes a process flow model in order to make decisions on branch openings and closures as necessary, including offshore branches. Targets for branch levels are set on an annual basis. Unprofitable branches are monitored and managed before a decision to close them is taken; however, as of the date of this Base Prospectus, no branch has been closed since 2010. As of the date of this Base Prospectus, the Bank anticipates its branch network to increase by 10 to 15 branches in 2016.

Alternative Distribution Channels

The Bank uses a variety of alternative distribution channels (such as ATMs, internet banking, 24-hour telephone banking and Autobanks) to reach its customers. The Bank’s alternative distribution channels rely heavily upon its information technology and platform. See “Information Technology.”

The Bank realizes significant cost savings through the use of its alternative distribution channels as a result of reduced overhead. The Bank estimates that branch transaction costs on a per transaction basis are significantly higher compared to transaction costs for ATMs, call-centers and internet banking. Over time, these transaction cost saving benefits are likely to increase even further as the alternative distribution channels are used more frequently and the infrastructure’s fixed costs are shared among a greater number of users. The Bank anticipates that its internet banking service will eventually become its most cost effective alternative distribution channel.

The Bank has developed an extensive ATM network in Turkey. As of December 31, 2015, the number of the Bank’s ATMs increased to 3,576 from 2,163 as of December 31, 2008. The Bank’s total number of ATMs represented a 7.40% share of the market as of December 31, 2015 according to the Banks Association of Turkey, making it the seventh largest such network in Turkey. The Bank’s customers may use ATMs of other Turkish banks for a 0.1% fee charged by the Bank per withdrawal, making 100% of all ATMs in Turkey available to the Bank’s customers. Among other transactions, customers can withdraw and deposit cash, pay credit card bills and utilize brokerage services for the trading of mutual funds and government treasuries using the Bank’s ATMs.

The Bank’s call center operates 24 hours per day, 7 days per week with up to 278 operators. The Bank continues to increase access to products and services for its customers through internet banking. The number of the Bank’s internet banking services-registered users, of which approximately 61.9% were considered “active” as of December 31, 2015, has grown at a CAGR of 14.0% from 1.1 million as of December 31, 2008 to over 2.8 million as of December 31, 2015. Through its internet banking service, the Bank’s customers are able to conduct their non-cash banking and investment transactions, including money transfers, utility payments, stock exchange transactions and obtaining cash advances from their credit cards by transferring the money to their current accounts, in addition to viewing the balance of their deposits and other account activities.

Subsidiaries and Other Affiliated Companies

The following table sets out the Bank’s primary subsidiaries and other affiliated companies and shows the Bank’s shareholding (reflecting its direct and indirect ownership in each entity) as of December 31, 2015. The table also shows each entity’s shareholders’ equity and net income as of (or for the year ended) December 31, 2015, according to the Group’s BRSA Financial Statements:

Subsidiary	Ownership	Shareholder’s Equity	Net Income
	(TL thousands)
Insurance and Pension
Güneş Sigorta A.Ş.	36.35%	226,823	(179,316)
Vakıf Emeklilik A.Ş.	75.30%	254,776	58,466
Leasing
Vakıf Finansal Kiralama A.Ş.	64.40%	143,642	23,634
Other
Vakıf Finans Factoring Hizmetleri A.Ş.	86.99%	105,710	14,049
Vakıf Yatırım Menkul Değerler A.Ş.	99.44%	94,459	(5,459)
Vakıf Portföy Yönetimi A.Ş.	100.00%	15,187	3,301
Vakıfbank International AG	90.00%	419,537	4,657
Vakıf Gayrimenkul Yatırım Ortaklığı A.Ş.	40.64%	586,114	33,805
World Vakıf UBB Ltd in Liquidation	85.25%	(78,268)	(7,898)
Vakıf Enerji ve Madencilik A.Ş.	84.96%	5,637	(2,266)
Taksim Otelcilik A.Ş.	51.52%	349,831	5,340
Vakıf Menkul Kıymet Yatırım Ortaklığı A.Ş.	32.91%	17,683	(281)

The Bank conducts its operations both domestically and internationally through its branches and subsidiaries. The following are the Bank’s principal subsidiaries and other affiliates:

Insurance and Pension

Güneş Sigorta A.Ş. Established by the Bank in 1957, Güneş Sigorta A.Ş. is a listed public company that offers non-life insurance services, including fire, accident, engineering, legal and health insurance. The company is one of the top five non-life insurance companies in Turkey and also provides consultancy and risk management services. As of December 31, 2015, the company had 2.6 million policies outstanding with a gross written premium of TL 1,288.4 million, which represented a 4.73% share of the market in Turkey according to the Association of the Insurance and Reinsurance Companies of Turkey (the “AIRCT”). As of December 31, 2015, the Bank owned 36.35% of the company, which had a market capitalization of TL 277.5 million as of such date. As of such date, an additional 36% of the company was owned by Groupama International, 15.01% was held by the Vakıfbank Pension Fund and the Vakıfbank Personeli Özel Güvenlik Hizmetleri Vakfı (the “Vakıfbank Private Pension Fund”) and 12.64% was held by the public. The Bank’s management believes insurance to be a significant potential high growth area. The non-life insurance sector is still underdeveloped in Turkey; with penetration ratios of only 1.4% (gross written premium over GDP) according to the AIRCT, it is significantly below that of other developed countries as of December 31, 2015. In order to expand this business, the Bank distributes the company’s products through its branch network. The company is consolidated into the Bank.

Vakıf Emeklilik A.Ş. Vakıf Emeklilik A.Ş., established in 1991, is a pension fund company that operates a private pension fund business. As of December 31, 2015, it had 13 regional offices and 793 employees. The company offers the Bank opportunities to cross-sell annuities and other fund management products of the Group to pension fund clients. The Bank owned 75.30% of the company’s share capital as of December 31, 2015 and the other shareholders were a subsidiary of Güneş Sigorta A.Ş., the Vakıfbank Private Pension Fund, Vakıf Yatırım Menkul Değerler A.Ş. and Güneş Turizm A.Ş.

Leasing

Vakıf Finansal Kiralama A.Ş. Established in 1988 to provide leasing services for the transportation services industry, Vakıf Finansal Kiralama A.Ş. also provides leasing services for machinery, medical equipment, tourism equipment and office equipment. The company acquires equipment and provides domestic and foreign currency-denominated financial leasing transactions. In 2015, the company signed 388 new financial leasing contracts worth approximately US$222.7 million. As of December 31, 2015, the company had 1,816 financial leasing contracts outstanding with a total book value of TL 1,328.0 million. As of the same date, the company had a 3.50% share of the leasing market in Turkey by value of outstanding leases according to the BRSA. As of December 31, 2015, the Bank owned 64.4% of the company’s share capital, and other shareholders included the Vakıfbank Pension Fund, the Vakıfbank Private Pension Fund, Güneş Sigorta A.Ş. and (holding 22.5% of the firm) public shareholders.

Other

Vakıf Finans Factoring Hizmetleri A.Ş. Established in 1998 to provide factoring services for domestic and foreign commercial transactions, Vakıf Finans Factoring Hizmetleri A.Ş. specifically focuses on the textile, food and forest product industries. As of December 31, 2015, the Bank held 86.99% of the company’s share capital, 78.39% held directly.

Vakıf Yatırım Menkul Değerler A.Ş. Established in 1996 to perform capital market activities, Vakıf Yatırım Menkul Değerler A.Ş. provides portfolio management dealing, repurchase and reverse repurchase agreements, investment consulting and corporate finance advisory services. The company benefits from the Bank’s distribution network to reach a significant number of retail and corporate clients. The Bank held 99.44% of the company’s share capital as of December 31, 2015.

Vakıf Portföy Yönetimi A.Ş. Established to manage client portfolios consisting of capital market instruments as the authorized agent under discretionary portfolio management agreements pursuant to the Capital Markets Law and related regulations as well as to provide investment advisory services and conduct capital markets activities. The Bank owned a 100.00% stake in the company’s share capital as of December 31, 2015.

In November 2015, the Bank transferred its mutual funds to Vakıf Portföy Yönetimi A.Ş. As of December 31, 2015, Vakıf Portföy Yönetimi A.Ş. offered a variety of mutual funds, including those investing in both debt and equity. As of December 31, 2015, the company had 11 mutual funds with a daily average (during 2015) of approximately TL 2,190.6 million in assets under management. The trading of mutual funds is executed through the Bank’s various distribution channels (including branch locations, the internet, call center and ATMs) without any restrictions as to amount.

Vakıfbank International AG. Vakıfbank International AG was established in Austria in 1999 in order to enhance the Bank’s foreign activities in line with its geographic expansion strategy. As of December 31, 2015, the Bank owned 90% of Vakıfbank International AG’s share capital and the remaining 10% was owned by the Vakıfbank Pension Fund. Vakıfbank International AG has had a branch in Frankfurt since 2002.

Vakıf Gayrimenkul Yatırım Ortaklıǧı A.Ş. Established in 1996 as the first real estate investment trust company in Turkey, Vakıf Gayrimenkul Yatırım Ortaklığı A.Ş. is publicly traded on Borsa İstanbul. As of December 31, 2015, the Bank held a 38.70% direct share in the company (40.64% of the company’s share capital being held directly and indirectly by the Bank), with the remainder held by Güneş Sigorta A.Ş., Vakıf Pazarlama San. ve Tic. A.Ş., Vakıfbank Pension Fund, the Vakıfbank Private Pension Fund, Housing Development Administration of Turkey (TOKİ) and the public through listed shares on Borsa İstanbul.

World Vakıf UBB Ltd in Liquidation. World Vakıf UBB Ltd. in Liquidation was incorporated in the Turkish Republic of Northern Cyprus in 1993 to support the Bank’s offshore banking operations. As of December 31, 2015, the Bank held a 82.00% direct share in the company (85.25% of the company’s share capital being held directly and indirectly by the Bank) and the remaining shares were owned by Vakıfbank Pension Fund, Vakıf Gayrimenkul Değerleme A.Ş., Vakıf Leasing, Taksim Otelcilik A.Ş., Vakıf Emeklilik A.Ş., the Vakıfbank Private Pension Fund and Vakıf Pazarlama Sanayi ve Ticaret A.Ş.

Vakıf Enerji ve Madencilik A.Ş. Vakıf Enerji ve Madencilik A.Ş. was established in 2001 to implement energy and mining projects. As of December 31, 2015, the Bank held a 65.50% direct share in the company (84.96% of the company’s share capital being held directly and indirectly by the Bank), and the other shareholders were the Vakıfbank Pension Fund and the Vakıfbank Private Fund. On such date, the company held a 45.00% shareholding in Güney Ege Enerji, which (as of the date of this Base Prospectus) held two power plant licenses.

Taksim Otelcilik A.Ş. As of December 31, 2015, the Bank held a 51.00% direct share (51.52% of the company’s share capital being held directly and indirectly by the Bank) of Taksim Otelcilik A.Ş., a tourism company established in 1966. Taksim Otelcilik operates four hotels. The other shareholders were Güneş Sigorta A.Ş., the SSF, the GDF and the Kozanlı Medresesi Foundation. The Bank previously attempted to sell its Taksim Otelcilik shares through a block sale or to cause the company to dispose the real estate portfolio that the company held; however, on January 26, 2012 the Bank’s Board of Directors decided to terminate the process for the block sale of its shares in Taksim Otelcilik A.Ş and discharged the previously organized Taksim Otelcilik Block Sale Commission.

Vakıf B Tipi Menkul Kıymetler Yatırım Ortaklığı A.Ş. The company was established in 1991 in İstanbul, where it maintains its head office. The main operation of the company is to invest in a portfolio of securities, including marketable debt securities, equity securities without having managerial power in the partnerships whose securities have been acquired and gold and other precious metals traded in national and international stock exchange markets or other active markets, in each case in accordance with the principles and regulations promulgated by the CMB.

Other Interests. As of December 31, 2015, the Bank owned 8.38% of Türkiye Sınai Kalkınma Bankası, a leading Turkish investment and development bank that provides investment banking, consulting and capital market services. The Bank also owns shares in a variety of financial services companies providing various services to the financial sector in Turkey.

Marketing and Sales

The Bank’s marketing department is responsible for the promotion of all of the Group’s products and has most recently focused on retail banking by targeting individual customers, primarily payroll customers, by cross-selling a number of products to these established customers. The marketing department allocates approximately 80% of its resources to marketing functions and 20% to new product development. Each of the Bank’s customer-facing departments has a head office marketing and sales department. Most of the Bank’s branches have a dedicated marketing department for investment services.

The Bank’s Retail Banking department has a direct sales team and portfolio managers who are dedicated to retail marketing and sales activities in its branches. The Bank also has portfolio managers for its commercial and SME businesses, the principal duty of which is to fulfill the banking needs and expectations of the Bank’s commercial and SME customers.

The Bank also has SME and commercial regional sales and marketing offices that coordinate the marketing and sales activities of branches with respect to SMEs and commercial clients in the applicable region and report to the Bank’s head office. An SME marketing division was established in March 2010 and focuses mainly on product development and centralized marketing for SME customers as well as monitoring the SME sales force activity.

The Bank’s management believes that the Group’s future growth is largely dependent upon the effective implementation of its marketing and sales strategies. The primary objective of the Group’s marketing strategy is to create a loyal customer base that will contribute to its long-term profitability. This strategy consists of focusing on customer-oriented, rather than product-oriented, service to sustain customer satisfaction. In order to develop customer loyalty, the Group implements various marketing campaigns for different types of customers.

Employees

As of December 31, 2015, the Bank had 15,410 employees. Of these, 69.52% were employed in the Bank’s branches and the rest in its head office and regional offices. The average age of the Bank’s employees as of December 31, 2015 was approximately 33 years, while the average number of years that professional staff has been with the Bank was almost nine years.

The following table shows the number of employees of the Bank as of the dates indicated:

	As of December 31,
	2013	2014	2015
Head office	4,571	4,337	4,697
Branches	10,372	10,583	10,713

The Bank places emphasis on ensuring that its employees have a sufficient level of education and experience for operational efficiency and effectiveness. As of December 31, 2015, 89.34% of the Bank’s employees were university graduates, 9.71% of the staff had finished with a high school education and the rest had an elementary school or secondary school education.

Although membership is not mandatory, as of December 31, 2015, 86.24% of the Bank’s total employees were members of BASS, the Turkish union for the banking industry. The Bank has a history of good relations with the union and there are no ongoing labor disputes with any of its employee groups. Every two years the Bank and BASS sign an agreement relating to salary structure for employees. Membership of BASS is open to bank employees only.

The Bank’s articles of association provide for payment of up to 9% of its net income to its employees by way of a bonus over their basic salaries; provided that such amount does not exceed three times the aggregate gross monthly salaries of the staff. The amount due to employees under this obligation is taken into account by management when considering overall remuneration levels for employees. The Bank provisions the estimated amount every month and books the expense under operating expenses in line with general accounting principles.

Two separate pension funds (the Vakıf Pension Fund and the Vakıf Private Pension Fund) pay the Bank’s former employees’ pensions. The first of these funds is mandatory and serves as a substitute for the state pension scheme. The second is a voluntary pension scheme. Both pension schemes were fully-funded as of December 31, 2015 and operating at a surplus. Employees are entitled to obtain housing loans from the Vakıf Pension Fund.

Properties

As of December 31, 2015, the total net book value of the Group’s fixed assets (principally comprising land, land improvements, buildings and computer hardware) was TL 1,654.1 million, which was 0.87% of its total assets. The Group maintains comprehensive insurance coverage on all real estate that it owns.

Information Technology

The Group is committed to maintaining an operations and IT infrastructure that supports its increasing range and volume of transactions, while reducing operational risk and business interruptions. The Bank’s IT department, known as the Electronic Data Processing Systems Department, was established in 1987. This department is sub-divided into four divisions: Software Development, System Support and Operations, Hardware Support and Communications and Banking Support.

Since 2001, the Bank has operated a 26,000 square meter information technology center in Ankara that serves as the hub of all of the Group’s technology functions and initiatives. This center provides services to the Bank’s headquarters, branches and customers and connects them with outside institutions and merchants across various technology protocols and platforms.

The Bank operates secure internet and 24-hour telephone banking services for its customers. The telephone banking call center has the capacity to operate with 278 customer service representatives per shift. The call center averaged approximately 17,386 calls per day in 2015.

The department has developed and implemented procedures for system and data emergency restoration and maintains a separate disaster recovery center in İzmir. The disaster recovery center is tested on a bi-annual basis. All of the Bank’s branches are integrated within its central IT network and all lines of communication between the various branches and the Bank’s headquarters are backed-up to ensure business continuity.

The Bank believes that IT improvement is a critical part of its business plan. The Bank has made substantial investments in technology (including approximately US$38.8 million in 2013, US$35.1 million in 2014 and US$44.4 million in 2015) with the aim of continuously improving customer service, increasing operating efficiencies and enhancing its overall competitive position. The Bank’s recent and in-progress IT upgrades include software and hardware development, network improvements, data integration and consolidation and system development. The Bank introduced a customer identification code in all of its operational systems, including offshore branches, to enable it to provide a personalized service to its customers through specialized sales forces and to have a consolidated customer view to allow for cross-selling analysis.

The Bank has enjoyed significant cost savings by developing much of its software applications, including its internet banking software, using in-house resources through its Software Development division. The Bank believes in the benefit of employing web technologies and has developed a web-based home page that is used for all of its distribution channels, including for inter-branch activities, call-center, business-to-business activities and branches.

Insurance

The Bank’s fixed assets, cash in transit and cash in hand are covered by general insurance arrangements covering normal risks. Loans that are secured by real estate are also required by the Bank to be covered by fire and asset protection insurance with respect to secured assets.

Legal Proceedings

In the ordinary course of business, the Bank is party to certain legal proceedings, whether as plaintiff or defendant, but the Bank’s management does not believe that any such legal proceedings, individually or in the aggregate, are likely to have a material adverse effect on the business of the Group or on the results of its operations or financial condition.

Proceeding with Central Bank

On May 10, 2010, the Central Bank ruled that the Group’s accounting procedures for certain loans through its branch in Bahrain were not compliant with BRSA rules and regulations. As a result, the Central Bank determined that the Bank had not complied with Article 9 of Communiqué No. 2005/1 regarding mandatory reserve requirements and ordered the Bank to deposit US$384 million in reserves in blocked non-interest bearing accounts at the Central Bank for 1,288 days. On September 3, 2010, the Bank filed a claim contesting the Central Bank’s decision on the basis that: (a) the Bank’s accounting of the syndicated term loan facility utilized by its Bahrain Branch was in fact correct and (b) the Central Bank is not the competent authority to make such a decision in accordance with relevant BRSA regulations. The Ankara 15th Administrative Court denied the Bank’s claim on June 15, 2011 and the Bank appealed the decision before the Council of State. The Council of State approved the decision of the Ankara 15th Administrative Court and the decision was finalized against the Bank.

In a communiqué dated May 4, 2011, the Central Bank requested that (in connection with this matter) the Bank provide additional reserves in the amount of US$384 million over a period of three and a half years. On May 27, 2011, the Bank began to provide such additional reserves. The administrative court ruled in favor of the Central Bank and the Bank appealed the ruling. The Council of State approved the decision; however, the Bank requested a correction of the decision and the proceeding is pending before the Council of State as of the date of this Base Prospectus.

Competition Board Investigation

In November 2011, the Competition Board initiated an investigation against the Bank and 11 other banks operating in Turkey with respect to allegations of acting in concert regarding interest rates and fees on deposits and loans. On March 8, 2013, the Competition Board ruled that the Bank was to be fined approximately TL 82 million (other banks were also fined, ranging from TL 10 million to TL 213 million, with fines generally based upon net income) in connection with this investigation, and on August 15, 2013 the Bank paid (in accordance with the provisions of law permitting a 25% reduction if paid within 30 days) three quarters of this administrative penalty (i.e., TL 61,629,682.50). Notwithstanding this payment, the Bank filed an appeal with the Ankara Administrative Court for the annulment of this fine. On March 23, 2015, the Ankara Administrative Court rejected the annulment action that the Bank filed and the Bank appealed the decision. As of the date of this Base Prospectus, the case is pending before the Council of State. While there is no precedent Turkish court decision approving the legal validity of any such claims by customers and there are not any resolved cases opened by any customers against the Bank in this respect, under articles 57 and 58 of the Law on the Protection of Competition customers (including in a class action) might be able to bring claims against the Bank seeking damages.

Anti-Money Laundering, Combating the Financing of Terrorism and Anti-Bribery Policies

Turkey is a member country of the Financial Action Task Force (the “FATF”) and has enacted laws and regulations to combat money laundering, terrorist financing and other financial crimes. Minimum standards and duties include customer identification, record keeping, suspicious activity reporting, employee training, an audit function and designation of a compliance officer. Suspicious transactions must be reported to the Turkish Financial Intelligence Unit, which is the Financial Crimes Investigation Board. In Turkey, all banks and their employees are obliged to implement and fulfill certain requirements regarding the treatment of activities that may be referred to as money-laundering.

The main provisions of the applicable law include regulation of: (a) client identification, (b) reporting of suspicious activity, (c) training, internal audit and control, risk management systems and other measures, (d) periodical reporting, (e) information and document disclosure, (f) retention of records and data, (g) data access systems to public records, (h) protection of individuals and legal entities and (i) written declaration of beneficial owners by transacting customers, among other provisions. Suspicious transactions must be reported to the Turkish Financial Intelligence Unit, which is the Financial Crimes Investigation Board.

In an effort to ensure compliance with FATF requirements, Law No. 6415 on the Prevention of the Financing of Terrorism was introduced on February 16, 2013. This law introduced an expanded scope to the financing of terrorism offense (as defined under Turkish anti-terrorism laws). The law includes further criminalising terrorist financing and implementing an adequate legal framework for identifying and freezing terrorist assets.

To ensure that the Bank and its financial subsidiaries are not used as an intermediary in money laundering and other criminal activities, a program of compliance with the obligations of anti-money laundering and combating the financing of terrorism rules, which is to be followed by all employees, has been implemented throughout the Bank and its financial subsidiaries. This program includes written policies and procedures, assigning a compliance officer to monitor this matter, an audit and review function to test the robustness of anti-money-laundering policies and procedures, monitoring and auditing customer activities and transactions in accordance with anti-money laundering legislation and regulations and employee training.

In October 2014, the Organization for Economic Co-operation and Development the (“OECD”) Working Group on Bribery adopted the Phase 3 Report on Implementing the OECD Anti-Bribery Convention. In this report, the OECD Working Group expressed concerns about Turkey’s low level of anti-bribery enforcement and recommended that Turkey improve its efforts to proactively detect, investigate and prosecute allegations of foreign bribery. The OECD Working Group also expressed concern regarding certain deficiencies in Turkey’s corporate liability legislation and enforcement against legal persons and made several recommendations to address these concerns. Changes in Turkish laws, regulations and practices might arise from these recommendations, which the Bank will monitor.

Compliance with Sanctions Laws

OFAC administers regulations that restrict the ability of U.S. persons to invest in, or otherwise engage in business with, SDNs, and similar rules have been put in place by other U.S. government agencies (including the State Department), the EU, the United Kingdom, the United Nations and Turkey. The Bank maintains policies and procedures designed to ensure that it complies with all such laws, regulations and orders (including those of OFAC and the FATF) regarding doing business with, maintaining accounts for, or handling transactions or monetary transfers for Sanction Targets.

Before opening an account for, or entering into any transaction with, a customer, the Bank ensures that such customer is not listed as a Sanction Target. In addition, the names of all customers and all incoming and outgoing transactions are continuously and automatically screened against the list of Sanction Targets. All daily transactions are further reviewed for compliance with sanction lists by the Bank or a third party screening company.

In particular, the Bank’s New York branch has procedures in place for reporting OFAC violations and conducts annual OFAC audits. Because the New York State Banking Department regulates the Bank’s New York branch, its compliance and reporting programs are examined annually by either New York State Banking Department or Federal Reserve Bank of New York examiners.

Accordingly, the Bank’s current policies restrict the Bank from engaging in any prohibited business investments and transactions with Sanction Targets, including Iran and Syria.

Credit Ratings

Each of the Bank’s credit ratings from Standard & Poor’s, Moody’s and Fitch as of the date of this Base Prospectus is set out below. Each of these rating agencies is established in the EU and is registered under Regulation (EU) No. 1060/2009, as amended. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, change or withdrawal at any time by the assigning rating agency. The date of the Bank’s rating is based upon the last applicable report of the applicable rating agency.

Standard & Poor’s (July 3, 2015)
Foreign Currency Counterparty Credit Ratings	BB+ / (Negative) / B
Foreign Currency Certificate of Deposit	BB+ / (Negative) / B
Bank Survivability Assessment	NR

Moody’s (October 30, 2015)
Long Term Foreign Currency Deposit Outlook:	Negative
Long Term Foreign Currency Deposit:	Baa3
Long Term Turkish Lira Deposit:	Baa3
Short Term Foreign Currency Deposit:	Prime-3
Short Term Turkish Lira Deposit:	Prime-3
BCA (Baseline Credit Assessment)	ba1
Senior Debt Rating	Baa3

Fitch (February 25, 2016)
Long term Foreign Currency IDR	BBB- (Stable)
Short Term Foreign Currency	F3
National Long Term Rating	AAA (tur) (Stable)
Support Rating	2
Long term Local Currency IDR	BBB (Stable)
Short term Local Currency	F3
Viability Rating	bbb-

New Auditors

In accordance with Turkish law, the Group is required to replace its independent auditor every seven years. As a result of this requirement, KPMG ceased to be the Group’s independent auditor with respect to accounting periods as of the end of 2013. At the Bank’s General Shareholders’ Meeting on March 28, 2014, PwC was selected as the Group’s auditing firm for the fiscal years 2014 through 2021.

RISK MANAGEMENT

General

The Bank’s management believes that assessment and control of risk is critical to the Group’s success. The Group closely identifies, measures, monitors and manages the risks arising from its operations. The principal risks inherent in its business are market risk (namely liquidity risk, interest rate risk and foreign exchange rate risk), credit risk, operational risk and counterparty credit risk. The Group monitors and manages the mismatch of maturities, the size and degree of interest rate and exchange rate exposure and its counterparty credit quality in order to minimize the effect of these risks on profitability. The Group’s current system of risk control and risk management, including the Group’s operational risk framework, operational risk policy, application principles and disaster recovery plan, has been in place since January 2004. The Group’s system of risk control and risk management is reviewed and modified as necessary and is integrated into the Group’s internal systems for planning, management and control.

The Group continues to maintain and further develop its risk management system, which has been established both to meet its internal risk management needs and to comply with its legal and regulatory requirements, including the Basel criteria and the BRSA’s regulations. Risk management personnel are also involved in the Group’s product development and design procedures in order to guide the development and design of new risk management products.

The Bank’s Board determines the Bank’s risk management policy. In this capacity, it approves general principles of risk control and risk management, the limits for all relevant risks and the procedures that apply in controlling and managing risk. The Bank’s Board created an Audit Committee to ensure that the Board’s risk management policies are duly carried out. The Audit Committee reports to the Board on the results of the Bank’s internal control, risk management and audit activities and advises the Board of any actions that need to be implemented by the Bank to control certain risks.

The Bank’s Risk Management department falls under the direct responsibility of the Audit Committee, which is responsible for internal audit, internal control and risk management, and is described below.

A summary of the Bank’s management of market, interest rate, liquidity, foreign exchange, credit and operational risks is set forth below. See note 4 (“Financial risk management”) to the Group’s 2015 BRSA Financial Statements for additional information on the management of these and other risks.

Risk Management Department

The Bank’s Risk Management department, which reports directly to the Audit Committee, was established in 2001 in order to fulfill the task of risk management. As a result of recent advancements in the area of risk management and increasing responsibilities of risk management officers, the Risk Management organization was expanded in November 2014 and divided into the Credit Risk and Operational Risk Management Department and the Market Risk Management Department. In addition, to better inform the Audit Committee about the steps taken by the Bank’s business departments to monitor, measure, analyze, control and report the transactions performed by the Head of Treasury and make sure that appropriate decisions with respect to risk management policy and procedures are taken, the Treasury Reporting and Middle Office Department that used to function under the Head of Treasury and Foreign Operations was allocated to the Head of Risk Management. Further, in order to develop the internal rating-based approach, the Bank established the Credit Risk Control Department and the Validation Department in 2015.

Policies regarding risk management are developed by obtaining the input of each of these sub-departments and consolidating them at the risk committee level. The Risk Management department formulates policies that are implemented upon the approval of the Board, which takes ultimate responsibility and accountability for risk management. The risk management unit of the internal auditing department monitors compliance with risk management policies and any issues that it identifies are presented to the Board as necessary.

For more information on the Audit Committee, see “Management - Board Committees - Audit Committee.”

Market Risk Management

Market risk is the risk resulting from changes in market prices, such as interest rates, equity prices, foreign exchange rates and credit spreads that may affect the Group’s assets, income or the value of its holdings of financial instruments. The objective of market risk management is to monitor and control market risk exposures within acceptable parameters, while optimizing the return on risk.

The Bank’s market risk policy guidelines lay out the authorization levels and responsibilities of the Bank’s relevant departments within the context of risk management. The Bank’s market risk sub-department establishes the Bank’s position limits and risk management models.

Market risk is calculated at month end and reported to the Bank’s management and the BRSA. Furthermore, historical and Monte Carlo simulation methods are used for Value at Risk (“VaR”) calculations. VaR is used to measure and control market risk exposure within the Bank’s trading portfolios. The VaR of a trading portfolio is the estimated loss that will arise on the portfolio over a specified period of time (holding period) from an adverse market movement with a specified probability (confidence level). The VaR model used by the Bank is based upon a 99% confidence level and assumes a 10 day holding period on the basis of the square-root-of-time rule. The historical time period used by the Bank in its VaR calculations is one year. Retrospective tests (backtesting) are performed each business day in order to check the reliability and performance of the model’s results. In addition, various scenario analyses and stress tests supporting the standard method and internal models are performed.

The Bank utilizes a VaR model, which uses the services of GANTEK Technologies (software development) and RISKACTIVE (consultancy and model development), that allows the Bank to assess risks associated with many complex instruments such as interest options (bond options, caps, caplets, etc.), vanilla-type options and first generation exotic derivatives. With these applications, the Bank can perform volatility analysis using moving average (MA), exponentially weighted moving average (EWMA) and generalized autoregressive conditional heteroskedastic (GARCH) models, advanced yield curve analysis, descriptive statistics analysis, correlation and covariance analysis and stress tests.

The VaR model is based upon historical simulations using internal models and the Monte Carlo simulation method, under which retroactive and stress tests are applied.

In order to manage risk, limits regarding market risk have been determined, and studies with respect to determining concentration limits on credit risk have been implemented, by the Bank. The Bank has been applying and monitoring cash and non-cash loan concentration limits for geographic regions, for industries and for floating and fixed rate loans since February 2006. The Bank’s average VaR of its trading portfolio for 2015 (based upon the highest and lowest daily values during such year) under the historical simulation was TL 10.3 million, as compared to TL 99.5 million in 2014.

Interest rate risk

Variable interest rates are calculated and monitored on each business day, both for internal purposes as well as for reporting to the BRSA. A sensitivity analysis with respect to interest rates is conducted on each business day using the new VaR model and results are reported to the Bank’s treasury department and senior management. The Bank’s treasury unit uses hedging instruments to guard against interest rate fluctuations. The Bank also gains some market risk protection from interest rate risk by holding floating rate bonds. The Bank adjusts the balance between floating and fixed rate bonds in accordance with market conditions.

The liquidity gap, duration, interest rate sensitivity and impacts on revenue and income of interest rate movements are analyzed in order to determine the interest rate risk that the Bank may be exposed to due to mismatches of maturities in the Bank’s capital structure. All analyses are reported to the Board, the Audit Committee and the Bank’s top management.

Liquidity risk

Liquidity risk is the risk of not having sufficient liquid assets to be able to meet payment obligations. The Bank’s approach to managing liquidity is to ensure as far as possible that it has sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation. The liquidity position is monitored each business day and liquidity stress testing is conducted on a regular basis assuming a variety of scenarios covering both normal and more severe market conditions.

In addition to compliance with the liquidity-related regulations of the Turkish regulatory authorities, the Bank’s liquidity risk management policy and liquidity risk contingency plan are approved by the Board.

Foreign exchange risk

Foreign exchange risk is the risk that the Bank may incur a loss from an adverse movement in foreign exchange rates. The following table sets out the Bank’s net long / (short) foreign currency positions as of the dates indicated:

	December 31,
	2013	2014	2015
Net foreign currency position (thousands of TL)	145,336	465,799	1,801,945
As a % of foreign currency liabilities	0.31%	0.81%	2.61%
As a % of shareholders’ equity	1.15%	3.15%	10.75%
As a % of foreign currency assets	0.30%	0.84%	2.59%

Credit Risk Management

Credit risk is defined as the probability of loss if a customer or counterparty fails to meet its financial obligations towards the Bank partially or completely. Credit risk is considered in depth, covering the counterparty risks arising from not only loans and debt securities but also from other transactions defined as loans in the Banking Law. A credit risk policy has been prepared and approved by the Board in order to establish a common risk culture throughout the Bank. The Bank’s credit risk policy is reviewed in compliance with regulatory requirements and is approved by the Bank’s Board of Management. The credit risk sub-department monitors the application of the approved procedures.

The outcome of the Bank’s loan portfolio analysis is submitted each month to the Board, the Audit Committee and the Bank’s top management. A report containing credit and other kinds of risk analysis is submitted to the Board on a quarterly basis. Specific reports may also be submitted, as required. The analysis is done considering various breakdowns, such as the following:

•                  distribution and concentration (by loan type, currency, maturity, sector, geographical region, borrower, holding, group),

•                  quality of loan portfolio (performing loans, loans under follow-up, loans in arrears, classification of outstanding loans by the rating system), and

•                  stress and specific scenario analysis.

To prevent concentrations, geographical, sectoral and retail limits have been established in the analysis of credit risk. These limits are revised regularly by the credit and risk management divisions. These internal limits are occasionally surpassed, typically as a result of movements in exchange rates that result in the Group’s foreign currency-denominated loans increasing in value on a Turkish Lira basis, in which event management determines whether any corrective steps are to be taken to reduce this exposure.

In May 2002, the Bank started to apply a rating system for its clients in the commercial segment (i.e., SME, commercial and corporate clients). Since March 2016, the Bank has been applying three different scoring systems: (a) the SME scorecard for SME clients, (b) the commercial scorecard for commercial clients and (c) the Financial Analysis Report (“FAR”) model for corporate clients. The SME scoring model was developed to increase the effectiveness, the accuracy and the speed of credit assessment of SME loans up to TL 750 thousand, for mortgage-collateralized facilities, and up to TL 3,000 thousand for facilities collateralized by cash and equivalents, either on-balance sheet or off-balance sheet. The model has been in use in all of the Bank’s branches since October 2008 and includes ten grades between AAA and D. The grading model incorporates both qualitative and quantitative inputs and is reviewed by the Commercial Rating Systems Department; however, the SME Loans Department periodically revises limits applicable for grading. Under the SME scoring model, companies with an annual turnover of less than TL 12.5 million are evaluated. The commercial scorecard includes five different modules, which evaluate clients based upon financial, non-financial and behavioral aspects. As a result of the evaluation, the commercial customers are provided a final rating by using a scale. In the FAR model, experts (financial analysts) use a credit risk-grading matrix to analyze clients in nine different aspects (both quantitative and qualitative) and determine a final rating from ten different rating grades. In these rating/scoring systems, factors relating to the transaction (such as the collateral and type of credit) are not considered as the systems only consider the creditworthiness of the debtor. Grades between one and five represent standard credits; grades of six, seven and eight represent closely-monitored credits and grades of nine and ten represent credits to be liquidated and considered as a loss. For new credit transactions, the Group only enters into such transactions if the assigned grade is at least five, unless other transaction elements are included, such as guarantees and collateral.

A project risk grading system has been developed to determine the risk levels associated with investment projects financed by the Bank. The system has been in place since 2003. Under the project risk grading system, projects are evaluated using a matrix of 12 criteria. The system assigns a grade of one to four to the risk, with one indicating a lower level of project risk and four indicating the highest. For new project financings, the Group only enters into such transactions if the assigned grade is at least a two.

The Group also analyses geographical credit risk in order to seek to avoid undue credit risk as a result of dealings with counterparties in countries experiencing economic difficulties. Partly as a result of this risk analysis, the Group has minimal direct or indirect exposure to counterparties located in certain economies experiencing such difficulties (e.g., Cyprus, Greece, Italy, Ireland, Portugal, Spain, North Africa and Russia).

With respect to retail loans (such as credit cards, overdrafts, general consumer loans, mortgages and other retail products), the Bank has a retail scoring system implemented in all branches since 2005. Individuals are served through the retail scoring model. The model includes an integrated appraisal tool that conducts necessary enquiries to the central risk system of credit cards and risk central in the Central Bank as well as the Bank’s customer database. This enables both the branches and alternative distribution channels (such as ATM, internet and mobile banking) to satisfy customer needs effectively. The Bank has developed a new scoring program, which (as of the date of this Base Prospectus) is planned to be implemented in all of the Bank’s branches in the short term. This new scoring model is also integrated with a decision matrix, which automatically produces the result of the different credit facility applications.

The CAR is calculated every month on a bank-only and consolidated basis and submitted to the Bank’s top management and the BRSA. In addition, CAR is monitored on each business day and presented to the Audit Committee and the Bank’s top management. Scenario analyses are performed on the impacts of possible economic changes and legal regulations on liquidity, credit and market risks and the capital adequacy ratio. These studies, which are presented for review by the Audit Committee, are part of the agenda of the Bank’s Assets and Liabilities Management Committee. Since January 2014, the Bank has conducted all CAR calculations in accordance with Basel III rules.

Since February 2015, the Bank has been implementing its Credit Risk Management Policy document, which was recently revised pursuant to the guidelines issued by the BRSA.

Operational Risk Management

Operational risk is the risk of incurring loss resulting from faults or deficiencies in the regular operations of a bank, including problems with systems, hardware, technology and communication infrastructures, national disasters, terrorist attacks or earthquakes, as well as with respect to personnel responsibilities for monitoring, controlling, reporting, taking action and being diligent.

The Bank’s operational risks are jointly overseen and managed by the Internal Audit, Internal Control and Risk Management departments under the supervision of the Board’s Audit Committee. The audit of operational risks is performed by the Internal Audit and Internal Control departments and the activities related with the evaluation and analysis of the data obtained and the establishment of the operational risk database are carried out by the Risk Management department. An “Operational Risk Management Policy Document” describing the main policies, principles and approaches of the Bank to operational risk management was updated on February 20, 2015. An “Operational Risk Framework” comprehensively describing the main operational risks that the Bank may be exposed to is part of the “Operational Risk Management Policy Document.”

The Bank maintains an operational loss database in order to quantify and monitor operational risks resulting in loss for the Bank from the various departments and areas of the Bank. The operational loss database includes risk types, business lines, risks classes, internal loss events, risks of information technologies and support services that are consistent with the applicable BRSA, Basel II and Basel III regulations. An operational risk analysis report is prepared on a yearly basis.

The operational risk reports are submitted to the Audit Committee, the Bank’s General Manager, senior management and the Internal Audit and Internal Control departments.

An analysis is made by the Risk Management department based upon data compilation and the outcome obtained from self-assessments of employees. Process-based reports are produced and presented for review by the Audit Committee. Once the Audit Committee renews these reports, the operational risk division follows the actions taken by such units to avoid potential risks on a semi-annual basis.

When the Bank’s senior management decides to develop new products and services, the Risk Management department is an essential part of the development process in order to mitigate potential risks and to comply with applicable regulations.

Capital requirements relating to operational risks are, per BRSA requirements, calculated according to the Basel II basic indicator approach for operational risk. Also, there are ongoing studies regarding the standardized measurement approach (SMA) for operational risk measurements in line with the BIS’ updates.

The Compliance department, which is established under the IT department of the Bank, is mainly responsible for Cobit Compliance of the Bank’s IT systems and procedures. The Information Security department is also responsible for IT-related risks and recovery plans. The Bank has recognized the need for its information technology systems to be better equipped to identify and report operational risks and the Bank is in the process of evaluating the scope of such needs and plans to update the system accordingly. The Bank has designed disaster recovery plans for use during a possible earthquake, fire or act of terrorism. These plans have been implemented and the relevant tests regarding the performance analysis took place during 2015.

MANAGEMENT

Board of Directors

Pursuant to the articles of association of the Bank, the Board of the Bank is responsible for the management of the Bank. The Board meets regularly and each of its members has a right to one vote and it is not permissible for members to vote by proxy on behalf of other members.

The articles provide for the Board to have nine members appointed for a term of three years and one of these members, the Bank’s General Manager, who is appointed by the Prime Minister, is an automatic member of the Board pursuant to the articles of association of the Bank and the Banking Law. One of the representatives of the Class A shareholders is appointed by the Prime Minister to represent the General Directorate of Foundations, while the remaining three representatives of the Class A shareholders, as well as the two representatives of the Class C shareholders and one representative of the Class B shareholders, are elected by the General Assembly of the Bank from among the candidates nominated by the majority of the respective group of shareholders. One director is to be elected by the General Assembly from among the candidates nominated by the shareholders; however, in nominating this candidate, the choices of the Class D shareholders are given priority. One member representing each of the Class A and Class C shareholders and the member nominated by the shareholders are required to be non-executive members of the Board.

The Turkish Commercial Code (Law No. 6102) allows the appointment of a legal entity as a member of the board of directors of a joint stock company. Under such rules, a legal entity on a board of directors would be represented by a natural person designated by it. Alternatively, natural persons can be members of the board. Notwithstanding this provision, the BRSA does not favor appointment of a legal entity as a board member of any joint stock company that it regulates, and thus members of the Board can (in practice) only be natural persons.

Members of the Board of Directors

The members of the Bank’s Board are appointed for a term of three years (other than the General Manager as his membership on the Board is derived from his position as General Manager). The business address of the members of the Board is Sultan Selim Mahallesi, Eski Büyükdere Caddesi, No: 59, Kaǧıthane, İstanbul, 34415, Turkey. The following are the Bank’s board members as of the date of this Base Prospectus:

Director	Year First Appointed	Current Term Expires
Ramazan Gündüz (Chairman)	2009	2018
Mehmet Emin Özcan (Deputy Chairman)	2013	2018
Halil Aydoğan (General Manager)	2012	2018
İsmail Alptekin	2009	2018
Dr. Adnan Ertem	2010	2018
Öztürk Oran	2014	2018
Dilek Yüksel	2016	2019
Sabahattin Birdal	2014	2018

Additional information on each of the directors is set forth below:

Ramazan Gündüz (Chairman)

Mr. Gündüz (born 1952) graduated from Adana İktisadi ve Ticari İlimler Akademisi in Business Administration. Mr. Gündüz began his career at the Bank in 1977 as an intern and has since served as an assistant auditor, auditor and manager at various levels, as Executive Vice President and as a member of the Board. Mr. Gündüz has also held the position of General Manager at two of the Bank’s subsidiaries, Vakıf Finansal Kiralama A.Ş. (Vakıf Leasing) and Vakıf Gayrimenkul Yatırım Ortaklığı A.Ş. (Vakıf Real Estate Investment Trust). Mr. Gündüz was elected as a member of the Board on April 6, 2009. Mr. Gündüz was elected as the Chairman of the Board at the Board’s meeting held on March 29, 2013.

Mehmet Emin Özcan (Deputy Chairman, Independent Board Member)

Mr. Özcan (born 1960) graduated from Ankara University, Department of Economics and Finance, Faculty of Political Sciences in 1982. He began his career as an Assistant Auditor at İşbank in 1983. Following this, he held various managerial positions at Albaraka Türk Katılım Bankası. Between March 2003 and April 2005, he served as an Executive Director of the Board at Halkbank. During the same period, Mr. Özcan was a representative of Halkbank to the IIF (Institute of International Finance) and a Board member of Demir-Halk Bank/Nederlands, Halk Yatırım Menkul Değerler and Halk Finansal Kiralama. Between April 2005 and May 2010, he was a member of the board of directors of Ziraat; he also served as Chairman and member of the Board of Directors at various Ziraat subsidiaries. Between May 2010 and March 2013, he held the position of Vice Chairman of the board of directors at Halkbank. He was appointed as a member of the Bank’s Board and elected as Deputy Chairman on March 29, 2013. He is also a member of the Bank’s Audit Committee and Credit Committee.

Halil Aydoğan (General Manager)

Mr. Aydoğan (born 1950) graduated from İstanbul University Department of Business Administration and Finance, Faculty of Economics in 1976. He joined the Bank in 1977 and has worked in various departments and positions. Between 1996 and 1999, Mr. Aydoğan worked as Executive Vice President of the Bank and in 1999 and 2000 as General Manager of Vakıf Financial Leasing. Mr. Aydoğan was elected as a member of Parliament twice during its 22nd and 23rd legislative terms. Mr. Aydoğan served as the Bank’s Chairman between January 2012 and March 2013 and was appointed as the Bank’s General Manager on March 29, 2013.

İsmail Alptekin

Mr. Alptekin (born 1944) graduated from the Faculty of Law at İstanbul University in 1968. Mr. Alptekin began his career as a self-employed lawyer and later worked as an attorney at Türkiye Zirai Donatım Kurumu (Agricultural Equipment Agency of Turkey) and as an auditor at the Scientific and Technological Research Council of Turkey (TÜBİTAK). He previously served as a member of the Board for two terms (from 1975 to 1978 and from 1996 to 1997), as a Council Member of Ankara Metropolitan Municipality, as a member of Parliament, both as a representative for Bolu and Ankara, and as the Deputy Speaker of the Parliament. Mr. Alptekin was elected a member of the Board on April 3, 2009. He is also a member of the Bank’s Corporate Governance Committee and a substitute member of the Credit Committee.

Adnan Ertem

Dr. Ertem (born 1964) graduated from the Department of Public Administration, Faculty of Political Sciences at İstanbul University in 1987, and got his Ph.D. in sociology in 1997. After joining GDF as an assistant auditor in 1988, he was promoted to chief auditor in 1991 and head chief auditor in 2002. Dr. Ertem was deputized by the İstanbul Regional Director of Foundations from 2002 until 2007. After serving as the Deputy Undersecretary of Turkey’s Prime Ministry from 2007 until 2010, Dr. Ertem was appointed as the General Director of GDF in October 2010. On October 27, 2010, Dr. Ertem was elected a member of the Board. He also serves as a member of the Remuneration Committee.

Öztürk Oran (Independent Board Member)

Mr. Oran (born 1956) graduated from Erzurum Kazım Karabekir Training Institute’s Department of Turkish Language and Literature. He also has a degree in Banking and Trade Law Research Institute and İstanbul University Faculty of Management Accounting Institute. Mr. Oran began his career in the Bank as an officer in 1974 and completed Foreign Trade, English, Accounting and Bank Management training at The Banks Association of Turkey’s Training Center while working for the Bank. He has more than 28 years of banking experience, 12 years with the Bank and 16 years in various departments and levels at Faisal Finance Participation Bank. Since 2003, Mr. Oran has been a partner in certain pharmaceutical companies and (as of the date of this Base Prospectus) serves as the chairman of the board of these companies. In addition to being a board member and parliament member in the İstanbul Chamber of Commerce, he has roles in various civil society organizations such as the World Trade Center, the Orphans Association and the Orphans Foundation. Mr. Oran was appointed as a board member of the Bank at an extraordinary general assembly meeting, held in April 2014. He also serves as a member of the Corporate Governance Committee and the Remuneration Committee

Dilek Yüksel

Mrs. Yüksel (born 1977) graduated from Gazi University’s Department of Economics of the Faculty of Economics and Administrative Sciences. Mrs. Yüksel also obtained a banking and economy education from the Banking and Corporate Law Research Institute (Banka ve Ticaret Hukuku Araştırma Enstitüsü). She served as the Manager of the Press and Public Relations Department of Samsun Atakum Municipality and the Chief of Mamak Municipality’s Cultural Center (Mamak Kültür Merkezi). She was elected as a member of Parliament for the 23rd and 24th legislative terms from Tokat province. In the 23rd legislative term, she was a member of the Committee on State Economic Enterprises. Mrs. Yüksel also served both as a member and the spokesperson of the Committee on National Defense and a member of the Committee on Equal Opportunity for Woman and Man, the head of the sub-committee on Enhancement of Women’s Employment in Every Field and Suggestions for Solutions in the 24th legislative term of Parliament. She also served as a secretary member of the Presidency Council of the Parliament for its 24th legislation term. She was appointed as a board member during the ordinary general assembly meeting held on March 29, 2016. She is also a member of the Remuneration Committee and a substitute member of the Credit Committee.

Sabahattin Birdal (Independent Board Member)

Mr. Birdal (born 1952) graduated from İstanbul University, Faculty of Economics. Having served as a branch manager at the Bank, he worked in various positions at other financial institutions. Returning to the Bank in 2008, he was a member of the Board from 2008 until 2010, when he was appointed as a board member at Halkbank. In March 2014, Mr. Birdal was elected as a member of the Board. He is also a member of the Bank’s Audit Committee.

Executive Management

The Bank’s General Manager is supported by the Bank’s Executive Vice Presidents, who have responsibilities for different departments within the Bank. The Executive Vice Presidents as of the date of this Base Prospectus are:

Executive	Responsibility	Date of Joining the Group
Hasan Ecesoy	Treasury, International Banking and Investor Relations, Coordinator of International Branches	2010
Dr. Metin Recep Zafer	Accounting and Financial Affairs, Banking Operations, Consumer Relations Coordinator, Treasury and Foreign Operations	2006
Mehmet Emin Karaaǧaҫ	Loans Follow-up & Non-Performing Loans, Legal Services	2012
Muhammet Lütfü Çelebi	Corporate & Commercial Banking, SME Banking, Cash Management Affairs, Bancassurance	1995
Serdar Satoğlu	Private Banking, Subsidiaries	1995
Ali Engin Eroğlu	Application Development, System Management, IT Operations and Support, IT Services Planning, IT Process Management and Compliance, Project Management, Information Security	2010
Osman Demren	Corporate & Commercial Loans, Retail & SME Loans, Appraisal & Financial Analysis	1996
Mustafa Saydam	Human Resources, Support Services, Distribution Channels, Retail Banking, Payment Systems, Payment System Operations	1993

In addition, the Chief Legal Counsel, Corporate Communication Department, Private Secretariat, Board of Directors Affairs, Strategy Development Department and Economic Research Department report directly to the General Manager.

Additional information on each of these Executive Vice Presidents is set forth below:

Hasan Ecesoy

Dr. Ecesoy (born 1971) worked as a specialist, manager, chairman and general manager for Sümerbank A.Ş., Bayındırbank A.Ş., Anadolubank A.Ş., and Halk Yatırım Menkul Değerler A.Ş after joining Ziraat in October 1993. He was appointed an Executive Vice President of the Bank on May 28, 2010. He graduated from the Department of Electronics Engineering, Faculty of Engineering at Uludağ University. Dr. Ecesoy holds a graduate degree in Business Administration, Institute of Social Sciences from İstanbul Technical University and a Ph.D. in Economics, Institute of Social Sciences from Marmara University and is fluent in English in addition to his native Turkish.

Metin Recep Zafer

Dr. Zafer (born 1970) joined the Bank on June 13, 2006 as Executive Vice President after having served in various capacities at several banks, most recently as Manager of the Department of Financial Management at Ziraat. A graduate of Marmara University, Faculty of Economics and Administrative Sciences, Department of Economics, he holds a Ph.D. in banking and insurance from Marmara University. Dr. Zafer is fluent in English in addition to his native Turkish.

Mehmet Emin Karaaǧaç

Mr. Karaagaç (born 1963) graduated from İstanbul University, Faculty of Law. He began his career at Işbank as a Lawyer in 1989, acting as a Consultant Lawyer from 1994 to 2002, an Assistant Legal Adviser from 2002 to 2010 and Regional Legal Adviser from 2010 to 2012. He joined the Bank as the Chief Legal Adviser as of January 2012. In November 2013, he was appointed as an Executive Vice President.

Muhammet Lütfü Çelebi

Mr. Çelebi (born 1969) graduated from İstanbul University, Faculty of Economics and Administrative Sciences, Economy Department. He joined the Bank in 1995 as an Assistant Auditor and served as an Auditor from 1998 to 2001. Subsequently, he worked as an Assistant Manager and a Manager in various of the Bank’s branches and departments and also served as a Senior Vice President in the Retail Banking Department. In October 2013, he was appointed as an Executive Vice President.

Serdar Satoğlu

Dr. Satoğlu (born 1972) joined the Bank in 1995 as an assistant auditor. Dr. Satoğlu served as the chairman of the Board of Internal Auditors, as the general manager of Vakıf Yatırım Menkul Değerler A.Ş. and as a board member for İMKB Takas ve Saklama Bankası A.Ş. (ISE Settlement and Custody Bank) before his appointment as an Executive Vice President of the Bank on June 17, 2010. A graduate of the Department of Public Finance, Faculty of Political Sciences at Ankara University, Dr. Satoğlu has a post-graduate degree in Capital Markets and Stock Exchange from Marmara University and a Ph.D. in Banking from Marmara University, Institute of Banking and Insurance.

Ali Engin Eroğlu

Mr. Eroğlu (born 1970) has held various positions as a software engineer, project manager, manager and Executive Vice President at various companies since 1996. Mr. Eroğlu was appointed as the Bank’s Executive Vice President on July 29, 2010. He holds a degree in Computer Engineering from the Faculty of Engineering at Boğaziçi University and a post-graduate degree in Computer Engineering at Gebze Institute of Technology. Mr. Eroğlu is fluent in English in addition to his native Turkish.

Osman Demren

Mr. Demren (born 1970) graduated from Dokuz Eylül University, Faculty of Economics and Administrative Sciences. Before joining the Bank as an internal auditor in 1996, he worked for the Ministry of Finance as an account auditor. He served as a branch manager at several branches of the Bank and was the Regional Manager of the İstanbul 1 Region before his appointment as an Executive Vice President in March 2011.

Mustafa Saydam

Mr. Saydam (born 1966) graduated from Gazi University, Faculty of Economics and Administrative Sciences, Department of Business Administration. He began his career at the Bank as an Assistant Auditor in 1993, acted as an Auditor between 1996 and 1999 and then served as an Assistant Manager and Manager in various branches and departments of the Bank. He also served as a Senior Vice President responsible for Human Resources from 2005 to 2010 and Head of the Internal Audit Department from 2010 to 2013. Mr. Saydam was appointed as an Executive Vice President in October 2013.

Board Committees

The Bank has a number of committees comprising various members of the Board. These committees consider risk and credit matters and include the Asset and Liability Management Committee, the Audit Committee, the Credit Committee and the Corporate Governance Committee, the Corporate Governance Committee, the Rumuneration Committee and the Sustainability Committee. Certain information relating to these committees and their members is set out below.

Asset and Liability Management Committee

The Asset and Liability Management Committee is chaired by the General Manager of the Bank and is comprised of the Executive Vice Presidents, the Manager of Economic Research and the Head of Risk Management.

Audit Committee

The Board has established the Audit Committee to oversee identified categories of risk in the Bank’s operations and portfolio. The Audit Committee reports to the Board on the results of the Bank’s internal control, risk management and audit activities and advises the Board of any actions that need to be implemented by the Bank to control certain risks. See “Risk Management” for further information.

The Audit Committee is comprised of two members of the Board who do not have any executive functions. At least one of the members of the Audit Committee must be independent. The Audit Committee was set up to assist the Board in the performance of its audit and supervision functions and is responsible for:

•                 monitoring the effectiveness and adequacy of the Bank’s internal control, risk management and internal audit systems, the operation of these systems and accounting and reporting systems in accordance with applicable regulations and the integrity of resulting information,

•                  ensuring that the internal audit functions of entities that are subject to consolidation are performed in a consolidated and coordinated manner, including monitoring their compliance with internal control regulations and internal policies and procedures approved by the Board,

•                  performing the preliminary studies required for the election of independent audit firms and regularly monitoring their activities, evaluating outsourcing service companies and monitoring the services provided, and

•                  confirming that the financial reports of the Bank and the Group are accurate, contain all necessary information and are prepared in accordance with applicable legislation (including to ensure that errors and irregularities are resolved).

Credit Committee

In accordance with the Banking Law, the Board has delegated a certain amount of its loan approval authority to the Bank’s Credit Committee, which is comprised of two full and two alternate members of the Board. The Credit Committee holds meetings twice a month to review loan proposals sent by the branches to the head office but that exceed the head office’s loan limit (TL 15 million). The Credit Committee reviews these loan proposals, decides on those that are within its approval limits and submits those that exceed its authorized limits to the full Board for further review.

Corporate Governance Committee

The Bank’s Board has established the Corporate Governance Committee to monitor compliance with the Bank’s corporate governance principles and practices, to investigate the reasons for, and assess the negative impact of, non-

compliance with such principles and to recommend corrective actions. The Corporate Governance Committee must be chaired by an independent board member.

Remuneration Committee

The Bank’s Remuneration Committee was established by the Board per its resolution of January 26, 2012. The establishment of this committee was required by the Regulation on Banks’ Corporate Governance Principles issued in the Official Gazette No. 26333 dated November 1, 2006 (as amended).

Sustainability Committee

The Bank’s Sustainability Committee was established by the Board per its resolution of June 11, 2015 in order to manage all sustainability activities of the Bank, make the necessary revisions to ensure constant improvement and take necessary decisions. The Sustainability Committee must be chaired by a member of the Board.

Service Contracts

The Group does not have any directors’ service contracts providing for benefits upon termination of employment.

Compensation

The Group aims to provide compensation that allows it to attract and retain individuals with the skills necessary to manage successfully and grow its business. The Group’s compensation policy seeks to provide total compensation that is competitive with other banks similar to it in terms of size and complexity of operations. The Group’s policy is to link a significant portion of its senior executives’ compensation to the performance of the business through incentive plans. Therefore, in structuring remuneration packages, the Group aims to link potential rewards to the performance of the business, as well as to the performance of the individual.

Remuneration of the Board is determined and approved by the General Assembly of the Bank. The Board decides the remuneration of the Bank’s General Manager and other senior executives. During 2015, the total remuneration paid to the members of the Board (including deferred or contingent compensation accrued for the year but excluding payments for acting as an executive) amounted to TL 1,817,695 and to the members of the Audit Commission amounted to TL 321,896 and total compensation paid to the senior management (including Executive Vice Presidents and senior executives who are also members of the Board) amounted to TL 8,298,727. No loans have been made to the directors or senior executives of the Bank since January 1, 2008. There are no pensions, retirement or similar benefits provided by the Group for the members of the Board.

Share Ownership

As of the date of this Base Prospectus, none of the members of the Board or the executives identified in “Executive Management” above, or any senior executives of any of the Bank’s subsidiaries, directly or indirectly owns more than 0.1% of the Bank’s share capital.

Conflicts of Interest

Except as described below, there are no actual or potential conflicts of interest between the duties to the Bank of any of the members of the Board and the executive management and their respective private interests or other duties.

As noted in “Board of Directors” above, each member of the Board (except for the General Manager and one member representing the GDF as a Class A shareholder) is appointed from among the candidates nominated by shareholders of one or all of the four classes of shares in the Bank. The interests of the shareholders holding shares in classes A, B and C (and thus the director(s) representing those share classes) are potentially in conflict with the interests of the Bank as further described below.

The Class A and Class B shareholders primarily represent the interests of the GDF, the Bank’s controlling shareholder. The GDF reports directly to the Turkish Prime Ministry (see “Ownership”). The interests of the Turkish government and/or the GDF potentially conflict with the interests of the Bank across a range of potential issues (e.g., the regulation of Turkish banks). In circumstances where the Board is required to make a decision in relation to a matter where the interests of the Bank and the Turkish government and/or GDF are not aligned, then, as a result of their respective responsibilities to the share classes that they represent, the Class A directors (Messrs. Ertem, Oran and Alptekin) and the Class B director (Mr. Aksaç) might vote for the Bank to take an action that is in the interests of the Turkish government and/or the GDF but that might not be considered to be in the interests of the Bank.

In addition to the duty owed by Dr. Ertem to the Class A shareholders by virtue of his representation of that share class on the Board (as described above), because he is the General Manager of the GDF Dr. Ertem also owes a duty of loyalty to the GDF as his employer. Dr. Ertem’s duty of loyalty to his employer could potentially result in conflicts with his ability to take decisions in the interests of the Bank in relation to matters where the interests of the Bank and the GDF were not aligned. In certain such circumstances, such as direct transactions between the Bank and the GDF, the existence of such a conflict might require Dr. Ertem to recuse himself from related Board deliberations and decisions.

The Class C shares are primarily held by the Vakıfbank Pension Fund. The Vakıfbank Pension Fund represents the interests of its members and its interests thus may not align with those of the Bank (e.g., regarding matters relating to the Bank’s employees). In circumstances where the Class C directors (Messrs. Gündüz and Birdal) are required to make a decision in relation to a matter where the interests of the Bank and the Vakıfbank Pension Fund are not aligned, the Class C directors might vote for the Bank to take an action that is in the interests of the Vakıfbank Pension Fund but that might not be considered to be in the interests of the Bank.

The Class D shares of the Bank are represented by Mr. Özcan. The holders of the Bank’s free-floating Class D shares owned, in the aggregate, 25.21% of the outstanding shares of the Bank as of December 31, 2015. None of the Class D shareholders owned more than 5% of the outstanding shares of the Bank as of such date.

Address

The Bank’s registered office is Sultan Selim Mahallesi, Eski Büyükdere Caddesi, No: 59, Kağıthane, İstanbul, 34415, Turkey. Its telephone number is +90-212-398-1515.  Its registration number is 776444.

OWNERSHIP

As of December 31, 2015, the share capital of the Bank was TL 2.5 billion consisting of 2,500,000,000 shares, each share having a nominal value of TL 1.00. As of the same date, the shares were distributed as follows:

Shareholders	Class of Shares	Share	Amount (TL thousands)	Number of Persons
Foundations managed by the GDF	A	43.00%	1,075,058	1
Non-affiliated foundations managed by the GDF	B	15.45%	386,225	1
Other non-affiliated foundations	B	0.12%	3,092	264
Affiliated foundations	B	0.06%	1,448	197
Vakıfbank Pension Fund	C	16.10%	402,553	1
Individuals and legal entities	C	0.06%	1,533	427
Free float	D	25.21%	630,091	—
Total		100.00%	2,500,000	891

There are four classes of shares: A, B, C and D. Other than as described in the following paragraph, all shares have equal voting rights in the General Assembly, which is the ultimate governing body of the Bank. The ordinary General Assembly meetings take place in the first quarter of each year. All shareholders are invited to this meeting. Should there be a need for an extraordinary meeting (for example, to approve a capital increase), such meeting is announced publicly at least three weeks in advance.

As noted in “Management - Board of Directors” above, Class A shareholders appoint four board members (one of which is appointed by the Prime Minister), Class B shareholders appoint one board member, Class C shareholders appoint two board members and one board member is appointed by the General Assembly from among the candidates nominated by the shareholders; however, in nominating this candidate, the choices of the Class D shareholders are given priority.

Main Shareholders

General Directorate of Foundations (i.e., the GDF)

The GDF manages foundations owning 58.45% of the shares in the Bank (43.0% in the form of Class A shares and 15.45% in the form of Class B shares) as of December 31, 2015. The GDF was established in 1924 to administer and regulate existing and future Turkish charitable foundations as a state entity directly reporting to the Prime Minister. The GDF has a separate legal entity and has its own budget. The GDF was given the authority to establish a bank for the purpose of managing the foundations’ revenues and expenses. As of the date of this Base Prospectus, the Class A shares owned by these foundations can only be sold by a resolution of the Council of Ministers.

The GDF is subject to New Foundations Law No. 5737, which is the legislative basis of the institution. As of the date of this Base Prospectus, the Deputy Prime Minister is primarily responsible for the GDF. The Parliament of Foundations, which is composed of 15 members, including the general manager and three assistant general managers of the GDF, acts as the board of the GDF. The General Manager of the GDF, Dr. Adnan Ertem, has been a member of the Bank’s Board since 2010.

Non-Affiliated Foundations

The non-affiliated foundations holding Class B shares are independent foundations with separate boards of trustees and, as of December 31, 2015, holds Class B shares constituting approximately 0.12% of the Bank’s shares. Like the Class A shares, the Class B shares can only be sold by a resolution of the Council of Ministers.

Türkiye Vakıflar Bankası T.A.O. Memur ve Hizmetlileri Emekli ve Sağlık Yardım Sandığı (i.e., the Vakıfbank Pension Fund)

The Vakıfbank Pension Fund had a 16.10% stake in the Bank’s capital as a Class C shareholder as of December 31, 2015. The Bank’s employees contribute to the Vakıfbank Pension Fund, which is distinct from the mandatory social security coverage provided by the Social Insurance Institution (Sosyal Sigortalar Kurumu). It is mandatory for all of the Bank’s Turkish employees to become members of the Vakıfbank Pension Fund. As of the date of this Base Prospectus, the Class C shares may be assigned by the Vakıfbank Pension Fund but any such assignment may require a change to the fund’s organic documents.

Other Shareholders

The other shareholders consist of individual or legal entities who, as of December 31, 2015, together owned approximately 0.06% of the Bank’s equity as Class C shareholders, and publicly-traded shares as of such date accounted for 25.21% of the Bank’s equity as Class D shares.

Potential Transfer to the Turkish Treasury of the GDF’s Shares in the Bank

The Bill regarding the Vakıfbank Law proposed amendments to the Vakıfbank Law that would enable the transfer to the Turkish Treasury of the shares in the Bank owned by foundations that are managed and represented by the GDF. Governmental announcements relating to this process noted that the transfer is motivated by the goal of providing the GDF with a larger and more predictable cash flow to support the charitable and other goals of the foundations that it represents. According to the Bill regarding the Vakıfbank Law, the GDF’s position in relation to the Bank’s shares does not meet this objective due to the banking industry’s current practice and regulatory incentives to retain earnings rather than pay significant dividends. Additionally, the Bill regarding the Vakıfbank Law would have allowed the VakıfBank Pension Fund (which holds Class C shares), certain foundations holding Class B shares and individuals and legal entities holding Class C shares to request (via submission of an application to the Bank within 120 days after the publication of the relevant law) that their shares be acquired by the Turkish Treasury.

The Bill regarding the Vakıfbank Law also sought to align the laws applicable to the Bank with those governing other state-controlled banks (i.e., Ziraat and Halkbank) and proposed to amend the Vakıfbank Law’s article regarding formation of the Board. Accordingly, the Bill regarding the Vakıfbank Law provided that the Board should consist of nine members, each of whom would be appointed by the General Assembly. The Bill regarding the Vakıfbank Law would have abolished the Prime Minister’s right to appoint the Bank’s Chief Executive Officer, which right would no longer be necessary given that the Turkish Treasury would control a majority of the Bank’s shares. Under Turkish law, bills that have not been enacted during the current term of Parliament become ineffective. As the term of the applicable Parliament ended without enactment of the Bill regarding the Vakıfbank Law, it ceased to be effective; however, the new government or members of Parliament might repropose the Bill regarding the Vakıfbank Law (or a similar law). If the above-described proposals are renewed and adopted, then the Turkish Treasury would become the controlling party of the Bank, enabling it to nominate and vote directly for the members of the Bank’s Board, who would then appoint the Bank’s Chief Executive Officer in accordance with the Banking Law.

The Bill regarding the Vakıfbank Law also provided that, for so long as the government’s share of the Bank’s stock does not fall below 50%, the Bank would be exempt from any stamp taxes that arise from lawsuits filed or proceedings initiated by the Bank for the purpose of its collection on NPLs and other receivables.

As noted above, the Bill regarding the Vakıfbank Law ceased to be effective; however, the new government or members of Parliament might repropose the Bill regarding the Vakıfbank Law (or a similar law). If it is so reproposed, the Bill regarding the Vakıfbank Law (or a similar law) would be subject to the political process and further amendment or addition and might not be adopted for some time (if at all).

RELATED PARTY TRANSACTIONS

Under BRSA regulations, related parties include entities or individuals that are directors, shareholders, affiliates of or entities under the common management or control of the Group, but does not include Turkish state-controlled entities.

The Group paid donations to social responsibility facilities and foundations, including the GDF, totaling TL 966.7 thousand, TL 416.9 thousand and TL 932.4 thousand in 2013, 2014 and 2015, respectively, each according to management data. In 2013, the Bank donated TL 711.5 thousand to the Foundation for the Training and Protection of Mentally Handicapped Children (Zihinsel Yetersiz Ҫocukları Yetiştirme ve Koruma Vakfı) and TL 217.7 thousand for the purpose of providing educational scholarships. In 2014, the Bank donated TL 208.1 thousand for the purpose of providing educational scholarships. In 2015, the Bank donated TL 475.0 thousand to the Turkish Foundation for Combating Soil Erosion for Reforestation and the Protection of Natural Habitats (TEMA — Türkiye Erozyonla Mücadele, Ağaçlandırma ve Doğal Varlıkları Koruma Vakfı) and TL 457.1 thousand for the purpose of providing educational scholarships.

In addition, the Group has made certain cash advances and commitments in favor of certain of its affiliates and shareholders. Such cash advances amounted as of December 31, 2015 to less than 0.1% (less than 0.1% as of each of December 31, 2014 and 2013) of total cash loans advanced by the Group. Total commitments and contingencies entered into in favor of affiliates and shareholders of the Bank amounted to TL 855,757 thousand, or 1.3% of the Group’s total commitments and contingencies, as of December 31, 2015, compared to TL 680,460 thousand (1.2%) as of December 31, 2014 and TL 711,315 thousand (0.8%) as of December 31, 2013.

As noted in “The Group and its Business — Operations — Retail Banking — Deposits,” the Group receives significant deposits from state-controlled entities.

The Group enters into these related-party transactions (including transactions with Turkish state-controlled entities) in the ordinary course of its business and on an arm’s length basis and will continue to do so in the future. While none of these individual transactions are material, the transactions involving the grant of commitments and contingencies represent in the aggregate a material exposure to related parties.

In addition, the Group in the ordinary course of its business enters into commercial real estate transactions with the Vakıfbank Private Pension Fund and Vakıf Gayrimenkul Yatırım Ortaklığı A.Ş. such as the sale or lease of real property, and the Vakıfbank Pension Fund keeps interest-bearing deposits and/or securities with the Bank. These transactions are entered into on an arm’s length basis.

THE TURKISH BANKING SECTOR

The following information relating to the Turkish banking sector has been provided for background purposes only. The information has been extracted from third-party sources that the Bank’s management believes to be reliable but the Bank has not independently verified such information. See “Responsibility Statement.”

Structural Changes in the Turkish Banking System

The Turkish financial sector has gone through major structural changes as a result of the financial liberalization program that started in the early 1980s. The abolition of directed credit policies, liberalization of deposit and credit interest rates and liberal exchange rate policies as well as the adoption of international best standard banking regulations have accelerated the structural transformation of the Turkish banking sector. Since the 1980s, the Turkish banking sector has experienced a significant expansion and development in the number of banks, employment in the sector, diversification of services and technological infrastructure. The significant volatility in the Turkish currency and foreign exchange markets experienced in 1994, 1998 and 2001, combined with the short foreign exchange positions held by many Turkish banks at those times, affected the profitability and liquidity of certain Turkish banks. In 2001, this resulted in the collapse of several institutions. The banking sector also experienced a sharp reduction in shareholders’ equity in 2001, with the capital for 22 private sector banks declining to US$4,916 million at the end of 2001 from US$8,056 million for 28 banks at the end of 2000, according to the Banks Association of Turkey.

The Turkish money markets and foreign exchange markets have stabilized since 2001, in large part due to regulatory reform and other governmental actions (including a three-part audit undertaken in 2001 and 2002, after which all private commercial banks were either found to be in compliance with the 8% minimum capital requirement, transferred to the SDIF or asked to increase their capital level). The transparency of the system has improved along with the establishment of an independent supervisory and regulatory framework and new disclosure requirements. Structural changes undertaken have strengthened the banking sector and resulted in a more level playing field among banks. Certain advantages for state banks were diminished while the efficiency of the system increased in general as a result of consolidation. According to the SDIF’s official data, since 1994, a total of 25 private banks have been transferred to the SDIF due to, among other things, weakened financial stability and liquidity.

In August 2004, in an attempt to reduce the regulatory costs inherent in the Turkish banking sector, the government reduced the rate of the Resource Utilization Support Fund (“RUSF”) applicable on short-term foreign currency commercial loans lent by banks domiciled in Turkey to zero; however, the 3% RUSF charge for some types of loans provided by banks outside of Turkey with an average repayment term of less than one year remains valid. In addition, effective from January 2, 2013, RUSF rates for cross-border foreign exchange borrowings extended by financial institutions outside of Turkey with an average maturity of between one to two years increased from 0% to 1%, and those with an average maturity of between two to three years increased from 0% to 0.5%, while those with an average maturity of three years or more remained at 0%. The government also increased the RUSF charged on interest of foreign currency-denominated retail loans from 10% to 15% in order to curb domestic demand fueled by credit, which was in turn perceived to be adversely affecting Turkey’s current account balance. The Council of Ministers set the RUSF charged on consumer credits to be utilized by real persons (for non-commercial utilization) at 15% with its decision numbered 2010/974, which was published in the Official Gazette dated October 28, 2010 and numbered 27743.

The Turkish Banking Sector

The Turkish banking industry has undergone significant consolidation over the past decade with the total number of banks (including deposit-taking banks, investment banks and development banks) declining from 81 in 1999 to 45 on December 31, 2008, which stayed at that level until February 2011 when Fortis Bank A.Ş. merged with Türk Ekonomi Bankası A.Ş. Since 2012, Odea Bank A.Ş., Bank of Tokyo-Mitsubishi UFJ Ltd., Intesa Sanpaolo S.p.A. and Rabobank A.Ş. started operations in Turkey. In October 2012, Standard Chartered Bank purchased Credit Agricole Yatırım Bankası Türk Anonim Şirketi. In May 2015 and February 2016, the BRSA granted permission to Ziraat Katılım Bankası A.Ş. (“Ziraat Katılım”) and Vakıf Katılım Bankası A.Ş. (“Vakıf Katılım”), respectively, for each to start their operations as a participation bank.

A number of banks have been transferred to the SDIF and eventually removed from the banking system through mergers or liquidations. The table below shows the evolution of the number of banks in the Turkish banking sector as of the end of each indicated year.

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Number of banks	46	46	45	45	45	44	45	45	47	47

Source: Banks Association of Turkey (www.tbb.org.tr)

Note: Total number of banks includes deposit-taking banks, investment banks and development banks, but excludes participation banks (Islamic banks).

As of December 31, 2015, 47 banks were operating in Turkey (excluding participation banks). Thirty-four of these were deposit-taking banks (including the Bank) and the remaining banks were investment and development banks (five participation banks, which conduct their business under different legislation in accordance with Islamic banking principles, are not included in this analysis). Among the deposit-taking banks, three banks were state-controlled banks, nine were private domestic banks, 21 were private foreign banks and one was under the administration of the SDIF. On February 3, 2015, the SDIF took over management of Asya Katılım Bankası A.Ş. (“Bank Asya”), a private participation bank. The BRSA announced that this action was taken due to Bank Asya’s violation of a provision of the Banking Law that requires banks to have a transparent and open shareholding and organizational structure that does not obstruct the efficient auditing of the banks by the BRSA. On May 29, 2015, the BRSA announced that shareholding rights (except dividends), management and audit of Bank Asya is to be transferred to the SDIF for partial or full transfer, sale or merger of the bank pursuant to Article 71 of the Banking Law; provided that any loss shall be deducted from the shares of the existing shareholders. As indicated above, upon the BRSA’s permission granted to Ziraat Katılım and Vakıf Katılım in May 2015 and February 2016, respectively, for each to operate as a participation bank, the number of participation banks operating in Turkey increased to six.

The Banking Law permits deposit-taking banks to engage in all fields of financial activities, including deposit collection, corporate and consumer lending, foreign exchange transactions, capital market activities and securities trading. Typically, major commercial banks have nationwide branch networks and provide a full range of banking services, while smaller commercial banks focus on wholesale banking. The main objectives of development and investment banks are to provide medium-and long-term funding for investment in different sectors.

Deposit-taking Turkish banks’ total balance sheets have grown at a compound average growth rate (“CAGR”) of 18.3% from December 31, 2006 to December 31, 2015, driven by loan book expansion and customer deposits growth, which increased by a CAGR of 23.4% and 16.5%, respectively, during the same period according to the BRSA. Despite strong growth of net loans and customer deposits since 2006, the Turkish banking sector remains significantly under-penetrated compared with banking penetration in the eurozone. Loans/GDP and deposits/GDP ratios of the Turkish banking sector were 68.5% and 60.0%, respectively, as of December 31, 2015 according to BRSA data, whereas 19 countries in the eurozone’s banking sector had average loan and deposit penetration ratios of 165.76% and 163.55%, respectively, as of the same date based upon data from the ECB.

Competition

The Turkish banking industry is highly competitive and relatively concentrated with the top 10 deposit-taking banks accounting for 89.2% of total assets of the banking sector as of December 31, 2015 according to the BRSA. Among the top 10 Turkish banks, there are three state-controlled banks — Ziraat, Halkbank and the Bank, which were ranked first, sixth and seventh, respectively, in terms of total assets as of December 31, 2015 according to the bank-only financials published in the Public Disclosure Platform (www.kap.gov.tr). These three state-controlled banks accounted for 32.5% of deposit-taking Turkish banks’ performing loans and 45.3% of customer deposits as of such date according to the BRSA. The top four privately-owned domestic banks as of such date were İşbank, Garanti, Akbank and Yapı Kredi Bank, which in total accounted for approximately 46.6% of deposit-taking Turkish banks’ performing loans and approximately 45.3% of customer deposits as of such date according to the BRSA. The remaining banks in the top 10 deposit-taking banks in Turkey as of such date included three mid-sized banks, namely Finansbank A.Ş., Türk Ekonomi Bankası and Denizbank A.Ş., which were controlled by National Bank of Greece (“NBG”), BNP Paribas and Sberbank, respectively, as of December 31, 2015; however, NBG entered into an agreement with QNB in December 2015 regarding the sale of its entire stake in Finansbank. Such share transfer was approved by the BRSA on April 7, 2016; however, it remains subject to the approval of other regulatory authorities as of the date of this Base Prospectus.

TURKISH REGULATORY ENVIRONMENT

Regulatory Institutions

Turkish banks and branches of foreign banks in Turkey are primarily governed by two regulatory authorities in Turkey, the BRSA and the Central Bank.

The Role of the BRSA

In June 1999, the Banks Act No. 4389 (which has been replaced by the Banking Law) established the BRSA. The BRSA supervises the application of banking legislation, monitors the banking system and is responsible for ensuring that banks observe banking legislation.

Articles 82 and 93 of the Banking Law state that the BRSA, having the status of a public legal entity with administrative and financial autonomy, is established in order to ensure application of the Banking Law and other relevant acts, to ensure that savings are protected and to carry out other activities as necessary by issuing regulations within the limits of the authority granted to it by the Banking Law. The BRSA is obliged and authorized to take and implement any decisions and measures in order to prevent any transaction or action that could jeopardize the rights of depositors and the regular and secure operation of banks and/or could lead to substantial damages to the national economy, as well as to ensure efficient functioning of the credit system.

The BRSA has responsibility for all banks operating in Turkey, including foreign banks and participation banks. The BRSA sets various mandatory ratios such as reserve levels, capital adequacy and liquidity ratios. In addition, all banks must provide the BRSA, on a regular and timely basis, information adequate to permit off-site analysis by the BRSA of such bank’s financial performance, including balance sheets, profit and loss accounts, board of directors’ reports and auditors’ reports. Under current practice, such reporting is required on a daily, weekly, monthly, quarterly and semi-annual basis, depending upon the nature of the information to be reported.

The BRSA conducts both on-site and off-site audits and supervises implementation of the provisions of the Banking Law and other legislation, examination of all banking operations and analysis of the relationship and balance between assets, receivables, equity capital, liabilities, profit and loss accounts and all other factors affecting a bank’s financial structure.

Pursuant to the Regulation on the Internal Systems and Internal Capital Adequacy Assessment Process of Banks, as issued by the BRSA and published in the Official Gazette dated July 11, 2014 and numbered 29057 (the “Internal Systems Regulation”), banks are obligated to establish, manage and develop (for themselves and all affiliates they consolidate) internal audit, internal control and risk management systems commensurate with the scope and structure of their activities, in compliance with the provisions of such regulation. Pursuant to such regulation, the internal audit and risk management systems are required to be vested in a department of the bank that has the necessary independence to accomplish its purpose and such department must report to the bank’s board of directors. To achieve this, according to the regulation, the internal control personnel cannot also be appointed to work in a role conflicting with their internal control duties. The Internal Systems Regulation also requires banks to internally calculate the amount of capital required to cover the risks to which they are or may be exposed on a consolidated basis and with a forward-looking perspective, taking into account the bank’s near- and medium-term business and strategic plans. This process, referred to as the “Internal Capital Adequacy Assessment Process,” should be designed according to the bank’s needs and risk attitude and should constitute an integral part of the decision-making process and corporate culture of the bank. In this context, each bank is required to prepare an internal capital adequacy assessment process report (the “ICAAP Report”) representing the bank’s own assessment of its capital requirements. The first ICAAP Report covering the activities of the Bank in 2013 was required to be submitted to the BRSA by the end of September 2014. Subsequent filings of the ICAAP Report are required to be made by the end of March each year.

The Role of the Central Bank

The Central Bank was founded in 1930 and performs the traditional functions of a central bank, including the issuance of bank notes, implementation of the government’s fiscal and monetary policies, maintenance of price stability and continuity, regulation of the money supply, management of official gold and foreign exchange reserves, monitoring of the financial system and advising the government on financial matters. The Central Bank exercises its powers independently of the government. The Central Bank is empowered to determine the inflation target together with the government, and to adopt a monetary policy in compliance with such target. The Central Bank is the only authorized and responsible institution for the implementation of such monetary policy.

The Central Bank has responsibility for all banks operating in Turkey, including foreign banks. The Central Bank sets mandatory reserve levels. In addition, each bank must provide the Central Bank, on a current basis, information adequate to permit off-site evaluation of its financial performance, including balance sheets, profit and loss accounts, board of directors’ reports and auditors’ reports. Under current practice, such reporting is required on a daily, weekly, monthly, quarterly and semi-annual basis depending upon the nature of the information to be reported.

Turkish Banks Association

The Turkish Banks Association is an organization that provides limited supervision of and coordination among banks (excluding the participation banks) operating in Turkey. All banks (excluding the participation banks) in Turkey are obligated to become members of this association. As the representative body of the banking sector, the association aims to examine, protect and promote its members’ professional interests; however, despite its supervisory and disciplinary functions, it does not possess any powers to regulate banking.

Shareholdings

The direct or indirect acquisition by a person of shares that represent 10% or more of the share capital of any bank or the direct or indirect acquisition or disposition of such shares by a person if the total number of shares held by such person increases above or falls below 10%, 20%, 33% or 50% of the share capital of a bank, requires the permission of the Banking Regulation and Supervision Board (the “BRSB”) in order to preserve full voting and other shareholders’ rights associated with such shares. In addition, irrespective of the thresholds above, an assignment and transfer of privileged shares with the right to nominate a member to the board of directors or audit committee (or the issuance of new shares with such privileges) is also subject to the authorization of the BRSB. In the absence of such authorization, a holder of such thresholds of shares cannot be registered in the share register, which effectively deprives such shareholder of the ability to participate in shareholder meetings or to exercise voting or other shareholders’ rights with respect to the shares but not of the right to collect dividends declared on such shares. Additionally, the acquisition or transfer of any shares of a legal entity that owns 10% or more of the capital of a bank is subject to BRSB approval if such transfer results in the total number of such legal entity’s shares directly or indirectly held by a shareholder increasing above or falling below 10%, 20%, 33% or 50% of the share capital of such legal entity. The BRSB’s permission might be given on the condition that the person who acquires the shares possesses the qualifications required for a founder of a bank. In a case in which such shares of a bank are transferred without the permission of the BRSB, the voting and other shareholder rights of the legal person stemming from these shares, other than dividends, shall be exercised by the SDIF.

The board of directors of a bank is responsible for taking necessary measures to ascertain that shareholders attending a general assembly have obtained the applicable authorizations from the BRSB. If the BRSA determines that a shareholder has exercised voting or other shareholders’ rights (other than the right to collect dividends) without due authorization as described in the preceding paragraph, then it is authorized to direct the board of directors of a bank to start the procedure to cancel such applicable general assembly resolutions (including by way of taking any necessary precautions concerning such banks within its authority under the Banking Law if such procedure has not been started yet). If the shares are obtained on the stock exchange, then the BRSA may also impose administrative fines on shareholders who exercise their rights or acquire or transfer shares as described in the preceding paragraph without authorization by the BRSB. In the case that the procedure to cancel such general assembly resolutions is not yet started, or such transfer of shares is not deemed appropriate by the BRSA even though the procedure to cancel such general assembly resolutions is started, then, upon the notification of the BRSA, the SDIF has the authority to exercise such voting and other shareholders’ rights (other than the right to collect dividends and priority rights) attributable to such shareholder.

Lending Limits

The Banking Law sets out certain lending limits for banks and other financial institutions designed to protect those institutions from excessive exposure to any one counterparty (or group of related counterparties). In particular:

•                                          Credits extended to a natural person, a legal entity or a risk group (as defined under Article 49 of the Banking Law) in the amounts of 10% or more of a bank’s shareholders’ equity are classified as large credits and the total of such credits cannot be more than eight times the bank’s shareholders’ equity. In this context, “credits” include cash credits and non-cash credits such as letters of guarantee, counter-guarantees, sureties, avals, endorsements and acceptances extended by a bank, bonds and similar capital market instruments purchased by it, loans (whether deposits or other), receivables arising from the future sales of assets, overdue cash credits, accrued but not collected interest, amounts of non-cash credits converted into cash and futures and options and other similar contracts, partnership interests, shareholding interests and transactions recognized as loans by the BRSA. Avals, guarantees and sureties accepted from, a real person or legal entity in a risk group for the guarantee of loans extended to that risk group are not taken into account in calculating loan limits.

•                                          The Banking Law restricts the total financial exposure (including extension of credits, issuance of guarantees, etc.) that a bank may have to any one customer or a risk group directly or indirectly to 25% of its equity capital. In calculating such limit, a credit extended to a partnership is deemed to be extended to the partners in proportion to their liabilities. A risk group is defined as an individual, his or her spouse and children and partnerships in which any one of such persons is a member of a board of directors or general manager, as well as partnerships that are directly or indirectly controlled by any one of such persons, either individually or jointly with third parties, or in which any one of such persons participate with unlimited liability. Furthermore, a bank, its shareholders holding 10% or more of the bank’s voting rights or the right to nominate board members, its board members, its general manager and partnerships directly or indirectly, individually or jointly, controlled by any of these persons or a partnership in which these persons participate with unlimited liability or in which these persons act as a member of the board of directors or general managers constitute a risk group, for which the lending limits are reduced to 20% of a bank’s equity capital, subject to the BRSB’s discretion to increase such lending limits up to 25% or to lower it to the legal limit. Real and legal persons having surety, guarantee or similar relationships where the insolvency of one is likely to lead to the insolvency of the other are included in the applicable risk groups.

•                                          Loans extended to a bank’s shareholders (irrespective of whether they are controlling shareholders or they own qualified shares) registered with the share ledger of the bank holding more than 1% of the share capital of the bank and their risk groups may not exceed 50% of the bank’s capital equity.

Non-cash loans, futures and option contracts and other similar contracts, avals, guarantees and suretyships, transactions carried out with credit institutions and other financial institutions, transactions carried out with the central governments, central banks and banks of the countries accredited with the BRSA, as well as bills, bonds and similar capital market instruments issued or guaranteed to be paid by them, and transactions carried out pursuant to such guarantees are taken into account for the purpose of calculation of loan limits within the framework of principles and ratios set by the BRSA.

The BRSA determines the permissible ratio of non-cash loans, futures and options, other similar transactions, avals, acceptances, guarantees and sureties, and bills of exchange, bonds and other similar capital markets instruments issued or guaranteed by, and credit and other financial instruments and other contracts entered into with, governments, central banks and banks of the countries accredited with the BRSA for the purpose of calculation of loan limits.

Pursuant to Article 55 of the Banking Law, the following transactions are exempt from the above-mentioned lending limits:

(a) transactions backed by cash, cash-like instruments and accounts and precious metals,

(b) transactions carried out with the Turkish Treasury, the Central Bank, the Privatization Administration and the Housing Development Administration of Turkey, as well as transactions carried out against bonds, bills and other securities issued by or payment of which is guaranteed by these institutions,

(c) transactions carried out in money markets established by the Central Bank or pursuant to special laws,

(d) in the event a new loan is extended to the same person or to the same risk group (but excluding checks and credit cards), any increase due to the volatility of exchange rates, taking into consideration the current exchange rate of the loans made available earlier in foreign currency (or exchange rate), at the date when the new loan was extended; as well as interest accrued on overdue loans, dividends and other elements,

(e) equity participations acquired due to any capital increases at no cost and any increase in the value of equity participations not requiring any fund outflow,

(f) transactions carried out among banks on the basis set out by the BRSA,

(g) equity participations acquired through underwriting commitments in public offerings; provided that such participations are disposed of in a manner and at a time determined by the BRSA,

(h) transactions that are taken into account as deductibles in calculation of own funds, and

(i) other transactions to be determined by the BRSA.

Loan Loss Reserves

Pursuant to Article 53 of the Banking Law, banks must formulate, implement and regularly review policies regarding compensation for losses that have arisen or are likely to arise in connection with loans and other receivables and to reserve an adequate level of provisions against impairment in the value of other assets, for qualification and classification of assets, receipt of guarantees and securities and measurement of their value and reliability. In addition, such policies must address issues such as monitoring loans, follow-up procedures and the repayment of overdue loans. Banks must also establish and operate systems to perform these functions. All special provisions set aside for loans and other receivables in accordance with this article are considered as expenditures deductible from the corporate tax base in the year in which they are set aside.

Procedures relating to loan loss reserves for non-performing loans are set out in Article 53 of the Banking Law and in regulations issued by the BRSA. Pursuant to the Regulation on Procedures and Principles for Determination of Qualifications of Loans and Other Receivables by Banks and Provisions to be Set Aside published in the Official Gazette No. 26333 on November 1, 2006 and amended from time to time thereafter (the “Regulation on Provisions and Classification of Loans and Receivables”), banks are required to classify their loans and receivables into one of the following groups:

(a) Group I: Loans of a Standard Nature and Other Receivables: This group involves loans and other receivables:

(i) that have been disbursed to financially creditworthy natural persons and legal entities,

(ii) the principal and interest payments of which have been structured according to the solvency and cash flow of the debtor,

(iii) the reimbursement of which has been made within specified periods, for which no reimbursement problems are expected in the future and that can be fully collected, and

(iv) for which no weakening of the creditworthiness of the applicable debtor has been found.

The terms of a bank’s loans and receivables monitored in this group may be modified if such loans and receivables continue to have the conditions envisaged for this group; however, in the event that such modification is related to the extension of the initial payment plan under the loan or receivable, a general loan provision of not less than five times the sum of 1% of the total cash loan portfolio (except for: (a) loans provided to finance: (i) transit trade, (ii) sales and deliveries that are deemed to be exports and (iii) services and activities in return for foreign currency-denominated consideration, for which the general loan loss reserve is calculated at five times 0%, and (b) SME loans, for which the general loan loss reserve is calculated at five times 0.5% is required to be set aside, and such modifications are required to be disclosed in the financial reports (which are also made publicly available). This ratio is required to be at least 2.5 times the Consumer Loans Provisions (as defined below) for amended consumer loan agreements (other than housing and auto loans). The modified loan or receivable may not be subject to this additional general loan provision if such loan or receivable has low risk, is extended with a short-term loan and the interest payments thereof are made in a timely manner; provided that the principal amount of such loan or receivable must be repaid within a year, at the latest, if the term of the loan or receivable is renewed without causing any additional cost to a bank.

(b) Group II: Loans and Other Receivables Under Close Monitoring: This group involves loans and other receivables:

(i) that have been disbursed to financially creditworthy natural persons and legal entities and where the principal and interest payments of which there is no problem at present, but that need to be monitored closely due to reasons such as negative changes in the solvency or cash flow of the debtor, probable materialization of the latter or significant financial risk carried by the person utilizing the loan,

(ii) whose principal and interest payments according to the conditions of the loan agreement are not likely to be repaid according to the terms of the loan agreement and where the persistence of such problems might result in partial or full non-reimbursement risk,

(iii) that are very likely to be repaid but the principal and interest due dates are delayed for more than 30 days for justifiable reasons but not falling within the scope of “Loans and other Receivables with Limited Recovery” set forth under Group III below, or

(iv) although the credit standing of the debtor has not weakened, there is a high likelihood of weakening due to the debtor’s irregular and unmanageable cash flow.

If a loan customer has multiple loans and any of these loans is classified in Group II and others are classified in Group I, then all of such customer’s loans are required to be classified in Group II. The terms of a bank’s loans and receivables monitored in this group may be modified if such loans and receivables continue to have the conditions envisaged for this group; however, in the event that such modification is related to the extension of the initial payment plan under the loan or receivable, a general loan provision of not less than 2.5 times the sum of 2% of the total cash loan portfolio is required to be set aside and such modifications are required to be disclosed in the financial reports (which are also made publicly available). This ratio is required to be at least 1.25 times the Consumer Loans Provisions for amended consumer loan agreements (other than housing and auto loans). The modified loan or receivable may not be subject to this additional general loan provision if such loan or receivable has low risk, is extended with a short term and the interest payments thereof are made in a timely manner; provided that the principal amount of such loan or receivable must be repaid within a year, at the latest, if the term of the loan or receivable is renewed without causing any additional cost to a bank.

(c) Group III: Loans and Other Receivables with Limited Recovery: This group involves loans and other receivables:

(i) with limited collectability due to the resources of, or the securities furnished by, the debtor being found insufficient to meet the debt on the due date, and in case the problems observed are not eliminated, they are likely to cause loss,

(ii) the credit standing of whose debtor has weakened and where the loan is deemed to have weakened,

(iii) collection of whose principal and interest or both has been delayed for more than 90 days but not more than 180 days from the due date, or

(iv) in connection with which the bank is of the opinion that collection by the bank of the principal or interest of the loan or both will be delayed for more than 90 days from the due date owing to reasons such as the debtor’s difficulties in financing working capital or in creating additional liquidity.

(d) Group IV: Loans and Other Receivables with Suspicious Recovery: This group involves loans and other receivables:

(i) that seem unlikely to be repaid or liquidated under existing conditions,

(ii) in connection with which there is a strong likelihood that the bank will not be able to collect the full loan amount that has become due or payable under the terms stated in the loan agreement,

(iii) whose debtor’s creditworthiness is deemed to have significantly weakened but which are not considered as an actual loss due to such factors as a merger, the possibility of finding new financing or a capital increase, or

(iv) there is a delay of more than 180 days but not more than one year from the due date in the collection of the principal or interest or both.

(e) Group V: Loans and Other Receivables Having the Nature of Loss: This group involves loans and other receivables:

(i) that are deemed to be uncollectible,

(ii) collection of whose principal or interest or both has been delayed by one year or more from the due date, or

(iii) for which, although sharing the characteristics stated in Groups III and IV, the bank is of the opinion that they have become weakened and that the debtor has lost creditworthiness due to the strong possibility that it will not be possible to fully collect the amounts that have become due and payable within a period of over one year.

Pursuant to Article 53 of the Banking Law, banks must calculate the losses that have arisen, or are likely to arise, in connection with loans and other receivables. Such calculations must be regularly reviewed. Banks must also reserve adequate provisions against depreciation or impairment of other assets, qualify and classify assets, receive guarantees and security and measure the reliability and the value of such guarantees and security. In addition, banks must monitor loans under review and monitor the repayment of overdue loans and establish and operate systems to perform these functions. All provisions set aside for loans and other receivables in accordance with this article are considered expenditures deductible from the corporate tax base in the year they are set aside.

Pursuant to the Regulation on Provisions and Classification of Loans and Receivables, banks are required to reserve adequate provisions for loans and other receivables until the end of the month in which the payment of such loans and receivables has been delayed. This regulation also requires Turkish banks to provide a general reserve calculated at 1% of the total cash loan portfolio plus 0.2% of the total non-cash loan portfolio (i.e., letters of guarantee, avals and their sureties and other non-cash loans) (except for: (a) loans provided to finance: (i) transit trade, (ii) sales and deliveries that are deemed to be exports and (iii) services and activities in return for foreign currency-denominated consideration, for which the general loan loss reserve is calculated at 0, and (b) cash and non-cash SME loans, for which the general loan loss reserve is calculated at 0.5% and 0.1%, respectively) for standard loans defined in Group I above; and a general reserve calculated at 2.0% of the total cash loan portfolio plus 0.4% of the total non-cash loan portfolio (i.e., letters of guarantee, avals and their sureties and other non-cash loans) for closely-monitored loans defined in Group II above.

Pursuant to the Regulation on Provisions and Classification of Loans and Receivables, at least 40% of the general reserve amount calculated according to the above mentioned ratios had to be reserved by December 31, 2012, at least 60% had to be reserved by December 31, 2013, at least 80% had to be reserved by December 31, 2014 and 100% had to be reserved by December 31, 2015.

Banks with consumer loan ratios greater than 25% of their total loans and banks with non-performing consumer loan (classified as non-performing loans (excluding housing loans)) ratios greater than 8% of their total consumer loans (excluding housing loans) (pursuant to the unconsolidated financial data prepared as of the general reserve calculation period) are required to set aside a 4% general provision for outstanding (but not yet due) consumer loans (excluding housing loans) under Group I, an 8% general provision for outstanding (but not yet due) consumer loans (excluding housing loans) under Group II (the “Consumer Loans Provisions”) and a 10% general provision for both Group I and Group II consumer loans (excluding housing and auto loans), the loan conditions of which are amended in order to extend the first payment schedule; however, according to a draft regulation that the BRSA has drafted to amend the Regulation on Provisions and Classification of Loans and Receivables, the consumer loan provision rates are proposed to be returned to the previous levels of 1% for Group I loans and 2% for Group II loans.

If the sum of the letters of guarantee, acceptance credits, letters of credit undertakings, endorsements, purchase guarantees in security issuances, factoring guarantees or other guarantees and sureties and pre-financing loans without letters of guarantee of a bank is higher than ten times its equity calculated pursuant to banking regulations, a 0.3% general provision ratio is required to be applied by such bank for all of its standard non-cash loans. Notwithstanding the above ratio and by taking into consideration the standard capital adequacy ratio, the BRSA may apply the same ratio or a higher ratio as the general reserve requirement ratio.

Turkish banks are also required to set aside general provisions for the amounts monitored under the accounts of “Receivables from Derivative Financial Instruments” on the basis of the sums to be computed by multiplying them by the rates of conversion into credit indicated in Article 12 of the “Regulation on Loan Transactions of Banks” (published in the Official Gazette No. 26333 on November 1, 2006) by applying the general provision rate applicable for cash loans. In addition to the general provisions, specific provisions must be set aside for the loans and receivables in Groups III, IV and V at least in the amounts of 20%, 50% and 100%, respectively. An amount equal to 25% of the specific provisions set forth in the preceding sentence is required to be set aside for each check slip of customers who have loans under Groups III, IV and V, which checks were delivered by the Bank at least five years previously; however, if a bank sets aside specific provisions at a rate of 100% for non-performing loans, then it does not need to set aside specific provisions for check slips that were delivered by such bank at least two years previously; provided that a registered letter has been sent to the relevant customer requiring it to return the check slips to the bank in no later than 15 days.

Pursuant to these regulations, all loans and receivables in Groups III, IV and V above, irrespective of whether any interest or other similar obligations of the debtor are applicable on the principal or whether the loans or receivables have been refinanced, are defined as “non-performing loans.” If several loans have been extended to a loan customer by the same bank and if any of these loans is considered as a non-performing loan, then all outstanding risks of such loan customer are classified in the same group as the non-performing loans even if such loans would not otherwise fall under the same group as such non-performing loans.  If a non-performing loan is repaid in full, then the other loans of the loan customer may be re-classified into the applicable group as if there were no related non-performing loan.

Pursuant to the Regulation on Provisions and Classification of Loans and Receivables, the BRSA is entitled to increase these provision rates taking into account the sector and country risk status of the borrower.

Banks must also monitor the following types of security based upon their classification:

Category I Collateral: (a) cash, deposits, profit sharing funds and gold deposit accounts that are secured by pledge or assignment agreements, promissory notes, debenture bonds and similar securities issued directly or guaranteed by the Central Bank, the Treasury, the Housing Development Administration of Turkey or the Privatization Administration and funds gained from repo transactions over similar securities and B-type investment profit sharing funds, member firm receivables arising out of credit cards and gold reserved within the applicable bank, (b) transactions executed with the Treasury, the Central Bank, the Housing Development Administration of Turkey or the Privatization Administration and transactions made against promissory notes, debenture bonds, lease certificates and similar securities issued directly or guaranteed by such institutions, (c) securities issued directly or guaranteed by the central governments or central banks of countries that are members of the Organization for Economic Co-operation and Development (the “OECD”), (d) guarantees and sureties given by banks operating in OECD member states, (e) securities issued directly or guaranteed by the European Central Bank, (f) sureties, letters of guarantee, avals and acceptance and endorsement of non-cash loans issued by banks operating in Turkey in compliance with their maximum lending limits and (g) bonds, debentures and covered bonds issued, or lease certificates the underlying assets of which are originated, by banks operating in Turkey.

Category II Collateral: (a) precious metals other than gold, (b) shares quoted on a stock exchange and A-type investment profit sharing funds, (c) asset-backed securities and private sector bonds except ones issued by the borrower, (d) credit derivatives providing protection against credit risk, (e) the assignment or pledge of accrued entitlements of real and legal persons from public agencies, (f) liquid securities, negotiable instruments representing commodities, other types of commodities and movables pledged at market value, (g) mortgages on real property registered with the land registry and mortgages on real property built on allocated real estate, provided that their appraised value is sufficient, (h) export documents based upon marine bill of lading or transport bills, or insured within the scope of an exportation loan insurance policy, (i) bills of exchange stemming from actual trading relations, which are received from natural persons and legal entities, (j) insurance policies for trade receivables and (k) Credit Guarantee Fund (Kredi Garanti Fonu) guarantees not benefitting from Treasury support.

Category III Collateral: (a) commercial enterprise pledges, (b) other export documents, (c) auto pledges, (d) mortgages on aircraft or ships, (e) sureties from real or legal persons whose creditworthiness is higher than the debtor itself and (f) promissory notes of real and legal persons.

Category IV Collateral: any other security not otherwise included in Category I, II or III.

Assets owned by banks and leased to third parties under financial lease agreements must also be classified in accordance with the above-mentioned categories.

When calculating the special provision requirements for non-performing loans, the value of collateral received from an applicable borrower is deducted from such borrower’s loans and receivables in Groups III, IV and V above in the following proportions in order to determine the amount of the required reserves:

Category	Discount Rate
Category I collateral	100%
Category II collateral	75%
Category III collateral	50%
Category IV collateral	25%

In case the value of the collateral exceeds the amount of the NPL, the above-mentioned rates of consideration are applied only to the portion of the collateral that is equal to the amount of the NPL.

According to Article 11 of the Regulation on Provisions and Classification of Loans and Receivables, in the event of a borrower’s failure to repay loans or any other receivables due to a temporary lack of liquidity that the borrower is facing, a bank is allowed to refinance the borrower with additional funding in order to strengthen the borrower’s liquidity position or to structure a new repayment plan. Despite such refinancing or new repayment plan, such loans and other receivables are required to be monitored in their current loan groups (whether Group III, IV or V) for at least the next six-month period and, within such period, provisions continue to be set aside at the special provision rates applicable to the group in which they are included. After the lapse of such six-month period, if total collections reach at least 15% of the total receivables for restructured loans, then the remaining receivables are reclassified to the “Renewed/Restructured Loans Account.” The bank may refinance the borrower for a second time if the borrower fails to repay the refinanced loan; provided that at least 20% of the principal and other receivables are collected on a yearly basis.

In addition to the general provisioning rules, the BRSA has from time to time enacted provisional rules relating to exposures to debtors in certain industries or countries.

The BRSA has also published a draft regulation that (if adopted without changes) would replace the Regulation on Provisions and Classification of Loans and Receivables as of January 1, 2017. This proposed regulation would require banks to adopt IFRS 9 principles (unless an exemption is granted by the BRSA) related to the assessment of credit risk by the end of 2017 and to set aside general provisions in line with such principles. If an exemption is granted by the BRSA, the banks would be allowed to set aside general provisions as stipulated under the proposed regulation. According to the proposed regulation, the general provisions for Group I loans (Standard loans) would be 1.5% and those for Group II loans (Loans Under Close Monitoring) would be 3.0% starting from 2018.

Capital Adequacy

Article 45 of the Banking Law defines “Capital Adequacy” as having adequate equity against losses that could arise from the risks encountered. Pursuant to the same article, banks must calculate, achieve, maintain and report their capital adequacy ratio, which, within the framework of the BRSA’s regulations, cannot be less than 8%.

The BRSA is authorized to increase the minimum capital adequacy ratio and the minimum consolidated capital adequacy ratio, to set different ratios for each bank and to revise the calculation and notification periods, but must consider each bank’s internal systems as well as its asset and financial structures. Both the minimum total capital adequacy ratio and the minimum consolidated capital adequacy ratio for the Group as required by the BRSA is (as of the date of this Base Prospectus) 8%. In addition, as a prudential requirement, the BRSA requires a target capital adequacy ratio that is 4% higher than the legal capital ratio of 8%.

In order to implement the rules of the report entitled “A Global Regulatory Framework for More Resilient Banks and Banking Systems” published by the Basel Committee on Banking Supervision (the “Basel Committee”) in December 2010 and revised in June 2011 (i.e., Basel III) into Turkish law, the 2013 Equity Regulation and amendments to the 2012 Capital Adequacy Regulation were published in the Official Gazette dated September 5, 2013 and numbered 28756 and entered into force on January 1, 2014. The 2013 Equity Regulation defines capital of a bank as the sum of: (a) principal capital (i.e., Tier 1 capital), which is composed of core capital and additional principal capital (i.e., additional Tier 1 capital) and (b) supplementary capital (i.e., Tier 2 capital) minus capital deductions. Pursuant to the 2012 Capital Adequacy Regulation (as so amended): (i) both the minimum core capital adequacy ratio and the minimum consolidated core capital adequacy ratio are 4.5% and (ii) both the minimum Tier 1 capital adequacy ratio and the minimum consolidated Tier 1 capital ratio are 6.0%.

The BRSA published several new regulations and communiqués or amendments to its existing regulations and communiqués (as published in the Official Gazette dated October 23, 2015 No. 29511 and January 20, 2016 No. 29599) in accordance with the Basel Committee’s RCAP, which is conducted by the BIS and reviews Turkey’s compliance with Basel regulations. These amendments, which entered into force on March 31, 2016, include revisions to the 2013 Equity Regulation and the 2015 Capital Adequacy Regulation.

The 2015 Capital Adequacy Regulation, which entered into force on March 31, 2016 in replacement of the 2012 Capital Adequacy Regulation, sustains the capital adequacy ratios introduced by the former regulation, but changes the risk weights of certain items. According to such regulation, only Turkish Lira-denominated claims against the Central Bank continue to be subject to a preferential treatment of a 0% risk weight, whereas the risk weights of foreign currency-denominated claims against the Central Bank in the form of required reserves were increased from 0% to 50%. These changes had (as of March 31, 2016) a negative impact on the Bank’s capital adequacy ratio.

On the other hand, the 2015 Capital Adequacy Regulation lowered the risk weights of certain assets, including reducing: (a) the risk weights of residential mortgage loans from 50% to 35% and (b) the risk weights of consumer loans qualifying as retail loans (perakende alacaklar) (excluding residential mortgage loans and credit cards) and installment payments of credit cards from a range of 100% to 250% (depending on their outstanding tenor) to 75% (irrespective of their tenor); provided that such receivables are not reclassified as non-performing loans (donuk alacaklar). These changes had (as of March 31, 2016) a positive impact on the Bank’s capital adequacy ratio.

Additionally, the BRSA has drafted a regulation that proposes amendments to the Regulation on Provisions and Classification of Loans and Receivables, which amendments would reduce the general provisions that are to be set aside by banks for consumer loans to the levels that were in place before they were increased by the BRSA to try to limit the growth of Turkish banks and the Turkish economy. Based upon the BRSA’s draft regulatons, the Bank’s management expects that such amendments will enter into force within 2016, which would encourage additional lending by Turkish banks. Currently, the Regulation on Provisions and Classification of Loans and Receivables provides that banks with consumer loans exceeding 25% of their total loan portfolio are required to set aside 4% general provisions for Group I loans and 8% general provisions for Group II loans, which amendments propose to return to 1% for Group I loans and 2% for Group II loans. These amendments (if implemented) are expected to have a positive impact on the Bank’s capital adequacy ratio.

Amendments to the 2013 Equity Regulation introduced certain limitations to the items that are included in the capital calculations of banks that have issued additional Tier 1 and Tier 2 instruments prior to January 1, 2014. While the Group does not have any additional Tier 1 instruments, according to these amendments, Tier 2 instruments that were issued (among others): (a) between September 12, 2010 and January 1, 2013 (so long as they satisfied the New Tier 2 Conditions other than the condition stated in sub-clause (i) of the New Tier 2 Conditions (i.e., the condition regarding the loss absorption due to the cancellation of a bank’s license or transfer of the bank’s management to the SDIF pursuant to Article 71 of the Banking Law)) will be included in Tier 2 calculations after being reduced by 20% for the period between January 1, 2014 and December 31, 2014 and by 10% for each subsequent year (the calculations being made based upon the total amount of the debt instruments as of January 1, 2013) and (b) after January 1, 2013 will be included in Tier 2 calculations only if they satisfy all of the New Tier 2 Conditions. As a result of the Issuer having outstanding Tier 2 debt falling within these categories, these changes had (as of March 31, 2016) a negative impact on the Issuer’s capital adequacy ratio.

In 2013, the BRSA published the Regulation on the Capital Conservation and Countercyclical Capital Buffer, which entered into force on January 1, 2014 and provides additional core capital requirements both on a consolidated and bank-only basis. Pursuant to this regulation, the additional core capital requirements are to be calculated by the multiplication of the amount of risk-weighted assets by the sum of a capital conservation buffer ratio and bank-specific countercyclical buffer ratio. In this context, the BRSA published: (a) its decision dated December 18, 2015 No. 6602 regarding the procedures for and principles on calculation, application and announcement of a countercyclical capital buffer and (b) its decision dated December 24, 2015 No. 6619 regarding the determination of such countercyclical capital buffer. Pursuant to these decisions, the countercyclical capital buffer for Turkish banks’ exposures in Turkey was initially set at 0% of a bank’s risk-weighted assets in Turkey (effective as of January 1, 2016); however, such ratio might fluctuate between 0% and 2.5% as announced from time to time by the BRSA. While deciding on the countercyclical capital buffer, the BRSA will rely upon the credit-to-GDP gap as a common reference point in line with the guidance of the BIS. Any increase to the countercyclical capital buffer ratio is to be effective one year after the relevant public announcement, whereas any reduction is to be effective as of the date of the relevant public announcement.

In 2013, the BRSA also published the Regulation on the Measurement and Evaluation of Leverage Levels of Banks, which entered into force on January 1, 2014 (with the exception of certain provisions that entered into effect on January 1, 2015) and seeks to constrain leverage in the banking system and ensure maintenance of adequate equity on a consolidated and bank-only basis against leverage risks. Lastly, the Regulation on Liquidity Coverage Ratios seeks to ensure that a bank maintains an adequate level of unencumbered, high-quality liquid assets that can be converted into cash to meet its liquidity needs for a 30 calendar day period. The Regulation on Liquidity Coverage Ratios provides that the ratio of the high quality asset stock to the net cash outflows, both of which are calculated in line with the regulation, cannot be lower than 100% in respect of total consolidated and non-consolidated liquidity and 80% in respect of total consolidated and non-consolidated foreign exchange liquidity; however, pursuant to the BRSA Decision on Liquidity Ratios, for a period between January 5, 2015 and December 31, 2015, such ratios were applied as 60% and 40%, respectively, and for a period starting from January 1, 2016 and ending on December 31, 2016, such ratios are to be applied as 70% and 50%, respectively. Furthermore, pursuant to the BRSA Decision on Liquidity Ratios, such ratios shall be (and have been) applied in increments of ten percentage points for each year from January 1, 2017 and ending on January 1, 2019. Unconsolidated total and foreign currency liquidity coverage ratios cannot be non-compliant more than six times within a calendar year, which includes non-compliance that has already been remedied. With respect to consolidated total and foreign currency liquidity coverage, these cannot be non-compliant consecutively within a calendar year and such ratios cannot be non-compliant for more than two times within a calendar year, including non-compliance that has already been remedied. The Regulation on Liquidity Coverage Ratios entered into effect immediately with the provisions thereof becoming applicable as of January 1, 2014 (with the exception of certain provisions relating to minimum coverage ratio levels and the consequences of failing to maintain compliance, which entered into effect on January 5, 2015 pursuant to the BRSA Decision on Liquidity Ratios).

Under the 2013 Equity Regulation, debt instruments and their issuance premia could be included either in additional Tier 1 capital or in Tier 2 capital subject to certain conditions; however, as of March 31, 2016, such amount is required to be reduced (for purposes of calculating capital) by any investment by a Turkish bank in additional Tier 1 or Tier 2 capital of another bank or financial institution holding such Turkish bank’s additional Tier 1 or Tier 2 capital, as applicable.

In accordance with Basel III rules, each bank is required to prepare an ICAAP Report representing its own assessment of its capital requirements (see “-Regulatory Institutions” above). See also a discussion of the implementation of Basel III in “-Basel Committee - Basel III” below.

Tier 2 Rules under Turkish Law

Previous Tier 2 Rules. Secondary subordinated debts were, through December 31, 2013, regulated under the 2006 Equity Regulation. This section thus describes the rules previously applicable to the Bank’s secondary subordinated debts that were issued before January 1, 2014, which rules continue to apply to such subordinated debts notwithstanding the 2013 Equity Regulation.

According to the 2006 Equity Regulation, the net worth of a bank (i.e., the bank’s own funds) consists of main capital and supplementary capital minus capital deductions. In the relevant definition, “secondary subordinated loans” (which as defined can also include bonds) are listed as one of the items that constitute a bank’s supplementary capital (i.e., “Tier 2” capital); however, loans provided to the banks by their affiliates or debt instruments issued to their affiliates do not fall within the scope of such “secondary subordinated loans.” Unless temporarily permitted by the BRSA in exceptional cases, the portion of primary subordinated debts that is not included in the calculation of “Tier 1” capital plus the total secondary subordinated debts that, in aggregate, exceeds 50% of “Tier 1” capital is not taken into consideration in the calculation of “Tier 2” capital. During the final five years of a secondary subordinated debt, the amount thereof to be taken into account in the calculation of the “Tier 2” capital would be reduced by 20% per year. In addition, any secondary subordinated debt with a remaining maturity of less than one year is not included in the calculation of “Tier 2” capital. Any cash credits extended by the bank to the provider(s) of the “secondary subordinated loans” (if debt instruments, to the investor(s) holding 10% or more thereof) and any debt instruments issued by such provider(s) (or investor(s)) and purchased by the bank are also deducted from the amount to be used in the calculation of the Tier 2 capital. A secondary subordinated debt is taken into account in the calculation of “Tier 2” capital on the date of the accounting of such secondary subordinated debt on the books of the relevant bank.

The 2006 Equity Regulation requires banks to obtain the prior permission of the BRSA for a debt to be classified as a “secondary subordinated loan.” In order to obtain such permission, the bank must submit to the BRSA the original copy or a notarized copy of the applicable agreement(s), and if an applicable agreement is not yet signed, a draft of such agreement (with submission of its original or a notarized copy to the BRSA within five business days of the signing of such agreement). The BRSA would, in considering any such request for its permission, determine if the credit in question meets the following criteria:

(a) the debt must have an initial maturity of at least five years and the agreement must contain express provisions that prepayment of the principal cannot be made before the expiry of the five-year period and the creditors waive their rights to make any set-offs against the bank with respect to such debt; it being understood that interest and other charges may be payable during such five year period,

(b) there may be no more than one repayment option before the maturity of the debt and, if there is a repayment option before maturity, the date of exercising the option must be clearly defined,

(c) the creditors must have agreed expressly in the agreement that in the event of dissolution and liquidation of the bank, such debt will be repaid before any payment to shareholders for their capital return and payments on primary subordinated debts but after all other debts,

(d) it must be stated in the agreement that the debt is not related to any derivative operation or contract violating the condition stated in clause (c) or tied to any guarantee or security, in one way or another, directly or indirectly, and the debts cannot be assigned to any affiliates of the bank,

(e) it must be utilized as one single drawdown if utilized in the form of a loan and it must be wholly collected in cash if in the form of a debt instrument, and

(f) payment before maturity is subject to approval of the BRSA.

If the interest rate applied to a secondary subordinated debt is not explicitly indicated in the loan agreement or the text of the debt instrument or if the interest rate is excessively high compared to that of similar loans or debt instruments, then the BRSA might not authorize the inclusion of the loan or debt instrument in the calculation of “Tier 2” capital.

In cases where the parties subsequently agree that a secondary subordinated debt be prepaid prior to its stated maturity (but in any event after the fifth anniversary of its utilization), they would be required to apply for the BRSA’s permission. Upon any such application, the BRSA would, in its sole discretion, determine if any such prepayment would adversely affect the bank’s credit lines and limits or its compliance with the applicable standard ratios and give or decline to give its consent accordingly.

In connection with secondary subordinated debts pursuant to which it has been agreed that a prepayment option shall be available and the remaining maturity is calculated by way of taking into account the originally agreed maturity date (i.e., not on the basis of the prepayment option date), such prepayment option can only be exercised with the consent of the BRSA, which would apply the criteria stated above.

Amendments to the 2013 Equity Regulation introduced certain limitations to the items that are included in the capital calculations of banks that have issued additional Tier 1 and Tier 2 instruments prior to January 1, 2014. While the Group does not have any such additional Tier 1 instruments, according to these amendments, Tier 2 instruments that were issued (among others): (a) between September 12, 2010 and January 1, 2013 (so long as they satisfied the New Tier 2 Conditions other than the condition stated in sub-clause (i) of the New Tier 2 Conditions (i.e., the condition regarding the loss absorption due to the cancellation of a bank’s license or transfer of the bank’s management to the SDIF pursuant to Article 71 of the Banking Law)) will be included in Tier 2 calculations after being reduced by 20% for the period between January 1, 2014 and December 31, 2014 and by 10% for each subsequent year (the calculations being made based upon the total amount of the debt instruments as of January 1, 2013) and (b) after January 1, 2013 will be included in Tier 2 calculations only if they satisfy all of the New Tier 2 Conditions. As a result of the Issuer having outstanding Tier 2 debt falling within these categories, these changes had (as of March 31, 2016) a negative impact on the Issuer’s capital adequacy ratio.

New Tier 2 Rules. According to the 2013 Equity Regulation, which came into force on January 1, 2014, Tier 2 capital shall be calculated by subtracting capital deductions from general provisions that are set aside for receivables and/or the surplus of provisions and capital deductions with respect to expected loss amounts for receivables (as the case may be, depending upon the method used by the bank to calculate the credit risk amounts of the applicable receivables) and the debt instruments that have been approved by the BRSA upon the application of the board of directors of the applicable bank along with a written statement confirming compliance of the debt instruments with the conditions set forth below and their issuance premia (the “New Tier 2 Conditions”):

(a) the debt instrument shall have been issued by the bank and approved by the CMB and shall have been fully collected in cash,

(b) in the event of dissolution of the bank, the debt instrument shall have priority over debt instruments that are included in additional Tier 1 capital and shall be subordinated with respect to rights of deposit holders and all other creditors,

(c) the debt instrument shall not be related to any derivative operation or contract violating the condition stated in clause (b) nor shall it be tied to any guarantee or security, in one way or another, directly or indirectly,

(d) the debt instrument must have an initial maturity of at least five years and shall not include any provision that may incentivize prepayment, such as dividends and increase of interest rate,

(e) if the debt instrument includes a prepayment option, such option shall be exercisable no earlier than five years after issuance and only with the approval of the BRSA; approval of the BRSA is subject to the following conditions:

(i) the bank should not create any market expectation that the option will be exercised by the bank,

(ii) the debt instrument shall be replaced by another debt instrument either of the same quality or higher quality, and such replacement shall not have a restrictive effect on the bank’s ability to sustain its operations, or

(iii) following the exercise of the option, the equity of the bank shall exceed the higher of: (A) the capital adequacy requirement that is to be calculated pursuant to the 2015 Capital Adequacy Regulation along with the Regulation on the Capital Conservation and Countercyclical Capital Buffer, (B) the capital requirement derived as a result of an internal capital adequacy assessment process of the bank and (C) the higher capital requirement set by the BRSA (if any);

however, if tax legislation or other regulations are materially amended, a prepayment option may be exercised; provided that the above conditions in this clause (e) are met and the BRSA approves,

(f) the debt instrument shall not provide investors with the right to demand early amortization except for during a bankruptcy or dissolution process relating to the issuer,

(g) the debt instrument’s dividend or interest payments shall not be linked to the creditworthiness of the issuer,

(h) the debt instrument shall not be: (i) purchased by the issuer or by corporations controlled by the issuer or significantly under the influence of the issuer or (ii) assigned to such entities, and its purchase shall not be directly or indirectly financed by the issuer itself,

(i) if there is a possibility that the bank’s operating license would be cancelled or the probability of the transfer of the management of the bank to the SDIF arises pursuant to Article 71 of the Banking Law due to the bank’s loss, then removal of the debt instrument from the bank’s records or the debt instrument’s conversion to share certificates for the absorption of the loss would be possible if the BRSA so decides,

(j) in the event that the debt instrument has not been issued by the bank itself or one of its consolidated entities, the amounts obtained from the issuance shall be immediately transferred without any restriction to the bank or its consolidated entity (as the case may be) in accordance with the rules listed above, and

(k) the repayment of the principal of the debt instrument before its maturity is subject to the approval of the BRSA and the approval of the BRSA is subject to the same conditions as the exercise of the prepayment option as described under clause (e) above.

Loans (as opposed to securities) that have been approved by the BRSA upon the application of the board of directors of the applicable bank accompanied by a written statement confirming that all of the New Tier 2 Conditions (except for the condition indicated in sub-clause (a) of the New Tier 2 Conditions) are met also can be included in Tier 2 capital calculations.

In addition to the conditions that need to be met before including debt instruments and loans in the calculation of Tier 2 capital, the 2013 Equity Regulation also provides a limit for inclusion of general provisions to be set aside for receivables and/or the surplus of provisions and capital deductions with respect to expected loss amounts of receivables (as the case may be, depending upon the method used by the Bank to calculate the credit risk amount of such receivables) in Tier 2 capital such that: (a) the portion of general provisions that exceeds 1.25% of the risk-weighted sum of the receivables and/or (b) the portion of surplus of provisions and capital deductions that exceeds 6 parts per 1,000 of the receivables to which they relate is not taken into consideration in calculating the Tier 2 capital.

Furthermore, in addition to the New Tier 2 Conditions stated above, the BRSA may require new conditions for each debt instrument and the procedure and principles regarding the removal of the debt instrument from the bank’s records or the debt instrument’s conversion to share certificates are determined by the BRSA.

Applications to include debt instruments or loans into Tier 2 capital are required to be accompanied by the original copy or a notarized copy of the applicable agreement(s) or, if an applicable agreement is not yet signed, a draft of such agreement (with submission of its original or notarized copy to the BRSA within five business days following the signing date of such agreement). The amendments to the 2013 Equity Regulation, which entered into force on March 31, 2016, provide that if the terms of the executed loan agreement or debt instrument contain different provisions than the draft thereof so provided to the BRSA, then a written statement of the board of directors confirming that such difference does not affect Tier 2 capital qualifications is required to be submitted to the BRSA within five business days following the signing date of such loan agreement or the issuance date of such debt instrument. If the applicable interest rate is not explicitly indicated in such loan agreement or the prospectus of such debt instrument (borçlanma aracı izahnamesi), as applicable, or if such interest rate is excessively high compared to that of similar loans or debt instruments, then the BRSA might not authorize the inclusion of the loan or debt instrument in the calculation of Tier 2 capital.

Debt instruments and loans that are approved by the BRSA are included in accounts of Tier 2 capital as of the date of transfer to the relevant accounts in the applicable bank’s records. Loan agreements and debt instruments that have been included in Tier 2 capital calculations, and that have less than five years to maturity, shall be included in Tier 2 capital calculations after being reduced by 20% each year.

Basel Committee

Basel II. The most significant difference between the capital adequacy regulations in place before July 1, 2012 and the Basel II regulations is the calculation of risk-weighted assets related to credit risk. The current regulations seek to align more closely the minimum capital requirement of a bank with its borrowers’ credit risk profile. The impact of the new regulations on capital adequacy levels of Turkish banks largely stems from exposures to the Turkish government, principally through the holding of Turkish government bonds. While the previous rules provided a 0% risk weight for exposures to the Turkish sovereign and the Central Bank, the rules of Basel II require that claims on sovereign entities and their central banks be risk-weighted according to their credit assessment, which (as of the date of this Base Prospectus) results in a 50% risk weighting for Turkey; however, the Turkish rules implementing the Basel principles in Turkey (i.e., the “Turkish National Discretion”) revised this general rule by providing that all Turkish Lira-denominated claims on sovereign entities in Turkey and the Central Bank shall have a 0% risk weight. According to the 2015 Capital Adequacy Regulation, which entered into force on March 31, 2016, only Turkish Lira-denominated claims on the Central Bank continue to be subject to a preferential treatment of a 0% risk weight, whereas the risk weights of foreign currency-denominated claims on the Central Bank in the form of required reserves have been increased from 0% to 50%. As a result of these implementation rules, the impact of the new regulations has been fairly limited when compared to the previous regime.

Basel III. Turkish banks’ capital adequacy requirements have been and might continue to be further affected by Basel III, as implemented by the 2013 Equity Regulation, which includes requirements regarding regulatory capital, liquidity, leverage ratio and counterparty credit risk measurements, which are expected to be implemented in phases until 2019. In 2013, the BRSA announced its intention to adopt the Basel III requirements and, as published in the Official Gazette dated September 5, 2013 and numbered 28756, adopted the 2013 Equity Regulation and amendments to 2012 Capital Adequacy Regulation, which entered into effect on January 1, 2014. The 2013 Equity Regulation introduced core Tier 1 capital and additional Tier 1 capital as components of Tier 1 capital, whereas the amendments to the 2012 Capital Adequacy Regulation: (a) introduced a minimum core capital adequacy standard ratio (4.5%) and a minimum Tier 1 capital adequacy standard ratio (6.0%) to be calculated on a consolidated and non-consolidated basis (which are in addition to the previously existing requirement for a minimum total capital adequacy ratio of 8.0%) and (b) changed the risk weights of certain items that are categorized under “other assets.” The 2013 Equity Regulation has also introduced new Tier 2 rules and determined new criteria for debt instruments to be included in the Tier 2 capital. In order to further align Turkish banking legislation with Basel principles, the BRSA also amended some of its other regulations and communiqués as published in the Official Gazette dated October 23, 2015 No. 29511 and January 20, 2016 No. 29599, which amendments also entered into force on March 31, 2016. For the amendments related to the leverage ratios and capital adequacy ratio of banks, see “Capital Adequacy” above.

The BIS reviewed Turkey’s compliance with Basel regulations within the scope of the Basel Committee’s RCAP and published its RCAP assessment report in March 2016, in which Turkey was assessed as compliant with Basel standards.

If the Bank and/or the Group is unable to maintain its capital adequacy or leverage ratios above the minimum levels required by the BRSA or other regulators (whether due to the inability to obtain additional capital on acceptable economic terms, if at all, sell assets (including subsidiaries) at commercially reasonable prices, or at all, or for any other reason), then this could have a material adverse effect on the Group’s business, financial condition and/or results of operations.

In February 2016, the BRSA published the D-SIBs Regulation and introduced additional capital requirements for D-SIBs in line with the requirements of Basel III. The BRSA defines D-SIBs according to their size, complexity and impact on the financial system and economic activity. The banks are to be classified under four categories based upon a score set by the BRSA and will be required to keep additional core Tier 1 capital buffers up to a further 3% buffer for Group 4 banks, 2% for Group 3, 1.5% for Group 2 and 1% for Group 1. In 2016, capital buffer requirements for D-SIBs will be introduced at one-fourth of the full requirements (i.e., 0.75% for Group 4; 0.5% for Group 3, 0.375% for Group 2 and 0.25% for Group 1). In 2017, these ratios are to be applied as 1.5% for Group 4; 1% for Group 3, 0.75% for Group 2 and 0.5% for Group 1 and in 2018, these ratios are to be applied as 1.5% for Group 4; 1% for Group 3, 0.75% for Group 2 and 0.5% for Group 1. The buffers are to be fully implemented by 2019.

Liquidity and Reserve Requirements

Article 46 of the Banking Law requires banks to calculate, attain, maintain and report the minimum liquidity level in accordance with principles and procedures set out by the BRSA. Within this framework, a comprehensive liquidity arrangement has been put into force by the BRSA, following the consent of the Central Bank.

Pursuant to the Communiqué regarding Reserve Requirements, which entered into force on January 17, 2014 (the “Communiqué regarding Reserve Requirements”), starting from February 12, 2016, the reserve requirements for foreign currency liabilities vary by category and tenor, as set forth below:

Category of Foreign Currency Liabilities	Required Reserve Ratio
1) Deposit/participation accounts (excluding deposit/participation accounts held at foreign banks)
Demand deposits, notice deposits	13%
Up to 1-month, 3-month, 6-month and 1-year maturities	13%
With maturities of 1-year and longer	9%
2) Borrowers’ deposit accounts held at development and investment banks*	13%
3) Other liabilities (including deposit/participation accounts held at foreign banks)
Up to 1-year maturity (including 1-year)	25%
Up to 2-year maturity (including 2-year)	20%
Up to 3-year maturity (including 3-year)	15%
Up to 5-year maturity (including 5-year)	7%
Longer than 5-year maturity	5%

* Due to laws applicable to development and investment banks, the amount deposited in such accounts cannot exceed the total outstanding loan amount extended by the relevant development and investment bank to such borrower.

Notwithstanding the above, the reserve requirements for foreign currency liabilities other than deposits and participation accounts that existed on August 28, 2015 vary by tenor until their maturity, as set forth below:

Category of Foreign Currency Liabilities	Required Reserve Ratio
Other liabilities up to 1-year maturity (including 1-year)	20%
Other liabilities up to 2-year maturity (including 2-year)	14%
Other liabilities up to 3-year maturity (including 3-year)	8%
Other liabilities up to 5-year maturity (including 5-year)	7%
Other liabilities longer than 5-year maturity	6%

Pursuant to the Communiqué regarding Reserve Requirements, starting from February 12, 2016, the reserve requirements regarding Turkish Lira liabilities vary by category and tenor, as set forth below:

Category of Turkish Lira Liabilities	Required Reserve Ratio
1) Deposit/participation accounts (excluding deposit/participation accounts held at foreign banks)
Demand deposits, notice deposits	11.5%
Up to 1-month maturity (including 1-month)	11.5%
Up to 3-month maturity (including 3-month)	11.5%
Up to 6-month maturity (including 6-month)	8.5%
Up to 1-year maturity	6.5%
With maturities of 1-year and longer	5%
2) Borrowers’ deposit accounts held at development and investment banks*	11.5%
3) Other liabilities (including deposit/participation accounts held at foreign banks)
Up to 1-year maturity (including 1-year)	11.5%
Up to 3-years maturity (including 3-years)	8%
Longer than 3-year maturity	5%

* Due to laws applicable to development and investment banks, the amount deposited in such accounts cannot exceed the total outstanding loan amount extended by the relevant development and investment bank to such borrower.

The reserve requirements also apply to gold deposit accounts. Furthermore, banks are permitted to maintain: (a) a portion of the Turkish Lira reserve requirements in U.S. dollars and another portion of the Turkish Lira reserve requirements in standard gold and (b) a portion or all of the reserve requirements applicable to precious metal deposit accounts in standard gold, which portions are revised from time to time by the Central Bank. In addition, banks are required to maintain their required reserves against their U.S. dollar-denominated liabilities in U.S. dollars only.

Furthermore, pursuant to the Communiqué regarding Reserve Requirements, a bank must establish additional mandatory reserves if its financial leverage ratio falls within certain intervals. The financial leverage ratio is calculated according to the division of a bank’s capital into the sum of the following items:

(a) its total liabilities,

(b) its total non-cash loans and obligations,

(c) its revocable commitments multiplied by 0.1,

(d) the total sum of each of its derivatives commitments multiplied by its respective loan conversion rate, and

(e) its irrevocable commitments.

This additional mandatory reserve amount is calculated quarterly according to the arithmetic mean of the monthly leverage ratio.

A bank also must maintain mandatory reserves for six mandatory reserve periods beginning with the fourth calendar month following an accounting period and additional mandatory reserves for liabilities in Turkish Lira and foreign currency, as set forth below:

Calculation Period for the Leverage Ratio	Leverage Ratio	Additional Reserve Requirement
From the 4th quarter of 2013 through the 3rd quarter of 2014	Below 3.0%	2.0%
	From 3.0% (inclusive) to 3.25%	1.5%
	From 3.25% (inclusive) to 3.5%	1.0%

From the 4th quarter of 2014 through the 3rd quarter of 2015	Below 3.0%	2.0%
	From 3.0% (inclusive) to 3.50%	1.5%
	From 3.50% (inclusive) to 4.0%	1.0%

Following the 4th quarter of 2015 (inclusive)	Below 3.0%	2.0%
	From 3.0% (inclusive) to 4.0%	1.5%
	From 4.0% (inclusive) to 5.0%	1.0%

Reserve accounts kept in Turkish Lira may be interest-bearing pursuant to guidelines adopted by the Central Bank from time to time according to the reserve requirement manual issued by the Central Bank on April 11, 2014.

Calculation of Liquidity Coverage Ratio

According to the Regulation on Liquidity Coverage Ratios, a bank is required to maintain an adequate level of unencumbered, high-quality liquid assets that can be converted into cash to meet its liquidity needs for a 30 calendar day period. In this context, the BRSA Decision on Liquidity Ratios provides that, for the period from January 5, 2015 to December 31, 2015, the minimum total liquidity coverage ratios and foreign currency coverage ratios for deposit banks were 60% and 40%, respectively, and (in the absence of any new arrangement) such ratios shall be (and have been) increased in increments of ten percentage points for each year from January 1, 2016 until January 1, 2019. The BRSA Decision on Liquidity Ratios further provides that a 0% liquidity adequacy ratio limit applies to deposit banks.

Foreign Exchange Requirements

According to the Regulation on Foreign Exchange Net Position/Capital Base issued by the BRSA and published in the Official Gazette dated November 1, 2006 and numbered 26333, for both the bank-only and consolidated financial statements, the ratio of a bank’s foreign exchange net position to its capital base should not exceed (+/-) 20%, which calculation is required to be made on a weekly basis. The net foreign exchange position is the difference between the Turkish Lira equivalent of a bank’s foreign exchange assets and its foreign exchange liabilities. For the purpose of computing the net foreign exchange position, foreign exchange assets include all active foreign exchange accounts held by a bank (including its foreign branches), its foreign exchange-indexed assets and its subscribed forward foreign exchange purchases; for purposes of computing the net foreign exchange position, foreign exchange liabilities include all passive foreign exchange accounts held by a bank (including its foreign branches), its subscribed foreign exchange-indexed liabilities and its subscribed forward foreign exchange sales. If the ratio of a bank’s net foreign exchange position to its capital base exceeds (+/-) 20%, then the bank is required to take steps to move back into compliance within two weeks following the bank’s calculation period. Banks are permitted to exceed the legal net foreign exchange position to capital base ratio up to six times per calendar year.

Audit of Banks

According to Article 24 of the Banking Law, a bank’s board of directors is required to establish audit committees for the execution of the audit and monitoring functions of the board of directors. Audit committees shall consist of a minimum of two members and be appointed from among the members of the board of directors who do not have executive duties. The duties and responsibilities of the audit committee include the supervision of the efficiency and adequacy of the bank’s internal control, risk management and internal audit systems, functioning of these systems and accounting and reporting systems within the framework of the Banking Law and other relevant legislation, and integrity of the information produced; conducting the necessary preliminary evaluations for the selection of independent audit firms by the board of directors; regularly monitoring the activities of independent audit firms selected by the board of directors; and, in the case of holding companies covered by the Banking Law, ensuring that the internal audit functions of the institutions that are subject to consolidation operate in a coordinated manner, on behalf of the board of directors.

The BRSA, as the principal regulatory authority in the Turkish banking sector, has the right to monitor compliance by banks with the requirements relating to audit committees. As part of exercising this right, the BRSA reviews audit reports prepared for banks by their independent auditing firms. Banks are required to select an independent audit firm in accordance with the Regulation on Independent Audit of Banks, published in the Official Gazette dated April 2, 2015 and numbered 29314. Independent auditors are held liable for damages and losses to third parties and are subject to stricter reporting obligations. Professional liability insurance is required for: (a) independent auditors and (b) evaluators, rating agencies and certain other support services (if requested by the service-acquiring bank or required by the BRSA). Furthermore, banks are required to consolidate their financial statements on a quarterly basis in accordance with certain consolidation principles established by the BRSA. The year-end consolidated financial statements are required to be audited whereas interim consolidated financial statements are subject to only a limited review by independent audit firms. The Internal Systems Regulation established standards as to principles of internal control, internal audit and risk management systems and an internal capital adequacy assessment process in order to bring such regulations into compliance with Basel II requirements.

On October 23, 2015 and January 20, 2016, the BRSA issued certain amendments to the Internal Systems Regulation to align the Turkish regulatory capital regime with Basel III requirements. These amendments relating to internal systems and internal capital adequacy ratios entered into force on January 20, 2016 and the other amendments entered into force on March 31, 2016. These amendments impose new regulatory requirements to enhance the effectiveness of internal risk management and internal capital adequacy assessments by introducing, among others things, new stress test requirements. Accordingly, the board of directors and senior management of a bank are required to ensure that a bank has established appropriate risk management systems and applies an internal capital adequacy assessment process adequate to have capital for the risks incurred by such bank. The ICAAP Report is required to be audited by either the internal audit department or an independent audit firm in accordance with the internal audit procedures of a bank.

All banks (public and private) also undergo annual audits and interim audits by certified bank auditors who have the authority to audit banks on behalf of the BRSA. Audits by certified bank auditors encompass all aspects of a bank’s operations, its financial statements and other matters affecting the bank’s financial position, including its domestic banking activities and foreign exchange transactions. Additionally, such audits seek to ensure compliance with applicable laws and regulations and the constitutional documents of the bank. The Central Bank has the right to monitor compliance by banks with the Central Bank’s regulations through on-site and off-site examinations.

In 2015, the BRSA amended the Regulation on Principles and Procedures of Audits to expand the scope of the audit of banks in compliance with the Internal Systems Regulation. According to this regulation, the BRSA monitors banks’ compliance with the regulations relating to the maintenance of capital and liquidity adequacy for risks incurred or to be incurred by banks and the adequacy and efficiency of banks’ internal audit systems.

The SDIF

Article 111 of the Banking Law relates to the SDIF. The SDIF has been established to develop trust and stability in the banking sector by strengthening the financial structures of Turkish banks, restructuring Turkish banks as needed and insuring the savings deposits of Turkish banks. The SDIF is a public legal entity set up to insure savings deposits held with banks and (along with all other Turkish banks) the Bank is subject to its regulations. The SDIF is responsible for and authorized to take measures for restructuring, transfers to third parties and strengthening the financial structures of banks, the shares of which and/or the management and control of which have been transferred to the SDIF in accordance with Article 71 of the Banking Law, as well as other duties imposed on it.

(a) Insurance of Deposits

Pursuant to Article 63 of the Banking Law, savings deposits held with banks are insured by the SDIF. The scope and amount of savings deposits subject to the insurance are determined by the SDIF upon the approval of the Central Bank, the BRSB and the Treasury. The tariff of the insurance premium, the time and method of collection of this premium, and other relevant matters are determined by the SDIF upon the approval of the BRSB.

(b) Borrowings of the SDIF

The SDIF: (i) may incur indebtedness with authorization from the Turkish Treasury or (ii) the Turkish Treasury may issue government securities with the proceeds to be provided to the SDIF as a loan, as necessary. Principles and procedures regarding the borrowing of government debt securities, including their interest rates and terms and conditions of repayment to the Treasury, are to be determined together by the Treasury and the SDIF.

(c) Power to require Advances from Banks

Provided that BRSA consent is received, the banks may be required by the SDIF to make advances of up to the total insurance premiums paid by them in the previous year to be set-off against their future premium obligations. The decision regarding such advances shall also indicate the interest rate applicable thereto.

(d) Contribution of the Central Bank

If the SDIF’s resources prove insufficient due to extraordinary circumstances, then the Central Bank will, on request, provide the SDIF with an advance. The terms, amounts, repayment conditions, interest rates and other conditions of the advance will be determined by the Central Bank upon consultation with the SDIF.

(e) Savings Deposits that are not subject to Insurance

Deposits, participation accounts and other accounts held in a bank by controlling shareholders, the chairman and members of the board of directors or board of managers, general manager and assistant general managers and by the parents, spouses and children under custody of the above, and deposits, participation accounts and other accounts within the scope of criminally-related assets generated through the offenses set forth in Article 282 of the Turkish Criminal Code and other deposits, participation accounts and accounts as determined by the board of the BRSA are not covered by the SDIF’s insurance.

(f) Premiums as an Expense Item

Premiums paid by a bank into the SDIF are to be treated as an expense in the calculation of that bank’s corporate tax.

(g) Liquidation

In the event of the bankruptcy of a bank, the SDIF is a privileged creditor and may liquidate the bank under the provisions of the Execution and Bankruptcy Law No. 2004, exercising the duties and powers of the bankruptcy office and creditors’ meeting and the bankruptcy administration.

(h) Claims

In the event of the bankruptcy of a bank, holders of savings deposits will have a privileged claim in respect of the part of their deposit that is not covered by the SDIF’s insurance.

Since February 15, 2013, up to TL 100,000 of the amounts of a depositor’s deposit accounts benefit from the SDIF insurance guarantee.

The main powers and duties of the SDIF pursuant to the SDIF regulation published in the Official Gazette dated March 25, 2006 and numbered 26119, and as amended from time to time, are as follows:

(i)                                     ensuring the enforcement of the SDIF board’s decisions,

(ii)                                  establishing the human resources policies of the SDIF,

(iii)                               becoming members of international financial, economic and professional organizations in which domestic and foreign equivalent agencies participate, and signing memoranda of understanding with the authorized bodies of foreign countries regarding the matters that fall within the SDIF’s span of duty,

(iv)                              insuring the savings deposits and participation accounts in the credit institutions,

(v)                                 determining the scope and amount of the savings deposits and participation accounts that are subject to insurance with the opinion of the Central Bank, the BRSA and the Turkish Treasury, and the risk-based insurance premia timetable, collection time and form and other related issues in cooperation with the BRSA,

(vi)                              paying (directly or through another bank) the insured deposits and participation accounts from its sources in the credit institutions whose operating permission has been revoked by the BRSA,

(vii)                           fulfilling the necessary operations regarding the transfer, sale and merger of the banks whose shareholder rights (except dividends) and management and supervision have been transferred to the SDIF by the BRSA, with the condition that the losses of the shareholders are reduced from the capital,

(viii)                        taking management and control of the banks whose operating permission has been revoked by the BRSA and fulfilling the necessary operations regarding the bankruptcy and liquidation of such banks,

(ix)                              requesting from public institutions and agencies, real persons and legal entities all information, documents and records in a regular and timely fashion in the framework of Article 123 of the Banking Law,

(x)                                 issuing regulations and communiqués for the enforcement of the Banking Law with the SDIF’s board’s decision, and

(xi)                              fulfilling the other duties that the Banking Law and other related legislation assign to it.

Cancellation of Banking License

If the results of an audit show that a bank’s financial structure has seriously weakened, then the BRSA may require the bank’s board of directors to take measures to strengthen its financial position. Pursuant to the Banking Law, in the event that the BRSA in its sole discretion determines that:

(a)                                 the assets of a bank are insufficient or are likely to become insufficient to cover its obligations as they become due,

(b)                                 the bank is not complying with liquidity requirements,

(c)                                  the bank’s profitability is not sufficient to conduct its business in a secure manner due to disturbances in the relation and balance between expenses and profit,

(d)                                 the regulatory equity capital of such bank is not sufficient or is likely to become insufficient,

(e)                                  the quality of the assets of such bank have been impaired in a manner potentially weakening its financial structure,

(f)                                   the decisions, transactions or applications of such bank are in breach of the Banking Law, relevant regulations or the decisions of the BRSB,

(g)                                  such bank fails to establish internal audit, supervision and risk management systems or to effectively and sufficiently conduct such systems or any factor impedes the audit of such systems, or

(h)                                 imprudent acts of such bank’s management materially increase the risks stipulated under the Banking Law and relevant legislation or potentially weaken the bank’s financial structure, then the BRSA may require the board of directors of such bank:

(i)                                     to increase its equity capital,

(ii)                                  not to distribute dividends for a temporary period to be determined by the BRSA and to transfer its distributable dividend to the reserve fund,

(iii)                               to increase its loan provisions,

(iv)                              to stop extension of loans to its shareholders,

(v)                                 to dispose of its assets in order to strengthen its liquidity,

(vi)                              to limit or stop its new investments,

(vii)                           to limit its salary and other payments,

(viii)                        to cease its long-term investments,

(ix)                              to comply with the relevant banking legislation,

(x)                                 to cease its risky transactions by re-evaluating its credit policy,

(xi)                              to take all actions to decrease any maturity, foreign exchange and interest rate risks for a period determined by the BRSA and in accordance with a plan approved by the BRSA, and/or

(xii)                           to take any other action that the BRSA may deem necessary.

In the event that the aforementioned actions are not taken (in whole or in part) by the applicable bank, its financial structure cannot be strengthened despite the fact that such actions have been taken or the BRSA determines that taking such actions will not lead to a favorable result, then the BRSB may require such bank to:

(a)                                 strengthen its financial structure, increase its liquidity and/or increase its capital adequacy,

(b)                                 dispose of its fixed assets and long-term assets within a reasonable time determined by the BRSB,

(c)                                  decrease its operational and management costs,

(d)                                 postpone its payments under any name whatsoever, excluding the regular payments to be made to its employees,

(e)                                  limit or prohibit extension of any cash or non-cash loans to certain third persons, legal entities, risk groups or sectors,

(f)                                   convene an extraordinary general assembly in order to change some or all of the members of the board of directors or assign new member(s) to the board of directors, in the event any board member is responsible for a failure to comply with relevant legislation, a failure to establish efficient and sufficient operation of internal audit, internal control and risk management systems or non-operation of these systems efficiently or there is a factor that impedes supervision or such member(s) of the board of directors cause(s) to increase risks significantly as stipulated above,

(g)                                  implement short-, medium- or long-term plans and projections that are approved by the BRSB to decrease the risks incurred by the bank and the members of the board of directors and the shareholders with qualified shares must undertake the implementation of such plan in writing, and/or

(h)                                 to take any other action that the BRSB may deem necessary.

In the event that the aforementioned actions are not taken (in whole or in part) by the applicable bank, the problem cannot be solved despite the fact that the actions have been taken or the BRSA determines that taking such actions will not lead to a favorable result, then the BRSB may require such bank to:

(a)                                 limit or cease its business or the business of the whole organization, including its relations with its local or foreign branches and correspondents, for a temporary period,

(b)                                 apply various restrictions, including restrictions on the interest rate and maturity with respect to resource collection and utilization,

(c)                                  remove from office (in whole or in part) some or all of its members of the board of directors, general manager and deputy general managers and department and branch managers and obtain approval from the BRSA as to the persons to be appointed to replace them,

(d)                                 make available long-term loans; provided that these will not exceed the amount of deposit or participation accounts subject to insurance, and be secured by the shares or other assets of the controlling shareholders,

(e)                                  limit or cease its non-performing operations and to dispose of its non-performing assets,

(f)                                   merge with one or several banks,

(g)                                  provide new shareholders in order to increase its equity capital,

(h)                                 deduct any resulting losses from its own funds, and/or

(i)                                     take any other action that the BRSB may deem necessary.

In the event that: (a) the aforementioned actions are not (in whole or in part) taken by the applicable bank within a period of time set forth by the BRSB or in any case within 12 months, (b) the financial structure of such bank cannot be strengthened despite its having taken such actions, (c) it is determined that taking these actions will not lead to the strengthening of the bank’s financial structure, (d) the continuation of the activities of such bank would jeopardize the rights of the depositors and the participation account owners and the security and stability of the financial system, (e) such bank cannot cover its liabilities as they become due, (f) the total amount of the liabilities of such bank exceeds the total amount of its assets or (g) the controlling shareholders or directors of such bank are found to have utilized such bank’s resources for their own interests, directly or indirectly or fraudulently, in a manner that jeopardized the secure functioning of the bank or caused such bank to sustain a loss as a result of such misuse, then the BRSA, with the affirmative vote of at least five of its board members, may revoke the license of such bank to engage in banking operations and/or to accept deposits and transfer the management, supervision and control of the shareholding rights (excluding dividends) of such bank to the SDIF for the purpose of whole or partial transfer or sale of such bank to third persons or the merger thereof; provided that any loss is deducted from the share capital of current shareholders.

In the event that the license of a bank to engage in banking operations and/or to accept deposits is revoked, then that bank’s management and audit will be taken over by the SDIF. Any and all execution and bankruptcy proceedings (including preliminary injunction) against such bank would be discontinued as from the date on which the BRSA’s decision to revoke such bank’s license is published in the Official Gazette. From the date of revocation of such bank’s license, the creditors of such bank may not assign their rights or take any action that could lead to assignment of their rights. The SDIF must take measures for the protection of the rights of depositors and other creditors of such bank. The SDIF is required to pay the insured deposits of such bank either by itself or through another bank it may designate. The SDIF is required to institute bankruptcy proceedings in the name of depositors against a bank whose banking license is revoked.

Annual Reporting

Pursuant to the Banking Law, Turkish banks are required to follow the BRSA’s principles and procedures (which are established in consultation with the Turkish Accounting Standards Board and international standards) when preparing their annual reports. Turkish listed companies must also comply with the Communiqué on Principles of Financial Reporting in Capital Markets issued by the CMB. In addition, they must ensure uniformity in their accounting systems, correctly record all their transactions and prepare timely and accurate financial reports in a format that is clear, reliable and comparable as well as suitable for auditing, analysis and interpretation.

Furthermore, Turkish companies (including banks) are required to comply with the Regulation regarding Determination of the Minimum Content of the Companies’ Annual Reports published by the Ministry of Customs and Trade, as well as the Corporate Governance Communiqué, when preparing their annual reports. These reports are required to include the following information: management and organisation structures, human resources, activities, financial situation, assessment of management and expectations and a summary of the directors’ report and independent auditor’s report.

A bank cannot settle its balance sheets without ensuring reconciliation with the legal and auxiliary books and records of its branches and domestic and foreign correspondents.

The BRSA is authorized to take necessary measures where it is determined that a bank’s financial statements have been misrepresented.

Pursuant to the Regulation on the Principles and Procedures Concerning the Preparation of Annual Reports by Banks published in the Official Gazette dated November 1, 2006 and numbered 26333, the chairman of the board, audit committee, general manager, deputy general manager responsible for financial reporting and the relevant unit manager (or equivalent authorities) must sign the reports indicating their full names and titles and declare that the financial report complies with relevant legislation and accounting records.

Independent auditors must approve the annual reports prepared by the banks.

Banks are required to submit their financial reports to related authorities and publish them in accordance with the BRSA’s principles and procedures.

According to BRSA regulations, the annual report is subject to the approval of the board of directors and must be submitted to shareholders at least 15 days before the annual general assembly of the bank. Pursuant to BRSA regulations, banks must submit an electronic copy of their annual reports to the BRSA within seven days following the publication of the reports. Banks must also keep a copy of such reports in their headquarters and an electronic copy of the annual report should be available at a bank’s branches in order to be printed and submitted to the shareholders upon request. In addition they must publish them on their websites by the end of May following the end of the relevant fiscal year.

The BRSA published amendments (entered into force on March 31, 2016) to the Regulation on the Principles and Procedures Regarding the Preparation of Annual Reports by Banks, which amendments require annual and interim financial statements of banks to include explanations regarding their risk management in line with the Regulation on Risk Management to be Disclosed to the Public.

Disclosure of Financial Statements

The BRSA published amendments, which entered into force on March 31, 2016, to the Communiqué on Financial Statements to be Disclosed to the Public setting forth principles of disclosure of annotated financial statements of banks in accordance with the Communiqué on Public Disclosure regarding Risk Management of Banks and the 2013 Equity Regulation. The amendments reflect the updated requirements relating to information to be disclosed to the public in line with the amendments to the calculation of risk-weighted assets and their implications for capital adequacy ratios, liquidity coverage ratios and leverage ratios. Rules relating to equity items presented in the financial statements were also amended in line with the amendments to the 2013 Equity Regulation. Furthermore, the changes require publication of a loan agreement of the bank or a prospectus relating to a loan or debt instrument, which will be taken into account in the calculation of the capital of a (parent company) bank as an element for additional principal capital (i.e., additional Tier 1 capital) and supplementary capital (i.e., Tier 2 capital), on the bank’s website. Additionally, banks are required to make necessary disclosures on their websites immediately upon repayment of a debt instrument, depreciation or conversion of a share certificate or occurrence of any other material change.

In addition, the BRSA published the Communiqué on Public Disclosure regarding Risk Management of Banks, which expands the scope of public disclosure to be made in relation to risk management (entering into force on March 31, 2016) in line with the disclosure requirements of the Basel Committee. According to this regulation, each bank is required to announce information regarding their consolidated and/or unconsolidated risk management related to risks arising from or in connection with securitization, counterparty, credit, market and its operations in line with the standards and procedures specified in this regulation. In this respect, banks are required to adopt a written policy in relation to its internal audit and internal control processes.

Financial Services Fee

Pursuant to Heading XI of Tariff No. 8 attached to the Law on Fees (Law No. 492) amended by the Law No. 5951, banks are required to pay to the relevant tax office to which their head office reports an annual financial services fee for each of their branches. The amount of the fee is determined in accordance with the population of the district in which the relevant branch is located.

Corporate Governance Principles

On January 3, 2014, the CMB issued the Corporate Governance Communiqué, which provides certain mandatory and non-mandatory corporate governance principles as well as rules regarding related-party transactions and a company’s investor relations department. Some provisions of the Corporate Governance Communiqué are applicable to all companies incorporated in Turkey and listed on the Borsa İstanbul, whereas some others are applicable solely to companies whose shares are traded in certain markets of the Borsa İstanbul. The Corporate Governance Communiqué provides specific exemptions and/or rules applicable to banks that are traded on the Borsa İstanbul.

As of the date of this Base Prospectus, the Bank is subject to the Corporate Governance Principles stated in the banking regulations and the regulations for capital markets that are applicable to banks. The Corporate Governance Communiqué contains principles relating to: (a) companies’ shareholders, (b) public disclosure and transparency, (c) the stakeholders of companies and (d) the board of directors. A number of principles are compulsory, while the remaining principles apply on a “comply or explain” basis. Where the Bank does not comply with any of the non-mandatory principles applicable to it under the Corporate Governance Communiqué, it is required to explain any such non-compliance in its annual Corporate Governance Principles Compliance Report, which is published as part of the Bank’s annual report.

The Corporate Governance Communiqué classifies listed companies into three categories according to their market capitalization and the market value of their free-float shares, subject to recalculation on an annual basis. The Bank is classified as a “1st Group” company.

The mandatory principles under the Corporate Governance Communiqué include provisions relating to: (a) the composition of the board of directors, (b) appointment of independent board members, (c) board committees, (d) specific corporate approval requirements for related party transactions, transactions that may result in a conflict of interest and certain other transactions deemed material by the Corporate Governance Communiqué and (e) information rights in connection with general assembly meetings.

Listed companies are required to have independent board members, who should meet the mandatory qualifications required for independent board members as set out in the Corporate Governance Communiqué. Independent board members should constitute at least one third of the board of directors and should not be fewer than two; however, publicly traded banks are required to appoint at least three independent board members to their board of directors, which directors may be selected from the members of the bank’s audit committee, in which case the above-mentioned qualifications for independent members are not applicable; provided that when all independent board members are selected from audit committee, at least one member should meet the mandatory qualification required for independent board members as set out in the Corporate Governance Communiqué. The Corporate Governance Communiqué further initiated a pre-assessment system to determine the “independency” of individuals nominated as independent board members in “1st Group” and “2nd Group” companies (for banks, to the extent such independent board members are not members of that bank’s audit committee). Those nominated for such positions must be evaluated by the “Corporate Governance Committee” or the “Nomination Committee,” if any, of the board of directors for fulfilling the applicable criteria stated in the Corporate Governance Communiqué. The board of directors is required to prepare a list of nominees based upon this evaluation for final review by the CMB, which is authorized to issue a “negative view” on any nominee and prevent their appointment as independent members of the board of directors. The Corporate Governance Communiqué also requires listed companies, except banks, to establish certain other board committees.

In addition to the mandatory principles regarding the composition of the board and the independent board members, the Corporate Governance Communiqué introduced specific corporate approval requirements for all material related party transactions. All those types of transactions shall be approved by the majority of the independent board members. If not, then they shall be brought to the general assembly meeting where related parties to those transactions are not allowed to vote. Meeting quorum shall not be sought for these resolutions and the resolution quorum is the simple majority of the attendees who may vote. For banks and financial institutions, transactions with related parties arising from their ordinary activities are not subject to the requirements of related party transactions.

The Capital Markets Law authorizes the CMB to require listed companies to comply with the corporate governance principles in whole or in part and to take certain measures with a view to monitor compliance with the new principles, which include requesting injunctions from the court or filing lawsuits to determine or to revoke any unlawful transactions or actions that contradict with these principles.

Anti-Money Laundering

Turkey is a member country of the FATF and has enacted laws and regulations to combat money laundering, terrorist financing and other financial crimes. In Turkey, all banks and their employees are obligated to implement and fulfill certain requirements regarding the treatment of activities that may be referred to as money laundering set forth in Law No. 5549 on Prevention of Laundering Proceeds of Crime.

Minimum standards and duties under such law and related legislation include customer identification, record keeping, suspicious transaction reporting, employee training, monitoring activities and the designation of a compliance officer. Suspicious transactions must be reported to the Financial Crimes Investigation Board.

Consumer Loan, Provisioning and Credit Card Regulations

On October 8, 2013, the BRSA published regulations that aim to limit the expansion of individual loans and payments, especially credit card installments. The rules: (a) include overdrafts on deposit accounts and loans on credit cards in the category of consumer loans for purposes of provisioning requirements, (b) set a limit of TL 1,000 for credit cards issued to consumers who apply for a credit card for the first time if their income cannot be determined by the bank, (c) require credit card issuers to monitor cardholders’ income levels before each limit increase of the credit card and (d) increase the minimum monthly payment required to be made by cardholders. Before increasing the limit of a credit card, a bank is required to monitor the income level of the consumer and it should not increase the credit card limit if the customer’s aggregate credit cards limit exceeds four times his or her monthly income. In addition, minimum payment ratios for credit cards may not be lower than 30%, 35% and 40% for credit cards with limits lower than TL 15,000, from TL 15,000 to but excluding TL 20,000 and from TL 20,000, respectively, or 40% for newly-issued credit cards for one year from the date of first use. The 2015 Capital Adequacy Regulation, which entered into force on March 31, 2016 replacing the 2012 Capital Adequacy Regulation, lowered the risk weight for installment payments of credit cards to 75%, irrespective of their tenor, which was in a range of 100% to 250%, depending upon their outstanding tenor according to the former regulation.

In addition, amendments to the Regulation on Bank Cards and Credit Cards introduced some changes on the credit limits for credit cards and income verification so that: (a) the total credit card limit of a cardholder from all banks will not exceed four times his/her monthly income in the second and the following years (two times for the first year) and (b) banks will have to verify the monthly income of the cardholders in the limit increase procedures and will not be able to increase the limit if the total credit card limit of the cardholder from all banks exceeds four times his/her monthly income. The following additional changes regarding minimum payment amounts and credit card usage were included in the amended regulation: (i) minimum payment amounts differentiated among existing cardholders (based upon their credit card limits) and between existing cardholders and new cardholders, (ii) if the cardholder does not pay at least three times the minimum payment amount on his/her credit card statement in a year, then his/her credit card cannot be used for cash advance and also will not allow limit upgrade until the total statement amount is paid, and (iii) if the cardholder does not pay the minimum payment amount for three consecutive times, then his/her credit card cannot be used for cash advances or shopping, and such card will not be available for a limit upgrade, until the total amount in the statements is paid.

The BRSA, by amending the Regulation on Bank Cards and Credit Cards, has adopted limitations on installments of credit cards. Pursuant to such limitations, the installment payment period for the purchase of goods and services and cash withdrawals is not permitted to exceed nine months (12 months for whiteware, furniture expenditures and education fees and four months for jewelry expenditures). In addition, credit card installment payments (except for corporate credit cards) are not permitted for telecommunication and related expenses and purchases of nutriment, fuels, gift cards, gift checks and other similar intangible goods. With respect to corporate credit cards, the installments for the purchase of goods and services and cash withdrawals are not permitted to exceed nine months (12 months for whiteware, furniture expenditures and education fees).

Furthermore, the Law on the Protection of Consumers (Law No: 6502), published in the Official Gazette No. 28835 dated November 28, 2013, imposed new rules applicable to Turkish banks, such as requiring banks to offer to its customers at least one credit card type for which no annual subscription fee (or other similar fee) is payable. Furthermore, while a bank is generally permitted to charge its customers fees for accounts held with it, no such fees may be payable on certain specific accounts (such as fixed term loan accounts and mortgage accounts).

In 2013, the BRSA published amendments to the Regulation on Provisions and Classification of Loans and Receivables, which amendments reduced the general reserve requirements for cash and non-cash loans relating to transit trade, export sales and deliveries and services and activities resulting in gains of foreign currency and altered the requirements for calculating consumer loan provisions by: (a) increasing the ratio of consumer loans to total loans beyond which additional consumer loan provisions are required from 20% to 25% and (b) requiring the inclusion of auto loans and credit cards in the calculation of the ratio of non-performing consumer loans to total consumer loans ratio (if such ratio is beyond 8%, which ratio was not altered by these amendments, then additional consumer loans provisions are required). Credit cards are included in the definition of consumer loans by this regulation and the consumer loan provision rate for credit cards in Group I (Loans of a Standard Nature and Other Receivables) and Group II (Loans and Other Receivables under Close Monitoring) increased from 1% and 2% to 4% and 8%, respectively; however, according to a draft regulation that the BRSA has drafted to amend the Regulation on Provisions and Classification of Loans and Receivables, the consumer loan provision rates are proposed to be returned to the previous levels of 1% for Group I loans and 2% for Group II loans.

Pursuant to the Regulation on Provisions and Classification of Loans and Receivables, at least 50% of the additional general reserve amount for Group I and II consumer loans (excluding housing loans), which additional amount is a consequence of amendments to the Regulation on Provisions and Classification of Loans and Receivables, was required to be reserved by December 31, 2014 and 100% of such general reserve amount was required to be reserved by December 31, 2015.

On December 31, 2013, the BRSA adopted new rules on loan to value and installments of certain types of loans. Pursuant to these rules, the minimum loan-to-value requirement for housing loans extended to consumers, for loans (except auto loans) secured by houses and for financial lease transactions for housing is 75%. In addition, for auto loans extended to consumers, for loans secured by autos and for financial lease transactions for autos, the loan-to-value requirement is set at 70%; provided that in each case the sale price of the respective auto is not higher than TL 50,000. On the other hand, if the sale price of the respective auto is above this TL 50,000 threshold, then the minimum loan-to-value ratio for the portion of the loan below the threshold amount is 70% and the remainder is set at 50%. As for limitations regarding installments, the maturity of consumer loans (other than loans to consumers for housing finance and complementary goods and services in relation to home renovation/improvement, the financial leases for homes leased to consumers, other loans for the purpose of purchasing real estate and student loans and any refinancing of the same) are not permitted to exceed 36 months, while auto loans and loans secured by autos may not have a maturity longer than 48 months.

On October 3, 2014, the BRSA published its Regulation on the Procedures and Principles Regarding Fees to be Collected from Financial Institutions’ Consumers, which limits the level of fees and commissions that banks may charge customers. The regulation imposes fee and commission limits on selected categories of product groups, including deposit account maintenance fees, loan related fees, credit card commissions, overdraft statement commissions and debt collection notification fees.

SUMMARY INFORMATION RELATING TO NOTES IN GLOBAL AND DEFINITIVE FORM

The Notes of each Series will be in either bearer form, with or without interest coupons attached, or registered form, without interest coupons attached. Bearer Notes may be issued only outside the United States to non-U.S. Persons in reliance upon Regulation S and Registered Notes may be issued both in “offshore transactions” to non-U.S. Persons in reliance upon the exemption from registration provided by Regulation S and to QIBs in reliance upon Rule 144A or otherwise in private transactions that are exempt from the registration requirements of the Securities Act.

Bearer Notes

Each Tranche of Bearer Notes, which always will be issued initially as global notes, initially will be issued in the form of a temporary global note (“Temporary Bearer Global Note”) or, if so specified in the applicable Final Terms, a permanent global note (“Permanent Bearer Global Note” and, together with a Temporary Bearer Global Note, each a “Bearer Global Note”) that, in either case, will:

(a) if the Bearer Global Notes of a Tranche are issued in new global note (“NGN”) form, as stated in the applicable Final Terms, be delivered on or prior to the original Issue Date of such Tranche to a Common Safekeeper for Euroclear and Clearstream, Luxembourg, and

(b) if the Bearer Global Notes of a Tranche are not issued in NGN form, be delivered on or prior to the original Issue Date of such Tranche to a Common Depositary for Euroclear and Clearstream, Luxembourg.

The following legend will appear on all Bearer Notes (other than Temporary Bearer Global Notes or Bearer Notes issued in compliance with TEFRA C) that have an original maturity of more than 365 days and on all interest coupons relating to such Notes:

“ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.”

The above sections of the Code provide that United States investors, with certain exceptions, will not be entitled to deduct any loss on Bearer Notes or interest coupons with respect thereto and will not be entitled to capital gains treatment of any gain on any sale, disposition, redemption or payment of principal in respect of such Bearer Notes or interest coupons.

Beneficial interests in Notes that are represented by a Bearer Global Note will only be transferable in accordance with the rules and procedures for the time being of Euroclear or Clearstream, Luxembourg, as the case may be.

NGN Form. Where Bearer Global Notes issued in respect of any Tranche are in NGN form, the applicable Final Terms will indicate whether or not such Bearer Global Notes are intended to be held in a manner that would allow Eurosystem eligibility. Any indication to any person that a Bearer Global Note is to be so held does not necessarily mean that the Notes of the relevant Tranche will be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any times during their life as such recognition depends upon satisfaction of the Eurosystem eligibility criteria. The Common Safekeeper for a Tranche of NGNs will either be Euroclear or Clearstream, Luxembourg or another entity approved by Euroclear and Clearstream, Luxembourg.

Temporary Bearer Global Notes. While any Bearer Notes are represented by a Temporary Bearer Global Note, payments of principal, interest (if any) and any other amount payable in respect of such Notes due prior to the applicable Exchange Date (as defined below) will be made against presentation of such Temporary Bearer Global Note (if such Temporary Bearer Global Note is not issued in NGN form) only to the extent that certification (in a form to be provided) to the effect that the beneficial owners of interests in such Temporary Bearer Global Note are not U.S. Persons or persons who have purchased for resale to any U.S. Person, as required by U.S. Treasury regulations, has been received by Euroclear and/or Clearstream, Luxembourg and Euroclear and/or Clearstream, Luxembourg, as applicable, has/have given a like certification (based upon the certifications it has received) to the Fiscal Agent.

For any Temporary Bearer Global Note, on and after the date (“Exchange Date”) that is 40 days after such Temporary Bearer Global Note has been issued, beneficial interests in such Temporary Bearer Global Note will be exchangeable (free of charge) upon a request as described therein either (as to be specified in the applicable Final Terms) for: (a) beneficial interests in a Permanent Bearer Global Note of the same Series or (b) definitive Bearer Notes of the same Series with, where applicable, interest coupons and talons attached (as indicated in the applicable Final Terms and subject, in the case of definitive Bearer Notes, to such notice period as is specified in the applicable Final Terms), in each case against certification of beneficial ownership as described above; provided that purchasers in the United States and certain U.S. persons will not be able to receive definitive Bearer Notes. The holder of a Temporary Bearer Global Note (or beneficial interests therein) will not be entitled to collect any payment of interest, principal or other amount due on or after the applicable Exchange Date unless, upon due certification, exchange of such Temporary Bearer Global Note for an interest in a Permanent Bearer Global Note or for definitive Bearer Notes is improperly withheld or refused.

Permanent Bearer Global Note. Payments of principal, interest (if any) or any other amounts on a Permanent Bearer Global Note will be made through Euroclear and/or Clearstream, Luxembourg against presentation or surrender (as the case may be) of the Permanent Bearer Global Note (if the Permanent Bearer Global Note is not issued in NGN form) without any requirement for certification in the manner described in the previous paragraph.

Tranches of Bearer Notes shall not be physically delivered in Belgium, except to a clearing system, a depositary or other institution for the purpose of their immobilization in accordance with Article 4 of the Belgian Law of December 14, 2005.

Registered Notes

Each Tranche of Registered Notes offered and sold in reliance upon Regulation S in offshore transactions to persons other than U.S. Persons initially may be represented by a global note in registered form (each a “Regulation S Registered Global Note”). A Tranche of Registered Notes may also be sold in reliance upon Regulation S that are initially issued in definitive form (each such definitive note or Regulation S Registered Global Note being a “Regulation S Note”). Prior to expiry of the distribution compliance period (as defined in Regulation S) applicable to each such Tranche of Notes, a Regulation S Note (or beneficial interests therein) may not be offered or sold to, or for the account or benefit of, a U.S. Person and such Regulation S Note will be subject to the restrictions on transfer set forth therein and will bear the restrictive legend described under “Transfer and Selling Restrictions.”

The Registered Notes (or beneficial interests therein) of each Tranche offered and sold in the United States (other than Registered Notes (or beneficial interests therein) offered and sold in reliance upon Regulation S in offshore transactions to persons other than U.S. Persons) or to (or for the account of) U.S. Persons by the Bank or on its behalf may only be offered and sold: (a) in private placements directly by the Bank to one or more Dealer(s) who are Institutional Accredited Investors and execute and deliver to the Issuer an IAI Investment Letter in which they agree to purchase (and represent that they are purchasing) such Notes (or beneficial interests therein) for their own account and not with a view to the distribution thereof or (b) by the Bank in a private placement to one or more Dealer(s) who then re-sell(s) such interests to QIBs under Rule 144A. The Registered Notes of each Tranche sold to Institutional Accredited Investors as described in clause (a) will be represented by one or more global note(s) in registered form (each an “IAI Global Note”) or in definitive form and the Registered Notes of each Tranche sold to QIBs as described in clause (b) will be represented by one or more global note(s) in registered form (each a “Rule 144A Global Note” and, together with the Regulation S Registered Global Notes and the IAI Global Notes, each a “Registered Global Note;” each Registered Global Note and Bearer Global Note being a “Global Note”).

Registered Global Notes of a Series will either be:

(a) deposited with a custodian for, and registered in the name of a nominee of, DTC, or

(b) deposited with a: (i) Common Depositary or (ii) if the Registered Global Notes are to be held under the “new safekeeping structure” for registered global securities that are intended to constitute eligible collateral for Eurosystem monetary policy operations (the (“NSS”), a Common Safekeeper, in each case, for Euroclear and Clearstream, Luxembourg, and will be registered in the name of a common nominee of Euroclear and Clearstream, Luxembourg or in the name of a nominee of the Common Safekeeper, as specified in the applicable Final Terms.

Persons holding beneficial interests in Registered Global Notes will be entitled or required, as the case may be, under the circumstances described below, to receive physical delivery of definitive Notes in fully registered form.

Where Registered Global Notes issued in respect of any Tranche are to be held under the NSS, the applicable Final Terms will also indicate whether or not such Registered Global Notes are intended to be held in a manner that would allow Eurosystem eligibility. Any indication to any person that any Registered Global Note is to be so held does not necessarily mean that the Notes of the relevant Tranche will be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any time during their life as such recognition depends upon satisfaction of the Eurosystem eligibility criteria. The Common Safekeeper for NGNs will either be Euroclear or Clearstream, Luxembourg or another entity approved by Euroclear and Clearstream, Luxembourg.

The Notes of each Tranche sold by the Issuer to U.S. Persons who are Institutional Accredited Investors (other than through one or more Dealer(s) under Rule 144A) will be Registered Notes in either definitive or global form (“IAI Registered Notes”). Unless otherwise set forth in the applicable Final Terms, IAI Registered Notes will be issued only in minimum denominations of US$500,000 and integral multiples of US$1,000 in excess thereof (in each case, or the approximate rounded equivalents in the applicable Specified Currency). IAI Registered Notes will be subject to the restrictions on transfer set forth therein and will bear the restrictive legend described under “Transfer and Selling Restrictions.”

The Registered Notes will be subject to certain restrictions on transfer set forth therein and will bear a legend regarding such restrictions.

Payments of principal, interest and any other amount in respect of a Registered Note will, in the absence of provision to the contrary, be made in the manner provided in Condition 7 to the person shown on the Register as the registered holder of such Registered Global Note as of the relevant Record Date. None of the Issuer or any Agent will have any responsibility or liability for any aspect of the records relating to or payments or deliveries made on account of beneficial ownership interests in the Registered Global Notes (including any payments pursuant to Conditions 7.8 and 7.9) or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Transfer of Beneficial Interests. Beneficial interests in a Registered Global Note may, subject to compliance with all applicable restrictions, be transferred to a person who wishes to hold such interest in the same or another Registered Global Note of the same Series. No beneficial owner of an interest in a Registered Global Note will be able to transfer such interest except in accordance with the applicable procedures of DTC, Euroclear and Clearstream, Luxembourg, as the case may be. Registered Notes (or beneficial interests therein) are also subject to the restrictions on transfer set forth therein and will bear a legend regarding such restrictions. See “Transfer and Selling Restrictions.”

Exchange from Global Notes to Definitive Notes

The applicable Final Terms of a Tranche of Global Notes (other than a Temporary Bearer Global Note) will specify that beneficial interests in such Global Note will be exchangeable (free of charge), in whole but not in part, for definitive Bearer Notes or Registered Notes (as the case may be) with, where applicable for Bearer Notes, interest coupons and talons attached, either for one or more of the following circumstances: (a) with respect to Permanent Bearer Global Notes, upon not less than 60 days’ written notice given at any time from Euroclear and/or Clearstream, Luxembourg (acting on the instructions of any holder of a beneficial interest in such Global Note) to the Fiscal Agent as described therein, (b) upon the occurrence of an Exchange Event or (c) at any time at the request of the Issuer. “Exchange Event” means that: (i) an Event of Default exists with respect to the applicable Series, (ii)(A) in the case of Registered Notes registered in the name of a nominee for DTC, either DTC has notified the Issuer that it is unwilling or unable to continue to act as depository for such Notes and no alternative clearing system is available or DTC has ceased to constitute a clearing agency registered under the Exchange Act and no alternative clearing system is available, or (B) in the case of Registered Notes registered in the name of a nominee for a Common Depositary or Common Safekeeper for Euroclear or Clearstream, Luxembourg and in the case of Bearer Global Notes, the Issuer has been notified that both Euroclear and Clearstream, Luxembourg have been closed for business for a continuous period of at least 14 days (other than by reason of holiday, whether statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and, in each such case, no successor clearing system is available, or (iii) the Issuer has or will become subject to adverse tax consequences that would not be suffered were the Notes represented by the applicable Global Note in definitive form.

In respect of Temporary Bearer Global Notes and Permanent Bearer Global Notes that, in each case, are exchangeable for definitive Bearer Notes otherwise than upon an Exchange Event as aforesaid, the applicable Final Terms will specify that any such definitive Bearer Notes will be issued in denominations equal to, or greater than, €100,000 (or its equivalent in any other currency) and integral multiples thereof.

The Issuer will promptly give notice to the Noteholders of the applicable Series in accordance with Condition 15 if an Exchange Event occurs with respect to a Global Note. In the event of the occurrence of such an Exchange Event with respect to a Global Note, DTC, Euroclear and/or Clearstream, Luxembourg (or the applicable nominee, Common Depositary or Common Safekeeper, as the case may be, on their behalf), as applicable, acting upon the instructions of any holder of a beneficial interest in such Global Note, may give notice to the Fiscal Agent (with respect to Bearer Global Notes) or the Registrar (with respect to Registered Global Notes) requesting such an exchange and, in the event of the occurrence of an Exchange Event as described in clause (iii) of the definition thereof, the Issuer may give notice to the Fiscal Agent or the Registrar (as the case may be) requesting such an exchange. Any such exchange shall occur not later than 45 days after the date of receipt of the first relevant notice by the Fiscal Agent or the Registrar, as the case may be.

Repayment of principal on a Note may be accelerated by the holder thereof in certain circumstances described in Condition 11. In such circumstances, where any Note is still represented by a Global Note and the Global Note (or any part thereof) has become due and repayable in accordance with the Conditions of the applicable Series and payment in full of the amount due has not been made in accordance with the provisions of such Note, then from 8:00 p.m. (London time) on the day immediately following the applicable due date holders of beneficial interests in such Global Note credited to their accounts with a Clearing System will become entitled to proceed directly against the Issuer on the basis of statements of account provided by such Clearing System on and subject to the terms of a deed of covenant (the “Deed of Covenant”) dated April 17, 2015 and executed by the Issuer. In addition, as set out in clause (i) of the definition of Exchange Event above, holders of beneficial interests in such Global Note credited to their accounts with the applicable Clearing System may request that any Paying Agent or, in respect of Registered Notes, the Registrar, deliver, on behalf of the Issuer, to such Clearing System, definitive Notes in exchange for their beneficial interest in such Global Note in accordance with the standard operating procedures of such Clearing System.

General

Pursuant to the Agency Agreement, the Fiscal Agent will arrange that, where a further Tranche of Notes is issued that is intended to form a single Series with an existing Tranche of Notes, the Notes of such further Tranche will (to the extent applicable) be assigned a common code, ISIN, CUSIP and/or CINS number, as applicable, that are different from the common code, ISIN, CUSIP and CINS assigned to Notes of any other Tranche of the same Series until at least the expiry of any distribution compliance period (as defined in Regulation S) applicable to the Notes of such further Tranche.

Any reference herein to DTC, Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system(s) specified in the applicable Final Terms or as may otherwise be approved by the Issuer and the Fiscal Agent.

APPLICABLE FINAL TERMS

Set out below is the form of Final Terms that will be completed for each Tranche of Notes.

[Date]

TÜRKİYE VAKIFLAR BANKASI T.A.O.

Issue of [Aggregate Nominal Amount of Tranche] [Title of Notes] (the “Notes”)

under the US$7,000,000,000

Global Medium Term Note Programme (the “Programme”)

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions (the “Conditions”) set forth in the base prospectus dated 18 April 2016 [and the supplement[s] to it dated [date] [and [date]] [that [together] constitute[s] a base prospectus [for the purposes of the Prospectus Directive](1) (the “Base Prospectus”). This document constitutes the Final Terms of the Notes described herein [for the purposes of Article 5.4 of the Prospectus Directive](1) and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. The Base Prospectus has been published on the Issuer’s website ([insert website address]).

[The following alternative language applies if the first tranche of an issue that is being increased was issued under a base prospectus with an earlier date.]

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions (the “Conditions”) set forth in the base prospectus dated [[17 April 2015][8 April 2014]/[3 April 2013]] [and the supplement[s] to it dated [date] [and [date]], which are incorporated by reference in the base prospectus dated 18 April 2016. This document constitutes the Final Terms of the Notes described herein [for the purposes of Article 5.4 of the Prospectus Directive](1) and must be read in conjunction with the base prospectus dated 18 April 2016 [and the supplement[s] to it dated [date] [and [date]], which [together] constitute[s] a base prospectus [for the purposes of the Prospectus Directive](1) (the “Base Prospectus”), including the Conditions incorporated by reference in the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. The Base Prospectus has been published on the Issuer’s website ([insert website address]).

[Include whichever of the following apply or specify as “Not Applicable”. Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or sub-paragraphs (in which case the sub-paragraphs of the paragraphs that are not applicable can be deleted). Italics denote guidance for completing the Final Terms.]

[When completing final terms or adding any other final terms or information consideration should be given as to whether such terms or information constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

[If the Notes have a maturity of less than one year from the date of their issue, the minimum denomination must be £100,000 or its equivalent in any other currency.]

1.	Issuer:		Türkiye Vakıflar Bankası T.A.O.

2.	(a)	Series Number:	[•]

(1)  Delete where the Notes are neither admitted to trading on a regulated market in the European Economic Area nor offered in the European Economic Area in circumstances in which a prospectus is required to be published under the Prospectus Directive.

	(b)	Tranche Number:	[•]

	(c)	Date on which the Notes will be consolidated and form a single Series:

[The Notes will be consolidated and form a single Series with [identify earlier Tranches] on [the Issue Date/exchange of the Temporary Bearer Global Note for interests in the Permanent Bearer Global Note, as referred to in paragraph 23 below, which is expected to occur on or about [date]][The Issue Date][Not Applicable]

3.	Specified Currency:		[•]

4.	Aggregate Nominal Amount immediately after issuance of this Tranche:

	(a)	Series:	[•]

	(b)	Tranche:	[•]

5.	Issue Price:		[•] per cent. of the Aggregate Nominal Amount of the Tranche [plus [•] of accrued interest per Calculation Amount for interest accruing from [insert date] (if applicable)]

6.	(a)	Specified Denomination(s):

[•][ and integral multiples of [•] in excess thereof]

(N.B. Notes must have a minimum denomination of €100,000 (or equivalent).) (Note — where multiple denominations above €100,000 or equivalent are being used the following sample wording should be followed:

“[€100,000] and integral multiples of [€1,000] in excess thereof up to and including [€199,000]. No Notes in definitive form will be issued with a denomination above [€199,000].”)

(NB: Where a Temporary Bearer Global Note or a Permanent Bearer Global Note is, in each case, exchangeable for Definitive Notes on at least 60 days’ notice given at any time or at the request of the Issuer, Notes in definitive form must only be issued with a denomination equal to, or greater than, €100,000 (or equivalent) and integral multiples thereof)

	(b)	Calculation Amount:

[•]

(If only one Specified Denomination, insert the Specified Denomination. If more than one Specified Denomination, insert the highest common factor. Note: There must be a common factor in the case of two or more Specified Denominations.)

7.	(a)	Issue Date:	[•]

	(b)	Interest Commencement Date:	[Specify][Issue Date][Not Applicable] (N.B. An Interest Commencement Date will not be relevant for certain Notes, for example Zero Coupon Notes.)

8.		Maturity Date:	[•][Interest Payment Date [falling in][nearest to] [•]] [Specify date or (for Floating Rate Notes) Interest Payment Date falling in or nearest to the relevant month and year](2)

(2)  For Renminbi-denominated Fixed Rate Notes and Modified Fixed Rate Notes where Interest Periods and Interest Amounts are subject to adjustment, it will be necessary to use the second option here.

9.		Interest Basis:

[[•] per cent. Fixed Rate]

[[•] month [currency] [LIBOR/EURIBOR/TRLIBOR/ROBOR/PRIBOR/ HIBOR/SIBOR/NIBOR/WIBOR/CNH HIBOR] + the Margin Floating Rate]

[Zero Coupon]

(further particulars specified in paragraph [14]/[15]/[16] below)

10.		Redemption/Payment Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at [•] per cent. of their nominal amount

11.		Change of Interest Basis:

[For the period from (and including) the Interest Commencement Date, up to (but excluding) [•], paragraph [14/15] below applies, and for the period from (and including) [•] up to (and including) the Maturity Date, paragraph [14/15] below applies]/[Not Applicable][•]

12.		Put/Call Options:	[Investor Put] [Change of Control Put] [Issuer Call] [(further particulars in paragraph [18/19/20] below)] [Not applicable]

13.	(a)	Status of the Notes:	Senior

	(b)	Date Board approval for issuance of Notes obtained:

[•]/[Not Applicable. No Board (or similar) authorisation is required for this Tranche of Notes.]

(N.B. Only relevant where Board (or similar) authorisation is required for the particular Tranche of Notes)

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14.	Fixed Rate Note Provisions:		[Not] Applicable (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(a)	Rate(s) of Interest:	[[•] per cent. per annum payable in arrear on [the/each] Interest Payment Date]

	(b)	Interest Payment Date(s):

[[•] in each year up to and including the Maturity Date/[specify other](3). (Amend appropriately in the case of irregular coupons. In the case of Modified Fixed Rate Notes, insert regular interest payment dates and also complete paragraph (g) below as applicable. Paragraph (g) is not relevant to Fixed Rate Notes where Interest Periods and Interest Amounts are not subject to adjustment and either: (a) a customary Following Business Day Convention is to apply in accordance with Condition 7.6 to any date for payment that is not a Payment Business Day or (b) such payment dates are not otherwise to be subject to adjustment by reference to any other Business Day Convention.)

(3)  For certain Renminbi denominated Fixed Rate Notes, Interest Periods and Interest Amounts are subject to adjustment and the following proviso should be added: “; provided that if any Interest Payment Date falls on a day which is not a Business Day, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day.”

(c)

Fixed Coupon Amount(s):

(Applicable only to Notes in definitive form. Not applicable to Renminbi-denominated Fixed Rate Notes and Modified Fixed Rate Notes where Interest Periods and Interest Amounts are subject to adjustment)

[[•] per Calculation Amount][Not Applicable]

(d)

Broken Amount(s):
(Applicable only to Notes in definitive form. Not applicable to Renminbi-denominated Fixed Rate Notes and Modified Fixed Rate Notes where Interest Periods and Interest Amounts are subject to adjustment)

[[•] per Calculation Amount, payable on the Interest Payment Date falling [in/on] [•]][Not Applicable]

(e)	[Day Count Fraction:	[30/360][Actual/Actual (ICMA)] [Actual/365 (Fixed)]](4) (Delete this sub-paragraph in the case of Modified Fixed Rate Notes)

(f)	[Determination Date(s):

[[•] in each year] [Not Applicable]]

(Insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon. N.B. only relevant where Day Count Fraction is Actual/Actual (ICMA))

(g)	Modified Fixed Rate Notes:

[Applicable/Not Applicable]

(Modified Fixed Rate Notes are Fixed Rate Notes: (i) the terms of which provide for Interest Periods and Interest Amounts to be subject to adjustment or (ii) for which Interest Periods and Interest Amounts are not subject to adjustment but a specified Payment Business Day Convention is to apply to any date for payment that is not a Payment Business Day. If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Interest Periods and Interest Amounts subject to adjustment:	[Applicable/Not Applicable]

(ii) Business Day Convention:

[Following Business Day Convention/Modified Following Business Day

Convention/Preceding Business Day Convention/Not Applicable]

(Only applicable where Interest Periods and Interest Amounts are subject to adjustment)

	(iii) Specified Business Centre(s):	[[•]/Not Applicable] (Only applicable where Interest Periods and Interest Amounts are subject to adjustment. This paragraph relates to Interest Period end dates and not the date

(4)  Applicable to Renminbi denominated Fixed Rate Notes.

of payment to which sub-paragraph (vi) below relates)

		(iv) Day Count Fraction:	[Actual/Actual (ICMA)] [Actual/Actual (ISDA)] [Actual/Actual] [Actual/365 (Fixed)] [Actual/365 (Sterling)] [Actual/360] [30/360] [360/360] [Bond Basis] [30E/360] [Eurobond Basis] [30E/360 (ISDA)]

(v) Payment Business Day Convention:

[Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention] [Not Applicable]

(Only applicable where Interest Periods and Interest Amounts are not subject to adjustment and a specified Payment Business Day Convention is to apply to any date for payment that is not a Payment Business Day)

(vi) Specified Financial Centres:

[[•]/Not Applicable]

(Only applicable if a Payment Business Day Convention is specified in sub-paragraph 14(g)(v). Note that this paragraph relates to the date of payment and not Interest Period end dates to which sub-paragraph (iii) above relates)

15.	Floating Rate Note Provisions:		[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(a)	Specified Period(s)/Specified Interest Payment Dates:

[•] [, not subject to adjustment, as the Business Day Convention in (b) below is specified to be Not Applicable]

(Specified Period(s)/Specified Interest Payment Dates may not be subject to adjustment in accordance with a Business Day Convention in the case of Modified Floating Rate Notes. In these circumstances only paragraph (m) below will be applicable)

	(b)	Business Day Convention:

[Floating Rate Convention][Following Business Day Convention][Modified Following Business Day Convention][Preceding Business Day Convention] [Not Applicable](5) (Complete unless paragraph (m) below is applicable. See not to paragraph (a) above for guidance)

	(c)	Specified Business Centre(s):

[•] [Not Applicable](6)

(Note that this paragraph relates to Interest Period end dates and not the date of payment to which paragraph 24 relates. Complete unless paragraph (m) below is applicable. See note to paragraph (a) above for guidance)

	(d)	Manner in which the Rate of Interest and Interest Amount is to be determined:	[Screen Rate Determination][ISDA Determination]

(5)  Only not applicable in the case of Modified Floating Rate Notes.

(6)  Only not applicable in the case of Modified Floating Rate Notes.

(e)	Party responsible for calculating the Rate of Interest and Interest Amount (if not the Fiscal Agent):	[•] [Not Applicable]

(f)	Screen Rate Determination:	[Not] Applicable

	• Reference Rate:	[•] month [[currency] LIBOR/EURIBOR/TRLIBOR/ROBOR/PRIBOR/HIBOR /SIBOR/NIBOR/WIBOR/CNH HIBOR]

	• Relevant Time:	[•] (11.00 a.m. in the case of LIBOR, EURIBOR, ROBOR, PRIBOR, SIBOR, WIBOR and HIBOR, 11.15 a.m. in the case of CNH HIBOR, 11.30 a.m. in the case of TRLIBOR and 12.00 p.m. in the case of NIBOR)

	• Relevant Financial Centre(s):	[London][Brussels][İstanbul][Bucharest][Prague][Hong Kong][Singapore][Oslo] [Warsaw]

• Interest Determination Date(s):

[•]

(Second London business day prior to the start of each Interest Period if LIBOR (other than Sterling or euro LIBOR), first day of each Interest Period if Sterling LIBOR, the second day on which the TARGET2 System is open prior to the start of each Interest Period if EURIBOR or euro LIBOR, the second İstanbul business day prior to the start of each Interest Period if TRLIBOR, the second Bucharest business day prior to the start of each Interest Period if ROBOR, the second Prague business day prior to the start of each Interest Period if PRIBOR, the first day of each Interest Period if HIBOR, the second Singapore business day prior to the start of each Interest Period if SIBOR, the second Oslo business day prior to the start of each Interest Period if NIBOR, the second Warsaw business day prior to the start of each Interest Period if WIBOR and the second Hong Kong business day prior to the start of each Interest Period if CNH HIBOR)

	• Relevant Screen Page:	[•] (In the case of EURIBOR, if not Reuters EURIBOR01 ensure it is a page that shows a composite rate or amend the fallback provisions appropriately)

(g)	ISDA Determination:	[Not] Applicable

	• Floating Rate Option:	[•]

	• Designated Maturity:	[•]

	• Reset Date:	[•] (In the case of a LIBOR or EURIBOR based option, the first day of the Interest Period)

	(h)	Linear Interpolation:	[Not Applicable/Applicable — the Rate of Interest for the [long/short] [first/last] Interest Period shall be calculated using Linear Interpolation (specify for each short or long interest period)]

	(i)	Margin(s):	[[+/-] [•] per cent. per annum]

	(j)	Minimum Rate of Interest:	[[•] per cent. per annum][Not Applicable]

	(k)	Maximum Rate of Interest:	[[•] per cent. per annum][Not Applicable]

	(l)	Day Count Fraction:	[Actual/Actual (ICMA)] [Actual/Actual (ISDA)][Actual/Actual] [Actual/365 (Fixed)] [Actual/365 (Sterling)] [Actual/360] [30/360][360/360][Bond Basis] [30E/360][Eurobond Basis] [30E/360 (ISDA)]

	(m)	Modified Floating Rate Notes:	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

		(i) Payment Business Day Convention:	[Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/Not Applicable]

		(ii) Specified Financial Centres:	[[•]/Not Applicable]

16.	Zero Coupon Note Provisions:		[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(a)	Accrual Yield:	[[•] per cent. per annum]

	(b)	Reference Price:	[•]

	(c)	Day Count Fraction in relation to Early Redemption Amounts:	[30/360] [Actual/360] [Actual/365]

PROVISIONS RELATING TO REDEMPTION

17.	Notice periods for Condition 8.2:		Minimum period: [•] days Maximum period: [•] days

18.	Issuer Call:		[Not] Applicable (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(a)	Optional Redemption Date(s):	[•]

	(b)	Optional Redemption Amount:	[[•] per Calculation Amount]

	(c)	If redeemable in part:

		(i) Minimum Redemption Amount:	[•]

		(ii) Maximum Redemption Amount:	[•]

	(d)	Notice periods:

[Minimum period: [•] days]

[Maximum period: [•] days]

(N.B. When setting notice periods, the Issuer is advised to consider the practicalities of distribution of information through intermediaries, for example, clearing systems (which, in the case of Euroclear and Clearstream, Luxembourg, require a minimum of 5 clearing system business days’ notice for a call) and custodians, as well as any other notice requirements that may apply, for example, as between the Issuer and the Fiscal Agent)

19.	Investor Put:		[Not] Applicable (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(a)	Optional Redemption Date(s):	[•]

	(b)	Optional Redemption Amount:	[[•] per Calculation Amount]

	(c)	Notice periods:

[Minimum period: [•] days]

[Maximum period: [•] days]

(N.B. When setting notice periods, the Issuer is advised to consider the practicalities of distribution of information through intermediaries, for example, clearing systems (which, in the case of Euroclear and Clearstream, Luxembourg, require a minimum of 15 clearing system business days’ notice for a put) and custodians, as well as any other notice requirements that may apply, for example, as between the Issuer and the Fiscal Agent)

20.	Change of Control Put:		[Not] Applicable (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(a)	Optional Redemption Amount:	[[•] per Calculation Amount]

	(b)	Notice periods:

[Minimum period: [•] days]

[Maximum period: [•] days]

(N.B. When settling notice periods, the Issuer is advised to consider the practicalities of distribution of information through intermediaries, for example, clearing systems and custodians, as well as any other notice requirements that may apply, for example, as between the Issuer and the Fiscal Agent or, in the case of Registered Notes, the Registrar)

21.	Final Redemption Amount:	[•] per Calculation Amount

22.	Early Redemption Amount payable on redemption for taxation reasons or on event of default:	[•] per Calculation Amount

GENERAL PROVISIONS APPLICABLE TO THE NOTES

23.	(a) Form:

[Bearer Notes:]

[Temporary Bearer Global Note exchangeable for a Permanent Bearer Global Note that is exchangeable for Definitive Notes [on not less than 60 days’ written notice given at any time][only upon the occurrence of an Exchange Event][at any time at the request of the Issuer]

[Temporary Bearer Global Note exchangeable for Definitive Notes on and after the Exchange Date]

[Permanent Bearer Global Note exchangeable for Definitive Notes [on not less than 60 days’ written notice given at any time][only upon the occurrence of an Exchange Event][at any time at the request of the Issuer]]

[Definitive Bearer Notes]

[Bearer Notes shall not be physically delivered in Belgium, except to a clearing system, a depository or other institution for the purpose of their immobilisation in accordance with article 4 of the Belgian Law of 14 December 2005, or in the United States of America.]

(Ensure that this is consistent with the wording in the “Form of the Notes” section in the Base Prospectus and the Notes themselves. N.B. The exchange upon notice/at any time options should not be expressed to be applicable if the Specified Denomination of the Notes in paragraph 6 includes language substantially to the following effect: “[€100,000] and integral multiples of [€1,000] in excess thereof up to and including [€199,000]”. Furthermore, such Specified Denomination construction is not permitted in relation to any issue of Notes that is to be represented on issue by a Temporary Bearer Global Note exchangeable for Definitive Notes.)

[Registered Notes]

[Regulation S Registered Global Note registered in the name of a nominee for [DTC][a common depositary for Euroclear and Clearstream, Luxembourg][a common safekeeper for Euroclear and Clearstream, Luxembourg] exchangeable for Definitive Registered Notes [only upon the occurrence of an Exchange Event][at any time at the request of the Issuer]]

[Rule 144A Global Note(s) registered in the name of a nominee for [DTC][a common depositary for Euroclear and Clearstream, Luxembourg][a common safekeeper for Euroclear and Clearstream, Luxembourg] exchangeable for Definitive Registered Notes [only upon the occurrence of an Exchange Event][at any time at the request of the Issuer]]

[Definitive Regulation S Registered Note]

[Rule 144A Definitive Registered Notes]

[Definitive IAI Registered Notes]

[IAI Global Registered Note registered in the name of a nominee for [DTC][a common depositary for Euroclear and Clearstream, Luxembourg][a common safekeeper for Euroclear and Clearstream, Luxembourg] exchangeable for Definitive Registered Notes [only upon the occurrence of an Exchange Event][at any time at the request of the Issuer]]

(N.B. In the case of an issue with more than one Global Note or a combination of one or more Bearer Global Note(s) and Definitive IAI Notes, specify the nominal amounts of each Global Note and, if applicable, the aggregate nominal amount of all Definitive IAI Notes if such information is available)

	(b) New Global Note:	[Yes][No]

24.	Specified Financial Centre(s):

[[•]/Not Applicable]

(Note that this paragraph relates to the date of payment and not Interest Period end dates to which sub-paragraph 15(c) relates. Delete this paragraph if sub-paragraphs 14(g)(vi) or 15(m)(iii) are completed)

25.	Talons for future Coupons to be attached to Definitive Notes:	[Yes; as the Notes have more than 27 coupon payments, Talons may be required if, on exchange into definitive form, more than 27 coupon payments are still to be made][No]

PROVISIONS APPLICABLE TO TURKISH LIRA NOTES

26.	USD Payment Election:	[Applicable/Not Applicable] (Only applicable for Notes the Specified Currency of which is Turkish Lira.)

PROVISIONS APPLICABLE TO RMB NOTES

27.	RMB Currency Event:	[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph.)

	(a) Party responsible for calculating the Spot Rate:	[[•] (the “Calculation Agent”)]

	(b) RMB Settlement Centre(s):	[[•]/Not Applicable]

[Third Party Information

[Relevant third party information] has been extracted from [specify source]. The Issuer confirms that such information has been accurately reproduced and that, so far as it is aware and is able to ascertain from information published by [specify source], no facts have been omitted that would render the reproduced information inaccurate or misleading.]

Signed on behalf of
Türkiye Vakıflar Bankası T.A.O.:

By:	By:
Duly authorised	Duly authorised

PART B — OTHER INFORMATION

1.	LISTING AND ADMISSION TO TRADING

	(a)	Listing and admission to trading:

[Application [has been/will be] made by the Issuer (or on its behalf) for the Notes to be listed on the Official List and admitted to trading on the Main Securities Market of the Irish Stock Exchange plc with effect from [•].][•][Not Applicable.]

(When documenting an issue of Notes that is to be consolidated and to form a single series with a previous issue, it should be indicated here that the original Notes are already listed and admitted to trading.)

	(b)	Estimate of total expenses related to admission to trading:	[•]

2.	RATINGS

Ratings:

[The Notes to be issued [have been][are expected to be] rated [•] by [•] [and [•] by [•]].][The following ratings reflect ratings assigned to Notes of this type issued under the Programme generally: [•] by [•] [and [•] by [•]].][Not Applicable]

(The above disclosure should reflect the rating allocated to Notes of the type being issued under the Programme generally or, where the Notes to be issued have been specifically rated, that rating.)

[Each of] [Insert legal name of credit rating agency/agencies] is established in the European Union and registered under Regulation (EC) No 1060/2009, as amended (the “CRA Regulation”).]

[Insert legal name of credit rating agency] is established in the European Union and is not registered under Regulation (EC) No 1060/2009 (the “CRA Regulation”).]

[Insert legal name of credit rating agency] is not established in the European Union but the rating it has given to the Notes is endorsed by [insert legal name of credit rating agency], which is established in the European Union and registered under Regulation (EC) No 1060/2009 (the “CRA Regulation”).]

[Insert legal name of credit rating agency] is not established in the European Union but is certified under Regulation (EC) No 1060/2009 (the “CRA Regulation”).]

[Insert legal name of credit rating agency] is not established in the European Union and is not certified under Regulation (EU) No 1060/2009, (the “CRA Regulation”) and the rating it has given to the Notes is not endorsed by a credit rating agency established in the European Union and registered under the CRA Regulation.]

(The above additional disclosure in respect of the relevant credit rating agencies is only required in Final Terms for Notes that are to be admitted to trading on a regulated market in the European Union.)

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

(Need to include a description of any interest, including conflicting ones, that is material to the issue/offer, detailing the persons involved and the nature of the interest. May be satisfied by the inclusion of the statement below:)

[Save for any fees payable to the [Managers/Dealers], so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer of the Notes. The [Managers/Dealers] and/or their [respective] affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform other services for, the Issuer and its affiliates in the ordinary course of business.][So far as the Issuer is aware, the following persons have an interest material to the issue/offer of the Notes: [•]]

[(When adding any other description, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)]

4.	YIELD (Fixed Rate Notes only)

	Indication of yield:		[[•] per cent. per annum] [The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.][Not Applicable]

5.	HISTORIC INTEREST RATES (Floating Rate Notes only)

Details of historic [[currency] LIBOR/EURIBOR/TRLIBOR/ROBOR/PRIBOR/HIBOR/SIBOR/NIBOR/ WIBOR/CNH HIBOR] rates can be obtained from [Reuters at •].

6.	OPERATIONAL INFORMATION

	(a)	ISIN:	[•][Not Applicable]

	(b)	Common Code:	[•][Not Applicable]

	(c)	CUSIP:	[•][Not Applicable]

	(d)	CINS:	[•][Not Applicable]

	(e)	Any clearing system(s) other than DTC, Euroclear and Clearstream, Luxembourg and the relevant identification number(s):	[Not Applicable][give name(s) and number(s)]

	(f)	Delivery:	Delivery [against/free of] payment

	(g)	Names and addresses of additional Paying Agent(s) (if any):	[•][Not Applicable]

	(h)	Deemed delivery of clearing system notices for the purposes of Condition 15:	[Any notice delivered to Noteholders of Notes held through a clearing system will be deemed to have been given on the [first/second] [business]

day after the day on which it was given to such clearing system.][Not Applicable]

	(i)	Intended to be held in a manner that would allow Eurosystem eligibility:

[Yes. Note that the designation “yes” simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper [(and registered in the name of a nominee of one of the ICSDs acting as common safekeeper)] [include this text for registered notes that are to be held under the NSS] and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.]

[No. Whilst the designation is specified as “no” at the date of these Final Terms, should the Eurosystem eligibility criteria be amended in the future such that the Notes are capable of meeting them the Notes may then be deposited with one of the ICSDs as common safekeeper [(and registered in the name of a nominee of one of the ICSDs acting as common safekeeper)] [include this text for registered notes that are to be held under the NSS]. Note that this does not necessarily mean that the Notes will then be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem at any time during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.]

7.	DISTRIBUTION

	(a)	Method of distribution:	[Syndicated/Non-syndicated]

	(b)	If syndicated, names of Managers:	[Not Applicable][•]

	(c)	Stabilisation Manager(s) (if any):	[Not Applicable/give name(s)]

	(d)	If non-syndicated, name of relevant Dealer:	[Not Applicable][•]

	(e)	U.S. Selling Restrictions:	[Reg. S Compliance Category 2][Rule 144A][Rule 144][Section 4(a)(2)] [Rules identical to those provided in [TEFRA D][TEFRA C] applicable] [TEFRA not applicable]

8.	REASONS FOR THE OFFER		[ ] (See “Use of Proceeds” in the Base Prospectus. If the reason for the offer is different from general corporate purposes, then such specific reason will need to be included here.)

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the Terms and Conditions of the Notes that, unless otherwise agreed by the Issuer and the relevant Dealer(s) or investor(s) at the time of issue, will be incorporated by reference into, or attached to, each Global Note (as defined below). With respect to each definitive Note, the Terms and Conditions will be endorsed onto such definitive Note or, if permitted by the relevant authority or authorities and agreed by the Issuer and the relevant Dealer(s) or investor(s), incorporated into it by reference. The applicable Final Terms (or the relevant provisions thereof) will be either endorsed upon or incorporated into each Global Note and definitive Note. Reference should be made to “Summary Information Relating to Notes in Global and Definitive Form” and “Applicable Final Terms” for a description of the content of Final Terms that will specify which of such terms are to apply in relation to the relevant Notes.

This Note is one of a Series (as defined below) of Notes issued by Türkiye Vakıflar Bankası T.A.O. (the “Issuer”) pursuant to the Agency Agreement (as defined below).

“Notes” means: (a) in relation to any Notes represented by a global Note (a “Global Note”), such Global Note (or any nominal amount thereof of a Specified Denomination), and (b) in relation to any definitive Notes in bearer form (“Bearer Notes”) or registered form (“Registered Notes”), such definitive Notes in bearer or, as the case may be, registered form.

The Notes and the Coupons (as defined below) have the benefit of an amended and restated agency agreement dated 17 April 2015, as supplemented by a supplemental agency agreement dated 18 April, 2016 (as further amended and/or supplemented and/or restated from time to time, the “Agency Agreement”) and made among the Issuer, The Bank of New York Mellon, London Branch, as issuing and principal paying agent and agent bank (the “Fiscal Agent”, which expression shall include any successor fiscal agent) and the other paying agents named therein (together with the Fiscal Agent, the “Paying Agents”, which expression shall include any additional or successor paying agents), The Bank of New York Mellon, New York Branch, as exchange agent (the “Exchange Agent”, which expression shall include any successor exchange agent), The Bank of New York Mellon (Luxembourg) S.A. as registrar (the “Registrar”, which expression shall include any successor registrar) and a transfer agent and the other transfer agents named therein (together with the Registrar, the “Transfer Agents”, which expression shall include any additional or successor transfer agents).

Interest-bearing definitive Bearer Notes have interest coupons (“Coupons”). In addition, interest-bearing definitive Bearer Notes that, when issued, have more than 27 interest payments remaining have talons for further Coupons (“Talons”). Any reference herein to Coupons shall, unless the context otherwise requires, be deemed to include a reference to Talons. Registered Notes and Bearer Global Notes do not have Coupons or Talons attached on issue.

The final terms for this Note (or the relevant provisions of such final terms) are set out in Part A of the Final Terms attached to or endorsed on this Note and supplement these Terms and Conditions (these “Conditions”). References to the “applicable Final Terms” are, unless otherwise stated, to Part A of the Final Terms (or the relevant provisions thereof) attached to or endorsed on this Note.

Any reference to a “Noteholder” or “holder” in relation to a Note means: (a) in the case of a Bearer Note, the holder of such Note, and (b) in the case of a Registered Note, the person(s) in whose name such Note is registered, and shall, in relation to any Notes represented by a Global Note, be construed as provided below. Any reference herein to a “Couponholder” means a holder of a Coupon and shall, unless the context otherwise requires, include the holder of a Talon.

As used herein, “Tranche” means Notes that are identical in all respects (including as to date of issue, listing and admission to trading) and “Series” means a Tranche of Notes together with any other Tranche(s) of Notes: (a) that are expressed in the applicable Final Terms to be consolidated and form a single series and (b) the terms and conditions of which are identical in all respects except for their respective issue dates (each, an “Issue Date”) and, in certain cases, Interest Commencement Dates (unless this is a Zero Coupon Note) and Issue Prices, each as specified in the applicable Final Terms.

The Noteholders and the Couponholders are entitled to the benefit of a deed of covenant (such deed of covenant as amended and/or supplemented and/or restated from time to time, the “Deed of Covenant”) dated 17 April 2015 and made by the Issuer. The original of the Deed of Covenant is held by the common depositary for Euroclear Bank SA/NV (“Euroclear”) and/or Clearstream Banking S.A. (“Clearstream, Luxembourg”).

Copies of the Agency Agreement, a deed poll (such deed poll as amended and/or supplemented and/or restated from time to time, the “Deed Poll”) dated 3 April 2013 and made by the Issuer, the Deed of Covenant and the applicable Final Terms of the applicable Tranche of Notes are available for inspection during normal business hours at the specified office of each of the Fiscal Agent, the other Paying Agents, the Registrar, the Exchange Agent and the other Transfer Agents (such agents being together referred to as the “Agents”). The Noteholders and the Couponholders are deemed to have notice of, and are entitled to the benefit of, all the provisions of the Agency Agreement, the Deed Poll, the Deed of Covenant and the applicable Final Terms. The statements in these Conditions include summaries of, and are subject to, the detailed provisions of the Agency Agreement.

Words and expressions defined in the Agency Agreement or used in the applicable Final Terms shall have the same meanings where used in these Conditions unless the context otherwise requires or unless otherwise stated and provided that, in the event of inconsistency between the Agency Agreement and the applicable Final Terms, the applicable Final Terms shall prevail.

In these Conditions, euro means the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty on the Functioning of the European Union, as amended.

1.                                      FORM, DENOMINATION AND TITLE

1.1                               Form and Denomination

The Notes are in bearer form or registered form as specified in the applicable Final Terms, will be numbered serially with an identifying number that the Issuer will procure to be recorded on the relevant Note and, in the case of Registered Notes, in the register of Noteholders and shall be in the Specified Currency and the Specified Denominations, in each case as specified in the applicable Final Terms. Notes of one Specified Denomination may not be exchanged for Notes of another Specified Denomination and Bearer Notes may not be exchanged for Registered Notes (and vice versa). The Notes are issued pursuant to the Turkish Commercial Code (Law No. 6102), the Capital Markets Law (Law No. 6362) of Turkey and the Communiqué on Debt Instruments Serial: II, No: 31.1 of the Turkish Capital Markets Board (in Turkish: Sermaye Piyasası Kurulu) (the “CMB”).

This Note may be a Fixed Rate Note, a Floating Rate Note or a Zero Coupon Note, or a combination of the foregoing, depending upon the “Interest Basis” set out in the applicable Final Terms.

Definitive Bearer Notes are issued with Coupons attached unless they are Zero Coupon Notes, in which case references to Coupons and Couponholders in these Conditions are not applicable.

1.2                               Title

Subject as set out below, title to the Bearer Notes and Coupons will pass by delivery and title to the Registered Notes will pass upon registration of transfers in accordance with the provisions of the Agency Agreement. The Issuer and any Agent will (except as otherwise required by law) deem and treat the bearer of any Bearer Note or Coupon and the registered holder of any Registered Note as the absolute owner thereof (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest or any writing on, or the theft or loss of, such Note) for all purposes but, in the case of any Global Note, without prejudice to the provisions set out in the next two paragraphs.

For so long as the Depository Trust Company (“DTC”) or its nominee is the registered holder of a Registered Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Registered Global Note for all purposes under the Agency Agreement and such Notes except to the extent that in accordance with DTC’s published rules and procedures any ownership rights may be exercised by its participants or beneficial owners through DTC participants.

For so long as any of the Notes of a Series are represented by a Global Note held on behalf of Euroclear and/or Clearstream, Luxembourg, each person (other than Euroclear or Clearstream, Luxembourg) who is for the time being shown in the records of Euroclear or of Clearstream, Luxembourg, as the case may be, as the holder of a particular nominal amount of such Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg, as the case may be, as to the nominal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes except in the case of manifest error) shall (upon their receipt of such certificate or other document) be treated by the Issuer and the Agents as if such person were the holder of such nominal amount of such Notes (and the bearer or registered holder of such Global Note shall be deemed not to be the holder) for all purposes other than with respect to the payment of principal or interest on such nominal amount of such Notes, for which purpose the bearer of any such Bearer Global Note or the registered holder of any such Registered Global Note shall be treated by the Issuer and each Agent as the holder of such nominal amount of such Notes in accordance with and subject to the terms of such Global Note; it being understood that, with respect to any beneficial interests held by or on behalf of Euroclear and/or Clearstream, Luxembourg in a Registered Global Note held by DTC or a nominee thereof, the rules of the preceding paragraph shall apply, and the expressions “Noteholder” and “holder of Notes” and related expressions shall be construed accordingly.

Notes that are represented by a Global Note will be transferable only in accordance with the rules and procedures for the time being of DTC, Euroclear and Clearstream, Luxembourg, as the case may be. References to DTC, Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system specified in the applicable Final Terms or as may otherwise be approved by the Issuer and the Fiscal Agent.

2.                                      TRANSFERS OF REGISTERED NOTES

2.1                               Transfers of interests in Registered Global Notes

Transfers of beneficial interests in Registered Global Notes will be effected by DTC, Euroclear or Clearstream, Luxembourg, as the case may be, and (in turn) by direct and (if appropriate) indirect participants or accountholders in such clearing systems acting on behalf of transferors and transferees of such beneficial interests. A beneficial interest in a Registered Global Note will, subject to compliance with all applicable legal and regulatory restrictions, be transferable for a Note of the same Series in definitive form or for a beneficial interest in another Registered Global Note of the same Series, in each case only in the Specified Denominations set out in the applicable Final Terms (and provided that the aggregate nominal amount of any balance of such beneficial interest of the transferor not so transferred is an amount of at least the Specified Denomination) and only in accordance with the then-applicable rules and operating procedures of DTC, Euroclear or Clearstream, Luxembourg, as the case may be, and in accordance with the terms and conditions specified in the Agency Agreement and the applicable Final Terms. Transfers of a Registered Global Note registered in the name of a nominee for DTC shall be limited to transfers of such Registered Global Note, in whole but not in part, to another nominee of DTC or to a successor of DTC or such successor’s nominee.

2.2                               Transfers of Registered Notes in definitive form

Subject as provided in Condition 2.4, upon the terms and subject to the conditions set forth in the Agency Agreement, a Registered Note in definitive form may be transferred in whole or in part (in the Specified Denominations set out in the applicable Final Terms) (and provided that, if transferred in part, the aggregate nominal amount of the balance of that Registered Note not so transferred is an amount of at least the Specified Denomination). In order to effect any such transfer: (a) the holder(s) must: (i) surrender such Registered Note for registration of the transfer thereof (or of the relevant part thereof) at the specified office of any Transfer Agent, with the form of transfer (substantially in the form set out in the Agency Agreement, completed as appropriate) thereon duly executed by such holder(s) (or by attorney(s) duly authorised in writing therefor) and (ii) complete and deliver such other certifications as may be required by the relevant Transfer Agent and (b) the relevant Transfer Agent must, after due and careful enquiry, be satisfied with the documents of title and the identity of the person(s) making the request. Any such transfer will be subject to such additional reasonable regulations as the Issuer and the Registrar may from time to time prescribe (the initial such regulations being set out in Schedule 10 to the Agency Agreement). Subject as provided above, the relevant Transfer Agent will, within three business days (being for this purpose a day on which commercial banks are open for business in the city where the specified office of the relevant Transfer Agent is located) of its receipt of such a request (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations), authenticate (or procure the authentication of) and: (x) deliver, or procure the delivery of, at its specified office to the specified transferee or (y) if so requested by the specified transferee (and then at the risk of such transferee), send by uninsured mail, to such address as such transferee may request, a new Registered Note in definitive form of a like aggregate nominal amount to the Registered Note (or the relevant part of the Registered Note) being transferred. In the case of the transfer of part only of a Registered Note in definitive form, a new Registered Note in definitive form in respect of the balance of the Registered Note not transferred will be so authenticated and delivered or (if so requested by the transferor, and then at the risk of the transferor) sent by uninsured mail to the transferor. No transfer of a Registered Note will be valid unless and until entered on the Register.

2.3                               Costs of registration

Noteholders will not be required to bear the costs and expenses of effecting any registration of transfer of the Notes in the Register (as defined in Condition 7.4 below) as provided in this Condition 2, except for any costs or expenses of delivery other than by regular uninsured mail and except that the Issuer and/or any Agent may require the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation to the registration and/or transfer.

2.4                               Noteholder establishment of clearing of a definitive Registered Note

For so long as any Notes of a Series are represented by a Registered Global Note, holders of Registered Notes in definitive form of the same Series may (to the extent that they have established settlement through DTC, Euroclear and/or Clearstream, Luxembourg) exchange their Notes for interests in the relevant Registered Global Note of the same Series at any time.

3.                                      STATUS OF THE NOTES

The Notes and any relative Coupons are direct, unconditional, unsubordinated and (subject to the provisions of Condition 4) unsecured obligations of the Issuer and (subject as provided above) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

4.                                      NEGATIVE PLEDGE

4.1                               Negative Pledge

So long as any Note remains outstanding, the Issuer will not create or have outstanding any mortgage, charge, lien, pledge or other security interest (each a “Security Interest”) upon, or with respect to, any of its present or future business, undertaking, assets or revenues (including any uncalled capital) to secure any Relevant Indebtedness, unless the Issuer, in the case of the creation of a Security Interest, before or at the same time and, in any other case, promptly, takes any and all action necessary to ensure that:

(a)                                 all amounts payable by it under the Notes are secured by the Security Interest equally and rateably with the Relevant Indebtedness,

(b)                                 such Security Interest is terminated,

(c)                                  such other arrangement (whether or not it includes the giving of a Security Interest) is provided for the benefit of the Noteholders as is approved by an Extraordinary Resolution of the Noteholders, or

(d)                                 such Security Interest is provided as is approved by an Extraordinary Resolution of the Noteholders of the Series.

Nothing in this Condition 4.1 shall prevent the Issuer from creating or permitting to subsist any Security Interest upon, or with respect to, any present or future assets or revenues or any part thereof that is created pursuant to: (i) a bond, note or other indebtedness whereby the payment obligations are secured by a segregated pool of assets

(whether held by the Issuer or any third party guarantor) (any such bond, note or other indebtedness, a “Covered Bond”) or (ii) any securitisation of receivables or other payment rights, asset-backed financing or similar financing structure (created in accordance with normal market practice) and whereby all payment obligations secured by such Security Interest or having the benefit of such Security Interest are to be discharged principally from such assets or revenues (or in the case of Direct Recourse Securities, by direct unsecured recourse to the Issuer); provided that the aggregate then-existing balance sheet value of assets or receivables subject to any Security Interest created in respect of: (A) Covered Bonds that are Relevant Indebtedness and (B) any other secured Relevant Indebtedness (other than Direct Recourse Securities) of the Issuer, when added to the nominal amount of all outstanding Direct Recourse Securities that are Relevant Indebtedness, does not, at the time of the incurrence thereof, exceed 15% of the consolidated total assets of the Issuer (as shown in the most recent audited consolidated financial statements of the Issuer prepared in accordance with IFRS).

4.2                               Interpretation

For the purposes of Condition 4.1:

(a)                                 “Direct Recourse Securities” means securities (other than Covered Bonds) issued in connection with any securitisation of receivables or other payment rights, asset-backed financing or similar financing structure (created in accordance with normal market practice) and whereby all payment obligations secured by a Security Interest or having the benefit of a Security Interest are to be discharged principally from such assets or revenues, or by direct unsecured recourse to the Issuer,

(b)                                 “IFRS” means the requirements of International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board (the “IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee of the IASB (as amended, supplemented or re-issued from time to time), and

(c)                                  “Relevant Indebtedness” means: (i) any present or future indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures, debenture stock, loan stock or other securities that are for the time being quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other organised securities market or any loan disbursed to the Issuer as a borrower under a loan participation note or similar transaction, where such securities or loan have an initial maturity at issue or disbursement in excess of 365 days, and (ii) any guarantee or indemnity of any such indebtedness.

5.                                      COVENANTS

5.1                               Maintenance of Authorisations

So long as any Note remains outstanding, the Issuer shall take all necessary action to maintain, obtain and promptly renew, and do or cause to be done all things reasonably necessary to ensure the continuance of, all consents, permissions, licences, approvals and authorisations, and make or cause to be made all registrations, recordings and filings, which may at any time be required to be obtained or made in the Republic of Turkey (including, without limitation, with the CMB and the Banking Regulation and Supervision Agency (in Turkish: Bankacılık Düzenleme ve Denetleme Kurumu) (the “BRSA”)) for: (a) the execution, delivery or performance of the Agency Agreement, the Deed of Covenant and the Notes or for the validity or enforceability thereof or (b) the conduct by it of the Permitted Business, save for any consents, permissions, licences, approvals, authorisations, registrations, recordings and filings that are immaterial in the conduct by the Issuer of the Permitted Business.

5.2                               Transactions with Affiliates

So long as any Note remains outstanding, the Issuer shall not, and shall procure that none of its Subsidiaries will, in any 12 month period: (a) make any payment to, (b) sell, lease, transfer or otherwise dispose of any of its properties, revenues or assets to, (c) purchase any properties, revenues or assets from or (d) enter into or make or amend any transaction, contract, agreement, understanding, loan, advance, indemnity or guarantee (whether related or not) with or for the benefit of any Affiliate (each, an “Affiliate Transaction”) which Affiliate Transaction has (or when taken together with any other Affiliate Transactions during such 12 month period, in the aggregate, have) a value in excess of US$50,000,000 (or its equivalent in any other currency) unless such Affiliate Transaction (and each such other aggregated Affiliate Transaction) is on terms that are no less favourable to the Issuer or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Subsidiary with an unrelated Person.

5.3                               Financial Reporting

So long as any Note remains outstanding, the Issuer shall deliver to the Fiscal Agent for distribution to any Noteholder upon such Noteholder’s written request to the Fiscal Agent:

(a)                                 not later than six months after the end of each financial year of the Issuer, English language copies of the Issuer’s audited consolidated financial statements for such financial year, prepared in accordance with IFRS consistently applied, together with the corresponding financial statements for the preceding financial year, and all such annual financial statements of the Issuer shall be accompanied by the report of the auditors thereon, and

(b)                                 not later than 120 days after the end of the first six months of each financial year of the Issuer, English language copies of its unaudited consolidated financial statements for such six-month period, prepared in accordance with IFRS consistently applied, together with the financial statements for the corresponding period of the previous financial year, and all such interim financial statements of the Issuer shall be accompanied by a review report of the auditors thereon.

5.4                               Interpretation

For the purposes of this Condition 5:

(a)                                 “Affiliate” means, in respect of any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, in the case of a natural Person, any immediate family member of such Person; for the purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, and the terms controlling, controlled by and under common control with shall have corresponding meanings,

(b)                                 “Permitted Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Issuer on the Issue Date,

(c)                                  “Person” means: (i) any individual, company, unincorporated association, government, state agency, international organisation or other entity and (ii) its successors and assigns, and

(d)                                 “Subsidiary” means, in relation to any Person, any company: (i) in which such Person holds a majority of the voting rights, (ii) of which such Person is a member and has the right to appoint or remove a majority of the board of directors or (iii) of which such Person is a member and controls a majority of the voting rights, and includes any company that is a Subsidiary of a Subsidiary of such Person. In relation to the consolidated financial statements of the Issuer, a Subsidiary shall also include any other Person that is (in accordance with applicable laws and IFRS) consolidated into the Issuer.

6.                                      INTEREST

The applicable Final Terms indicate whether the Notes are Fixed Rate Notes, Floating Rate Notes or Zero Coupon Notes.

6.1                               Interest on Fixed Rate Notes

This Condition 6.1 applies to Fixed Rate Notes only. The applicable Final Terms contain provisions applicable to the determination of fixed rate interest and must be read in conjunction with this Condition 6.1 for full information on the manner in which interest is calculated on Fixed Rate Notes. In particular, the applicable Final Terms specify the Interest Commencement Date, the Rate(s) of Interest, the Interest Payment Date(s), the Maturity Date, the Fixed Coupon Amount, any applicable Broken Amount, the Calculation Amount, the Day Count Fraction, any applicable Determination Date and whether the provisions relating to Modified Fixed Rate Notes will be applicable.

Each Fixed Rate Note bears interest from (and including) the Interest Commencement Date at the rate(s) per annum equal to the Rate(s) of Interest. Interest will be payable in arrear on the Interest Payment Date(s) in each year up to (and including) the Maturity Date.

If the Notes are in definitive form, the Interest Amount payable on each Interest Payment Date in respect of the Interest Period ending on (but excluding) such date will amount, where a Fixed Coupon Amount is specified in the applicable Final Terms, to the Fixed Coupon Amount so specified; provided that the Interest Amount payable on any Interest Payment Date will, if so specified in the applicable Final Terms, amount to the Broken Amount so specified.

Except in the case of Notes in definitive form where an applicable Fixed Coupon Amount and (if applicable) a Broken Amount is specified in the applicable Final Terms, interest shall be calculated in respect of any period by applying the Rate(s) of Interest to:

(a)                                 in the case of Fixed Rate Notes that are represented by a Global Note, the aggregate outstanding nominal amount of the Fixed Rate Notes represented by such Global Note, or

(b)                                 in the case of Fixed Rate Notes in definitive form, the Calculation Amount,

and, in each case, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency (with half of any such sub-unit being rounded upwards or rounded in accordance with any other applicable market convention with the written consent of the Issuer). Where the Specified Denomination of a Fixed Rate Note in definitive form is greater than the Calculation Amount, the amount of interest payable in respect of such Fixed Rate Note shall be the product of the amount (determined in the manner provided above) for the Calculation Amount and the amount by which the Calculation Amount is multiplied to reach the Specified Denomination, without any further rounding.

If Modified Fixed Rate Notes is specified as applicable in the applicable Final Terms, and Interest Periods and Interest Amounts are specified as being subject to adjustment, a Business Day Convention shall also be specified in the applicable Final Terms and (where applicable) Interest Payment Dates shall be postponed or brought forward, as the case may be, in accordance with Condition 6.6(b) and the relevant Interest Period and Interest Amount payable on the Interest Payment Date for such Interest Period will be adjusted accordingly.

6.2                               Interest on Floating Rate Notes

This Condition 6.2 applies to Floating Rate Notes only. The applicable Final Terms contain provisions applicable to the determination of floating rate interest and must be read in conjunction with this Condition 6.2 for full information on the manner in which interest is calculated on Floating Rate Notes. In particular, the applicable Final Terms identify any Specified Interest Payment Dates, any Specified Period, the Interest Commencement Date, the Business Day Convention, any Specified Business Centres, whether ISDA Determination or Screen Rate Determination applies to the calculation of interest, the party who will calculate the amount of interest due if it is not the Fiscal Agent, the Margin, any maximum or minimum interest rates, the Day Count Fraction and whether the provisions relating to Modified Floating Rate Notes will be applicable. Where ISDA Determination applies to the calculation of interest, the applicable Final Terms will also specify the applicable Floating Rate Option, Designated Maturity and Reset Date. Where Screen Rate Determination applies to the calculation of interest, the applicable

Final Terms will also specify the applicable Reference Rate, Relevant Financial Centre, Interest Determination Date(s) and Relevant Screen Page.

(a)                                 Interest Payment Dates

Each Floating Rate Note bears interest from (and including) the Interest Commencement Date and such interest will be payable in arrear on either:

(i)                                     the Specified Interest Payment Date(s) in each year specified in the applicable Final Terms, or

(ii)                                  if no Specified Interest Payment Date(s) is/are specified in the applicable Final Terms, each date (each such date, together with each Specified Interest Payment Date, an “Interest Payment Date” for the purposes of such Floating Rate Note) that falls the number of months or other period specified as the Specified Period in the applicable Final Terms after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

Such interest will be payable in respect of each Interest Period.

(b)                                 Rate of Interest

The Rate of Interest payable from time to time in respect of Floating Rate Notes shall be determined in the manner specified in the applicable Final Terms.

(i)                                     ISDA Determination for Floating Rate Notes

Where ISDA Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period shall be the relevant ISDA Rate plus or minus (as indicated in the applicable Final Terms) the Margin (if any). For the purposes of this sub-paragraph (i), “ISDA Rate” for an Interest Period means a rate equal to the Floating Rate that would be determined by the Fiscal Agent under an interest rate swap transaction if the Fiscal Agent were acting as Calculation Agent for that swap transaction under the terms of an agreement incorporating the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc. and as amended and updated as at the Issue Date of the first Tranche of the Series of the Notes (the “ISDA Definitions”) and under which:

(A)                               the Floating Rate Option is as specified in the applicable Final Terms,

(B)                               the Designated Maturity is a period specified in the applicable Final Terms, and

(C)                               the relevant Reset Date is the day specified in the applicable Final Terms.

For the purposes of this sub-paragraph (i), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity” and “Reset Date” shall have the meanings given to those terms in the ISDA Definitions.

(ii)                                  Screen Rate Determination for Floating Rate Notes

Where Screen Rate Determination is specified in the applicable Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period shall, subject as provided below, be either:

(A)                               the offered quotation (if there is only one quotation on the Relevant Screen Page), or

(B)                               the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the offered quotations,

(expressed as a percentage rate per annum) for the Reference Rate (being either LIBOR, EURIBOR, TRLIBOR, ROBOR, PRIBOR, HIBOR, SIBOR, NIBOR, WIBOR or CNH HIBOR as specified in the applicable Final Terms) that appears or appear, as the case may be, on the Relevant Screen Page (or such replacement page on that service which displays the information) at the Relevant Time (in the Relevant Financial Centre) on the Interest Determination Date in question plus or minus (as indicated in the applicable Final Terms) the Margin (if any), all as determined by the Fiscal Agent. If five or more of such offered quotations are available on the Relevant Screen Page, then the highest (or, if there is more than one such highest quotation, then one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, then one only of such quotations) will be disregarded by the Fiscal Agent for the purpose of determining the arithmetic mean (rounded as provided above) of such offered quotations.

The Agency Agreement contains provisions for determining the Rate of Interest in the event that the Relevant Screen Page is not available or if, in the case of sub-paragraph (A) above, no such offered quotation appears or, in the case of sub-paragraph (B) above, fewer than three such offered quotations appear, in each case as at the time specified in the preceding paragraph.

(c)                                  Minimum Rate of Interest and/or Maximum Rate of Interest

If the applicable Final Terms specifies a Minimum Rate of Interest for any Interest Period, then, in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (b) above is less than such Minimum Rate of Interest, the Rate of Interest for such Interest Period shall be such Minimum Rate of Interest.

If the applicable Final Terms specifies a Maximum Rate of Interest for any Interest Period, then, in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (b) above is greater than such Maximum Rate of Interest, the Rate of Interest for such Interest Period shall be such Maximum Rate of Interest.

Unless otherwise stated in the applicable Final Terms, the Minimum Rate of Interest shall be deemed to be zero.

(d)                                 Determination of Rate of Interest and calculation of Interest Amounts

The Fiscal Agent will at or as soon as practicable after each time at which the Rate of Interest is to be determined, determine the Rate of Interest for the relevant Interest Period (or any other relevant period).

The Fiscal Agent will calculate the Interest Amount payable on the Floating Rate Notes for the relevant Interest Period or any other period by applying the Rate of Interest to:

(i)                                     in the case of Floating Rate Notes that are represented by a Global Note, the aggregate outstanding nominal amount of the Notes represented by such Global Note, or

(ii)                                  in the case of Floating Rate Notes in definitive form, the Calculation Amount,

and, in each case, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention. Where the Specified Denomination of a Floating Rate Note in definitive form is greater than the Calculation Amount, the Interest Amount payable in respect of such Note shall be the product of the amount (determined in the manner provided above) for the Calculation Amount and the amount by which the Calculation Amount is multiplied to reach the Specified Denomination without any further rounding.

(e)                                  Linear Interpolation

Where Linear Interpolation is specified as applicable in respect of an Interest Period in the applicable Final Terms, the Rate of Interest for such Interest Period shall be calculated by the Agent by straight line linear interpolation by reference to two rates based on the relevant Reference Rate (where Screen Rate Determination is specified as applicable in the applicable Final Terms) or the relevant Floating Rate Option (where ISDA Determination is specified as applicable in the applicable Final Terms), one of which shall be determined as if the Designated Maturity were the period of time for which rates are available next shorter than the length of the relevant Interest Period and the other of which shall be determined as if the Designated Maturity were the period of time for which rates are available next longer than the length of the relevant Interest Period; provided however that if there is no rate available for a period of time next shorter or, as the case may be, next longer, then the Agent shall determine such rate at such time and by reference to such sources as it determines appropriate.

“Designated Maturity” means, in relation to Screen Rate Determination, the period of time designated in the Reference Rate.

6.3                               Notification of Rate of Interest and Interest Amounts

In the case of Floating Rate Notes and Modified Fixed Rate Notes where Interest Periods and Interest Amounts are specified in the applicable Final Terms as being subject to adjustment, the Fiscal Agent will cause, in the case of Floating Rate Notes, the Rate of Interest and, in either case, each Interest Amount for each Interest Period and the relevant Interest Payment Date to be notified to the Issuer and any stock exchange on which the relevant Notes are for the time being listed and notice thereof to be published in accordance with Condition 15 as soon as possible after their determination but in no event later than the fourth London Business Day thereafter. Each Interest Amount and Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without prior notice in the event of an extension or shortening of the Interest Period. Any such amendment will be promptly notified to each stock exchange on which the relevant Notes are for the time being listed and to the Noteholders in accordance with Condition 15. For the purposes of this paragraph, the expression “London Business Day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for general business in London.

6.4                               Certificates to be final

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition 6 and Condition 7.11, whether by the Fiscal Agent or, if applicable, the Calculation Agent, shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Fiscal Agent, the Calculation Agent (if applicable), the other Agents and all Noteholders and Couponholders and (in the absence of wilful default or bad faith) no liability to the Issuer, the Noteholders or the Couponholders shall attach to the Fiscal Agent or, if applicable, the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions pursuant to such provisions.

6.5                               Accrual of interest

Each Note (or in the case of the redemption of part only of a Note, that part only of such Note) will cease to bear interest (if any) from (and including) the date for its redemption unless, upon due presentation thereof, payment of principal in respect of such Note is improperly withheld or refused. In such event, interest will continue to accrue until whichever is the earlier of:

(a)                                 the date on which all amounts due in respect of such Note (or part thereof) have been paid, and

(b)                                 five days after the date on which the full amount of the moneys payable in respect of such Note has been received by the Fiscal Agent or the Registrar, as the case may be, and notice to that effect has been given to the Noteholders in accordance with Condition 15.

6.6                               Day Count Fraction and Business Day Convention

(a)                                 Day Count Fraction

“Day Count Fraction” means, in respect of the calculation of an amount of interest in accordance with this Condition 6.6:

(i)                                     if “Actual/Actual (ICMA)” is specified in the applicable Final Terms:

(A)                               in the case of Notes where the number of days in the relevant period from (and including)  the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the “Accrual Period”) is equal to or shorter than the Determination Period during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year; or

(B)                               in the case of Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(1)                                 the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

(2)                                 the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year;

“Determination Period” means each period from (and including) a Determination Date to but excluding the next Determination Date (including, where either the Interest Commencement Date or the final Interest Payment Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date);

(ii)                                  if “Actual/Actual (ISDA)” or “Actual/Actual” is specified in the applicable Final Terms, the actual number of days in the Interest Period or the Relevant Period, as the case may be, divided by 365 (or, if any portion of such period falls in a leap year, the sum of: (A) the actual number of days in that portion of the period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the period falling in a non-leap year divided by 365),

(iii)                               if “Actual/365 (Fixed)” is specified in the applicable Final Terms, the actual number of days in the Interest Period or the Relevant Period, as the case may be, divided by 365,

(iv)                              if “Actual/365 (Sterling)” is specified in the applicable Final Terms, the actual number of days in the Interest Period or Relevant Period, as the case may be, divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366,

(v)                                 if “Actual/360” is specified in the applicable Final Terms, the actual number of days in the Interest Period or the Relevant Period, as the case may be, divided by 360,

(vi)                              if “30/360”, “360/360” or “Bond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period or the Relevant Period, as the case may be, to (but excluding) the relevant payment date, divided by 360, calculated on a formula basis as follows:

(A)                               in the case of Fixed Rate Notes on the basis of a year of 360 days with 12 30-day months;

and

(B)                               in the case of Floating Rate Notes, on a formula basis as follows:

Day Count Fraction =	[360 x (Y2 - Y1)] + [30 x (M2 - M1)] +( D2 - D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of such period falls,

“Y2 “ is the year, expressed as a number, in which the day immediately following the last day of such period falls,

“M1” is the calendar month, expressed as a number, in which the first day of such period falls,

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of such period falls,

“D1” is the first calendar day, expressed as a number, of such period, unless such number is 31, in which case D1 will be 30, and

“D2” is the calendar day, expressed as a number, immediately following the last day included in such period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30,

(vii)                           if “30E/360” or “Eurobond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period or the Relevant Period, as the case may be, divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360 x (Y2 - Y1)] + [30 x (M2 - M1)] + (D2 - D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of such period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day of such period falls,

“M1” is the calendar month, expressed as a number, in which the first day of such period falls,

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of such period falls,

“D1” is the first calendar day, expressed as a number, of such period, unless such number would be 31, in which case D1 will be 30, and

“D2” is the calendar day, expressed as a number, immediately following the last day included in such period, unless such number would be 31, in which case D2 will be 30,

(viii)                        if “30E/360 (ISDA)” is specified in the applicable Final Terms, the number of days in the Interest Period or the Relevant Period, as the case may be, divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360 x (Y2 - Y1)] + [30 x (M2 - M1)] + (D2 - D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of such period falls,

“Y2” is the year, expressed as a number, in which the day immediately following the last day of such period falls,

“M1” is the calendar month, expressed as a number, in which the first day of such period falls,

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of such period falls,

“D1” is the first calendar day, expressed as a number, of such period, unless: (A) that day is the last day of February or (B) such number would be 31, in which case D1 will be 30, and

“D2” is the calendar day, expressed as a number, immediately following the last day included in such period, unless: (i) that day is the last day of February but not the Maturity Date or (ii) such number would be 31, in which case D2 will be 30.

(b)                                 Business Day Convention

If a Business Day Convention is specified in the applicable Final Terms and (x) if there is no numerically corresponding day on the calendar month in which an Interest Payment Date should occur or (y) if any Interest Payment Date would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is:

(i)                                     in the case of Floating Rate Notes where Specified Periods are specified in accordance with Condition 6.2 above, the Floating Rate Convention, such Interest Payment Date: (A) in the case of (x) above, shall be the last day that is a Business Day in the relevant month and the provisions of sub-paragraph (2) below shall apply mutatis mutandis or (B) in the case of (y) above, shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event: (1) such Interest Payment Date shall be brought forward to the immediately preceding Business Day and (2) each subsequent Interest Payment Date shall be the last Business Day in the month which falls the Specified Period after the preceding applicable Interest Payment Date occurred; or

(ii)                                  the Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day; or

(iii)                               the Modified Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day; or

(iv)                              the Preceding Business Day Convention, such Interest Payment Date shall be brought forward to the immediately preceding Business Day.

6.7                               Interpretation

In these Conditions:

“Business Day” means a day which is:

(a)                                 a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in each Specified Business Centre (other than the Trans-European Automatic Real-Time Gross Settlement Express Transfer (TARGET 2) System (the “TARGET 2 System”)) specified in the applicable Final Terms;

(b)                                 if the TARGET 2 System is specified as a Specified Business Centre in the applicable Final Terms, then a day on which the TARGET 2 System is open; and

(c)                                  either: (i) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency or (ii) in relation to any sum payable in euro, a day on which the TARGET 2 System is open;

“Interest Amount” means the amount of interest;

“Interest Period” means the period means the period from (and including) an Interest Payment Date (or, as the case may be, the Interest Commencement Date) to (but excluding) the next (or, as the case may be, first) Interest Payment Date;

“Reference Rate” means, unless otherwise specified in the applicable Final Terms: (a) the London interbank offered rate (“LIBOR”), (b) the Euro-zone interbank offered rate (“EURIBOR”), (c) the Turkish Lira interbank offered rate (“TRLIBOR”), (d) the Hong Kong interbank offered rate (“HIBOR”), (e) the Romanian interbank offered rate (“ROBOR”), (f) the Prague interbank offered rate (“PRIBOR”), (g) the Singapore interbank offered rate (“SIBOR”), (h) the Norwegian interbank offered rate (“NIBOR”), (i) the Warsaw interbank offered rate (“WIBOR”) or (j) the CNH Hong Kong inter-bank offered rate (“CNH HIBOR”), in each case as specified in the applicable Final Terms;

“Relevant Period” means the period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date; and

“sub-unit” means, with respect to any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, with respect to euro, one cent.

7.                                      PAYMENTS

7.1                               Method of payment

Subject as provided below, payments in a Specified Currency will be made by credit or transfer to an account in the relevant Specified Currency (or any account to which such Specified Currency may be credited or transferred) maintained by the payee, or, at the option of the payee, by a cheque in such Specified Currency drawn on a bank that processes payments in the Specified Currency.

Payments in respect of principal and interest on the Notes are subject in all cases to: (a) any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 9, and (b) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder (including any agreement described in Section 1471(b) of the Code), any official interpretations thereof, intergovernmental agreements between the United States and other jurisdictions facilitating the implementation thereof and any law, rule or official practice implementing such an intergovernmental agreement, in each case, as amended from time to time (“FATCA”).

7.2                               Presentation of definitive Bearer Notes and Coupons

Notwithstanding any other provision of these Conditions to the contrary, payments of principal in respect of definitive Bearer Notes will (subject as provided below in this Condition) be made in the manner provided in Condition 7.1 only against surrender (or, in the case of part payment of any sum due, presentation and endorsement) of such definitive Bearer Notes, and payments of interest in respect of definitive Bearer Notes will (subject as provided below) be made as aforesaid only against surrender (or, in the case of part payment of any sum due, presentation and endorsement) of the applicable Coupon(s), in each case at the specified office of any Paying Agent outside the United States (which expression, as used herein, means the United States of America (including the States and the District of Columbia and its possessions)).

Fixed Rate Notes in definitive bearer form (other than Long Maturity Notes) should be presented for payment together with all unmatured Coupons appertaining thereto (which expression shall for this purpose include Coupons falling to be issued on exchange of matured Talons), failing which the amount of any missing unmatured Coupon (or, in the case of payment not being made in full, the same proportion of the amount of such missing unmatured Coupon as the sum so paid bears to the sum due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relative missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition 9.2(a)) in respect of such principal (whether or not such Coupon would otherwise have become void under Condition 10) or, if later, five years from the date on which such Coupon would otherwise have become due, but in no event thereafter.

Upon any Fixed Rate Note in definitive bearer form becoming due and repayable prior to its Maturity Date, all unmatured Talons (if any) appertaining thereto will become void and no further Coupons will be issued in respect thereof.

Upon the date on which any Floating Rate Note or Long Maturity Note in definitive bearer form becomes due and repayable, unmatured Coupons and Talons (if any) relating thereto (whether or not attached) shall become void and no payment or, as the case may be, exchange for further Coupons shall be made in respect thereof.

A “Long Maturity Note” is a Fixed Rate Note (other than a Fixed Rate Note that on issue had a Talon attached) whose nominal amount on issue is less than the aggregate interest payable thereon; provided that such Note shall cease to be a Long Maturity Note on the Interest Payment Date on which the aggregate amount of interest remaining to be paid thereon after that date is less than the nominal amount of such Note.

If the due date for redemption of any definitive Bearer Note is not an Interest Payment Date, interest (if any) accrued in respect of such Bearer Note from (and including) the preceding Interest Payment Date or, as the case may be, the Interest Commencement Date shall be payable only against surrender of the relevant definitive Bearer Note.

7.3                               Payments in respect of Bearer Global Notes

Payments of principal and interest (if any) in respect of Notes represented by any Bearer Global Note will (subject as provided below) be made in the manner specified in Condition 7.2 in relation to definitive Bearer Notes or otherwise in the manner specified in the relevant Bearer Global Note, where applicable against surrender or, as the case may be, presentation and endorsement, of such Bearer Global Note at the specified office of any Paying Agent outside the United States. A record of each payment, distinguishing between any payment of principal and any payment of interest, will be made on such Bearer Global Note either by the Paying Agent to which it was presented or in the records of Euroclear and Clearstream, Luxembourg, as applicable.

7.4                               Payments in respect of Registered Notes

Notwithstanding anything else herein to the contrary, payments of principal in respect of each Registered Note (whether or not in global form) will be made against surrender (or, in the case of part payment of any sum due, presentation and endorsement) of the Registered Note at the specified office of the Registrar or any of the Paying Agents. Such payments will be made by transfer to the Designated Account of the holder (or the first named of joint holders) of the Registered Note appearing in the register of holders of the Registered Notes maintained by the Registrar to be kept at the specified office of the Registrar outside of the United Kingdom (the “Register”) at: (a) in the case of a Registered Note held under the NSS (as defined in the Agency Agreement), the close of business (being for this purpose a day on which Euroclear and Clearstream, Luxembourg are open for business) before the relevant due date, and (b) in all other cases, the close of business at the specified office of the Registrar on the 15th day before the relevant due date (or, if such 15th day is not a day on which banks are open for business in the city where the specified office of the Registrar is located, then the first such day prior to such 15th day) (for each Series of Notes, its “Record Date”). Notwithstanding the previous sentence, if: (i) a holder does not have a Designated Account or (ii) the principal amount of the Notes held by a holder is less than US$250,000 (or its approximate equivalent in any other Specified Currency), then payment may instead be made by a cheque in the Specified Currency drawn on a Designated Bank. For these purposes, “Designated Account” means the account maintained by a holder with a Designated Bank and identified as such in the Register and “Designated Bank” means any bank that processes payments in such Specified Currency.

Except as set forth in the final sentence of this paragraph, payments of interest in respect of a Registered Note (whether or not in global form) will be made by a cheque in the Specified Currency drawn on a Designated Bank and mailed by uninsured mail on the business day in the city where the specified office of the Registrar is located immediately preceding the relevant due date to the holder (or the first named of joint holders) of such Registered Note appearing in the Register at the close of business on the relevant Record Date at the address of such holder shown in the Register on the relevant Record Date and at such holder’s risk. Upon application of the holder to the specified office of the Registrar not less than three business days in the city where the specified office of the Registrar is located before the due date for any payment of interest in respect of a Registered Note, payments on such Registered Note will be made by transfer on the due date by transfer to the Designated Account of the holder (or the first named of joint holders) of the Registered Note appearing in the Register at the close of business on the relevant Record Date. Any such application for transfer shall be deemed to relate to all future payments of interest (other than interest due on redemption) with respect to such Registered Note that become payable to the holder thereof who has made the initial application until such time as the Registrar is notified in writing to the contrary by such holder. Payment of the interest due in respect of each Registered Note on redemption will be made in the same manner as payment of the principal amount of such Registered Note.

Holders of Registered Notes will not be entitled to any interest or other payment for any delay in receiving any amount due in respect of any Registered Note as a result of a cheque posted in accordance with this Condition arriving after the due date for payment or being lost in the post. No commissions or expenses shall be charged to such holders by any Agent in respect of any payments of principal or interest in respect of the Registered Notes, save as described in Conditions 7.8 and 7.9.

All amounts payable to DTC or its nominee as registered holder of a Registered Global Note in respect of Notes denominated in a Specified Currency other than U.S. dollars shall be paid by transfer by the Registrar to an account in the relevant Specified Currency of the Exchange Agent on behalf of DTC or its nominee for conversion into and payment in U.S. dollars in accordance with the provisions of the Agency Agreement and Condition 7.9.

None of the Issuer or the Agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Registered Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

7.5                               General provisions applicable to payments

Except as provided in the Deed of Covenant, the holder of a Global Note shall be the only person entitled to receive payments in respect of the Notes represented by such Global Note and the Issuer will be discharged by payment to, or to the order of, the holder of such Global Note in respect of each amount so paid. Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or DTC, as the case may be, as the beneficial owner of a particular nominal amount of Notes represented by such Global Note must look solely to Euroclear, Clearstream, Luxembourg or DTC, as the case may be, for such person’s share of each payment so made by or on behalf of the Issuer to, or to the order of, the holder of such Global Note. Except as provided in the Deed of Covenant, no person other than the holder of the relevant Global Note shall have any claim against the Issuer in respect of any payments due on that Global Note.

Notwithstanding the foregoing provisions of this Condition 7.5, if any amount of principal and/or interest in respect of Bearer Notes is payable in U.S. dollars, then such payments will be made at the specified office of a Paying Agent in the United States if:

(a)                                 the Issuer has appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment in U.S. dollars at such specified offices outside the United States of the full amount of principal and interest on the Bearer Notes in the manner provided above when due,

(b)                                 payment of the full amount of such principal and interest at all such specified offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of principal and interest in U.S. dollars, and

(c)                                  such payment is then permitted under United States law without involving, in the opinion of the Issuer, adverse tax consequences to the Issuer.

7.6                               Payment Business Day

If the date for payment of any amount in respect of any Note or Coupon is not a Payment Business Day, then the holder thereof shall not be entitled to payment until the next Payment Business Day in the relevant place (except in the case of Modified Fixed Rate Notes and Modified Floating Rate Notes where a Payment Business Day Convention is specified in the applicable Final Terms, in which case such holder will be entitled to payment on the Payment Business Day in the relevant place as determined in accordance with the Payment Business Day Convention so specified) and, in any such case, shall not be entitled to further interest or other payment in respect of such delay.

For these purposes:

“Payment Business Day” means any day that (subject to Condition 10) is:

(a)                                 a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in:

(i)            in the case of Notes in definitive form only, the relevant place of presentation,

(ii)           any Specified Financial Centre (other than the TARGET 2 System) specified in the applicable Final Terms, and

(iii)          if the TARGET 2 System is specified as a Specified Financial Centre in the applicable Final Terms, a day on which the TARGET 2 System is open,

(b)                                 either: (i) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency, or (ii) in relation to any sum payable in euro, a day on which the TARGET 2 System is open, and

(c)                                  in the case of any payment in respect of a Global Note, a day on which DTC, Euroclear and/or Clearstream, Luxembourg, as the case may be, settle(s) payments in the applicable Specified Currency (or, with respect to DTC, U.S. dollars); and

“Payment Business Day Convention” means, if the Payment Business Day Convention is specified in the applicable Final Terms as the:

(a)                                 Following Business Day Convention, the next following Payment Business Day;

(b)                                 Modified Following Business Day Convention, the next day which is a Payment Business Day unless it would thereby fall into the next calendar month, in which event the holder shall be entitled to such payment at the place of presentation on the immediately preceding Payment Business Day; or

(c)                                  Preceding Business Day Convention, the immediately preceding Payment Business Day.

7.7                               Interpretation of principal and interest

Any reference in these Conditions to principal in respect of a Note shall be deemed to include, as applicable:

(a)                                 any additional amounts that may be payable with respect to such principal under Condition 9,

(b)                                 the Final Redemption Amount of such Note,

(c)                                  the Early Redemption Amount of such Note,

(d)                                 the Optional Redemption Amount(s) (if any) of such Note,

(e)                                  in relation to Zero Coupon Notes, the Amortised Face Amount (as defined in Condition 8.6) of such Note, and

(f)                                   any premium and any other amounts (other than interest) that may be payable by the Issuer under or in respect of such Note.

Any reference in these Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any additional amounts that may be payable with respect to such interest under Condition 9.

7.8                               U.S. dollar exchange and payments for non-DTC Turkish Lira-denominated Notes

(a)                                 If “USD Payment Election” is specified in the applicable Final Terms as being applicable, the Specified Currency set out in the Final Terms is Turkish Lira and interests in the Notes are not represented by a Global Note held by DTC (or a nominee thereof) or by a Global Note held under the NSS, then the Noteholder thereof as of the applicable Record Date (if any) may, no more than 14 days and no less than five Business Days before the due date for the next payment of interest and/or principal on such Note (such period, the “USD Election Period”), give an irrevocable election to any Paying Agent (in the case of Bearer Notes) or the Registrar (in the case of Registered Notes) to receive such payment in U.S. dollars instead of Turkish Lira (each a “USD Payment Election”). Upon its receipt of such an election, the relevant Paying Agent or the Registrar (as applicable) shall notify the Fiscal Agent on the Business Day following each USD Election Period of the USD Payment Elections made by the Noteholders during such USD Election Period and, upon its receipt of such notification, the Fiscal Agent shall notify the Exchange Agent of the proportion of such interest and/or principal in respect of the Notes due on the Relevant Payment Date (as defined below) which is payable to Noteholders who have given a USD Payment Election (the “Lira Amount”). Upon receipt of the Lira Amount from the Issuer and by no later than 2.00pm (London time) on the Business Day prior to the Relevant Payment Date (as defined below), the Fiscal Agent shall transfer the Lira Amount to the Exchange Agent. Following receipt of the Lira Amount from the Fiscal Agent, the Exchange Agent shall provide for the Lira Amount to be converted into U.S. dollars and transferred to the Fiscal Agent for onward payment to the holders of such Notes on the Relevant Payment Date (as defined below) in accordance with the provisions of this Condition 7.8 and Clause 7.10 of the Agency Agreement.

Each USD Payment Election of a Noteholder will be made only in respect of the immediately following payment of interest and/or principal on the Notes the subject of such USD Payment Election and, unless a USD Payment Election is given in respect of each subsequent payment of interest and principal on those Notes, such payments will be made in Turkish Lira.

(b)                                 Upon receipt of the Lira Amount from the Fiscal Agent pursuant to Condition 7.8(a), the Exchange Agent shall purchase U.S. dollars with the Lira Amount for settlement on the due date on which the next payments of interest and/or principal are to be made in accordance with these Conditions (the “Relevant Payment Date”) at a purchase price calculated on the basis of its own internal foreign exchange conversion procedures, which conversion shall be conducted in a commercially reasonable manner and on a similar basis to that which the Exchange Agent would use to effect such conversion for its customers (such rate, taking into account any spread, fees, commission or charges on foreign exchange transactions customarily charged by it in connection with such conversion, the “Applicable Exchange Rate”).

(c)                                  For the purposes of this Condition 7.8, neither the Exchange Agent nor the Issuer shall be liable to any Noteholder, the Issuer or any third party for any losses whatsoever resulting from application by the Exchange Agent of the Applicable Exchange Rate. The Exchange Agent may rely conclusively on the basis on which its internal foreign exchange conversion rate (including, for the avoidance of doubt, any third party indices forming the basis for such conversation rates) for settlement has been determined and shall not be liable for losses associated with the basis for determination of such rate.

Each Agent shall be entitled to rely, without further investigation or enquiry, on any notification or irrevocable elections received by it or provided to it (including, without limitation, any calculation in respect of the Lira Amount) pursuant to this Condition 7.8 and shall not be liable to any party for any losses whatsoever resulting from acting in accordance with such notifications or irrevocable instructions or calculations even though, subsequent to its acting, it may be found that there was some defect in the notification or irrevocable instruction or the notification or irrevocable instruction was not authentic or an error existed in the calculations.

Any foreign exchange transaction effected by the Exchange Agent will generally be a transaction to buy or sell currency between: (i) on one part, the Issuer (acting through the Fiscal Agent, as an agent of the Issuer) and (ii) on the other part, either the Exchange Agent or its affiliate (acting as principal for its own account). The Fiscal Agent as agent of the Issuer will enter into the foreign exchange transaction with the Exchange Agent or its affiliate acting as a principal for its own account, and not as an agent, fiduciary, or broker on behalf of the Issuer. In the sole and absolute discretion of the Exchange Agent the foreign exchange transaction may be transmitted by the Exchange Agent or any of its affiliates acting as principal for its own account to a sub-custodian. In forwarding certain foreign exchange transactions to the sub-custodian for execution, the Exchange Agent or its affiliate acting as principal for its own account does not, and will, not serve as agent, fiduciary, or broker on behalf of the Issuer.

The Issuer’s obligation to make payments on Notes the Specified Currency of which is Turkish Lira is limited to the specified Turkish Lira amount of such payments and, in the event that it fails to make any payment on such Notes in full on its due date, its obligation shall remain the payment of the relevant outstanding Turkish Lira amount and it shall have no obligation to pay any greater or other amount as a result of any change in the Applicable Exchange Rate between the due date and the date on which such payment is made in full.

(d)                                 Following conversion of the Lira Amount to U.S. dollars in accordance with this Condition 7.8 and the Agency Agreement, the Exchange Agent shall notify the Fiscal Agent of: (i) the total amount of U.S. dollars purchased with the relevant Lira Amount (the “USD Amount”), and (ii) the Applicable Exchange Rate at which such U.S. dollars were purchased by the Exchange Agent.

(e)                                  On the Relevant Payment Date, the Fiscal Agent shall give notice to the Noteholders in accordance with Condition 15 of the matters set out in Condition 7.8(d)(i) and (ii) above, in reliance on the information provided to it by the Exchange Agent in accordance with Condition 7.8(d).

(f)                                   If, for illegality or any other reason, it is not possible for the Exchange Agent to purchase U.S. dollars with the Lira Amount, then the Exchange Agent shall promptly notify the Fiscal Agent accordingly. The Fiscal Agent shall, as soon as practicable after receipt of notification from the Exchange Agent in accordance with this Condition 7.8(f), notify the Noteholders of such event in accordance with Condition 15 and all payments on the Notes on the Relevant Payment Date will be made in Turkish Lira in accordance with this Condition 7, irrespective of whether or not a USD Payment Election was made in respect of such Notes.

(g)                                  To give a USD Payment Election in respect of a Note (or a beneficial interest herein):

(i)            if such Note is in definitive form, then the Noteholder hereof must deliver at the specified office of any Paying Agent (with respect to Bearer Notes) or the Registrar (with respect to Registered Notes), on any Business Day falling within the USD Election Period, a duly signed and completed USD Payment Election in the form (for the time being current) obtainable from any specified office of any Paying Agent (the “USD Payment Election Notice”) and in which the holder must specify a USD bank account to which payment is to be made under this Condition 7.8 accompanied by this Note or evidence satisfactory to the Agent concerned that this Note will, following the delivery of the USD Payment Election, be held to the Agent’s order or under its control until the applicable U.S. dollar payment is made, and

(ii)           if such Note is a Global Note, then the holder of a beneficial interest in this Global Note must, on any Business Day falling within the USD Election Period, give notice to any Paying Agent (with respect to Bearer Notes) or the Registrar (with respect to Registered Notes) of such exercise in accordance with the standard procedures of Euroclear, Clearstream, Luxembourg or DTC, as applicable (which may include notice being given on such holder’s instruction by Euroclear, Clearstream, Luxembourg, DTC or any depositary for any of them to any Paying Agent or the Registrar, as the case may be, by electronic means) in a form acceptable to Euroclear, Clearstream, Luxembourg or DTC, as applicable, from time to time.

(h)                                 Notwithstanding any other provision in these Conditions to the contrary: (i) all costs (including any fees, charges, commission or spreads) of the purchase of U.S. dollars with the Lira Amount shall be borne pro rata by the relevant Noteholders relative to the Notes of such Noteholders the subject of USD Payment Elections, which pro rata amount will be deducted from the pro rata portion of the USD Amount paid to such Noteholders, (ii) none of the Issuer, any Agent or any other person shall have any obligation whatsoever to pay any related foreign exchange rate spreads, fees, charges, commissions or expenses or to indemnify any Noteholder against any difference between the pro rata portion of the USD Amount received by such Noteholder and the portion of the Lira Amount that would have been payable to the Noteholder if it had not made the relevant USD Payment Election and (iii) neither the Issuer nor any Agent shall not have any liability or other obligation to any Noteholder with respect to the conversion into U.S. dollars of any amount paid by it to the Fiscal Agent in Turkish Lira or the payment of any U.S. dollar amount to the applicable Noteholders.

(i)                                     Notwithstanding any provisions of these Conditions or the applicable Final Terms, in respect of any Notes that are the subject of a USD Payment Election in respect of any payment, the definition of Payment Business Day shall, for the purposes of such payment on the Relevant Payment Date, be deemed to include a day (other than Saturday or Sunday) on which commercial banks are not authorised or required by law or regulation to be closed in New York City.

7.9                               Payments on DTC Notes in a Specified Currency other than U.S. dollars

For any Notes registered in the name of DTC or its nominee and denominated in a Specified Currency other than U.S. dollars, the owner of any beneficial interest in such DTC Note will receive payment in U.S. dollars unless it elects (through the applicable DTC participant and in accordance with normal DTC practice) to receive such payment in such Specified Currency in the manner specified in the Agency Agreement.

7.10                        RMB account

All payments in respect of the Notes in RMB will be made solely by credit to a RMB account maintained by the payee at a bank in Hong Kong or such other financial centre(s) as may be specified in the applicable Final Terms as RMB Settlement Centre(s) in accordance with applicable laws, rules, regulations and guidelines issued from time to time (including all applicable laws and regulations with respect to the settlement of RMB in Hong Kong or any relevant RMB Settlement Centre).

“RMB Settlement Centre(s)” means the financial centre(s) specified as such in the applicable Final Terms in accordance with applicable laws and regulations. If no RMB Settlement Centre is specified in the relevant Final Terms, then the RMB Settlement Centre shall be deemed to be in Hong Kong.

7.11                        RMB Currency Event

If RMB Currency Event is specified in the applicable Final Terms and a RMB Currency Event occurs and is continuing on a date for payment of any amount due in respect of any Note or Coupon, the Issuer’s obligation to make payment in RMB under the terms of the Notes may be satisfied by payment of such amount in U.S. dollars converted using the Spot Rate for the Rate Calculation Date.

Upon the occurrence of a RMB Currency Event that is continuing, the Issuer shall give irrevocable notice to the Noteholders in accordance with Condition 15 not less than five nor more than 30 days before the relevant due date for payment or, if this is not practicable due to the time at which the relevant RMB Currency Event occurs, as soon as practicable following such occurrence, stating the occurrence of the RMB Currency Event, giving details thereof and the action proposed to be taken in relation thereto.

For the purpose of this Condition and unless stated otherwise in the applicable Final Terms (and subject in the case of any determination of the Calculation Agent, to the provisions of Condition 6.4):

“Governmental Authority” means any de facto or de jure government (or any agency or instrumentality thereof), court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets (including the central bank) of Hong Kong;

“PRC” means the People’s Republic of China which, for the purposes of these Conditions, shall exclude Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan;

“Rate Calculation Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong, London and New York City;

“Rate Calculation Date” means the day which is two Rate Calculation Business Days before the due date of the relevant payment under the Notes;

“RMB Currency Events” means any one of RMB Illiquidity, RMB Non-Transferability and RMB Inconvertibility;

“RMB Illiquidity” means the general RMB exchange market in Hong Kong becomes illiquid as a result of which the Issuer cannot obtain sufficient RMB in order to make a payment, if any amount, in whole or in part, under the Notes, as determined by the Issuer acting in good faith and in a commercially reasonable manner following consultation with two independent foreign exchange dealers of international repute active in the RMB exchange market in Hong Kong;

“RMB Inconvertibility” means the occurrence of any event that makes it impossible for the Issuer to convert in the general RMB exchange market in Hong Kong any amount, in whole or in part, due in respect of the Notes into RMB on any payment date, other than where such impossibility is due solely to the failure of the Issuer to comply with any law, rule or regulation enacted by any Governmental Authority (unless such law, rule or regulation is enacted after the Issue Date of the first Tranche of the relevant Series and it is impossible for the Issuer, due to an event beyond the control of the Issuer, to comply with such law, rule or regulation);

“RMB Non-Transferability” means the occurrence of any event that makes it impossible for the Issuer to deliver RMB between accounts inside Hong Kong or from an account inside Hong Kong to an account outside Hong Kong (including where the RMB clearing and settlement system for participating banks in Hong Kong is disrupted or suspended), other than where such impossibility is due solely to the failure of the Issuer to comply with any law, rule or regulation enacted by any Governmental Authority (unless such law, rule or regulation is enacted after the Issue Date of the first Tranche of the relevant Series and it is impossible for the Issuer due to an event beyond its control, to comply with such law, rule or regulation); and

“Spot Rate” means the spot CNY/U.S. dollar exchange rate for the purchase of U.S. dollars with Renminbi in the over-the-counter RMB exchange market in Hong Kong for settlement in two Rate Calculation Business Days, as determined by the Calculation Agent at or around 11.00 a.m. (Hong Kong time) on the Rate Calculation Date, on a deliverable basis by reference to Reuters Screen Page TRADCNY3, or if no such rate is available, on a non-deliverable basis by reference to Reuters Screen Page TRADNDF. If neither rate is available, the Calculation Agent shall, acting reasonably and in good faith, determine the rate taking into consideration all available information which the Calculation Agent deems relevant, including, among other things, pricing information obtained from the RMB non-deliverable exchange market in Hong Kong or elsewhere and the CNY/U.S. dollar exchange rate in the PRC domestic foreign exchange market. Reference to a page on the Reuters Screen means the display page so designated on the Reuter Monitor Money Rates Service (or any successor service) or such other page as may replace that page for the purpose of displaying a comparable currency exchange rate.

8.                                      REDEMPTION AND PURCHASE

8.1                               Redemption at maturity

Unless previously redeemed or purchased and cancelled as specified below, each Note will be redeemed by the Issuer at its Final Redemption Amount specified in the applicable Final Terms in the relevant Specified Currency on the Maturity Date specified in the applicable Final Terms.

8.2                               Redemption for tax reasons

If:

(a)                                 as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (as defined in Condition 9.2), or any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after the date on which agreement is reached to issue the first Tranche of the Notes (which shall, for the avoidance of doubt and for the purposes of this Condition 8.2, be the date on which the applicable Final Terms is signed by the Issuer), on the next Interest Payment Date, the Issuer would be required to:

(i)                                     pay additional amounts as provided or referred to in Condition 9, and

(ii)           make any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of the Relevant Jurisdiction at a rate in excess of the applicable prevailing rates on the date on which agreement is reached to issue the first Tranche of the Notes, and

(b)                                 such requirement cannot be avoided by the Issuer taking reasonable measures available to it,

then the Issuer may at its option, having given not less than the minimum period and not more than the maximum period of notice specified in the applicable Final Terms to the Noteholders in accordance with Condition 15 (which notice shall be irrevocable and shall specify the date of redemption), redeem all, but not some only, of the Notes at any time at their Early Redemption Amount together (if applicable) with interest accrued and unpaid to but excluding the date fixed for redemption. Prior to the publication of any notice of redemption pursuant to this Condition 15, the Issuer shall deliver to the Fiscal Agent: (i) a certificate signed by two authorised signatories of the Issuer stating that the requirement referred to in sub-paragraph (a) above will apply on the next Interest Payment Date and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred and (ii) an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment.

8.3                               Redemption at the option of the Issuer (Issuer Call)

This Condition 8.3 applies to Notes that are subject to redemption prior to the Maturity Date at the option of the Issuer (other than for taxation reasons pursuant to Condition 8.2), such option being referred to as an “Issuer Call.” The applicable Final Terms contain provisions applicable to any Issuer Call and must be read in conjunction with this Condition 8.3 for full information on any Issuer Call. In particular, the applicable Final Terms identify any Optional Redemption Date(s), any Optional Redemption Amount, any minimum or maximum amount of Notes that can be redeemed and the applicable notice periods.

If an Issuer Call is specified as being applicable in the applicable Final Terms, then the Issuer may, having given not less than the minimum period nor more than the maximum period of notice specified in the applicable Final Terms to the Noteholders in accordance with Condition 15 (which notices shall be irrevocable and shall specify the date fixed for redemption), redeem all or some only of the Notes then outstanding on any Optional Redemption Date and at the Optional Redemption Amount(s) specified in the applicable Final Terms together, if applicable, with interest accrued and unpaid to (but excluding) the relevant Optional Redemption Date. Any such redemption must be of a nominal amount not less than the Minimum Redemption Amount and not more than the Maximum Redemption Amount, in each case, as may be specified in the applicable Final Terms; provided that Registered Notes (or, for Registered Global Notes, beneficial interests therein) shall be redeemed under this Condition 8.3 only in a Specified Denomination.

In the case of a partial redemption of Notes under this Condition 8.3, the Notes to be redeemed (“Redeemed Notes”) will: (a) in the case of Redeemed Notes represented by definitive Notes, be selected individually by lot not more than 30 days prior to the date fixed for redemption, and (b) in the case of Redeemed Notes represented by a Global Note, be selected in accordance with the rules of Euroclear and/or Clearstream, Luxembourg (to be reflected in the records of Euroclear and Clearstream, Luxembourg as either a pool factor or a reduction in nominal amount, at their discretion) and/or DTC. In the case of Redeemed Notes represented by definitive Notes, a list of the serial numbers of such Redeemed Notes will be published in accordance with Condition 15 not less than 15 days prior to the date fixed for redemption.

8.4                               Redemption at the option of the Noteholders (Investor Put)

This Condition 8.4 applies to Notes that are subject to redemption prior to the Maturity Date at the option of the Noteholder (or, for Global Notes, the holder of a beneficial interest therein), such option being referred to as an “Investor Put”. The applicable Final Terms contain provisions applicable to any Investor Put and must be read in conjunction with this Condition 8.4 for full information on any Investor Put. In particular, the applicable Final Terms identify any Optional Redemption Date(s), any Optional Redemption Amount and the applicable notice periods.

If an Investor Put is specified in the applicable Final Terms, then upon the Noteholder of any Note giving to the Issuer in accordance with Condition 15 not less than the minimum period nor more than the maximum period of notice specified in the applicable Final Terms, the Issuer will, upon the expiry of such notice, redeem such Note (or, for Global Notes, the indicated part thereof) on the specified Optional Redemption Date and at the Optional Redemption Amount together, if applicable, with interest accrued and unpaid to (but excluding) such Optional Redemption Date. Registered Notes (or, for Global Notes, a nominal amount thereof) may be redeemed under this Condition 8.4 in any Specified Denomination.

To exercise the right to require redemption of this Note (or a beneficial interest herein):

(a)                                 if this Note is in definitive form and held outside of Euroclear, Clearstream, Luxembourg or DTC, then the Noteholder hereof must deliver, at the specified office of any Paying Agent (in the case of Bearer Notes) or the Registrar (in the case of Registered Notes) at any time during normal business hours of such Paying Agent or the Registrar, as the case may be, falling within the notice period, a duly completed and signed notice of exercise in the form (for the time being current) obtainable from any specified office of any Paying Agent or the Registrar, as the case may be, (a “Put Notice”) and in which such Noteholder must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made under this Condition 8.4 and, in the case of Registered Notes, the nominal amount thereof to be redeemed and, if less than the full nominal amount of the Registered Notes so surrendered is to be redeemed, an address to which a new Registered Note in respect of the balance of such Registered Notes is to be sent subject to and in accordance with the provisions of Condition 2.2; if this Note is in definitive bearer form, then the Put Notice must be accompanied by this Note or evidence satisfactory to the Paying Agent concerned that this Note will, following delivery of the Put Notice, be held to such Paying Agent’s order or under its control, and

(b)                                 if this Note is represented by a Global Note or is held through Euroclear or Clearstream, Luxembourg while in definitive form, then the holder of this Note must, within the notice period, give notice to the Fiscal Agent of such exercise in accordance with the standard procedures of Euroclear, Clearstream, Luxembourg or DTC, as applicable (which may include notice being given on such holder’s instruction by Euroclear, Clearstream, Luxembourg, DTC or any depositary for them to the Fiscal Agent by electronic means) in a form acceptable to Euroclear, Clearstream, Luxembourg or DTC, as applicable, from time to time.

Any Put Notice or other notice given in accordance with the standard procedures of Euroclear, Clearstream, Luxembourg or DTC, as applicable, given by a holder of any Note (or, if a Global Note, an interest therein) pursuant to this Condition 8.4 shall be irrevocable except where, prior to the due date of redemption, an Event of Default has occurred and is continuing, in which event such holder, at its option, may elect by notice to the Issuer to withdraw the notice given pursuant to this Condition 8.4 and instead to declare such Note forthwith due and payable pursuant to Condition 11.

8.5                               Redemption at the option of the Noteholders upon a Change of Control

If a Change of Control Put is specified as being applicable in the applicable Final Terms, then the following rules shall apply.

(a)                                 Following the occurrence of a Change of Control, each Noteholder (or, for Global Notes, the holder of a beneficial interest therein) will have the right (the “Change of Control Put Right”), at such Noteholder’s (or, for Global Notes, such beneficial owner’s) option, to require the Issuer to redeem in whole but not in part its Note (or, for Global Notes, such beneficial owners’ part thereof) on the Change of Control Put Date at, in respect of each relevant Note (or beneficial interest therein), the sum of: (i) the Optional Redemption Amount plus (ii) interest accrued thereon to (but excluding) such date.

(b)                                 A Change of Control Put Right shall be exercised in the following manner:

(i)                                     If this Note is in definitive form, the holder of this Note must complete, sign and deposit at the specified office of any Paying Agent (in the case of Bearer Notes) or the Registrar (in the case of Registered Notes) a duly completed and signed notice, in the form for the time being current, obtainable during normal business hours from the specified office of any Paying Agent (a “Change of Control Put Exercise Notice”), together with the definitive Note to be redeemed, by not later than 30 days following a Change of Control or 30 days following the date upon which notice of the occurrence thereof is given to the relevant Noteholder (in accordance with Condition 15) by the Issuer, whichever is later. The Change of Control Put Exercise Notice must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made under this Condition 8.5 on the Change of Control Put Date. The “Change of Control Put Date” shall be the 14th day after the expiry of the 30-day period following a Change of Control or, if later, following the date upon which notice of the occurrence thereof is given to the Noteholders (in accordance with Condition 15) by the Issuer.

(ii)                                  If this Note is a Global Note, then the holder of a beneficial interest in this Note must, within the notice period described in sub-paragraph (i), give notice to the Fiscal Agent of such exercise in accordance with the standard procedures of Euroclear, Clearstream, Luxembourg or DTC, as applicable (which may include notice being given on such holder’s instruction by Euroclear, Clearstream, Luxembourg, DTC or any depositary for the applicable one of them to the Fiscal Agent by electronic means) in a form acceptable to Euroclear, Clearstream, Luxembourg or DTC, as applicable, from time to time.

(c)                                  Any Change of Control Put Exercise Notice given in accordance with the standard procedures of Euroclear, Clearstream, Luxembourg or DTC, as applicable, given by a holder of an interest in a Global Note (which may include notice being given on such holder’s instruction by Euroclear, Clearstream, Luxembourg, DTC or any depositary for them or registered nominee thereof to the Fiscal Agent or, in the case of Registered Global Notes, the Registrar by electronic means) pursuant to this Condition 8.5 shall be irrevocable except where, prior to the due date of redemption, an Event of Default has occurred and is continuing, in which event such holder, at its option, may elect by notice to the Issuer to withdraw the notice given pursuant to this Condition 8.5 and instead to declare its interest in such Global Note (which may include notice being given on such holder’s instruction by Euroclear, Clearstream, Luxembourg, DTC or any depositary for them or registered nominee thereof to the Fiscal Agent or, in the case of Registered Global Notes, the Registrar by electronic means) immediately due and payable pursuant to Condition 11.

(d)                                 No Agent shall be required to take any steps to ascertain whether a Change of Control or any event that could lead to the occurrence of a Change of Control has occurred.

(e)                                  Not later than two business days in İstanbul after becoming aware of the occurrence of a Change of Control, the Issuer shall procure that notice shall be given to the Noteholders in accordance with Condition 15 stating:

(i)                                     the date of such Change of Control and, briefly, the events causing such Change of Control,

(ii)                                  the date by which the Change of Control Put Exercise Notice must be given,

(iii)                               the Change of Control Put Date,

(iv)                              the names and addresses of all Paying Agents,

(v)                                 the procedures that Noteholders must follow and the requirements that Noteholders must satisfy in order to exercise the Change of Control Put Right, and

(vi)                              the aggregate principal amount of the Notes outstanding as of the latest practicable date prior to the publication of such notice.

For the purpose of these Conditions, a “Change of Control” occurs when the General Directorate of Foundations (or its successor) (with foundations and other entities managed thereby), the Turkish Treasury and the Prime Ministry (whether individually or in the aggregate): (a) directly or indirectly ceases to be the owner of more than 50.0 per cent. of the share capital giving the right to vote at a general meeting of the Issuer or (b) cease to have the right to appoint a majority of the board of directors of the Issuer.

8.6                               Early Redemption Amounts

For the purpose of Conditions 8.2 and 11.1, each Note will be redeemed at its Early Redemption Amount calculated as follows:

(a)                                 in the case of a Note with a Final Redemption Amount equal to the Issue Price of the first Tranche of the Series, at the Final Redemption Amount thereof,

(b)                                 in the case of a Note (other than a Zero Coupon Note) with a Final Redemption Amount that is or may be less or greater than the Issue Price of the first Tranche of the Series, at the amount specified in the applicable Final Terms or, if no such amount or manner is so specified in the applicable Final Terms, at its nominal amount, or

(c)                                  in the case of a Zero Coupon Note, at an amount (the “Amortised Face Amount”) calculated in accordance with the following formula:

Early Redemption Amount = RP x (1 + AY)y

where:

“RP”                 means the Reference Price,

“AY”                means the Accrual Yield expressed as a decimal, and

“y”                           is the Day Count Fraction specified in the applicable Final Terms, which shall be any of: (i) 30/360 (in which case the numerator shall be equal to the number of days (calculated on the basis of a 360-day year consisting of 12 months of 30 days each) from (and including) the Issue Date of the first Tranche of the Notes to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable and the denominator will be 360), (ii) Actual/360 (in which case the numerator shall be equal to the actual number of days from (and including) the Issue Date of the first Tranche of the Notes to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable and the denominator will be 360) or (iii) Actual/365 (in which case the numerator shall be equal to the actual number of days from (and including) the Issue Date of the first Tranche of the Notes to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable and the denominator will be 365).

8.7                               Purchases by the Issuer and/or its Subsidiaries

The Issuer and/or any of its Subsidiaries may at any time purchase or otherwise acquire Notes (or, in respect of a Global Note, an amount thereof) (provided that, in the case of definitive Bearer Notes, all unmatured Coupons and Talons appertaining thereto are purchased therewith) in any manner and at any price. Such Notes (or beneficial interests therein), and (if applicable) the related Coupons and Talons, may be held, resold or, at the option of the Issuer or any such Subsidiary (as the case may be) for those Notes held by it, surrendered to any Paying Agent or the Registrar for cancellation; provided that any such resale or surrender of a Note shall include a sale or surrender (if applicable) of all related unmatured Coupons and Talons.

8.8                               Cancellation

All Notes that are redeemed will immediately be cancelled (together, in the case of definitive Bearer Notes, with all unmatured Coupons and Talons attached thereto or surrendered therewith at the time of redemption). All Notes so cancelled and any Notes purchased and cancelled pursuant to Condition 8.7 (together, in the case of definitive Bearer Notes, with all unmatured Coupons and Talons cancelled therewith) shall be forwarded to the Fiscal Agent and cannot be reissued or resold.

8.9                               Late payment on Zero Coupon Notes

If the amount payable in respect of any Zero Coupon Note upon redemption of such Zero Coupon Note pursuant to the foregoing provisions of this Condition 8 or upon its becoming due and repayable as provided in Condition 11 is improperly withheld or refused, then the amount due and repayable in respect of such Zero Coupon Note shall be the amount calculated as provided in Condition 8.6(c) as though the references therein to the date fixed for the redemption or the date upon which such Zero Coupon Note becomes due and payable were replaced by references to the date that is the earlier of:

(a)                                 the date on which all amounts due in respect of such Zero Coupon Note have been paid, and

(b)                                 five days after the date on which the full amount of the moneys payable in respect of such Zero Coupon Notes has been received by the Fiscal Agent or the Registrar and notice to that effect has been given to the Noteholders in accordance with Condition 15.

9.                                      TAXATION

9.1                               Payment without Withholding

All payments in respect of the Notes and Coupons by or on behalf of the Issuer shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of any Relevant Jurisdiction unless the withholding or deduction of the Taxes is required by law. In that event, the Issuer will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the Notes or Coupons after the withholding or deduction shall equal the respective amounts that would have been receivable in respect of the Notes or Coupons, as the case may be, in the absence of such withholding or deduction; except that no additional amounts shall be payable in relation to any payment in respect of any Note or Coupon:

(a)                                 presented for payment by or on behalf of a holder who is liable for Taxes in respect of the Note or, as the case may be, Coupon by reason of such holder having some connection with any Relevant Jurisdiction other than the mere holding of the Note or Coupon,

(b)                                 presented for payment in the Republic of Turkey, or

(c)                                  presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that a holder of the relevant Note or Coupon would have been entitled to additional amounts on presenting the same for payment on the last day of the period of 30 days assuming that day to have been a Payment Business Day (as defined in Condition 7.6).

Notwithstanding any other provision of these Conditions, in no event will the Issuer be required to pay any additional amounts in respect of the Notes for, or on account of, any withholding or deduction required pursuant to FATCA.

9.2                               Interpretation

In these Conditions:

(a)                                 “Relevant Date” means, with respect to any payment, the date on which such payment first becomes due but, if the full amount of the money payable has not been received by the Fiscal Agent on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect has been duly given to the holder of the relevant Note or Coupon, as the case may be, by the Issuer in accordance with Condition 15, and

(b)                                 “Relevant Jurisdiction” means the Republic of Turkey or any political subdivision or any authority thereof or therein having power to tax or any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax to which the Issuer becomes subject in respect of payments made by it of principal and interest on the Notes or Coupons.

10.                               PRESCRIPTION

The Notes (whether in bearer or registered form) and Coupons will become void unless claims in respect of principal and/or interest with respect thereto are made within a period of 10 years (in the case of principal) and five years (in the case of interest) after the Relevant Date therefor.

There shall not be included in any Coupon sheet issued on exchange of a Talon any Coupon the claim for payment in respect of which would be void pursuant to this Condition or Condition 7.2 or any Talon that would be void pursuant to Condition 7.2.

11.                               EVENTS OF DEFAULT

11.1                        Events of Default

The holder of any Note may give notice to the Issuer that such Note is, and it shall accordingly forthwith become, immediately due and repayable at its Early Redemption Amount, together with interest accrued and unpaid to (but excluding) the date of repayment, if any of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a)                                 if default is made by the Issuer in the payment of any principal or interest due in respect of the Notes or any of them and the default continues for a period of seven days in the case of principal or 14 days in the case of interest,

(b)                                 if the Issuer fails to perform or observe any of its other obligations under these Conditions and (except in any case where the failure is incapable of remedy, when no continuation or notice as is hereinafter mentioned will be required) the failure continues for the period of 14 days following the service by any Noteholder on the Issuer of notice requiring the same to be remedied,

(c)                                  if: (i) any Indebtedness for Borrowed Money of the Issuer or any of its Material Subsidiaries (each as defined in Condition 11.2) becomes due and repayable prematurely by reason of an event of default (however described), (ii) the Issuer or any of its Material Subsidiaries fails to make any payment in respect of any Indebtedness for Borrowed Money on the due date for payment, subject to any applicable grace period, (iii) any security given by the Issuer or any of its Material Subsidiaries for any Indebtedness for Borrowed Money becomes enforceable or (iv) default is made by the Issuer or any of its Material Subsidiaries in making any payment due under any guarantee and/or indemnity given by it in relation to any Indebtedness for Borrowed Money of any other person, subject to any applicable grace period; provided that the aggregate principal amount of: (A) such Indebtedness for Borrowed Money of the Issuer or such Material Subsidiary in the case of sub-paragraphs (i), (ii) and/or (iii) above, and/or (B) the maximum amount payable by the Issuer or such Material Subsidiary under such guarantee and/or indemnity of the Issuer or such Material Subsidiary in the case of sub-paragraph (iv) above, exceeds US$40,000,000 (or its equivalent in other currencies),

(d)                                 (i)            any order is made by any competent court or the Government of Turkey, as the case may be, or resolution is passed for the winding up or dissolution of the Issuer or any of its Material Subsidiaries,

(ii)           the Issuer ceases or threatens to cease to carry on the whole or a substantial part, or any Material Subsidiary ceases or threatens to cease to carry on the whole or substantially the whole, in each case, of its business, save for the purposes of reorganisation on terms approved by an Extraordinary Resolution of the Noteholders, or the Issuer or any of its Material Subsidiaries suspends or threatens to suspend payment of, or is unable to (or admits inability to) pay, its debts (or any class of its debts) as they fall due or is deemed unable to pay its debts pursuant to or for the purposes of any applicable law, or is adjudicated, declared or found by a competent authority to be (or becomes) bankrupt or insolvent,

(iii)          the Issuer or any of its Material Subsidiaries commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of all or a substantial part of its indebtedness, or

(iv)          the Issuer or any of its Material Subsidiaries: (A) takes any corporate action or other steps are taken or legal proceedings are started: (1) for its winding-up, dissolution, administration, bankruptcy or re-organisation (other than for the purposes of and followed by a reconstruction while solvent upon terms previously approved by an Extraordinary Resolution of Noteholders) or (2) for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee or similar officer of it or any substantial part or all of its revenues and assets or (B) shall or propose to make a general assignment for the benefit of its creditors or shall enter into any composition with its creditors, in each case in sub-paragraphs (i) to (iv) above, save for the solvent voluntary winding-up, dissolution or re-organisation of any Material Subsidiary in connection with any combination with, or transfer of the whole or substantially the whole of its business and/or assets to, the Issuer or one or more other Subsidiaries of the Issuer,

(e)                                  if the Issuer is or becomes entitled or subject to, or is declared by law or otherwise to be protected by, immunity (sovereign or otherwise) and Condition 19.4 is held to be invalid or unenforceable, or

(f)                                   if the banking licence of the Issuer is temporarily or permanently revoked or the management of the Issuer is taken over by the Savings Deposit Insurance Fund under the provisions of the Banking Law (Law No. 5411) of Turkey.

11.2                        Interpretation

For the purposes of Condition 11 (Events of Default):

“Indebtedness for Borrowed Money” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of:

(a)                                 any notes, bonds, debentures, debenture stock, loan stock or other securities,

(b)                                 any borrowed money, or

(c)                                  any liability under or in respect of any acceptance or acceptance credit.

“Material Subsidiary” means at any time a Subsidiary of the Issuer:

(a)                                 whose total assets (consolidated in the case of a Subsidiary that itself has Subsidiaries) represent (or, in the case of a Subsidiary acquired after the end of the financial period to which the then latest audited consolidated IFRS financial statements of the Issuer relate, are equal to) not less than 10 per cent. of the consolidated total assets of the Issuer, all as calculated respectively by reference to the then latest audited IFRS financial statements (consolidated or, as the case may be, unconsolidated) of such Subsidiary and the then latest audited consolidated IFRS financial statements of the Issuer; provided that, in the case of a Subsidiary of the Issuer acquired after the end of the financial period to which the then latest audited consolidated IFRS financial statements of the Issuer relate, the reference to the then latest audited consolidated IFRS financial statements of the Issuer for the purposes of the calculation above shall, until consolidated accounts for the financial period in which the acquisition is made have been prepared and audited as aforesaid, be deemed to be a reference to such first-mentioned accounts as if such Subsidiary had been shown in such accounts by reference to its then latest relevant audited accounts, adjusted as deemed appropriate by the Issuer,

(b)                                 to which is transferred the whole or substantially the whole of the undertaking and assets of a Subsidiary of the Issuer that immediately prior to such transfer is a Material Subsidiary; provided that the transferor Subsidiary shall upon such transfer immediately cease to be a Material Subsidiary and the transferee Subsidiary shall immediately become a Material Subsidiary pursuant to this sub-paragraph (b) but shall cease to be a Material Subsidiary on the date of publication of the Issuer’s next consolidated audited IFRS financial statements unless it would then be a Material Subsidiary under sub-paragraph (a) above, or

(c)                                  to which is transferred an undertaking or assets that, taken together with the undertaking or assets of the transferee Subsidiary, represent (or, in the case of the transferee Subsidiary being acquired after the end of the financial period to which the then latest audited consolidated IFRS financial statements of the Issuer relate, are equal to) not less than 10 per cent. of the consolidated total assets of the Issuer taken as a whole (calculated as set out in sub-paragraph (a) above); provided that the transferor Subsidiary (if a Material Subsidiary) shall upon such transfer immediately cease to be a Material Subsidiary unless immediately following such transfer, its assets represent (or, in the case aforesaid, are equal to) not less than 10 per cent. of the consolidated total assets of the Issuer (calculated as set out in sub-paragraph (a) above), and the transferee Subsidiary shall cease to be a Material Subsidiary pursuant to this sub-paragraph (c) on the date of the publication of the Issuer’s next audited IFRS consolidated financial statements, save that such transferor Subsidiary or such transferee Subsidiary may be a Material Subsidiary on or at any time after the date on which such consolidated accounts have been prepared and audited as aforesaid by virtue of the provisions of sub-paragraph (a) above or, prior to or after such date, by virtue of any other applicable provision of this definition.

A report by the auditors of the Issuer that in their opinion a Subsidiary is or is not or was or was not at any particular time a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties.

12.                               REPLACEMENT OF NOTES, COUPONS AND TALONS

Should any Note, Coupon or Talon be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Fiscal Agent (in the case of Bearer Notes or Coupons) or the Registrar (in the case of Registered Notes) upon payment by the claimant of such costs and expenses as may be incurred in connection therewith and on such terms as to: (a) evidence of such loss, theft, mutilation, defacement or destruction and (b) indemnity as the Issuer may reasonably require. Mutilated or defaced Notes, Coupons or Talons must be surrendered before replacements will be issued.

13.                               AGENTS

The names of the initial Agents and their initial specified offices are set out in the Agency Agreement. If any additional Paying Agents are appointed in connection with this Series, the names of such Paying Agents will be specified in Part B of the applicable Final Terms.

The Issuer reserves the right at any time to vary or terminate the appointment of any Agent and/or to appoint additional or other Agents; provided that:

(a)                                 there will at all times be a Fiscal Agent and a Registrar,

(b)                                 there will at all times be: (i) in the case of Bearer Notes, a Paying Agent (which may be the Fiscal Agent), and (ii) in the case of Registered Notes, a Transfer Agent (which may be the Registrar),

(c)                                  there will at all times be a Paying Agent in a jurisdiction other than the jurisdiction in which the Issuer is incorporated,

(d)                                 so long as any of the Registered Global Notes payable in a Specified Currency other than U.S. dollars are held through DTC or its nominee, there will at all times be an Exchange Agent with a specified office in New York City, and

(e)                                  so long as a Series of Notes is listed on a stock exchange, there will at all times be an Agent (which may be the Fiscal Agent) having a specified office in such place as may be required by the rules and regulations of such exchange or any other relevant authority.

Notice of any termination or appointment and of any changes to the specified office of an Agent will be given to the Noteholders promptly by the Issuer in accordance with Condition 15.

In addition, the Issuer shall as promptly as possible appoint a Paying Agent having a specified office in New York City in the circumstances described in Condition 7.5.

Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency or a Paying Agent ceasing to be a FATCA Compliant Entity or as otherwise prescribed by the Agency Agreement, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Noteholders in accordance with Condition 15.

In acting under the Agency Agreement, the Agents act solely as agents of the Issuer and do not assume any obligation to, or relationship of agency or trust with, any Noteholder, receiptholder or Couponholder. The Agency Agreement contains provisions permitting any entity into which any Agent is merged or converted, with which it is consolidated or to which it transfers all or substantially all of its assets to become the successor agent.

For the purposes of this Condition, “FATCA Compliant Entity” means a person payments to whom are not subject to any applicable withholding or deduction imposed pursuant to FATCA.

14.                               EXCHANGE OF TALONS

On and after the Interest Payment Date on which the final Coupon comprised in any Coupon sheet matures, the Talon (if any) forming part of such Coupon sheet may be surrendered at the specified office of any Paying Agent in exchange for a further Coupon sheet including (if such further Coupon sheet does not include Coupons to (and including) the final date for the payment of interest due in respect of the Note to which it appertains) a further Talon, subject to the provisions of Condition 10.

15.                               NOTICES

All notices regarding the Bearer Notes will be deemed to be validly given if published in a leading English language newspaper of general circulation in London. It is expected, but not required, that any such publication in a newspaper will be made in the Financial Times in London. The Issuer shall also ensure that notices are duly published in a manner that complies with the rules of any stock exchange or other relevant authority on which the Bearer Notes (if any) are for the time being listed or by which they have been admitted to trading. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the first date by which publication has occurred in all required newspapers.

All notices regarding the Registered Notes will be deemed to be validly given if sent by first class mail or (if posted to an address overseas) by airmail to the holders (or the first named of joint holders) of such Registered Notes at their respective addresses recorded in the Register and will be deemed to have been given on the fourth day after mailing and, in addition, for so long as any Registered Notes are listed on a stock exchange or are admitted to trading by another relevant authority and the rules of that stock exchange or relevant authority so require, such notice will be published in a daily newspaper of general circulation in the place or places required by those rules.

So long as any Global Notes representing the Notes are held in their entirety on behalf of Euroclear, Clearstream, Luxembourg and/or DTC, there may be substituted for such publication in such newspaper(s) or such mailing the delivery of the relevant notice to Euroclear, Clearstream, Luxembourg and/or DTC, as applicable, for communication by them to the holders of interests in the Notes and, in addition, for so long as any Notes are listed on a stock exchange or are admitted to trading by another relevant authority and the rules of that stock exchange or relevant authority so require, such notice will be published in a daily newspaper of general circulation in the place or places required by those rules. Any such notice shall be deemed to have been given to the holders of interests in the Notes on such day as is specified in the applicable Final Terms after the day on which such notice was given to Euroclear, Clearstream, Luxembourg and/or DTC, as applicable.

Notices to be given by any Noteholder shall be in writing and given by lodging the same, together (in the case of any Note in definitive form) with the relative Note, with the Fiscal Agent (in the case of Bearer Notes) or the Registrar (in the case of Registered Notes). For so long as any of the Notes are represented by a Global Note, such notice may be given by any holder of an interest in such Notes to the Fiscal Agent or the Registrar through Euroclear,

Clearstream, Luxembourg and/or DTC, as the case may be, in such manner as the Fiscal Agent, the Registrar and Euroclear, Clearstream, Luxembourg and/or DTC, as the case may be, may approve for this purpose.

16.                               MEETING OF NOTEHOLDERS AND MODIFICATIONS

16.1                        Meeting of Noteholders

The Agency Agreement contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of any modification of the Notes (including any of these Conditions), the Coupons or any of the provisions of the Agency Agreement. Such a meeting may be convened by the Issuer and shall be convened by the Issuer if required in writing by Noteholders holding not less than five per cent. in nominal amount of the Notes for the time being outstanding. A meeting that has been validly convened in accordance with the provisions of the Agency Agreement may be cancelled by the person who convened (or, if applicable, caused the Issuer to convene) such meeting giving at least five days’ notice which, in the case of a meeting convened by the Issuer, will be given to applicable Noteholders in accordance with Condition 15. The quorum at any such meeting for passing an Extraordinary Resolution is one or more person(s) holding or representing not less than 50 per cent. in nominal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more person(s) being or representing Noteholders whatever the nominal amount of the Notes so held or represented, except that at any meeting the business of which includes the modification of certain provisions of these Conditions or the Coupons (including modifying the date of maturity of the Notes or any date for payment of interest thereon, reducing or cancelling the amount of principal or the rate of interest payable in respect of the Notes, altering the currency of payment of the Notes or the Coupons or amending the Deed of Covenant in certain respects), the quorum shall be one or more person(s) holding or representing not less than two-thirds in nominal amount of the Notes for the time being outstanding, or at any adjourned such meeting one or more person(s) holding or representing not less than one-third in nominal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed by the Noteholders will be binding upon all the Noteholders, whether or not they are present at any meeting and whether or not they vote on the resolution, and on all Couponholders.

The Agency Agreement provides that: (a) a resolution in writing signed on behalf of the Noteholders of not less than 75 per cent. in principal amount of the Notes for the time being outstanding (whether such resolution in writing is contained in one document or several documents in the same form, each signed on behalf of one or more Noteholders) or (b) consent given by way of electronic consents through the relevant clearing systems by or on behalf of Noteholders of not less than 75 per cent. in principal amount of the Notes for the time being outstanding will, in each case, take effect as if it were an Extraordinary Resolution and shall be binding upon all Noteholders.

16.2                        Modification

The Fiscal Agent and the Issuer may agree, without the consent of the Noteholders or Couponholders, to any modification (except such modifications in respect of which an increased quorum is required as mentioned in Condition 16.1) of any of these Conditions, the Deed of Covenant or the Agency Agreement that is either: (a) in the opinion of the Issuer, for the purpose of curing any ambiguity or of curing, correcting or supplementing any manifest or proven error or any other defective provision contained herein or therein, or (b) in the opinion of the Issuer (following the advice of an independent financial institution of international standing), in any other manner that is not materially prejudicial to the interests of the Noteholders. Any such modification shall be binding on the Noteholders and Couponholders and any modification shall be notified by the Issuer to the Noteholders and Couponholders as soon as practicable thereafter in accordance with Condition 15.

17.                               FURTHER ISSUES

The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further notes having terms and conditions the same as those of the Notes, or the same except for the amount and date of the first payment of interest thereon and the date from which interest starts to accrue, which may be consolidated and form a single Series with the outstanding Notes; provided that the Issuer shall ensure that such further notes will be fungible for US federal income tax purposes as a result of their issuance being a “qualified reopening” under Treasury Regulation §1.1275-2(k).

18.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of this Note under the Contracts (Rights of Third Parties) Act 1999, but this does not affect any right or remedy of any person that exists or is available apart from that Act.

19.                               GOVERNING LAW AND SUBMISSION TO JURISDICTION

19.1                        Governing law

The Agency Agreement, the Deed of Covenant, the Deed Poll, the Notes and the Coupons are, and any non-contractual obligations arising out of, or in connection with, any of them will be, governed by and construed in accordance with English law.

19.2                        Jurisdiction of courts of England

The Issuer irrevocably agrees, for the benefit of the Noteholders and the Couponholders, that the courts of England are to have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the Notes and/or the Coupons (including a dispute relating to any non-contractual obligations arising out of or in connection with the Notes and/or the Coupons) and accordingly submits to the exclusive jurisdiction of the courts of England. The Issuer waives any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum.

The Noteholders and the Couponholders may take any suit, action or proceedings (together referred to as “Proceedings”) arising out of or in connection with the Notes and the Coupons (including any Proceeding relating to any non-contractual obligations arising out of or in connection with the Notes and/or the Coupons) against the Issuer in any other court of competent jurisdiction and concurrent Proceedings in any number of jurisdictions to the extent allowed by law.

19.3                        Consent to enforcement

The Issuer agrees, without prejudice to the enforcement of a judgment obtained in the courts of England according to the provisions of Article 54 of the International Private and Procedural Law of Turkey (Law No. 5718), that in the event that any action is brought in relation to the Issuer in a court in Turkey in connection with the Notes and/or the Coupons, in addition to other permissible legal evidence pursuant to the Civil Procedure Code of Turkey (Law No. 6100), any judgment obtained in the courts of England in connection with such action shall constitute (in addition to other legal evidence) conclusive evidence of the existence and amount of the claim against the Issuer, pursuant to the provisions of the first paragraph of Article 193 of the Civil Procedure Code of Turkey (Law No. 6100) and Articles 58 and 59 of the International Private and Procedural Law of Turkey (Law No. 5718).

19.4                        Waiver of immunity

To the extent that the Issuer may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Issuer or its assets or revenues, the Issuer agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

19.5                        Appointment of process agent

In connection with the issuance of the Notes, service of process may be made upon the Issuer at Law Debenture Corporate Services Limited (with a current address of Fifth Floor, 100 Wood Street, London EC2V 7EX, England) in respect of any Proceedings in England and the Issuer undertakes that in the event of such process agent ceasing so to act it will appoint another person as its agent for that purpose.

19.6                        Other documents

The Issuer has in the Agency Agreement, the Deed of Covenant and the Deed Poll submitted to the jurisdiction of the courts of England and appointed an agent in England for service of process in terms substantially similar to those set out above.

BOOK-ENTRY CLEARANCE SYSTEMS

The information set out below is subject to any change in or reinterpretation of the rules, regulations and procedures of the Clearing Systems currently in effect. The information in this section concerning the Clearing Systems has been obtained from sources that the Bank’s management believes to be reliable, but neither the Bank nor any Dealer takes any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the Clearing Systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant Clearing System.

None of the Issuer nor any other party to the Agency Agreement will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Notes held through the facilities of any Clearing System or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

According to the Communiqué on Debt Instruments, the Notes are required to be issued in electronically registered form in the CRA and the interests therein recorded in the CRA; however, upon the Issuer’s request, the CMB may resolve to exempt the Notes from this requirement if the Notes are to be issued outside Turkey or such requirement might cease to exist in the future. Further to the Bank’s request, such exemption has been granted by the CMB to the Bank in the CMB Approval. As a result, this requirement will not be applicable to the Notes issued pursuant to the CMB Approval. Notwithstanding such exemption, the Issuer is required to notify the CRA within three Turkish business days from the Issue Date of a Tranche of Notes of the amount, Issue Date, ISIN (if any), interest commencement date, maturity date, interest rate, name of the custodian and currency of such Notes and the country of issuance.

Book-entry Systems

DTC

DTC has advised the Issuer that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its direct participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”).

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC makes book-entry transfers of notes among Direct Participants on whose behalf it acts with respect to notes accepted into DTC’s book-entry settlement system (“DTC Notes”) as described below and receives and transmits distributions of principal and interest on DTC Notes. The DTC Rules are on file with the SEC. Participants with which beneficial owners of DTC Notes (“Beneficial Owners”) have accounts with respect to the DTC Notes similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Beneficial Owners. Accordingly, although Beneficial Owners who hold interests in DTC Notes through Participants will not possess notes, the DTC Rules, by virtue of the requirements described above, provide a mechanism by which Direct Participants will receive payments and will be able to transfer their interest with respect to the DTC Notes.

Purchases of DTC Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the DTC Notes on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the relevant Direct Participant’s and Indirect Participant’s records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of each transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner holds its interest in the DTC Notes. Transfers of ownership interests in the DTC Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in DTC Notes, except in the event that use of the book-entry system for the DTC Notes is discontinued.

To facilitate subsequent transfers, all DTC Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of DTC Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners; DTC’s records reflect only the identity of the Direct Participants to whose accounts such DTC Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. If less than all of the DTC Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to DTC Notes. Under its usual procedures, DTC mails an omnibus proxy to the Issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the DTC Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the DTC Notes will be made to DTC or its nominee. DTC’s practice is to credit accounts of Direct Participants on the due date for payment in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the due date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC or its nominee is the responsibility of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

Under certain circumstances, including if there is an Event of Default under the Notes, DTC will exchange the DTC Notes for definitive Registered Notes, which it will distribute to its Direct Participants in accordance with their requests and proportionate entitlements and will be legended as described under “Transfer and Selling Restrictions.”

Since DTC may only act on behalf of Direct Participants, who in turn act on behalf of Indirect Participants, any Beneficial Owner desiring to pledge its interests in DTC Notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to such DTC Notes, will be required to effect such pledge through DTC and its Participants or, if not possible to so effect it, to withdraw its notes from DTC as described below.

The laws in some States within the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer an interest in Notes represented by a Registered Global Note to such persons might depend upon the ability to exchange such interest for Notes in definitive form. Similarly, because DTC can only act on behalf of Direct Participants in the DTC system who in turn act on behalf of Indirect Participants, the ability of a person having an interest in Notes represented by a Registered Global Note accepted by DTC to pledge such interests to persons or entities that do not participate in the DTC system or otherwise to take action in respect of such Notes may depend upon the ability to exchange such interests for Notes in definitive form. The ability of any holder of an interest in Notes represented by a Registered Global Note accepted by DTC to resell, pledge or otherwise transfer such interests might be impaired if the proposed transferee of such interests is not eligible to hold such interests through a Participant.

Clearstream, Luxembourg

Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of a number of currencies, including U.S. dollars and Turkish Lira. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in several countries through established depository and custodial relationships.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream, Luxembourg’s customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an accountholder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

The ability of an owner of a beneficial interest in a Note held through Clearstream, Luxembourg to pledge such interest to persons or entities that do not participate in the Clearstream, Luxembourg system, or otherwise take action in respect of such interest, may be limited by the lack of a definitive note for such interest because Clearstream, Luxembourg can act only on behalf of Clearstream, Luxembourg’s customers, who in turn act on behalf of their own customers. The laws of some jurisdictions may require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Notes to such persons may be limited. In addition, beneficial owners of Notes held through the Clearstream, Luxembourg system will receive distributions of principal, interest, additional amounts (if any) and any other payments on the Notes only through Clearstream, Luxembourg accountholders.

Euroclear

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfer between its accountholders. Euroclear provides various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear also deals with domestic securities markets in several countries through established depository and custodial relationships. Euroclear customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear is available to other institutions that clear through or maintain a custodial relationship with accountholders in Euroclear.

The ability of an owner of a beneficial interest in a Note held through Euroclear to pledge such interest to persons or entities that do not participate in the Euroclear system, or otherwise take action in respect of such interest, may be limited by the lack of a definitive note for such interest because Euroclear can act only on behalf of Euroclear’s customers, who in turn act on behalf of their own customers. The laws of some jurisdictions may require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Notes to such persons may be limited. In addition, beneficial owners of Notes held through the Euroclear system will receive distributions of principal, interest, additional amounts (if any) and any other payments on the Notes only through Euroclear accountholders.

Book-entry Ownership of and Payments in respect of Global Notes

The Issuer has applied to each of Euroclear and Clearstream, Luxembourg to have Global Note(s) accepted in its book-entry settlement system. Upon the issue of any such Global Note, Euroclear and/or Clearstream, Luxembourg, as applicable, will credit, on its internal book-entry system, the respective nominal amounts of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with Euroclear and/or Clearstream, Luxembourg, as applicable. Such accounts initially will be designated by or on behalf of the relevant Dealer or investor. Interests in such a Global Note through Euroclear and/or Clearstream, Luxembourg, as applicable, will be limited to accountholders of Euroclear and/or Clearstream, Luxembourg, as applicable. Interests in such a Global Note will be shown on, and the transfer of such interests will be effected only through, records maintained by Euroclear and/or Clearstream, Luxembourg or its nominee (with respect to the interests of direct Euroclear and/or Clearstream, Luxembourg accountholders) and the records of direct Euroclear and/or Clearstream, Luxembourg accountholders (with respect to interests of indirect Euroclear and/or Clearstream, Luxembourg accountholders).

Payments with respect to interests in the Notes held through Euroclear and Clearstream, Luxembourg will be credited to cash accounts of Euroclear and Clearstream, Luxembourg accountholders in accordance with the rules and procedures of Euroclear and Clearstream, Luxembourg, respectively, to the extent received by each of them.

The Issuer may apply to DTC in order to have any Tranche of Notes represented by a Registered Global Note accepted in its book-entry settlement system. Upon the issue of any such Registered Global Note, DTC or its custodian will credit, on its internal book-entry system, the respective nominal amounts of the individual beneficial interests represented by such Registered Global Note to the accounts of persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the relevant Dealer or investor. Ownership of beneficial interests in such a Registered Global Note will be limited to Participants, including, in the case of any Regulation S Registered Global Note, the respective depositaries of Euroclear and Clearstream, Luxembourg. Ownership of beneficial interests in a Registered Global Note accepted by DTC will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to the interests of Direct Participants) and the records of Direct Participants and Indirect Participants (with respect to interests of Indirect Participants).

Payments in U.S. dollars of principal and interest in respect of a Registered Global Note accepted by DTC will be made to the order of DTC or its nominee as the registered holder of such Note. In the case of any payment in a currency other than U.S. dollars, payment will be made to the Exchange Agent on behalf of DTC or its nominee and the Exchange Agent will (in accordance with instructions received by it) remit all or a portion of such payment for credit directly to the beneficial holders of interests in the Registered Global Note in the currency in which such payment was made and/or cause all or a portion of such payment to be converted into U.S. dollars and credited to the applicable Participants’ account.

Payments in U.S. dollars of principal and interest in respect of a Global Note will be made to DTC, Clearstream, Luxembourg, Euroclear or their respective nominee, as the case may be, as the registered holder of such Note. The Issuer expects DTC, Clearstream, Luxembourg and Euroclear to credit accounts of their respective direct accountholders on the applicable payment date. The Issuer also expects that payments by direct DTC, Clearstream, Luxembourg or Euroclear accountholders to indirect participants in such Clearing Systems will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers of such Clearing System, and will be the responsibility of such direct participant and not the responsibility of such Clearing System, the Fiscal Agent, any Paying Agent, the Registrar or the Bank. Payments of principal and interest on the Notes to a Clearing System (or its nominee) are the responsibility of the Issuer.

Transfers of Notes Represented by Registered Global Notes

Transfers of any interests in Notes represented by a Registered Global Note within DTC, Clearstream, Luxembourg or Euroclear, as applicable, will be effected in accordance with the customary rules and operating procedures of the relevant clearing system. Subject to compliance with the transfer restrictions applicable to the Registered Notes described under “Transfer and Selling Restrictions,” cross-market transfers between Participants in DTC, on the one hand, and Clearstream, Luxembourg and Euroclear accountholders, on the other, will be effected by the relevant clearing system in accordance with its rules and through action taken by the Registrar, the Fiscal Agent and any custodian (“Custodian”) with whom the relevant Registered Global Notes have been deposited.

On or after the Issue Date for any Tranche, transfers of Notes of such Tranche between accountholders in Clearstream, Luxembourg and Euroclear and transfers of Notes of such Tranche between participants in DTC will generally have a settlement date three business days after the trade date (T+3). The customary arrangements for delivery versus payment will apply to such transfers.

Cross-market transfers between accountholders in Clearstream, Luxembourg or Euroclear and DTC participants will need to have an agreed settlement date between the parties to such transfer. Because there is no direct link between DTC, on the one hand, and Clearstream, Luxembourg and Euroclear, on the other, transfers of interests in the relevant Registered Global Notes will be effected through the Registrar, the Fiscal Agent and the Custodian receiving instructions (and, where appropriate, certification) from the transferor and arranging for delivery of the interests being transferred to the credit of the designated account for the transferee. In the case of cross-market transfers, settlement between Euroclear or Clearstream, Luxembourg accountholders and DTC Participants cannot be made on a delivery-versus-payment basis. The securities will be delivered on a free delivery basis and arrangements for payment must be made separately.

DTC, Clearstream, Luxembourg and Euroclear have each published rules and operating procedures designed to facilitate transfers of beneficial interests in Registered Global Notes among participants and accountholders of DTC, Clearstream, Luxembourg and Euroclear; however, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time. None of the Issuer, the Agents or any Dealer will be responsible for any performance by DTC, Clearstream, Luxembourg or Euroclear or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations and none of them will have any liability for any aspect of the records relating to or payments made on account of beneficial interests in the Notes represented by Registered Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

TAXATION

This is a general summary of certain U.S. federal and Turkish tax considerations in connection with an investment in the Notes. This summary does not address all aspects of U.S. federal and Turkish tax law or the laws of other jurisdictions (including the United Kingdom or local tax law). While this summary is considered to be a correct interpretation of existing laws in force on the date of this Base Prospectus, there can be no assurance that those laws or the interpretation of those laws will not change. This summary does not discuss all of the tax consequences that may be relevant to an investor in light of such investor’s particular circumstances or to investors subject to special rules, such as regulated investment companies, certain financial institutions or insurance companies. Prospective investors are advised to consult their tax advisers with respect to the tax consequences of the purchase, ownership or disposition of the Notes (or the purchase, ownership or disposition by an owner of beneficial interests therein) as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction.

Certain U.S. Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of a Note by a U.S. Holder (as defined below) whose functional currency is the U.S. dollar that acquires the Note from the Dealers at a price equal to the issue price of the Notes (as defined under “-Original Issue Discount - General”) and holds it as a capital asset. This summary does not address all aspects of U.S. federal income taxation that may be applicable to particular U.S. Holders subject to special U.S. federal income tax rules, including, among others, tax-exempt organizations, financial institutions, dealers and traders in securities or currencies, U.S. Holders that will hold a Note as part of a “straddle,” hedging transaction, “conversion transaction” or other integrated transaction for U.S. federal income tax purposes, U.S. Holders that enter into “constructive sale” transactions with respect to the Notes, U.S. Holders liable for alternative minimum tax and certain U.S. expatriates. In addition, this summary does not address consequences to U.S. Holders of the acquisition, ownership and disposition of a Note under any other U.S. federal tax laws (e.g., estate or gift tax laws) or under the tax laws of any state, locality or other political subdivision of the United States or other countries or jurisdictions.

This summary does not discuss Notes that by their terms may be retired for an amount less than their principal amount and Notes subject to special rules. The tax treatment of certain Notes may be specified in the relevant supplement to this Base Prospectus. Moreover, this summary does not discuss Bearer Notes. In general, U.S. federal income tax law imposes significant limitations on U.S. Holders of Bearer Notes. U.S. Holders should consult their tax advisers regarding the restrictions and penalties imposed under U.S. federal income tax law with respect to Bearer Notes and any other tax consequences with respect to the acquisition, ownership and disposition of any of these Notes.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S., (b) a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust that is subject to U.S. tax on its worldwide income regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a Note, then the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Therefore, a partnership holding a Note and its partners should consult their own tax advisers regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of a Note.

The discussion below is based upon the Code, U.S. Treasury regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this Base Prospectus and any of which may at any time be repealed, revoked or modified or subject to differing interpretations, potentially retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

The summary of the U.S. federal income tax consequences set out below is for general information only. Prospective purchasers should consult their tax advisers as to the particular tax consequences to them of owning the Notes, including the applicability and effect of state, local, foreign and other tax laws and possible changes in tax law.

Payments of Interest

Payments of interest on the Notes, including additional amounts, if any, other than interest on a Discount Note that is not “qualified stated interest” (each as defined under “-Original Issue Discount - General”), generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. Interest paid on a Note and OID, if any, accrued with respect to the Notes (as described under “-Original Issue Discount”), generally will constitute foreign source income for U.S. federal income tax purposes and generally will be considered “passive” income, which is treated separately from other types of income in computing the foreign tax credit that may be allowable to U.S. Holders under U.S. federal income tax laws. Subject to applicable restrictions and limitations, a U.S. Holder may be entitled to claim a U.S. foreign tax credit in respect of any Turkish withholding taxes imposed on interest received on the Notes. A U.S. Holder who does not elect to claim a credit for foreign tax may instead claim a deduction in respect of the tax provided the U.S. Holder elects to deduct rather than claim a credit for all foreign taxes for such taxable year. U.S. Holders that are eligible for benefits under the double tax treaty between the United States and Turkey (the “Double Tax Treaty”) or are otherwise entitled to a refund for the taxes withheld under Turkish tax law generally will not be entitled to a foreign tax credit or deduction for the amount of any Turkish taxes withheld in excess of the maximum rate under the Double Tax Treaty or for those taxes that have been otherwise refunded to them under Turkish tax law. The rules relating to foreign tax credits or deducting foreign taxes are extremely complex, and U.S. Holders are urged to consult their own tax advisers regarding the availability and advisability of claiming a foreign tax credit or a deduction with respect to any Turkish taxes withheld from payment.

Stated interest paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in an amount equal to the U.S. dollar value of such other currency, including the amount of any withholding tax, regardless of whether such other currency is converted into U.S. dollars. Generally, a U.S. Holder that uses the cash method of tax accounting will determine such U.S. dollar value using the spot rate of exchange on the date of receipt. A cash method U.S. Holder generally will not realize foreign currency gain or loss on the receipt of the interest payment but may have foreign currency gain or loss attributable to the actual disposition of the other currency received. Generally, a U.S. Holder that uses the accrual method of tax accounting will determine the U.S. dollar value of accrued interest income using the average rate of exchange for the accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within each taxable year). Alternatively, an accrual basis U.S. Holder may make an election (which must be applied consistently to all debt instruments from year-to-year and cannot be changed without the consent of the IRS) to translate accrued interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the portion of the accrual period within each taxable year in the case of a partial accrual period). A U.S. Holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss on the receipt of an interest payment if the exchange rate in effect on the date payment is received differs from the rate used in translating the accrual of that interest. The amount of foreign currency gain or loss to be recognized by such U.S. Holder will be an amount equal to the difference between the U.S. dollar value of the interest payment in the other currency (determined on the basis of the spot rate on the date the interest income that has accrued during the accrual period (as determined above) regardless of whether the payment is in fact converted to U.S. dollars. This foreign currency gain or loss will be ordinary income or loss and generally will not be treated as an adjustment to interest income or expense, and generally will be U.S. source provided that the residence of the U.S. Holder is considered to be the United States for purposes of the rules governing foreign currency gain or loss.

Original Issue Discount

General. The following is a summary of the principal U.S. federal income tax consequences of the ownership of Notes issued with original issue discount (“OID”).

A Note will be treated as issued with OID (a “Discount Note”) if the excess of the Note’s “stated redemption price at maturity” over its issue price is at least a de minimis amount (0.25% of the Note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). Generally, the “issue price” of a Note is the first price at which a substantial amount of such Notes included in the issue of which the Note is a part is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The “stated redemption price at maturity” of a Note is the total of all payments provided by the Note that are not payments of “qualified stated interest.” A “qualified stated interest” payment is generally any one of a series of stated interest payments on a security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods), or a variable rate, applied to the outstanding principal amount of such security. If a Note has de minimis OID, a U.S. Holder must include the de minimis amount in income as stated principal payments are made on the Note, unless the holder makes the election described below under “-Election to Treat All Interest as Original Issue Discount.” A U.S. Holder can determine the includible amount with respect to each such payment by multiplying the total amount of the Note’s de minimis OID by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the Note.

U.S. Holders of Discount Notes must generally include OID in income calculated on a constant-yield method before the receipt of cash attributable to the income, and will generally have to include in income increasingly greater amounts of OID over the life of the Discount Notes. The amount of OID includible in income by a U.S. Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the Discount Note (“accrued OID”). The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the U.S. Holder and may vary in length over the term of the Discount Note as long as: (a) no accrual period is longer than one year and (b) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of: (i) the product of the Discount Note’s adjusted issue price at the beginning of the accrual period and the Discount Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the sum of the payments of qualified stated interest on the Discount Note allocable to the accrual period. The “adjusted issue price” of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by: (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments.

Variable Rate Debt Instruments. Interest payments on a “variable rate debt instrument” (“VRDI”) may be considered qualified stated interest. For this purpose, a Note is a VRDI if it is an instrument that: (a) has an issue price that does not exceed the total noncontingent principal payments by more than an amount equal to the lesser of: (i) 0.015 multiplied by the product of such total noncontingent principal payments and the number of complete years to maturity of the Note (or in the case of Notes providing for payment of principal in installments, the weighted average maturity) and (ii) 15% of the total noncontingent principal payments, (b) provides for stated interest (compounded or paid at least annually) at the current value of: (i) one or more qualified floating rates (as defined below), (ii) a single fixed rate followed by one or more qualified floating rates, (iii) a single objective rate (as defined below) or (iv) a single fixed rate and a single objective rate (as defined below) that is a qualified inverse floating rate (as defined below) and (c) does not provide for any principal payments that are contingent.

If a Note that provides for a variable rate of interest does not qualify as a VRDI, then such Note would be a “contingent payment debt instrument” (“CPDI”) subject to rules set forth in the Treasury regulations that address the U.S. federal income tax treatment of such instruments. A description of any material U.S. federal income tax considerations relevant to U.S. Holders of such Notes will be set forth in the applicable supplement to this Base Prospectus.

A “qualified floating rate” is a floating rate under which variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated. A multiple of a qualified floating rate is not a qualified floating rate unless the relevant spread multiplier is: (a) fixed at a number that is greater than 0.65 but not more than 1.35 or (b) fixed at a number that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. Notwithstanding the foregoing, stated interest on a Note that is subject to a maximum or minimum interest rate limitation (i.e., a cap or floor), a restriction on the amount of increase or decrease in such rate (i.e., a governor) or other similar restrictions generally will not be treated as a qualified floating rate. However, a restriction will not cause a variable rate to fail to be a qualified floating rate if it is a cap, floor or governor that is fixed throughout the term of the Note or is a cap, floor, governor or similar restriction that is not reasonably expected on the issue date to cause the yield on the Note to be significantly less than (in the case of a cap), significantly more than (in the case of a floor), or significantly different from (in the case of a governor), the expected yield determined without such cap, floor or governor, as the case may be. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the variable rate note (e.g., two or more qualified floating rates with values within 25 basis points (i.e., 0.25%) of each other as determined on the Note’s issue date) will be treated as a single qualified floating rate. An “objective rate” is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based upon objective financial or economic information; provided, however, that an objective rate does not include a rate based on information that is within the control of the Bank (or a related party within the meaning of the applicable statutory provisions) or that is unique to the circumstances of the Bank (or a related party within the meaning of the applicable statutory provisions), other than the Bank’s credit quality, such as dividends, profits or the value of the Bank’s stock. A variable rate is not an objective rate; however, if it is reasonably expected that the average value of the rate during the first half of the Note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note’s term.  A “qualified inverse floating rate” is an objective rate: (i) that is equal to a fixed rate minus a qualified floating rate and (ii) the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. If a debt instrument provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the debt instrument’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points (i.e., 0.25%)), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

Under the OID rules, if a Note qualifies as a VRDI that provides for interest at a single qualified floating rate or a single objective rate and that rate is payable unconditionally at least annually, then all of the interest is treated as qualified stated interest. Therefore, such a Note will not have original issue discount unless its stated principal amount exceeds the price at which it is issued by an amount that is greater than or equal to the de minimis amount. If a Note qualifying as a VRDI provides for interest at more than a single qualified floating rate or a single objective rate, the rules for determining the amount and accrual of original issue discount and qualified stated interest on such a VRDI provide for the conversion of such debt instrument into an equivalent fixed rate debt instrument and the application of the general rules regarding original issue discount to such debt instrument. The OID rules generally require that such a Note be converted into an equivalent fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the VRDI for a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Note’s issue date. Under such rules, the qualified stated interest allocable to an accrual period based upon such assumed fixed rate is increased or decreased, as the case may be, if the interest actually paid during such accrual period exceeds, or is less than, the interest assumed to be paid during the accrual period based upon such assumed fixed rate. If a Note qualifying as a VRDI provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, then the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Note as of the Note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. After converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Note is then converted into an equivalent fixed rate debt instrument and subject to the general rules regarding original issue discount, as described above.

Election to Treat All Interest as Original Issue Discount. A U.S. Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under “- Original Issue Discount - General” with certain modifications. For purposes of this election, interest includes stated interest, OID, and de minimis OID. If a U.S. Holder makes this election for the Note, then, when the constant-yield method is applied, the issue price of the Note will equal its cost, the issue date of the Note will be the date of acquisition, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS.

Sale, Exchange and Redemption of Notes

Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized (i.e., the amount of cash and the fair market value of any property received on the disposition (except to the extent the cash or property received is attributable to accrued and unpaid stated interest not previously included in income, which is treated like a payment of interest)) and the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid for the Note, increased by the amount of any OID included in the U.S. Holder’s income with respect to the Note and the amount, if any, of income attributable to de minimis OID included in the U.S. Holder’s income with respect to the Note. If a U.S. Holder purchases a Note with a currency other than U.S. dollars, then the U.S. dollar cost of such investment generally will be the U.S. dollar value of the purchase price on the date of purchase calculated at the spot rate of exchange on that date. The amount realized upon the disposition of a Note generally will be the U.S. dollar value of the amount received on the date of the disposition calculated at the spot rate of exchange on that date; however, if the Note is traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) should determine the U.S. dollar value of the cost of or amount received on the Note, as applicable, by translating the amount paid or received at the spot rate of exchange on the settlement date of the purchase or disposition, as applicable. The election available to accrual basis U.S. Holders in respect of the purchase and disposition of Notes traded on an established securities market must be applied consistently to all debt instruments from year-to-year and cannot be changed without the consent of the IRS. Subject to the foreign currency rules discussed below, any gain or loss recognized by a U.S. Holder on the sale, exchange or other disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held by the U.S. Holder for more than one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a Note generally will be U.S. source. The deductibility of capital losses is subject to significant limitations. U.S. Holders should consult their own advisers about the availability of U.S. foreign tax credits or deductions with respect to any Turkish taxes imposed upon a disposition of Notes.

Gain or loss recognized by a U.S. Holder on the sale, exchange, retirement or other disposition of a Note will generally be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in foreign currency exchange rates during the period in which the U.S. Holder held such Note. Such foreign currency gain or loss will equal the difference between: (a) the U.S. dollar value of the U.S. Holder’s purchase price (in the other applicable currency) for the Note calculated at the spot rate of exchange on the date of the sale, exchange, retirement or other disposition and (b) the U.S. dollar value of the U.S. Holder’s purchase price (in the other applicable currency) for the Note calculated at the spot rate of exchange on the date of purchase of the Note. If the Note is traded on an established securities market, with respect to a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder), such foreign currency gain or loss will equal the difference between: (i) the U.S. dollar value of the U.S. Holder’s purchase price (in the other applicable currency) for the Note calculated at the spot rate of exchange on the settlement date of the disposition and (ii) the U.S. dollar value of the U.S. Holder’s purchase price (in the other applicable currency) for the Note calculated at the spot rate of exchange on the settlement date of the purchase of the Note. The realization of any foreign currency gain or loss, including foreign currency gain or loss with respect to amounts attributable to accrued and unpaid stated interest, will be limited to the amount of overall gain or loss realized on the disposition of the Notes.

Exchange of Amounts in other than U.S. dollars

If a U.S. Holder of a Note receives a currency other than U.S. dollars as interest on a Note or on the sale, exchange, retirement or other disposition of a Note, then such U.S. Holder’s tax basis in such other currency will equal its U.S. dollar value when the interest is received or at the time of the sale, exchange, retirement or other disposition. If a U.S. Holder of a Note purchased such Note with previously owned non-U.S. currency, then gain or loss will be recognized in an amount equal to the difference, if any, between the U.S. Holder’s tax basis in such currency and the spot rate on the date of purchase. Any such gain or loss generally will be treated as ordinary income or loss and will be treated as from sources within the United States provided that the residence of the U.S. Holder is considered to be the United States for purposes of the rule governing foreign currency transactions.

Information Reporting and Backup Withholding

Information returns may be filed with the U.S. Internal Revenue Service (“IRS”) (unless the U.S. Holder establishes, if requested to do so, that it is an exempt recipient) in connection with payments on the Notes, and the proceeds from the sale, exchange or other disposition of Notes. If information reports are required to be made, then a U.S. Holder may be subject to U.S. backup withholding if it fails to provide its taxpayer identification number or to establish that it is exempt from backup withholding. The amount of any backup withholding imposed on a payment will be allowed as a credit against any U.S. federal income tax liability of a U.S. Holder and may entitle the U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisers regarding any filing and reporting obligations they may have as a result of their acquisition, ownership or disposition of Notes.

Reportable Transaction Reporting

Under certain U.S. Treasury regulations, U.S. Holders that participate in “reportable transactions” (as defined in the regulations) must attach to their U.S. federal income tax returns a disclosure statement on IRS Form 8886. Under the relevant rules, a U.S. Holder may be required to treat a foreign currency exchange loss from the Notes as a reportable transaction if this loss exceeds the relevant threshold in the regulations. U.S. Holders should consult their own tax advisers as to the possible obligation to file IRS Form 8886 with respect to the ownership or disposition of the Notes, or any related transaction, including (without limitation) any non-U.S. currency received as interest or as proceeds from the sale, exchange, retirement or other disposition of the Notes.

Medicare Tax

Certain U.S. Holders who are individuals, estates or non-exempt trusts must pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale, retirement or other taxable disposition of Notes. U.S. Holders should consult their tax advisers regarding the effect, if any, of this tax on their investment in the Notes.

FATCA

FATCA generally imposes a withholding tax of 30% on certain payments to and from certain non-U.S. financial institutions (including entities such as the Bank). Among other requirements, a “foreign financial institution” as defined under the Code (an “FFI”), such as the Bank, will be subject to a 30% withholding on certain U.S. source payments unless it enters into an agreement (an “FFI Agreement”) with the IRS or is otherwise exempt from or in deemed compliance with FATCA. Such an agreement will require the provision of certain information regarding the FFI’s “U.S. accountholders” (which could include holders of the Notes) to the IRS.

The Bank (or any of the Paying Agents or Clearing Systems) may be required to withhold up to 30% of amounts payable with respect to Notes to holders of such Notes that do not provide the payor with information required to comply with FATCA (“Recalcitrant Holders”) or to FFIs that do not enter into an FFI Agreement with the IRS under FATCA and are not otherwise exempt from or in deemed compliance with FATCA, if such amounts constitute Foreign Passthru Payments under FATCA, which term is not yet defined as of the date of this Base Prospectus. Such withholding is generally not required on payments made before the later of January 1, 2019 or the date of publication of final regulations defining Foreign Passthru Payments. Additionally, FATCA withholding on Foreign Passthru Payments will only apply to Notes that are: (a) issued after the date (the “Grandfathering Date”) that is six months after the date on which final regulations defining Foreign Passthru Payments are filed with the U.S. Federal Register) or (b) issued on or before and are materially modified after the Grandfathering Date such that they are deemed to be reissued.

The United States and a number of other jurisdictions have entered into or announced their intention to negotiate IGAs to facilitate the implementation of FATCA. Pursuant to FATCA and the “Model 1” and “Model 2” IGAs released by the United States, an FFI in an IGA signatory country could be treated as a “Reporting FI” not subject to withholding under FATCA on any payments it receives. Further, an FFI in a Model 1 IGA jurisdiction would not be required to withhold under FATCA or an IGA (or any law implementing an IGA) from payments it makes (unless it has agreed to do so under the U.S. “qualified intermediary,” “withholding foreign partnership” or “withholding foreign trust” regimes). The Model 2 IGA leaves open the possibility that a Reporting FI might in the future be required to withhold as a participating foreign financial institution on foreign passthru payments and payments that it makes to Recalcitrant Holders. Under each Model IGA, a Reporting FI would still be required to report certain information in respect of its account holders and investors to its home government or to the IRS. On June 3, 2014, the United States and Turkey agreed in substance to enter into an IGA (“U.S. - Turkey IGA”) based largely upon the Model 1 IGA. The Bank registered with the IRS on June 3, 2014 with the status “Registered Deemed Compliant FI” (which includes a Reporting FI under a Model 1 IGA)

On July 29, 2015, the U.S.-Turkey IGA was signed, which entered into force on March 16, 2016.

The Bank’s management expects the Bank to be treated as a Reporting FI under the U.S.-Turkey IGA and does not anticipate being obliged to withhold any amounts under FATCA from payments it makes. In order to allow the Bank to comply with its obligations as a Reporting FI under the U.S.-Turkey IGA and to allow the Paying Agents and any applicable intermediary to comply with their obligations under applicable IGAs or FFI Agreements, holders of the Notes may be requested to provide the Bank, a Paying Agent or other intermediaries with certain information, including, but not limited to: (a) information to determine whether the beneficial owner of a Note is a United States person as defined in Section 7701(a)(30) of the Code or a United States owned foreign entity as described in Section 1471(d)(3) of the Code and any additional information that the Bank, a Paying Agent or other intermediaries request in connection with FATCA and (b)(i) if the beneficial owner of a Note is a United States person, such United States person’s name, address and U.S. taxpayer identification number, or (ii) if the beneficial owner of the Note is a United States owned foreign entity, the name, address and taxpayer identification number of each of its substantial United States owners as defined in Section 1473(2) of the Code and any other information requested by the Bank or its agent upon request, and (c) updated information promptly upon learning that any such information previously provided is obsolete or incorrect. Under an applicable IGA, such information may need to be disclosed to Turkey or the applicable tax authority of a Paying Agent or the applicable intermediary or, in the case of a Paying Agent or intermediary subject to an FFI Agreement, directly to the IRS.

If FATCA were to require that an amount in respect of U.S. withholding tax were to be deducted or withheld from any payment on or with respect to any Notes, then neither the Bank nor any paying agent or other person would, pursuant to the conditions of such Notes, be required to pay additional amounts as a result of the deduction or withholding of such tax. Holders of Notes should consult their tax advisers regarding the effect, if any, of FATCA on their investment in such Notes.

Certain Turkish Tax Considerations

The following discussion is a summary of certain Turkish tax considerations relating to an investment by a person who is a non-resident of Turkey in Notes of a Turkish company issued abroad. References to “resident” in this section refer to tax residents of Turkey and references to “non-resident” in this section refer to persons who are not tax residents of Turkey.

The discussion is based upon current law and is for general information only. The discussion below is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership or disposition of the Notes that may be relevant to a decision to make an investment in the Notes. Furthermore, the discussion only relates to the investment by a person in the Notes where the Notes will not be held in connection with the conduct of a trade or business through a permanent establishment in Turkey. Each investor should consult its own tax advisers concerning the tax considerations applicable to its particular situation. This discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Base Prospectus, all of which are subject to change, possibly with a retroactive effect. In addition, it does not describe any tax consequences: (a) arising under the laws of any taxing jurisdiction other than Turkey or (b) applicable to a resident of Turkey or a permanent establishment in Turkey that is constituted either by the existence of a fixed place of business or appointment of a permanent representative.

For Turkish tax purposes, a legal entity is a resident of Turkey if its corporate domicile is in Turkey or its effective place of management is in Turkey. A resident legal entity is subject to Turkish taxes on its worldwide income, whereas a non-resident legal entity is only liable for Turkish taxes on its trading income made through a permanent establishment or on income otherwise sourced in Turkey.

An individual is a resident of Turkey if such individual has established domicile in Turkey or stays in Turkey more than six months in a calendar year. On the other hand, foreign individuals who stay in Turkey for six months or more for a specific job or business or particular purposes that are specified in the Turkish Income Tax Law might not be treated as a resident of Turkey depending upon the characteristics of their stay. A resident individual is liable for Turkish taxes on his or her worldwide income, whereas a non-resident individual is only liable for Turkish tax on income sourced in Turkey.

Income from capital investment is sourced in Turkey when the principal is invested in Turkey. Capital gain derived from trading income is considered sourced in Turkey when the activity or transaction generating such income is performed or accounted for in Turkey. The term “accounted for” means that a payment is made in Turkey, or if the payment is made abroad, it is recorded in the books in Turkey or apportioned from the profits of the payer or the person on whose behalf the payment is made in Turkey.

Any withholding tax levied on income derived by a non-resident person is the final tax for the non-resident person and no further declaration is required. Any other income of a non-resident person sourced in Turkey that has not been subject to withholding tax will be subject to taxation through declaration where exemptions are reserved.

Interest paid on notes (such as the Notes) issued abroad by a Turkish corporation is subject to withholding tax. Through the Tax Decrees, the withholding tax rates are set according to the original maturity of notes issued abroad as follows:

•                  10% withholding tax for notes with an original maturity of less than one year,

•                  7% withholding tax for notes with an original maturity of at least one year and less than three years,

•                  3% withholding tax for notes with an original maturity of at least three years and less than five years, and

•                  0% withholding tax for notes with an original maturity of five years and more.

Such withholding tax is the final tax for a non-resident person and no further declaration is required.

Interest income derived by a resident corporation or individual is subject to further declaration and the withholding tax paid can be offset from the tax calculated on the tax return. For resident individuals, the entire gain is required to be declared if the interest income derived exceeds TL 27,000 for 2014 together with the gains from other marketable securities and income from immovable property that were subjected to withholding. For resident corporations, the total interest income is subject to declaration.

In general, capital gains are not taxed through withholding tax and therefore any capital gain sourced in Turkey with respect to the Notes may be subject to declaration; however, pursuant to Temporary Article 67 of the Turkish Income Tax Law, as amended by law number 6111, special or separate tax returns will not be submitted for capital gains from the notes of a Turkish corporation issued abroad when the income is derived by a non-resident. Therefore, no tax is levied on non-resident persons on capital gains from the Notes and no declaration is required.

A non-resident holder will not be liable for Turkish estate, inheritance or similar tax with respect to its investment in the Notes, nor will it be liable for any Turkish stamp issue, registration or similar tax or duty relating thereto.

Capital gains realized by a resident corporation or individual on the sale or redemption of the Notes (or beneficial interests therein) are subject to income tax or corporate tax declaration. The current rate for corporate tax is 20% and the current rate for individuals ranges from 15% to 35% at progressive rates. For resident individuals, the acquisition cost can be increased at the Producer Price Index’ rate of increase for each month except for the month of discharge, so long as such index increased by at least 10%.

Reduced Withholding Tax Rates

Under current Turkish laws and regulations, interest payments on notes issued abroad by a Turkish corporation to a non-resident holder will be subject to a withholding tax at a rate between 10% and 0% (inclusive) in Turkey, as detailed above.

If a double taxation treaty is in effect between Turkey and the country of which the holder of the notes is an income tax resident (in some cases, for example, pursuant to the treaties with the United Kingdom and the United States, the term “beneficial owner” is used) that provides for the application of a lower withholding tax rate than the local rate to be applied by the corporation, then the lower rate may be applicable. For the application of withholding at a reduced rate that benefits from the provisions of a double tax treaty concluded between Turkey and the country in which the investor is an income tax resident, an original copy of the certificate of residence signed by the competent authority referred to in Article 3 of the Treaty is required, together with a translated copy translated by a translation office, to verify that the investor is subject to taxation over its worldwide gains in the relevant country on the basis of resident taxpayer status, as a resident of the relevant jurisdiction to the related tax office directly or through the banks and intermediary institutions prior to the application of withholding. In the event the certificate of residence is not delivered prior to the application of withholding tax, then upon the subsequent delivery of the certificate of residence, a refund of the excess tax shall be granted pursuant to the provisions of the relevant double taxation treaty and the Turkish tax legislation.

Value Added Tax

The Turkish tax authorities (“Revenue Administration”) have issued a tax ruling (the “VAT Ruling”) dated February 10, 2015 stating that interest payments on bonds issued outside of Turkey by Turkish issuers are subject to value added tax (“VAT”); provided that interest payments on bonds to a non-resident Noteholder that qualifies as a bank or an insurance company in its home jurisdiction are exempt from such VAT (the “Foreign FI Exemption”). On March 11, 2015, the Turkish Banks Association contacted the Revenue Administration with respect to the VAT Ruling and requested that the

VAT Ruling be revised on the basis that the VAT Ruling is not compatible with existing Turkish VAT laws and international capital market norms. In its response to the Turkish Banks Association dated March 18, 2015, the Revenue Administration agreed to stay the VAT Ruling while it reassesses its analysis (with the effect that no VAT should be imposed pursuant to the VAT Ruling until further notice by the Revenue Administration).

While the Revenue Administration has not made a final decision with respect to the VAT Ruling as of the date of this Base Prospectus, if the Revenue Administration decides to allow the VAT Ruling to stand in its current form, with respect to a holder of Notes that is: (a) non-resident in Turkey but for which the Foreign FI Exemption does not apply, such holder would not be liable to pay tax in Turkey for VAT purposes but rather it is the Issuer that would be liable (sorumlu sıfatıyla) to make such VAT payments, and (b) resident in Turkey, liability for such VAT payments resides with such holder. There would be no withholding or other deduction for or on account of any such VAT payments by the Issuer in respect of any payments on the Notes, and thus there would be no additional payments made by the Issuer pursuant to Condition 9.1 with respect to any such VAT payments. Should such VAT apply to any payment, the rate of VAT as of the date of this Base Prospectus is 18%.

In practice, for interest payments on securities such as the Notes that are held in global form through clearing systems, it would not be possible for the Issuer to identify the tax residency of Noteholders other than the registered holder of the Global Notes. It is, therefore, unclear as a practical matter the extent to which: (a) the Foreign FI Exemption would apply for Global Notes, (b) notwithstanding that some Noteholders might be resident in Turkey or would (if holding definitive Notes instead of interests in Global Notes) be eligible for the Foreign FI Exemption, all such VAT payments might be required to be made by the Issuer, or (c) Turkish resident Noteholders holding interests in Global Notes might be subject to such VAT payments.

The Proposed Financial Transactions Tax

On February 14, 2013, the European Commission published the Commission’s Proposal for a Directive for a common FTT in the Participating Member States. The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the Notes (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the Participating Member States. Generally, it would apply to certain dealings in the Notes where at least one party is a financial institution and at least one party is established in a Participating Member State. A financial institution might be, or be deemed to be, “established” in a Participating Member State in a broad range of circumstances, including: (a) by transacting with a person established in a Participating Member State or (b) where the financial instrument that is subject to the dealings is issued in a Participating Member State; however, the FTT proposal remains subject to negotiation among the Participating Member States. It may therefore be altered prior to any implementation, the timing of which remains unclear as of the date of this Base Prospectus. Additional EU Member States might decide to participate. Prospective holders of the Notes are advised to seek their own professional advice in relation to the FTT and its potential impact on the Notes.

CERTAIN CONSIDERATIONS FOR ERISA AND OTHER U.S. EMPLOYEE BENEFIT PLANS

Subject to the following discussion, the Notes may be acquired with assets of pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts, Keogh plans and other plans and retirement arrangements, and any entity deemed to hold “plan assets” of the foregoing (each, a “Plan”). Section 406 of ERISA and Section 4975 of the Code prohibit a Plan subject to those provisions (each, a “Benefit Plan Investor”) from engaging in certain transactions with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Benefit Plan Investor. A violation of these “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons or the fiduciaries of such Benefit Plan Investor. In addition, Title I of ERISA requires fiduciaries of a Benefit Plan Investor subject to ERISA to make investments that are prudent, diversified and in accordance with the governing plan documents. Plans, including U.S. governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), that are not subject to the fiduciary and prohibited transaction provisions of ERISA or Section 4975 of the Code might be subject to similar restrictions under applicable state, local, other federal or non-U.S. law (“Similar Law”).

An investment in the Notes by or on behalf of a Benefit Plan Investor could give rise to a prohibited transaction if the Bank is a party in interest or a disqualified person with respect to such Benefit Plan Investor. Certain exemptions from the prohibited transaction rules could be applicable to an investment in the Notes by a Benefit Plan Investor depending upon the type and circumstances of the plan fiduciary making the decision to acquire such investment and the relationship of the party in interest to the Benefit Plan Investor. Included among these exemptions are: Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions between a Benefit Plan Investor and non-fiduciary service providers to the Benefit Plan Investor; Prohibited Transaction Class Exemption (“PTCE”) 96-23, regarding transactions effected by “in-house asset managers;” PTCE 95-60, regarding investments by insurance company general accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 90-1, regarding investments by insurance company pooled separate accounts; and PTCE 84-14, regarding transactions effected by “qualified professional asset managers.” Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by these exemptions might or might not cover all acts that might be construed as prohibited transactions. There can be no assurance that any of these, or any other exemption, will be available with respect to any particular transaction involving the Notes, and prospective investors that are Benefit Plan Investors and other Plans should consult with their legal advisors regarding the applicability of any such exemption and other applicable legal requirements.

By acquiring a Note (or a beneficial interest therein), each purchaser and transferee (and if the purchaser or transferee is a Plan, then its fiduciary) is deemed to represent and warrant that either: (a) it is not, and for so long as it holds the Note (or a beneficial interest therein) will not be, acquiring or holding a Note (or a beneficial interest therein) with the assets of a Benefit Plan Investor or a Plan that is subject to Similar Law, or (b) the acquisition, holding and disposition of the Note (or a beneficial interest therein) will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Similar Law.

Prospective investors are advised to consult their advisers with respect to the consequences under ERISA, Section 4975 of the Code and Similar Laws of the acquisition, ownership or disposition of the Notes (or a beneficial interest therein).

SUBSCRIPTION AND SALE

The Dealers have, in an Amended and Restated Programme Agreement dated April 17, 2015 , as supplemented by a supplemental programme agreement dated April 18, 2016 (as further amended and/or supplemented and/or restated from time to time, the “Programme Agreement”), agreed (or, when acceding thereto, will agree) with the Issuer a basis upon which they or any of them may from time to time agree to purchase Notes (or beneficial interests therein). Any such agreement will extend to those matters stated under “Summary Information Relating to Notes in Global and Definitive Form” and “Terms and Conditions of the Notes.” In the Programme Agreement, the Issuer has agreed to reimburse the Dealers for certain of their expenses in connection with the establishment and any future update of the Program and the issue of Notes under the Program and to indemnify the Dealers against certain losses, claims, costs, expenses, damages, demands or liabilities incurred by them in connection therewith.

In connection with any offering of Notes, one or more Dealer(s) may purchase and sell Notes (or beneficial interests therein) in the secondary market. Offers and sales of the Notes in the United States will be made by those Dealer(s) or their affiliates that are registered broker-dealers under the Exchange Act or in accordance with Rule 15a-6 thereunder. These transactions may include overallotment, syndicate covering transactions and stabilization transactions. Overallotment involves the sale of Notes (or beneficial interests therein) in excess of the principal amount of Notes to be purchased by the Dealer(s) in an offering, which creates a short position for the applicable Dealer(s). Covering transactions involve the purchase of the Notes (or beneficial interests therein) in the open market after the distribution has been completed in order to cover short positions. Stabilization transactions consist of certain bids or purchases of Notes (or beneficial interests therein) made for the purpose of preventing or retarding a decline in the market price of the Notes (or beneficial interests therein) while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes (or beneficial interests therein). They may also cause the price of the Notes (or beneficial interests therein) to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The applicable Dealer(s) may conduct these transactions in the over-the-counter market or otherwise. If a Dealer commences any of these transactions, it may discontinue them at any time. Under U.K. laws and regulations stabilization activities may only be carried on by the Stabilization Manager(s) (or persons acting on behalf of any Stabilization Manager(s)) and only for a limited period following the Issue Date of the relevant Tranche of Notes.

All or certain of the Dealers, the Arranger and their respective affiliates are full service financial institutions engaged in various activities, which might include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The Dealers, the Arranger or their respective affiliates may have performed investment banking and advisory services for the Bank and its affiliates from time to time for which they may have received fees, expenses, reimbursements and/or other compensation. The Dealers, the Arranger or their respective affiliates may, from time to time, engage in transactions with and perform advisory and other services for the Bank and its affiliates in the ordinary course of their business. Certain of the Dealers, the Arranger and/or their respective affiliates have acted and expect in the future to act as a lender to the Bank and/or other members of the Group and/or otherwise participate in transactions with the Group.

In the ordinary course of their various business activities, the Dealers, the Arranger and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities might involve securities and instruments of the Bank. In addition, certain of the Dealers, the Arranger and/or their respective affiliates hedge their credit exposure to the Bank pursuant to their customary risk management policies. These hedging activities could have an adverse effect on the future trading prices of the Notes.

The Dealers, the Arranger and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities or instruments.

TRANSFER AND SELLING RESTRICTIONS

Transfer Restrictions

Because the following restrictions will apply with respect to the Notes, investors in the Notes are advised to consult legal counsel prior to making an offer, resale, pledge or transfer of any of the Notes. References to Notes in this section should, as appropriate, be deemed to refer to the Notes themselves and/or beneficial interests therein.

Pursuant to the BRSA decision dated May 6, 2010 No. 3665, the BRSA decision dated September 30, 2010 No. 3875 and in accordance with Decree 32, residents of Turkey: (a) in the secondary markets only, may purchase or sell Notes (or beneficial interests therein) denominated in a currency other than Turkish Lira in offshore transactions on an unsolicited (reverse inquiry) basis, and (b) in both the primary and secondary markets, may purchase or sell Notes (or beneficial interests therein) denominated in Turkish Lira in offshore transactions on an unsolicited (reverse inquiry) basis. Further, pursuant to Article 15(d)(ii) of Decree 32, Turkish residents may purchase or sell Notes (or beneficial interests therein) in offshore transactions on an unsolicited (reverse inquiry) basis; provided that (for each of clauses (a) and (b)) such purchase or sale is made through licensed banks authorized by the BRSA or licensed brokerage institutions authorized pursuant to the CMB regulations and the purchase price is transferred through such licensed banks. As such, Turkish residents should use such banks or licensed brokerage institutions while purchasing the Notes (or beneficial interests therein) and transfer the purchase price through such licensed banks.

The Bank has not registered the Notes under the Securities Act or under the securities laws of any state or other jurisdiction of the United States and, therefore, the Notes (or beneficial interests therein) may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with all applicable securities laws of any State of the United States and any other jurisdiction. Accordingly, the Notes are being offered and sold only: (a) to persons reasonably believed to be QIBs in compliance with Rule 144A under the Securities Act, (b) to Institutional Accredited Investors who have delivered an IAI Investment Letter and (c) to non-U.S. persons in offshore transactions in compliance with Regulation S.

Each purchaser and transferee (and if the purchaser or transferee is a Plan, then its fiduciary) of Registered Notes (other than a person purchasing an interest in a Registered Global Note with a view to holding it in the form of an interest in the same Global Note) or person wishing to transfer an interest from one Registered Global Note to another or from global to definitive form (or vice versa) will be required to acknowledge, represent and agree, and each person purchasing an interest in a Registered Global Note with a view to holding it in the form of an interest in the same Global Note will be deemed to have acknowledged, represented and agreed, as follows (terms used in this paragraph that are defined in Rule 144A or in Regulation S are used herein as defined therein):

(a)                                 Such investor understands and acknowledges that the Notes have not been registered under the Securities Act or any other applicable securities law and that the Notes are being offered in transactions not requiring registration under the Securities Act or any other securities law, including sales pursuant to Rule 144A under the Securities Act, and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, or pursuant to an exemption from the registration requirements thereof or in a transaction not subject thereto, and in each case in compliance with the conditions for transfer set forth in paragraph (d) below.

(b)                                 Such investor is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Bank and is not acting on the Bank’s behalf, and such investor is either: (i) a QIB and is aware that any sale of Notes to it will be made in reliance upon Rule 144A and such acquisition will be for its own account or for the account of another QIB, (ii) an Institutional Accredited Investor that has delivered an IAI Investment Letter or (iii) not a “U.S. Person” or purchasing for the account or benefit of a U.S. Person (other than a distributor) and is purchasing Notes in an offshore transaction in accordance with Regulation S.

(c)                                  Such investor acknowledges that none of the Bank or the Dealers, or any person representing the Bank or the Dealers, has made any representation to it with respect to the Bank or the offer or sale of any of the Notes, other than the information contained in this Base Prospectus or any applicable supplements hereto, which has been delivered to the investor and upon which such investor is relying in making its investment decision with respect to the Notes.

Such investor acknowledges that the Dealers make no representation or warranty as to the accuracy or completeness of this Base Prospectus. Such investor has had access to such financial and other information concerning the Bank and the Notes as it has deemed necessary in connection with its decision to purchase the Notes, including an opportunity to ask questions of and request information from the Bank and the Dealers.

(d)                                 Such investor is investing in the Notes for its own account, or for one or more investor accounts for which such investor is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other law.

With respect to the Rule 144A Notes, each investor therein agrees (or will be deemed to agree) on its own behalf and on behalf of any investor account for which it is purchasing a Rule 144A Note (or a beneficial interest therein), and each subsequent investor in a Rule 144A Note by its acceptance thereof (or of a beneficial interest therein) will agree (or will be deemed to agree), to offer, sell or otherwise transfer such Notes prior to: (i) the date that is one year (or such shorter period of time as permitted by Rule 144 under the Securities Act or any successor provision thereunder) after the later of the applicable Issue Date and the last date on which the Bank or any affiliate of the Bank was the owner of such Rule 144A Note (or any predecessor thereto), or (ii) such later date, if any, as may be required by applicable law (the “Resale Restriction Termination Date”), only: (A) to the Bank, (B) pursuant to a registration statement that has been declared effective under the Securities Act, (C) for so long as the Notes are eligible for resale pursuant to Rule 144A, to a person reasonably believed to be a QIB that purchases for its own account or for the account of another QIB to whom such investor gives notice that the transfer is being made in reliance upon Rule 144A, (D) in an offshore transaction complying with Rule 903 or 904 of Regulation S under the Securities Act or (E) pursuant to any other available exemption from the registration requirements of the Securities Act, and, in each case, in compliance with the relevant securities laws of any applicable jurisdiction. The foregoing restrictions on resale will not apply after the applicable Resale Restriction Termination Date; however, any resale of the Notes thereafter will continue to need to comply with all applicable laws and regulations. Such investor acknowledges that the Bank reserves the right prior to any offer, sale or other transfer of a Rule 144A Note pursuant to clause (D) or (E) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Bank.

With respect to the Regulation S Notes, each investor therein agrees (or will be deemed to agree) on its own behalf and on behalf of any investor account for which it is purchasing a Regulation S Note, that no offer, sale, pledge or other transfer made during the applicable Distribution Compliance Period (i.e., prior to the date 40 days after the closing date of the applicable offering) shall be made to (or for the account or benefit of) a U.S. Person (other than a distributor).

“Distribution Compliance Period” means, with respect to a Tranche of Notes sold (or a portion of which was sold) in its initial distribution in reliance upon Regulation S, the period that ends 40 days after the completion of the distribution of such Tranche of Notes, as certified to the Issuer by the relevant Dealer(s).

(e)                                  Each Note issued pursuant to Rule 144A will contain a legend substantially in the following form (with, if in definitive form, appropriate revisions):

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT EXCEPT IN ACCORDANCE WITH THE AGENCY AGREEMENT AND PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

THE HOLDER OF THIS NOTE (OR OF A BENEFICIAL INTEREST HEREIN) BY ITS ACCEPTANCE HEREOF (OR OF A BENEFICIAL INTEREST HEREIN): (a) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING

THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ONE OR MORE QUALIFIED INSTITUTIONAL BUYER(S), (b) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) THAT IT WILL NOT PRIOR TO: (i) THE DATE THAT IS ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ISSUE DATE OR THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE (AS DEFINED IN RULE 144) OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE), OR (ii) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) EXCEPT: (A) TO THE ISSUER OR ANY AFFILIATE THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE UPON RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN COMPLIANCE WITH THE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION; PROVIDED THAT THE ISSUER SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) ABOVE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER, AND (c) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALES OF THE SECURITY. THIS PARAGRAPH OF THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER HEREOF AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERM “OFFSHORE TRANSACTION” HAS THE MEANING GIVEN TO IT BY REGULATION S UNDER THE SECURITIES ACT.

EACH PURCHASER AND TRANSFEREE (AND IF THE PURCHASER OR TRANSFEREE IS A PLAN, THEN ITS FIDUCIARY) OF THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WILL BE DEEMED TO REPRESENT AND WARRANT THAT EITHER: (a) IT IS NOT, AND FOR SO LONG AS IT HOLDS THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WILL NOT BE, ACQUIRING OR HOLDING THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WITH THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, ANY “PLAN” AS DEFINED IN AND SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING OR A U.S. GOVERNMENTAL PLAN, CHURCH PLAN OR NON-US PLAN THAT IS SUBJECT TO ANY LAW THAT IS SUBSTANTIALLY SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR (b) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WILL NOT GIVE RISE TO A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF SIMILAR LAW.

Each IAI Registered Note will contain a legend substantially in the following form (with, if in definitive form, appropriate revisions):

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES LAWS OF THE UNITED STATES OF AMERICA OR ANY OTHER JURISDICTION OF THE UNITED STATES. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF: (a) IN THE UNITED

STATES IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (b) IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

THE HOLDER OF THIS NOTE (OR OF A BENEFICIAL INTEREST HEREIN) BY ITS ACCEPTANCE HEREOF (OR OF A BENEFICIAL INTEREST HEREIN): (a) REPRESENTS THAT IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) THAT IS AN INSTITUTION, (b) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) THAT IT WILL NOT PRIOR TO: (i) THE DATE THAT IS ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ISSUE DATE OR THE LAST DAY ON WHICH THE ISSUER OR ANY AFFILIATE (AS DEFINED IN RULE 144) OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE), OR (ii) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) EXCEPT: (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE UPON RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN COMPLIANCE WITH THE RELEVANT SECURITIES LAWS OF ANY APPLICABLE JURISDICTION; PROVIDED THAT THE ISSUER SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) ABOVE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER, AND (c) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALES OF THE SECURITY. THIS PARAGRAPH OF THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER HEREOF AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERM “OFFSHORE TRANSACTION” HAS THE MEANING GIVEN TO IT BY REGULATION S UNDER THE SECURITIES ACT.

EACH PURCHASER AND TRANSFEREE (AND IF THE PURCHASER OR TRANSFEREE IS A PLAN, THEN ITS FIDUCIARY) OF THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WILL BE DEEMED TO REPRESENT AND WARRANT THAT EITHER: (a) IT IS NOT, AND FOR SO LONG AS IT HOLDS THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WILL NOT BE, ACQUIRING OR HOLDING THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WITH THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, ANY “PLAN” AS DEFINED IN AND SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING OR A U.S. GOVERNMENTAL PLAN, CHURCH PLAN OR NON-US PLAN THAT IS SUBJECT TO ANY LAW THAT IS SUBSTANTIALLY SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR (b) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WILL NOT GIVE RISE TO A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF SIMILAR LAW.

Each Regulation S Note will contain a legend substantially in the following form (with, if in definitive form, appropriate revisions):

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF: (a) IN THE UNITED STATES IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (b) IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE HOLDER OF THIS NOTE (OR OF A BENEFICIAL INTEREST HEREIN) BY ITS ACCEPTANCE HEREOF (OR OF A BENEFICIAL INTEREST HEREIN) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT IS PURCHASING THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) THAT NO OFFER, SALE, ASSIGNMENT, TRANSFER, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION MADE PRIOR TO THE DATE 40 DAYS AFTER THE ISSUE DATE SHALL BE MADE TO A U.S. PERSON AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON (OTHER THAN A DISTRIBUTOR).

EACH PURCHASER AND TRANSFEREE (AND IF THE PURCHASER OR TRANSFEREE IS A PLAN, THEN ITS FIDUCIARY) OF THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WILL BE DEEMED TO REPRESENT AND WARRANT THAT EITHER: (a) IT IS NOT, AND FOR SO LONG AS IT HOLDS THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WILL NOT BE, ACQUIRING OR HOLDING THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WITH THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, ANY “PLAN” AS DEFINED IN AND SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING OR A U.S. GOVERNMENTAL PLAN, CHURCH PLAN OR NON-US PLAN THAT IS SUBJECT TO ANY LAW THAT IS SUBSTANTIALLY SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR (b) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE (OR A BENEFICIAL INTEREST HEREIN) WILL NOT GIVE RISE TO A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF SIMILAR LAW.

Each Note will contain a legend substantially in the following form (with, if in definitive form, appropriate revisions):

THIS NOTE AND RELATED DOCUMENTATION (INCLUDING, WITHOUT LIMITATION, THE AGENCY AGREEMENT REFERRED TO HEREIN) MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WITHOUT THE CONSENT OF, BUT UPON NOTICE TO, THE HOLDERS OF THIS NOTE SENT TO THEIR REGISTERED ADDRESSES, TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR RESALES AND OTHER TRANSFERS OF THIS SECURITY (OR OF BENEFICIAL INTERESTS HEREIN) TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO RESALES OR OTHER TRANSFERS OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS NOTE (OR OF A BENEFICIAL INTEREST HEREIN) SHALL BE DEEMED, BY ITS ACCEPTANCE OR PURCHASE HEREOF (OR OF A BENEFICIAL INTEREST HEREIN), TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT (EACH OF WHICH SHALL BE CONCLUSIVE AND BINDING UPON THE HOLDER HEREOF (AND OF BENEFICIAL INTERESTS HEREIN) AND ALL FUTURE HOLDERS OF THIS NOTE (AND BENEFICIAL INTERESTS HEREIN) AND ANY NOTES ISSUED IN EXCHANGE OR SUBSTITUTION HEREFOR, WHETHER OR NOT ANY NOTATION THEREOF IS MADE HEREON).

(f)                                   If such investor purchases a Global Note (or any beneficial interest therein), then it will also be deemed to acknowledge that the foregoing restrictions apply to holders of beneficial interests in such Global Note as well as to registered holder of such Global Note.

(g)                                  If such investor purchases a Registered Note (or any beneficial interest therein), then it will also be deemed to acknowledge that the Registrar will not be required to accept for registration of transfer any Notes acquired by it except upon presentation of evidence satisfactory to the Bank and the Registrar that the restrictions set forth herein have been complied with.

(h)                                 Such investor acknowledges that:

(i)                                     the Bank, the Dealers and others will rely upon the truth and accuracy of such investor’s acknowledgements, representations and agreements set forth herein and such investor agrees (or will be deemed to agree) that if any of its acknowledgements, representations or agreements herein cease to be accurate and complete, such investor will notify the Bank and the Dealers promptly in writing, and

(ii)                                  if such investor is acquiring any Notes as fiduciary or agent for one or more investor accounts, then such investor represents with respect to each such account that:

(A)                               such investor has sole investment discretion, and

(B)                               such investor has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account and that each such investment account is eligible to purchase the Notes.

(i)                                     Such investor agrees that it will give to each person to whom it transfers a Note notice of any restrictions on the transfer of such Note set forth in clause (d) and in any applicable legend set forth in clause (e).

(j)                                    Such investor understands that no action has been taken in any jurisdiction (including the United States) by the Bank or the Dealers that would permit a public offering of the Notes or the possession, circulation or distribution of this Base Prospectus or any other material relating to the Bank or the Notes in any jurisdiction where action for that purpose is required. Consequently, any transfer of the Notes will be subject to the selling restrictions set forth under this “Transfer and Selling Restrictions” section.

(k)                                 Each purchaser and transferee (and if the purchaser or transferee is a Plan, then its fiduciary) of a Note (or a beneficial interest therein) will be deemed to represent and warrant that either: (i) it is not, and for so long as it holds a Note (or a beneficial interest therein) will be, acquiring or holding the Note (or a beneficial interest therein) with the assets of a Benefit Plan Investor or a Plan that is subject to any Similar Law, or (ii) the acquisition, holding and disposition of such Note (or a beneficial interest therein) will not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. See “Certain Considerations for ERISA and Other U.S. Employee Benefit Plans.”

(l)                                     Institutional Accredited Investors who invest in Registered Notes (other than pursuant to Rule 144A or Regulation S) in their original issuance are required to execute and deliver to the Registrar an IAI Investment Letter. The IAI Investment Letter will state, among other things, the following:

(i)                                     that the applicable Institutional Accredited Investor has received a copy of this Base Prospectus and such other information as it deems necessary in order to make its investment decision,

(ii)                                  that such Institutional Accredited Investor understands that such Notes are being offered and sold in a transaction not involving a public offering in the United States within the meaning of the Securities Act, and that such Notes have not been and will not be registered under the Securities Act or any other applicable U.S. federal or state securities laws and that any subsequent transfer of such Notes is subject to certain restrictions and conditions set forth in this Base Prospectus and such Notes (including those set out above) and that it agrees to be bound by, and not to offer, sell, pledge or otherwise transfer such Notes except in compliance with such restrictions and conditions and the Securities Act,

(iii)                               that, in the normal course of its business, the Institutional Accredited Investor invests in or purchases securities similar to the Notes,

(iv)                              that it is an Institutional Accredited Investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Notes, and it and any accounts for which it is acting are each able to bear the economic risk of its or any such accounts’ investment for an indefinite period of time,

(v)                                 that such Institutional Accredited Investor is acquiring such Notes purchased for its own account or for one or more accounts (each of which is an Institutional Accredited Investor) as to each of which it exercises sole investment discretion and not with a view to any distribution of such Notes, subject, nevertheless, to the understanding that the disposition of its property shall at all times be and remain within its control, and

(vi)                              that, in the event that such Institutional Accredited Investor purchases Notes (or beneficial interests therein), it will acquire Notes (or beneficial interests therein) having a minimum purchase price of at least US$500,000 (or the approximate equivalent in another Specified Currency) (or such other amount set forth in the applicable Final Terms).

(m)                             Unless set forth in the applicable Final Terms otherwise, no sale of U.S. Notes (or beneficial interests therein) to any one purchaser will be for less than US$200,000 (or its foreign currency equivalent) principal amount or, in the case of sales to Institutional Accredited Investors (pursuant to Section 4(a)(2) of the Securities Act), US$500,000 (or its foreign currency equivalent) principal amount and no U.S. Note will be issued in connection with such a sale in a smaller principal amount. If the purchaser is a non-bank fiduciary acting on behalf of others, then each person for whom it is acting must purchase at least US$200,000 (or its foreign currency equivalent) or, in the case of sales to Institutional Accredited Investors (pursuant to Section 4(a)(2) of the Securities Act), US$500,000 (or its foreign currency equivalent) principal amount of Registered Notes (in each case, or such other amount as may be set forth in the applicable Final Terms).

“U.S. Note” means Registered Notes (whether in definitive form or represented by a Registered Global Note) that, in their initial distribution, are: (i) issued by the Issuer directly to Institutional Accredited Investors in a transaction complying with Section 4(a)(2) of the Securities Act or (ii) sold by one or more Dealer(s) to QIBs in accordance with the requirements of Rule 144A.

Selling Restrictions

Turkey

The Issuer has obtained the CMB Approval from the CMB and the BRSA Approval from the BRSA required for the issuance of Notes under the Program. The maximum debt instrument amount that the Bank can issue under the Program Approvals is US$5,000,000,000 (or its equivalent in other currencies) in aggregate (the “Issuance Limit”); provided that the aggregate outstanding nominal amount of the debt instruments denominated in Turkish Lira issued by the Bank (whether under this approval or otherwise) may not exceed TL 4,300,000,000. It should be noted that, regardless of the outstanding Note amount, unless the Bank obtains new approvals from the BRSA and the CMB, the aggregate debt instrument amount to be issued under the Program Approvals cannot exceed the Issuance Limit. Pursuant to the Program Approvals, the offer, sale and issue of Notes under the Program has been authorized and approved in accordance with Decree 32, the Banking Law and its related legislation, the Capital Markets Law and its related legislation and the Communiqué on Debt Instruments. In addition, Notes (or beneficial interests therein) may only be offered or sold outside of Turkey in accordance with the Program Approvals. The Notes issued under the Program prior to the date of the CMB Approval were issued under previously existing CMB approvals.

Under the CMB Approval, the CMB has authorized the offering, sale and issue of any Notes within the scope of such CMB Approval on the condition that no transaction that qualifies as a sale or offering of Notes (or beneficial interests therein) in Turkey may be engaged in. Notwithstanding the foregoing, pursuant to the BRSA decision dated May 6, 2010 No. 3665, the BRSA decision dated September 30, 2010 No. 3875 and in accordance with Decree 32, residents of Turkey: (a) in the secondary markets only, may purchase or sell Notes (or beneficial interests therein) denominated in a currency other than Turkish Lira in offshore transactions on an unsolicited (reverse inquiry) basis, and (b) both in the primary and secondary markets, may purchase or sell Notes (or beneficial interests therein) denominated in Turkish Lira in offshore transactions on an unsolicited (reverse inquiry) basis.

Further, pursuant to Article 15(d)(ii) of Decree 32, Turkish residents may purchase or sell Notes (or beneficial interests therein) in offshore transactions on an unsolicited (reverse inquiry) basis; provided that such purchase or sale is made through licensed banks authorized by the BRSA or licensed brokerage institutions authorized pursuant to the CMB regulations and the purchase price is transferred through such licensed banks. As such, Turkish residents should use such licensed banks or licensed brokerage institutions while purchasing the Notes (or beneficial interests therein) and transfer the purchase price through such licensed banks.

To the extent required by applicable law or regulation, a tranche issuance certificate (tertip ihraç belgesi) approved by the CMB in respect of each Tranche of Notes is required to be obtained by the Issuer prior to the issue date of each such Tranche of Notes.

Monies paid for purchases of Notes are not protected by the insurance coverage provided by the SDIF.

United States

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

The Notes in bearer form are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations promulgated thereunder.

In connection with any Regulation S Note, each Dealer has represented and agreed, and each further Dealer appointed under the Program will be required to represent and agree, that it will not offer, sell or deliver such Regulation S Notes: (a) as part of their distribution at any time or (b) otherwise until 40 days after the completion of the distribution, as determined and certified by the relevant Dealer(s) or, in the case of an issue of Notes on a syndicated basis, the relevant lead manager, of all Notes of the Tranche of which such Regulation S Notes are a part other than in an offshore transaction and to, or for the account or benefit of, persons who are not U.S. Persons. Each Dealer has further agreed, and each further Dealer appointed under the Program will be required to agree, that it will send to each dealer to which it sells any Regulation S Notes during the applicable Distribution Compliance Period a confirmation or other notice setting forth the restrictions on offers and sales of the Regulation S Notes other than in offshore transactions or to, or for the account or benefit of, U.S. Persons. Terms used in this paragraph have the meanings given to them by Regulation S.

Until 40 days after the commencement of the offering of any Series of Notes, an offer or sale of such Notes other than in an offshore transaction to a person that is not a U.S. Person by any distributor (whether or not participating in the offering) might violate the registration requirements of the Securities Act if such offer or sale is made otherwise than in accordance with an available exemption from registration under the Securities Act.

Dealers may arrange for the resale of Registered Notes to QIBs pursuant to Rule 144A and each such purchaser of Notes is hereby notified that the Dealers may be relying upon the exemption from the registration requirements of the Securities Act provided by Rule 144A. To permit compliance with Rule 144A in connection with any resales or other transfers of Notes that are “restricted securities” within the meaning of the Securities Act, the Issuer has undertaken in the Deed Poll to furnish, upon the request of a holder of such Notes or any beneficial interest therein, to such holder or to a prospective purchaser designated by such holder, the information required to be delivered under Rule 144A(d)(4) under the Securities Act if, at the time of the request, any of the Notes of the applicable Series remain outstanding as “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act and the Issuer is neither a reporting company under Section 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder.

Public Offer Selling Restriction under the Prospectus Directive

In relation to each Relevant Member State, each Dealer has represented and agreed, and each further Dealer appointed under the Program will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes that are the subject of the offering contemplated by this Base Prospectus as completed by the Final Terms in relation thereto to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

(a)                                at any time to any legal entity that is a qualified investor as defined in the Prospectus Directive,

(b)                                at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer(s) nominated by the Issuer for any such offer, or

(c)                                 at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Notes referred to in clauses (a) to (c) shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision: (a) the expression “an offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. and (b) the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each Dealer has represented and agreed, and each further Dealer appointed under the Program will be required to represent and agree, that:

(a)                                in relation to any Notes that have a maturity of less than one year: (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000, as amended (“FSMA”) by the Issuer,

(b)                                it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer, and

(c)                                 it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

People’s Republic of China

Each of the Dealers has represented and agreed, and each further Dealer appointed under the Program will be required to represent and agree, that neither it nor any of its affiliates has offered, sold or delivered or will offer, sell or deliver any of the Notes (or beneficial interests therein) to any person for reoffering or resale or redelivery, in any such case directly or indirectly, in the PRC (excluding the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of the PRC and Taiwan) in contravention of any applicable laws.

Hong Kong

Each of the Dealers has represented and agreed, and each further Dealer appointed under the Program will be required to represent and agree, that:

(a)                                it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes (or beneficial interests therein) other than: (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (ii) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or that do not constitute an offer to the public within the meaning of that Ordinance, and

(b)                                it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes that is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes (or beneficial interests therein) that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Switzerland

In Switzerland, this Base Prospectus is not intended to constitute an offer or solicitation to purchase or invest in any Notes. Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this Base Prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to Article 5 of the Swiss Collective Investment Scheme Act, and each Dealer has represented to and agreed, and each further Dealer appointed under the Program will be required to represent and agree, with the Issuer that neither this Base Prospectus nor any other offering or marketing material relating to the Notes may or will be publicly distributed or otherwise made publicly available by it in Switzerland.

Neither this Base Prospectus nor any other offering or marketing material relating to the offering of the Notes has been or will be filed with or approved by any Swiss regulatory authority. The Notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Collective Investment Schemes Act and are not subject to the approval of, or supervision by, any Swiss regulatory authority, such as the Swiss Financial Markets Supervisory Authority, and investors in the Notes will not benefit from protection or supervision by any Swiss regulatory authority.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and each Dealer has represented and agreed, and each further Dealer appointed under the Program will be required to represent and agree, that it will not offer or sell any Notes (or beneficial interests therein), directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each Dealer has represented and agreed, and each further Dealer appointed under the Program will be required to represent and agree, that this Base Prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the “SFA”). Accordingly, each Dealer has represented, warranted and agreed, and each further Dealer appointed under the Program will be required to represent, warrant and agree, that it has not offered or sold any Notes (or beneficial interests therein) or caused any Notes (or beneficial interests therein) to be the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this Base Prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any Notes (or beneficial interests therein), whether directly or indirectly, to any person in Singapore other than: (a) to an institutional investor pursuant to Section 274 of the SFA, (b) to a relevant person (as defined in Section 275(1) of the SFA) or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes (or beneficial interests therein) are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

(a)                                a corporation (which is not an accredited investor, as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)                                a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust, as applicable, has acquired the Notes (or beneficial interests therein) pursuant to an offer under Section 275 of the SFA except:

(i)                                     to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA,

(ii)                                  where no consideration is or will be given for the transfer,

(iii)                               where the transfer is by operation of law,

(iv)                              pursuant to Section 276(7) of the SFA, or

(v)                                 as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

General

Each Dealer has represented and agreed, and each further Dealer appointed under the Program will be required to represent and agree, that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes this Base Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither the Issuer nor any of the other Dealers shall have any responsibility therefor.

None of the Issuer and the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating any such sale.

LEGAL MATTERS

Certain matters relating to the issuance of Notes will be passed upon for the Bank by Mayer Brown LLP (or affiliates thereof) as to matters of English and United States law and by YazıcıLegal as to matters of Turkish law (other than with respect to tax-related matters). Certain matters of English and United States law will be passed upon for the Dealers by Allen & Overy LLP, and certain matters of Turkish law will be passed upon for the Dealers by Paksoy Ortak Avukat Bürosu (which will also pass upon matters of Turkish tax law).

ENFORCEMENT OF JUDGMENTS AND SERVICE OF PROCESS

The Bank is a public joint stock company organized under the laws of Turkey (specifically, under Banking Law). All of the directors and officers of the Bank named herein reside inside Turkey and all or a significant portion of the assets of such persons might be, and substantially all of the assets of the Bank are, located in Turkey. As a result, it may not be possible for investors to effect service of process upon such persons outside Turkey or to enforce against them in the courts of jurisdictions other than Turkey any judgments obtained in such courts that are predicated upon the laws of such other jurisdictions. In order to enforce such judgments in Turkey, investors should initiate enforcement proceedings before the competent Turkish courts. In accordance with Articles 50 to 59 of Turkey’s International Private and Procedure Law (Law No. 5718), the courts of Turkey will not enforce any judgment obtained in a court established in a country other than Turkey unless:

(a) there is in effect a treaty between such country and Turkey providing for reciprocal enforcement of court judgments,

(b) there is de facto enforcement in such country of judgments rendered by Turkish courts, or

(c) there is a provision in the laws of such country that provides for the enforcement of judgments of Turkish courts.

There is no treaty between Turkey and either the United States or the United Kingdom providing for reciprocal enforcement of judgments. There is no de facto reciprocity between Turkey and the United States. Turkish courts have rendered at least one judgment confirming de facto reciprocity between Turkey and the United Kingdom; however, since de facto reciprocity is decided by the relevant court on a case-by-case basis, there is uncertainty as to the enforceability of court judgments obtained in the United States or the United Kingdom by Turkish courts. Moreover, there is uncertainty as to the ability of an investor to bring an original action in Turkey based upon the U.S. federal or any other non-Turkish securities laws.

In addition, the courts of Turkey will not enforce any judgment obtained in a court established in a country other than Turkey if:

(a) the defendant was not duly summoned or represented or the defendant’s fundamental procedural rights were not observed,

(b) the judgment in question was rendered with respect to a matter within the exclusive jurisdiction of the courts of Turkey,

(c) the judgment is incompatible with a judgment of a court in Turkey between the same parties and relating to the same issues or, as the case may be, with an earlier foreign judgment on the same issue and enforceable in Turkey,

(d) the judgment is not of a civil nature,

(e) the judgment is clearly against public policy rules of Turkey,

(f) the judgment is not final and binding with no further recourse for appeal or similar revision process under the laws of the country where the judgment has been rendered, or

(g) the judgment was rendered by a foreign court that has deemed itself competent even though it has no actual relationship with the parties or the subject matter at hand.

In connection with the issuance of Notes under the Program, service of process may be made upon the Bank at Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, England, with respect to any proceedings in England.

OTHER GENERAL INFORMATION

Authorization

The update of the Program by the Bank and the delivery by the Bank of the documentation for the Program have been duly authorized pursuant to the authority of the officers of the Bank under the resolution of its Board dated March 17, 2016.

Listing of Notes

This Base Prospectus has been approved by the Central Bank of Ireland as a base prospectus. It is expected that each Tranche of Notes that is to be admitted to the Official List and to trading on the Main Securities Market will be admitted separately as and when issued, subject only to the issue of one or more Notes initially representing the Notes of such Tranche; however, no assurance can be given that any such admission will occur. Application has been made to the Irish Stock Exchange for certain Notes issued within 12 months after the date of this Base Prospectus to be admitted to listing on the Official List and to have such Notes admitted to trading on the Main Securities Market. The Main Securities Market is a regulated market for the purposes of MiFID. If a Tranche of Notes is to be listed on the Irish Stock Exchange or any other stock exchange, then the appropriate information will be specified in the applicable Final Terms.

Listing Agent

Arthur Cox Listing Services Limited is acting solely in its capacity as Irish listing agent for the Bank in connection with the Program and is not itself seeking admission of Notes issued under the Program to the Official List or to trading on the Main Securities Market for the purposes of the Prospectus Directive.

Clearing Systems

The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg, which are the entities in charge of keeping the records. The appropriate Common Code and ISIN (if any) for each Tranche of Notes allocated by Euroclear and Clearstream, Luxembourg will be specified in the applicable Final Terms. In addition, the Issuer may make an application for any Notes in registered form to be accepted for trading in book-entry form by DTC. The CUSIP and/or CINS numbers (if applicable) for each Tranche of such Notes, together with the relevant ISIN and (if applicable) Common Code, will be specified in the applicable Final Terms. If the Notes are to clear through an additional or alternative clearing system, then the appropriate information will be specified in the applicable Final Terms.

Through DTC’s accounting and payment procedures, DTC will, in accordance with its customary procedures, credit interest payments received by DTC on any Interest Payment Date based upon DTC Participants’ holdings of the Notes on the close of business on the New York Business Day immediately preceding each such Interest Payment Date. A “New York Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

The address of Euroclear is Euroclear Bank SA/NV, 1 Boulevard du Roi Albert II, B-1210 Brussels. The address of Clearstream, Luxembourg is Clearstream Banking S.A., 42 Avenue JF Kennedy, L-1855 Luxembourg. The address of DTC is 55 Water Street, New York, New York 10041, United States of America.

Conditions for Determining Price

The price and amount of Notes to be issued in a Tranche will be determined by the Issuer and the relevant Dealer(s) or investor(s) at the time of issue in accordance with prevailing market conditions.

Significant or Material Change

There has been no significant change in the financial or trading position of either the Group or the Bank, and no material adverse change in the financial position or prospects of either the Group or the Bank, since December 31, 2015.

Interests of Natural and Legal Persons Involved in the Issue

Except with respect to the fees to be paid to the Dealers, so far as the Bank is aware, no natural or legal person involved in the issue of the Notes has an interest, including a conflicting interest, material to the issue of the Notes.

Independent Auditors

The BRSA Financial Statements have been audited in accordance with the the BRSA Accounting and Reporting Regulation and the IFRS Financial Statements have been audited in accordance with International Standards on Auditing.

The unconsolidated and consolidated BRSA Financial Statements as of and for the year ended December 31, 2013 and the IFRS Financial Statements as of and for the year ended December 31, 2013, incorporated by reference into this Base Prospectus have been audited by KPMG, which is located at Rüzgarlı Bahçe Mahallesi, Kavak Sokak, No: 29, 34805, Kavacık, Beykoz, İstanbul, Turkey. The unconsolidated and consolidated BRSA Financial Statements as of and for the years ended December 31, 2014 and 2015 and the IFRS Financial Statements as of and for the year ended December 31, 2014, incorporated by reference into this Base Prospectus have been audited by PwC, which is located at BJK Plaza, Süleyman Seba Caddesi, No:48 B Blok Kat 9, Akaretler, Beşiktaş 34357, İstanbul, Turkey. The comparative figures in the consolidated and unconsolidated BRSA Financial Statements as of and for the year ended December 31, 2014 and the comparative figures in the IFRS Financial Statements as of and for the year ended December 31, 2014 have been audited by KPMG. Both KPMG and PwC are independent auditors in Turkey authorized by the BRSA to conduct independent audits of banks in Turkey.

In accordance with Turkish law, the Group is required to replace its independent auditor every seven years. As a result of this requirement, KPMG ceased to be the Group’s independent auditor with respect to accounting periods as of the end of 2013. PwC has been selected to be the Group’s independent auditing firm from 2014 through 2021.

Litigation

Except as described in “The Group and its Business — Legal Proceedings,” there are no governmental, legal or arbitration proceedings (including any such proceedings that are pending or threatened of which the Bank is aware) that may have, or have had, during the 12 months prior to the date of this Base Prospectus, a significant effect on the Issuer’s or the Group’s financial position or profitability.

Documents

The Bank produces audited consolidated annual and unaudited consolidated and unconsolidated quarterly interim financial statements. Copies of the latest audited annual and unaudited interim reports of the Bank (in English) delivered by the Bank pursuant to Condition 5.3 may be obtained, and copies (with certified English translations where the documents at issue are not in English) of the Bank’s articles of association and of its audited financial statements as of and for the years ended December 31, 2013, 2014 and 2015, and copies of the transaction documents referred to herein (including the forms of the Notes) will be available for inspection, at the offices of the Bank and the Fiscal Agent.

Copies of the documents referred to in the preceding paragraph and certain other documents (including this Base Prospectus, the constitutional documents of the Bank, the Group’s BRSA financial statements for the latest two years, the Group’s IFRS financial statements for the latest two years, the Deed of Covenant and the Agency Agreement) will be available in physical form for inspection at the Bank’s headquarters at Sultan Selim Mahallesi, Eski Büyükdere Caddesi, No: 59, Kaǧıthane, İstanbul, 34415, Turkey, with such financial statements also being available on the Bank’s website at: (a) with respect to the Bank’s BRSA Financial Statements, http://www.vakifbank.com.tr/tas-bank-only.aspx?pageID=644, (b) with respect to the Group’s BRSA Financial Statements, http://www.vakifbank.com.tr/tas-consolidated.aspx?pageID=646, and (c) with respect to the Group’s IFRS Financial Statements, http://www.vakifbank.com.tr/ifrs-reports.aspx?pageID=639 (such website is not, and should not be deemed to, constitute a part of, or be incorporated into, this Base Prospectus). Such documents will be so available through the final redemption of the Notes.

Material Contracts

The Bank has not entered into any material contract outside the ordinary course of its business that could result in the Bank being under an obligation or entitlement that is material to its ability to meet its obligations in respect of the Notes.

Dealers and Arranger transacting with the Issuer

Certain of the Dealers, the Arranger and their respective affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for, the Issuer and/or its affiliates in the ordinary course of business. In addition, in the ordinary course of their business activities, certain of the Dealers, the Arranger and their respective affiliates might make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities might involve securities and/or instruments of the Issuer or the Issuer’s affiliates. Certain of the Dealers, the Arranger and their respective affiliates that have a credit relationship with the Issuer might (from time to time) hedge their credit exposure to the Issuer consistent with their customary risk management policies. Typically, such Dealers, Arranger or their respective affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in securities, including potentially the Notes. Any such short positions could adversely affect future trading prices of Notes. Certain of the Dealers, the Arranger and their respective affiliates might also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and might hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

INDEX OF TERMS

$	viii
£	viii
€	viii
2006 Equity Regulation	79
2012 Capital Adequacy Regulation	33
2013 Equity Regulation	33
accrued OID	225
ADCs	13
adjusted issue price	225
Affiliate Transaction	189
AIRCT	117
Akbank	107
Applicable Jurisdictions	42
Arranger	16
ATMs	13
Autobank	104
Bank	Cover
Banking Law	iv
Base Prospectus	Cover
Basel Committee	149
Bearer Global Note	167
Bearer Notes	Cover
Beneficial Owners	218
Benefit Plan Investor	232
Board	31
Borsa İstanbul	vii
BRSA	i
BRSA Accounting and Reporting Regulation	vi
BRSA Approval	iii
BRSA Decision on Liquidity Ratios	34
BRSA Financial Statements	vi
BRSB	142
CAGR	140
Capital Markets Law	Cover
Central Bank	ix
Change of Control Put Exercise Notice	207
Change of Control Put Right	207
Clearing Systems	ix
Clearstream, Luxembourg	ix
CMB	Cover
CMB Approval	iii
Code	iii
Commission’s Proposal	50
Common Depositary	44
Common Safekeeper	44
Communiqué on Debt Instruments	iv
Competition Board	35
Corporate Governance Communiqué	31
CPDI	225
CRA	iv
CRA Regulation	Cover
Dealer	Cover
Decree 32	iv
Deed of Covenant	170

Direct Participants	218
Discount Note	224
Distribution Compliance Period	235
Dollars	viii
Double Tax Treaty	224
DTC	ix
DTC Notes	218
DTC Rules	218
ECB	36
EIB	15
ERISA	20
ESMA	Cover
EU	viii, Cover
euro	viii
Euroclear	ix
excess benefits	64
Exchange Act	xi
Exchange Date	168
Exchange Event	169
FATCA	50
FATF	122
FDI	42
FFI	228
FFI Agreement	228
Final Terms	Cover
Fitch	Cover
Fixed Rate Notes	18
Floating Rate Notes	18
Foreign Passthru Payments	50
FSMA	242
FTT	50
Garanti	107
GDF	13
Global Note	168
Grandfathering Date	228
Group	ix
Halkbank	35
IAI Global Note	168
IAI Investment Letter	iii
IAI Registered Notes	169
IAS	vii
IASB	vii
IFRS	vii
IFRS Financial Statements	vii
IGA	50
Indebtedness for Borrowed Money	212
Indirect Participants	218
Institutional Accredited Investors	ii
Investor’s Currency	48
Irish Stock Exchange	i
IRS	227
İşbank	107
Issue Date	iv
Issue Price	18

Issuer	Cover
IT	30
KOSGEB	114
KPMG	vii
Main Securities Market	Cover
Material Subsidiary	212
Member State	Cover
MiFID	Cover
MOFCOM	43
MOFCOM Circular	43
Moody’s	Cover
New York Business Day	247
NGN	167
non-resident	229
Notes	Cover
NPL	vii
NSS	168
OECD	122
OFAC	50
Official List
OID	224
Participants	218
Participating Member States	50
PBoC	42
PBoC FDI Measures	42
Permanent Bearer Global Note	167
Plan	232
Pounds Sterling	viii
PRC	iii
PRC Government	42
Proceedings	216
Program	Cover
Program Approvals	iii
Prospectus Directive	Cover
PTCE	232
PwC	vii
QIBs	i
QNB	32
qualified stated interest	224
Rating Agencies	Cover
Recalcitrant Holders	228
Record Date	199
Register	199
Registered Global Note	168
Registered Notes	Cover
Regulation on Liquidity Coverage Ratios	34
Regulation S	i
Regulation S Note	168
Regulation S Registered Global Note	168
Relevant Member State	iii

Renminbi	viii
Renminbi Notes	42
Resale Restriction Termination Date	235
resident	229
RMB	viii
Rule 144A	i
Rule 144A Global Note	168
RUSF	139
Sanction Targets	50
SDIF	iv
SDNs	50
SEC	iv
Securities Act	Cover
Series	ix
SFA	243
Similar Law	232
SME	13
Specified Currency	17
Specified Denomination	48
SSF	64
Stabilization Manager(s)	iv
Standard & Poor’s	Cover
TARGET 2 System	197
Tax Decrees	45
Taxes	19
TEFRA C	21
TEFRA D	21
Temporary Bearer Global Note	167
TL	viii
Tranche	i
Turkey	Cover
Turkish Lira	viii
Turkish Treasury	ix
TurkStat	ix
U.S. dollars	viii
U.S. Holder	223
U.S. Note	240
U.S. Person	Cover
United States	Cover
US	Cover
US$	viii
Vakıfbank Law	13
Vakıfbank Pension Fund	64
Vakıfbank Private Pension Fund	117
VaR	125
VRDI	225
Yapı Kredi Bank	107
Zero Coupon Notes	18
Ziraat	35

APPENDIX A

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN IFRS AND THE BRSA ACCOUNTING AND REPORTING REGULATION

The BRSA Financial Statements are presented in accordance with the BRSA Accounting and Reporting Regulation. The BRSA Accounting and Reporting Regulation differs from IFRS in certain respects. Such differences primarily relate to format of presentation of financial statements, disclosure requirements (e.g., IFRS 7) and accounting policies. BRSA format and disclosure requirements are prescribed by relevant regulations and do not always conform to IFRS or IAS 34 standards. Among the differences in accounting policies, some of the most important as of December 31, 2014 are:

•                  Consolidation. Only financial sector subsidiaries are consolidated under the BRSA Accounting and Reporting Regulation, whereas other associates are carried at cost. The BRSA Accounting and Reporting Regulation provides an exemption for consolidation based upon certain materiality criteria, whereas this is not applicable in the case of IFRS. Under IFRS, all subsidiaries are consolidated.

•                  Equity accounting. Under the BRSA Accounting and Reporting Regulation, financial sector associates are subject to consolidation based upon the equity method if the Group has significant influence, but not control, over the financial and operating policies of such entities. According to the BRSA Accounting and Reporting Regulation, if an employee representative of the Group is on the board of directors of an entity, then the Group has significant influence over the financial and operating policies of such entity. Under IFRS, the existence of an employee representative of the Group on the board of directors is not sufficient to consider the entity an associate and consolidate such entity based upon the equity method.

•                  Associates. Under IFRS, an entity is considered an associate if the Group has significant influence, but not control, over the financial and operational policies of such entity. The same rule applies under the BRSA Accounting and Reporting Regulation; however, according to the BRSA Accounting and Reporting Regulation, an entity operating in the financial sector is consolidated as an associate if an employee representative of the Group is on the board of directors of such entity. Under IFRS, the existence of an employee representative of the Group on the board of directors of an entity is not sufficient to establish that the Group has a significant influence on such entity.

•                  Provisioning for loan losses. The BRSA provisioning for loan losses is different from IAS 39 and is based upon percentages relating to number of days overdue prescribed by relevant regulations, whereas the IFRS provisioning for loan losses is based upon the present value of scheduled future cash flows discounted at the original effective interest rate. Moreover, the BRSA provisioning for loan losses is based upon percentages defined in regulations for many asset items, not only for loans, which is not the case with IFRS.

•                  General loan loss provisioning. A general loan loss provision is required under the BRSA Accounting and Reporting Regulation but prohibited under IFRS. Instead, IFRS require portfolio/collective provisioning for groups of loans and receivables sharing similar characteristics and not individually identified as impaired.

•                  Investment property and assets held for sale. Definitions and accounting treatment for investments according to the BRSA Accounting and Reporting Regulation are different from those under IFRS (based upon regulations prescribed by the BRSA). Under the BRSA Accounting and Reporting Regulation, depreciation of investment property is taken into account, whereas pursuant to IFRS it is carried at the lower of cost or fair value less cost to sell.

•                  Deferred taxation. Certain differences exist in the area of deferred taxation. For example, under the BRSA the BRSA Accounting and Reporting Regulation no deferred tax is computed in relation to general loan loss provisions, whereas under IFRS it is computed over collective allowance for impairment.

•                  Application period for hyperinflationary accounting. Hyperinflationary accounting ceased to be applied as of January 1, 2005 under the BRSA Accounting and Reporting Regulation, whereas it ceased to be applied as of January 1, 2006 under IFRS.

Similar differences with IFRS also exist in the accounting policies and disclosure requirements applied to consolidated subsidiaries, especially those providing life and non-life insurance services, which are subject to policies/requirements of the Turkish Treasury, and factoring and leasing services, which are subject to BRSA policies/requirements.

PRINCIPAL OFFICE OF THE BANK

Türkiye Vakıflar Bankası T.A.O.

Sultan Selim Mahallesi

Eski Büyükdere Caddesi, No: 59

Kaǧıthane, İstanbul, 34415

Turkey

FISCAL AGENT AND PRINCIPAL PAYING AGENT The Bank of New York Mellon, London Branch One Canada Square London E14 5AL United Kingdom	REGISTRAR, TRANSFER AGENT AND PAYING AGENT The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building — Polaris 2-4 rue Eugene Ruppert 2453 Luxembourg

UNITED STATES PAYING AGENT, EXCHANGE AGENT AND TRANSFER AGENT

The Bank of New York Mellon, New York Branch

101 Barclay Street

New York, New York

USA

LEGAL COUNSEL TO THE DEALERS AS TO ENGLISH AND UNITED STATES LAW		LEGAL COUNSEL TO THE DEALERS AS TO TURKISH LAW AND TURKISH TAX COUNSEL

Allen & Overy LLP One Bishops Square London E1 6AD United Kingdom	Allen & Overy LLP 52 Avenue Hoche Paris 75379 France	Paksoy Ortak Avukat Bürosu Orjin Maslak Eski Büyükdere Cas., No:27 K:11 Maslak, 34398 İstanbul Turkey

LEGAL COUNSEL TO THE BANK AS TO ENGLISH AND UNITED STATES LAW		LEGAL COUNSEL TO THE BANK AS TO TURKISH LAW

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF United Kingdom	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 USA	YazıcıLegal Levent Mahallesi Yasemin Sokak No. 13 1. Levent Beşiktaş, 34340 İstanbul Turkey

LISTING AGENT

Arthur Cox Listing Services Limited

Earlsfort Centre

Earlsfort Terrace

Dublin 2

Ireland

AUDITORS TO THE BANK FOR 2012 AND 2013	AUDITORS TO THE BANK

KPMG Turkey Rüzgarlı Bahçe Mahallesi Kavak Sok. No: 29 Kavacık, Beykoz, 34805 İstanbul Turkey	Başaran Nas Bağımsız Denetim ve Serbest Muhasebeci Mali Müşavirlik A.Ş., a member of PricewaterhouseCoopers BJK Plaza Süleyman Seba Cad. No:48 B Blok Kat:9 Akaretler, Beşiktaş, 34357 İstanbul Turkey

ARRANGER

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

DEALERS

Arab Banking Corporation B.S.C. ABC Tower, Diplomatic Area P.O. Box 5698, Manama Bahrain	Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB United Kingdom	BNP Paribas 10 Harewood Avenue London NW1 6AA United Kingdom

Citigroup Global Markets Limited Citigroup Centre 33 Canada Square Canary Wharf London E14 5LB United Kingdom	Commerzbank Aktiengesellschaft Kaiserstraße 16 (Kaiserplatz) 60311 Frankfurt am Main Federal Republic of Germany	Deutsche Bank AG, London Branch Winchester House 1 Great Winchester Street London EC2N 2DB United Kingdom

Erste Group Bank AG Am Belvedere 1 1100 Vienna Austria	First Gulf Bank P.J.S.C. Level 26, Al Maqam Tower Abu Dhabi Global Market Square Al Maryah Island, P.O. Box 2960 Abu Dhabi United Arab Emirates	Goldman Sachs International Peterborough Court 133 Fleet Street London EC4A 2BB United Kingdom

HSBC Bank plc 8 Canada Square London E14 5HQ United Kingdom	ING Bank N.V., London Branch 60 London Wall London EC2M 5TQ United Kingdom	J.P. Morgan Securities plc 25 Bank Street Canary Wharf London E14 5JP United Kingdom

Merrill Lynch International 2 King Edward Street London EC1A 1HQ United Kingdom	National Bank of Abu Dhabi PJSC One NBAD Tower Sheikh Khalifa Street P.O. Box 4 Abu Dhabi United Arab Emirates	Natixis 30, avenue Pierre Mendѐs-France 75013 Paris France

Scotiabank Europe plc 201 Bishopsgate 6th Floor London EC2M 3NS United Kingdom	SMBC Nikko Capital Markets Limited One New Change London EC4M 9AF United Kingdom	Société Générale 29, boulevard Hausmann 75009 Paris France

Standard Chartered Bank 1 Basinghall Avenue London EC2V 5DD United Kingdom	UniCredit Bank AG Arabellastrasse 12 81925 Munich Federal Republic of Germany	Wells Fargo Securities International Limited 1 Plantation Place 30 Fenchurch Street London EC3M 3BD United Kingdom